UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share, of West Corporation

2)	Aggregate number of securities to which transaction applies:
•	31,123,805 shares of West common stock (owned by West stockholders other than Gary and Mary West) outstanding as of June 30, 2006;

•	39,562,363 shares of West common stock owned by Gary and Mary West as of June 30, 2006;

•	5,671,508 options to purchase shares of West common stock with exercises prices below $48.75 as of June 30, 2006.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 31,123,805 shares of West common stock multiplied by the merger consideration of $48.75 per share; plus (B) the product of 39,562,363 shares of West common stock multiplied by the merger consideration of $42.83 per share; plus (C) $139,218,165, the amount expected to be paid upon cancellation of outstanding options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$3,350,959,666

5)	Total fee paid:

$358,552.68

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

11808 Miracle Hills Drive

Omaha, Nebraska 68154

To the Stockholders of West Corporation:

You are cordially invited to attend a special meeting of stockholders of West Corporation (“West”) to be held on October 23, 2006, at 10:00 a.m., local time, at our offices at 11808 Miracle Hills Drive in Omaha, Nebraska.

On May 31, 2006, West entered into the Agreement and Plan of Merger, dated as of May 31, 2006, (we refer to this agreement as it may be amended from time to time as the merger agreement), providing for the recapitalization of West by merger of West with Omaha Acquisition Corp., a newly-formed Delaware corporation whose current owners are private equity funds sponsored by Thomas H. Lee Partners, L.P., a Boston-based private equity firm, and Quadrangle Group LLC, a New York City-based private equity firm. If the merger contemplated by the merger agreement is completed, West stockholders (other than Gary and Mary West, certain members of management with respect to certain shares that they have elected to invest in the surviving corporation and any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be entitled to receive $48.75 per share in cash, without interest, for each share of West common stock. Gary and Mary West, both of whom are directors of West and holders of approximately 56% of the outstanding West common stock, will convert approximately 85% of their West common stock, or approximately 33.8 million shares, into the right to receive $42.83, without interest, per share in cash and their remaining 15%, or approximately 5.8 million shares, will be converted into shares of the surviving corporation in the merger. The different treatment of shares held by Gary and Mary West was requested by the special committee of West’s board of directors as a result of negotiations with the equity sponsors in order to deliver a higher cash price per share to West’s stockholders (other than Gary and Mary West).

The board of directors (with Gary and Mary West abstaining) has approved the merger agreement and the transactions contemplated in such agreement, including the merger, and has determined that the merger agreement and such transactions are advisable, fair to and in the best interests of the West stockholders, other than Gary and Mary West and certain members of management with respect to certain shares that they have elected to invest in the surviving corporation, as to whom the board of directors makes no determination. The board of directors recommends that the West stockholders vote “FOR” the adoption of the merger agreement. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of a special committee of the board of directors consisting of three independent and disinterested directors of West.

The accompanying proxy statement provides you with detailed information about the merger agreement, the proposed merger and related matters. We urge you to read the entire proxy statement carefully.

The affirmative vote of a majority of the shares of West common stock outstanding on the record date for the special meeting is required to adopt the merger agreement. At the specific request of Omaha Acquisition Corp. and as an inducement to Omaha Acquisition Corp.’s willingness to enter into the merger agreement, Gary and Mary West have entered into a voting agreement pursuant to which they have agreed to vote in favor of adoption of the merger agreement during the time the voting agreement is in effect. As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, the merger agreement is expected to be adopted by the required vote of West stockholders. The voting agreement is described in the accompanying proxy statement, and a copy of the voting agreement is attached as Annex B.

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card. Your cooperation in voting your shares will be greatly appreciated.

/S/ THOMAS B. BARKER
Thomas B. Barker
Chief Executive Officer

Omaha, Nebraska

September 18, 2006

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement, dated September 18, 2006, is first being mailed to stockholders on or about September 19, 2006.

WEST CORPORATION

11808 MIRACLE HILLS DRIVE

OMAHA, NEBRASKA 68154

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 23, 2006

TO THE STOCKHOLDERS OF WEST CORPORATION:

Notice is hereby given that a special meeting of stockholders of West Corporation, a Delaware corporation (“West”), will be held on October 23, 2006 at 10:00 a.m., local time, at our offices at 11808 Miracle Hills Drive in Omaha, Nebraska for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha Acquisition Corp. and West (we refer to this agreement as it may be amended from time to time as the merger agreement), which provides for the merger of Omaha Acquisition Corp. with and into West, with West continuing as the surviving corporation, and the conversion of each outstanding share of common stock of West (other than shares held by Gary and Mary West, certain shares held by certain members of management who have elected to invest in the surviving corporation and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) into the right to receive $48.75 per share in cash, without interest. Pursuant to the merger agreement, Gary and Mary West, directors of West and holders of approximately 56% of the outstanding West common stock, will convert approximately 85% of their West common stock, or approximately 33.8 million shares, into the right to receive $42.83 per share in cash, without interest and their remaining 15%, or approximately 5.8 million shares, will be converted into shares of the surviving corporation.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies.

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only stockholders of record at the close of business on September 11, 2006 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. The affirmative vote of a majority of the shares of West common stock outstanding on the record date is required to adopt the merger agreement. At the specific request of Omaha Acquisition Corp. and as an inducement to Omaha Acquisition Corp.’s willingness to enter into the merger agreement, Gary and Mary West have agreed to vote in favor of adoption of the merger agreement during the time the voting agreement is in effect. As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, the merger agreement is expected to be adopted by the required vote of West stockholders.

The merger agreement, the voting agreement and the merger are described in the accompanying proxy statement, and a copy of the merger agreement and voting agreement are attached to the proxy statement as Annex A and Annex B, respectively. We urge you to read the entire proxy statement, the merger agreement and the voting agreement carefully.

We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, or submit your proxy by telephone or over the Internet prior to the special meeting, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and in favor of the proposal to permit adjournment of the special meeting to permit additional solicitation of proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. It is important that all stockholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of our Board of Directors,

/S/ MARY E. WEST
Mary E. West
Secretary

Omaha, Nebraska

September 18, 2006

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Please do not send your West common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement, including the annexes, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 116.

In this proxy statement, the terms “we,” “us,” “our,” “West” and the “company” refer to West Corporation and, where appropriate, its subsidiaries. In this proxy statement, we refer to Thomas H. Lee Partners, L.P. as “THL,” Quadrangle Group LLC as “Quadrangle Group,” Goldman, Sachs & Co. as “Goldman Sachs,” Morgan Stanley & Co. Incorporated as “Morgan Stanley,” Omaha Acquisition Corp. as “Newco,” Thomas H. Lee Equity Fund VI, L.P. as “THL Equity Fund VI” and Quadrangle Capital Partners II LP as “Quadrangle Capital II.” We refer to Mr. Gary L. West and Mrs. Mary E. West as “Gary and Mary West.” We refer to Mr. Thomas B. Barker as “Mr. Barker.” We refer to certain of West’s management who have elected to invest in the surviving corporation as the “management holders.” For purposes of this proxy statement, we refer to the holders of West’s common stock, other than Gary and Mary West and the management holders, as the “unaffiliated West stockholders.” In this proxy statement, we refer to shares held by the management holders and Gary and Mary West which are retained in West or converted into shares of the surviving corporation, as the “retained shares.” We refer to West’s board of directors as the “board.”

•	The Proposed Transaction (Page 86)

The proposed transaction is the recapitalization of West pursuant to the merger of Newco, a newly-formed Delaware corporation, with and into West. Newco’s current owners are private equity funds sponsored by THL and Quadrangle Group. The recapitalization will be effected by the merger of Newco with and into West, with West continuing as the surviving corporation in the merger. The parties currently expect to complete the merger in the fourth quarter of 2006, although there can be no assurance that the parties will be able to do so.

•	Going Private Transaction (Page 66)

For purposes of this “going private” transaction, each of West, Mr. Barker, Gary and Mary West, Newco, THL Equity Fund VI and Quadrangle Capital II are “filing persons” and have concurrently with this proxy statement filed a Schedule 13E-3 with the Securities and Exchange Commission, or SEC. If the merger is completed, the West stockholders (other than shares held by Gary and Mary West, certain shares held by the management holders and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be paid $48.75 per share in cash, without interest, and:

•	you will no longer have any interest in the company’s future growth;

•	West common stock will no longer be traded on the Nasdaq National Market or on any other exchange or public market; and

•	West may no longer be required to file periodic and other reports with the SEC on account of its common stock.

•	Parties Involved in the Proposed Transaction (Page 16)

•	West is a Delaware corporation and provider of business process outsourcing services headquartered in Omaha, Nebraska.

•	Omaha Acquisition Corp. is a newly-formed Delaware corporation whose current owners are private equity funds sponsored by THL and Quadrangle Group.

•	Thomas H. Lee Equity Fund VI, L.P. is a Delaware limited partnership and one of the private equity funds that are the current owners of Newco.

•	Quadrangle Capital Partners II LP is a Delaware limited partnership and one of the private equity funds that are the current owners of Newco.

•	Gary West currently serves as Chairman of West’s board and, together with Mary West, holds approximately 56% of the outstanding West common stock.

•	Mary West currently serves as Secretary and a director of West and, together with Gary West, holds approximately 56% of the outstanding West common stock.

•	Thomas Barker currently serves as a director of West and as West’s Chief Executive Officer.

•	West Will Hold a Special Meeting of its Stockholders to Adopt the Merger Agreement and the Meeting Adjournment Proposal (Page 18)

Time, Place and Date (Page 18). The special meeting will be held on October 23, 2006 at West’s offices located at 11808 Miracle Hills Drive, Omaha, Nebraska at 10:00 a.m., local time.

Purpose (Page 18). At the special meeting, you will be asked to consider and vote upon proposals to:

•	adopt the merger agreement which provides for (i) the merger of Newco with and into West, with West continuing as the surviving corporation in the merger, (ii) the conversion of each outstanding share of West common stock (other than shares held by Gary and Mary West, certain shares held by the management holders and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) into the right to receive $48.75 per share in cash, without interest, (iii) the conversion of approximately 85% of the shares held by Gary and Mary West, or approximately 33.8 million shares, into the right to receive $42.83 per share in cash, without interest, (iv) the conversion of the remaining 15% of the West shares held by Gary and Mary West, or approximately 5.8 million shares, of West common stock into 2.5 million shares of Class L common stock and 20 million shares of Class A common stock of the surviving corporation, (v) the conversion of a portion of the shares of, and options in, West held by the management holders into shares of, and options in, the surviving corporation and (vi) the payment of cash in respect of certain options;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies (we refer to this proposal in this proxy statement as the meeting adjournment proposal); and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting (Page 18). Only stockholders of record of West common stock at the close of business on September 11, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of West common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 70,760,093 shares of West common stock outstanding.

Required Vote (Page 19). Adoption of the merger agreement requires the affirmative vote of a majority of the shares of West common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the majority vote of stockholders present or represented by proxy and entitled to vote on the adjournment proposal.

Voting Agreement (Page 19). In connection with the merger agreement, at the specific request of Newco and as an inducement to Newco’s willingness to enter into the merger agreement, Gary and Mary West have agreed to vote in favor of adoption of the merger agreement during the time the voting agreement is in effect. As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, the merger agreement is expected to be adopted by the required vote of West stockholders.

Share Ownership of Directors and Executive Officers (Page 19). As of September 11, 2006, the record date, the directors and executive officers of West (other than Gary and Mary West) held and are entitled to vote, in the aggregate, 237,896 shares of West common stock, representing less than 0.40% of the outstanding shares of West common stock. The directors and executive officers, including Gary and Mary West, have informed West that they intend to vote all of their shares of West common stock “FOR” the adoption of the merger agreement and “FOR” the meeting adjournment proposal.

•	Unaffiliated West Stockholders Will Receive $48.75 in Cash, Without Interest, For Each Share of West Common Stock They Own (Page 86)

Upon the completion of the merger, each issued and outstanding share of West common stock, other than shares held by Gary and Mary West, certain shares held by the management holders and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $48.75 in cash, without interest.

•	Gary and Mary West Will Receive $42.83 Per Share in Cash, Without Interest, For Approximately 85% of their West Common Stock and Will Convert Their Remaining 15% of West Shares Into Shares of the Surviving Corporation (Page 87)

Upon the completion of the merger, Gary and Mary West will convert approximately 85% of their West common stock, or 33.8 million shares, into the right to receive $42.83 per share in cash, without interest, and the remaining 15% of their holdings of West common stock, or approximately 5.8 million shares, will be converted into 2.5 million shares of Class L common stock and 20 million shares of Class A common stock of the surviving corporation. The different treatment of shares held by Gary and Mary West was requested by the special committee of West’s board as a result of negotiations with the equity sponsors in order to deliver a higher cash price per share to the unaffiliated West stockholders.

•	Certain Members of Management May Elect to Convert Shares Held by Such Members Into Shares of the Surviving Corporation (Page 87)

Certain members of management elected to convert an aggregate of approximately 41,400 shares held by such members into shares of the surviving corporation. Each share held by a member of management which is converted into shares of the surviving corporation will be converted into 3.90 shares of Class A common stock and 0.4875 shares of Class L common stock. Subject to Newco’s approval, certain members of management may elect that the units credited to their accounts under West’s Restated Nonqualified Deferred Compensation Plan which are measured by the value of West common stock be converted to units measured by the value of Class A common stock and Class L common stock of the surviving corporation.

•	How Outstanding Options Will Be Treated (Page 87)

Except for certain options held by the management holders, each outstanding option to purchase West common stock will be cancelled when the merger takes effect, in consideration for which the holder promptly will be entitled to receive a cash payment in an amount (if any) equal to the product of (x) the number of shares of West common stock subject to such option and (y) the excess, if any, of the $48.75 over the exercise price per share of West common stock subject to such option. Payments will be reduced by all applicable federal, state and local taxes required to be withheld. Subject to Newco’s approval, certain members of management may elect that certain of their outstanding West stock options will not be cancelled in exchange for a cash payment, but instead will be converted into options to purchase shares of Class A common stock and Class L common stock of the surviving corporation.

•	Recommendation of the Board of Directors; Fairness of the Merger (Page 40)

The board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the unaffiliated West stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommends that you vote “FOR” the adoption of the merger agreement. The foregoing actions were approved by the affirmative vote of all of the directors of West, other than Gary and Mary West. Gary and Mary West, in light of the different treatment of the shares held by them, abstained from voting to approve the merger agreement.

The board reached this determination based on the unanimous recommendation of the special committee of the board, the opinion of Goldman Sachs and such other factors, documentation and information deemed appropriate by the board.

•	Recommendation of the Special Committee; Fairness of the Merger (Page 36)

The special committee has unanimously determined that the merger agreement and the transactions contemplated in the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the unaffiliated West stockholders, has recommended that the board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommends that you vote “FOR” the adoption of the merger agreement.

The special committee reached this determination based on the opinion of Morgan Stanley and such other factors, documentation and information deemed appropriate by the special committee.

•	Fairness Opinion of Goldman, Sachs & Co. (Page 41)

Goldman Sachs has delivered its opinion to West’s board to the effect that, as of May 31, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the $48.75 per share of West common stock to be received by the holders of West common stock (other than shares held by Gary and Mary West and certain shares held by the management holders) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 31, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of West’s board in connection with the board’s consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of West common stock should vote with respect to the merger. For its services, Goldman Sachs will be entitled to receive a fee, all of which is payable upon the consummation of the merger.

•	Fairness Opinion of Morgan Stanley & Co. Incorporated (Page 51)

The special committee engaged Morgan Stanley to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the merger consideration to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Morgan Stanley provided its opinion and other views and analysis referenced in this proxy statement for the information and assistance of the special committee in connection with the committee’s consideration of the merger. Morgan Stanley’s opinion and other views and analysis referenced in this proxy statement are not a recommendation as to how any West stockholder should vote with respect to the merger agreement. West agreed to pay Morgan Stanley a fee for these services, a substantial portion of which was contingent on Morgan Stanley rendering a fairness opinion. However, the fee was not contingent upon the outcome of the fairness opinion. The full text of the written opinion of Morgan Stanley which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Morgan Stanley, is attached to this proxy statement as Annex D.

•	Position of Gary and Mary West as to the Fairness of the Merger (Page 61)

Gary and Mary West believe that the merger is fair to the unaffiliated West stockholders. Their belief is based upon the factors described under “Special Factors—Position of Gary and Mary West as to the Fairness of the Merger” beginning on page 61. However, Gary and Mary West have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated West stockholders.

•	Position of Thomas B. Barker as to the Fairness of the Merger (Page 63)

Mr. Barker believes that the merger is fair to the unaffiliated West stockholders. Mr. Barker’s belief is based upon his knowledge and analysis of West, as well as the factors described under “Special Factors—Position of Thomas B. Barker as to the Fairness of the Merger” beginning on page 63. However, Mr. Barker has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated West stockholders.

•	Position of Newco, THL Equity Fund VI and Quadrangle Capital II as to the Fairness of the Merger (Page 63)

Newco, THL Equity Fund VI and Quadrangle Capital II believe that the merger is substantively and procedurally fair to the unaffiliated West stockholders. Their belief is based upon the factors described under “Special Factors—Position of Newco, THL Equity Fund VI and Quadrangle Capital II as to the Fairness of the Merger” beginning on page 63. However, Newco, THL Equity Fund VI and Quadrangle Capital II have not undertaken any independent evaluation of the fairness of the merger or engaged a financial advisor for such purposes.

•	Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or in Addition to, Interests of West Stockholders Generally (Page 70)

In considering the recommendations of the special committee and our board with respect to the merger, you should be aware that certain executive officers and directors of West have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The special committee and our board were aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger. Subject to the completion of the transaction, these interests in the transaction include:

•	Gary and Mary West’s rights to receive $42.83 per share for approximately 85% of their West common stock, or approximately 33.8 million shares, and to convert 15%, or approximately 5.8 million shares, into shares representing approximately 22% of the outstanding shares of the surviving corporation;

•	the entry into change in control severance agreements with certain executive officers and other key employees of West that would provide the payment of severance benefits of up to $24.4 million if all executives were terminated and eligible for severance;

•	the payment of transaction incentive bonuses to certain executive officers and other key employees of West of up to $3.8 million in the aggregate;

•	the payment of retention bonuses to certain executive officers and other key employees of West of up to $11.8 million in the aggregate;

•	the accelerated vesting and exercisability of all outstanding stock options with an aggregate intrinsic value of approximately $27.9 million (a portion of which may be converted into fully vested options to purchase shares of the surviving corporation as described below) and shares of restricted stock having an aggregate value of approximately $3.2 million (a portion of which may be converted into fully vested shares of the surviving corporation as described below);

•	the accelerated vesting of deferred compensation and 401(k) benefits having an aggregate value of approximately $1 million (a portion of which may be converted into units representing shares of the surviving corporation as described below);

•	the right of certain executive officers to elect to convert shares of West common stock which they own into shares of Class A common stock and Class L common stock of the surviving corporation which,

based on the election of such officers, is expected to result in their receipt of approximately 0.2% of the outstanding shares of the surviving corporation;

•	the right of certain executive officers to elect (subject to Newco’s approval) that certain of their outstanding West stock options will not be cancelled in exchange for a cash payment, but instead will be converted into fully vested options to purchase shares of Class A common stock and Class L common stock of the surviving corporation which, based on the election of such officers, is expected to result in their receipt of approximately 3.58% of the outstanding shares of the surviving corporation;

•	the right of certain executive officers to elect (subject to Newco’s approval) that certain of the units credited to their deferred compensation accounts which are measured by the value of West common stock be converted into units that are measured instead by the value of shares of Class A common stock and Class L common stock of the surviving corporation which, based on the election of such officers, is expected to result in their receipt of an aggregate value of approximately $3.8 million;

•	Mr. Barker’s intention to participate in those share, option and deferred compensation plan exchange opportunities and thereby acquire shares of the surviving corporation plus options to acquire shares of the surviving corporation representing approximately 2.02% of the outstanding shares of the surviving corporation in exchange for approximately $15 million of West securities that he currently holds;

•	Newco’s intention to adopt a restricted stock program for executive officers of the surviving corporation and a stock option plan; and

•	the payment of cash bonuses to certain executive officers and other key employees of West in connection with elections under Section 83(b) of the Internal Revenue Code with respect to restricted stock grants.

See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 70.

•	The Cash Consideration Will Be Financed From the Proceeds of Debt and Equity Financing (Page 68)

West estimates that the total amount of funds (including rollover equity) necessary to complete the merger and related transactions and to pay West’s related fees and expenses will be approximately $4.3 billion. These funds will come principally from cash being invested by funds sponsored by or co-investors with THL and Quadrangle Group in Newco and debt financing arranged by Newco.

•	A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page 98)

The obligations of Newco and West to complete the merger are subject to various conditions, including:

•	the adoption of the merger agreement by holders of a majority of the shares of West common stock outstanding on the record date;

•	the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity preventing the consummation of the merger;

•	expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, as amended;

•	the approval of any governmental entity or waiting periods under any applicable law or regulation of any governmental entity legally required to consummate the transactions contemplated under the merger agreement shall have been obtained or have expired (without the imposition of any condition that is reasonably likely to have a material adverse effect), other than those approvals which are immaterial and incidental; and

•	each of Newco and West shall have received the solvency letter described in the last bullet point under “Terms of the Merger Agreement—Other Agreements” and such solvency letter shall not have been withdrawn or modified in any material respect.

The obligations of West to complete the merger are subject to various conditions, including:

•	the representations and warranties of Newco set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality, material adverse effect or similar standard or qualification, are true and correct as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties expressly speak as of an earlier date, they need only be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be likely to have a material adverse effect on Newco; and

•	Newco shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the merger agreement to be performed and complied with by it under the merger agreement and West has received a certificate signed on behalf of Newco by a duly authorized officer of Newco as to that effect.

The obligations of Newco to complete the merger are subject to various conditions, including:

•	the representations and warranties of West set forth in the merger agreement, with respect to capital structure, authority, state takeover statutes, affiliate transactions and brokers and transactions fees, disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality, material adverse effect or similar standard or qualification, are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties expressly speak as of an earlier date, they need only be true and correct in all material respects as of such earlier date) and Newco has received a certificate signed on behalf of West by a duly authorized officer of West as to that effect;

•	the representations and warranties of West set forth in the merger agreement (other than the representations and warranties referred to in the immediately preceding bullet point), disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality, material adverse effect or similar standard or qualification, are true and correct as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties expressly speak as of an earlier date, they need only be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be likely to have a material adverse effect on West and Newco has received a certificate signed on behalf of West by a duly authorized officer of West as to that effect;

•	West shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed and complied with under the merger agreement and Newco has received a certificate signed on behalf of West by a duly authorized officer of West as to that effect;

•	there shall have been no material adverse change with respect to West or any event, change, circumstance or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to West;

•	holders of no more than 10% of the outstanding shares of West common stock shall have properly made a demand in writing to West for an appraisal with respect to such holder’s common stock in accordance with the General Corporation Law of the State of Delaware, or DGCL; and

•	Gary and Mary West shall have entered into a definitive agreement with Newco relating to Gary and Mary West’s continuing ownership in West that contains substantially the terms set forth in the letter agreement between Newco and Gary and Mary West that is included as Schedule 2 to the merger agreement.

See “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 98.

•	Limitations on Solicitation of Competing Proposals (Page 92)

Pursuant to the merger agreement, West had the right, subject to certain requirements, to solicit competing proposals for the acquisition of West for 21 days from the date of execution of the merger agreement and was allowed to continue discussions after that time with any party that submitted a written proposal that West’s board determined constituted, or could reasonably be expected to lead to, a superior proposal. No such proposals were received by West prior to the end of the 21 day period on June 21, 2006, and from such date, West agreed pursuant to the merger agreement not to solicit competing proposals or, subject to the board being permitted to take actions required by their fiduciary duties, participate in any discussions or negotiations regarding alternative business combination transactions.

•	How the Merger Agreement May Be Terminated (Page 100)

Newco and West may agree to terminate the merger agreement at any time prior to the effective time of the merger by mutual written consent of Newco and West. With certain exceptions, Newco or West may also terminate the merger agreement at any time if prior to the effective time of the merger:

•	the merger has not occurred on or before December 31, 2006;

•	any court or other governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action has become final and nonappealable;

•	the approval of West stockholders required for the completion of the merger is not obtained at the special meeting or any adjournment or postponement thereof; or

•	West’s board or any committee thereof (i) withdraws or modifies or proposes publicly to withdraw or modify its approval or recommendation of the merger or other transactions contemplated by the merger agreement in a manner adverse to Newco; (ii) approves, adopts or recommends or proposes publicly to approve, adopt or recommend, any takeover proposal; or (iii) makes any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer; or

•	West’s board or any committee thereof resolves to take the action described in the foregoing bullet point; or

•	West fails to include in the proxy statement the recommendation of West’s board in favor of the adoption of the merger agreement and the approval of the merger.

Newco may also terminate the merger agreement at any time prior to the effective time of the merger if, with certain exceptions:

•	there is a breach by West of any of West’s representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would give rise to West’s failure to satisfy certain closing conditions and which has not been cured, or is not capable of being cured, within the earlier of (i) 30 days after the giving of written notice to West or (ii) December 31, 2006; or

•	Newco fails to receive the proceeds of one or more debt financings contemplated by the commitment letters.

West may also terminate the merger agreement at any time prior to the effective time of the merger if, with certain exceptions:

•	West has received a superior takeover proposal that has not been withdrawn or abandoned; or

•	there is a breach by Newco of any of Newco’s representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would give rise to Newco’s failure to satisfy certain closing conditions and which has not been cured, or is not capable of being cured, within the earlier of (i) 30 days after the giving of written notice to Newco, (ii) December 31, 2006 or (iii) with respect to any breach by Newco of its obligations to effect the closing and satisfy certain obligations, the date on which the closing of the merger is scheduled to occur.

See “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 100.

•	Termination Fees and Expenses May Be Payable By West and Newco in Some Circumstances (Page 67)

In specified circumstances, if the merger agreement is terminated before the effective time of the merger, West has agreed to pay Newco a fee of $93 million and reimburse up to $15 million of Newco’s documented and reasonable expenses. In certain other specified circumstances, if the merger agreement is terminated before the effective time of the merger, West has agreed to pay Newco a fee of $67 million and reimburse up to $15 million of Newco’s documented and reasonable expenses. Newco has agreed that Newco or the guarantors referred to below will pay West a fee of $67 million if the merger agreement is terminated by Newco because Newco fails to obtain the proceeds of one or more debt financings contemplated by the commitment letters (unless Newco’s failure to fulfill its obligations under the merger agreement caused or resulted in the failure to receive such financing). Newco has also agreed that Newco or the guarantors will pay West a fee of $93 million if West terminates the merger agreement due to an uncured breach by Newco (other than Newco’s failure to receive the necessary debt financing not caused by such breach by Newco). The private equity funds that currently own Newco have entered into limited guarantees guaranteeing Newco’s payment obligations to West.

•	Investor Group Guarantees (Page 70)

Each of the private equity funds sponsored by THL and Quadrangle Group that currently own Newco has agreed severally to guarantee certain obligations of Newco under the merger agreement, subject to a cap. The cap is equal to such fund’s pro rata share of $93 million, which share is proportional to its equity commitment to Newco.

•	Regulatory Approvals (Page 80)

In addition to the required stockholder adoption of the merger agreement discussed above, the merger is subject to review under the HSR Act and filings and clearances in certain non-U.S. jurisdictions. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on August 9, 2006.

•	Tax Considerations For West Stockholders (Page 82)

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of West common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the West common stock surrendered.

•	Appraisal Rights (Page 112)

Under Delaware law, if you do not vote in favor of adopting the merger agreement, you will have the right to have the “fair value” of your shares of West common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation in lieu of receiving the merger consideration, but only if you comply with all requirements of Delaware law, which are summarized in this proxy statement. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than, or the same as, the amount you would have received under the merger agreement. If you intend to exercise appraisal rights, among other things, you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on adopting the merger agreement at the special meeting;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your shares of West common stock from the date you make the demand for appraisal through the effective date of the merger.

If you vote for the adoption of the merger agreement, you will waive your rights to seek appraisal of your shares of West common stock under Delaware law. Also, merely voting against or abstaining with respect to the adoption of the merger agreement will not protect your rights to an appraisal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement and the relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex E to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following discussion briefly addresses some questions you may have about the special meeting and the merger. This discussion might not address all questions that are important to you as a stockholder of West. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 116.

Q:   Why am I receiving these materials?

A:   You are receiving this proxy statement and proxy card because you own shares of West common stock. West’s board is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:   When and where is the special meeting?

A:   The special meeting of stockholders will be held at 10:00 a.m., local time, on October 23, 2006, at West’s offices at 11808 Miracle Hills Drive, Omaha, Nebraska.

Q:   On what am I being asked to vote?

A:   You are being asked to consider and vote upon proposals (i) to adopt the merger agreement which provides for the merger of Newco with and into West, with West continuing as the surviving corporation in the merger, (ii) to approve the adjournment of the special meeting if necessary or appropriate and (iii) to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:   Who is entitled to vote?

A:   Only stockholders who hold shares of West common stock at the close of business on September 11, 2006, the record date for the special meeting, will be entitled to vote at the special meeting.

Q:   How many shares must be present or represented at the special meeting in order to conduct business?

A:   A quorum of stockholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if the holders of a majority of the shares of West common stock entitled to vote on the record date are present in person or represented by proxy. Abstentions and broker non votes are counted as present for the purpose of determining whether a quorum is present.

At the specific request of Newco and as an inducement to Newco’s willingness to enter into the merger agreement, Gary and Mary West have agreed to have the shares of West common stock owned by them be counted as present at the special meeting for the purpose of establishing a quorum during the time the voting agreement is in effect. As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, it is expected that a quorum will be present at the special meeting.

Q:   What vote is required to adopt the merger agreement?

A:   For the merger agreement to be adopted, stockholders holding a majority of the shares of West common stock outstanding on the record date must vote “FOR” the adoption of the merger agreement.

At the specific request of Newco and as an inducement to Newco’s willingness to enter into the merger agreement, Gary and Mary West have agreed to vote in favor of the merger agreement during the time the voting agreement is in effect. As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, the merger agreement is expected to be adopted by the required vote of West stockholders.

Q:   What vote is required to approve the meeting adjournment proposal?

A:   Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of West common stock present and entitled to vote on the adjournment proposal.

Q:   How does the West board recommend that I vote on the merger agreement?

A:   The West board recommends that you vote “FOR” the adoption of the merger agreement.

Q:   How does the West board recommend that I vote on the meeting adjournment proposal?

A:   The West board recommends that you vote “FOR” the approval of the meeting adjournment proposal.

Q:   How do I vote my shares of West common stock?

A:   Before you vote, you should carefully read and consider the information contained in and incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of West common stock directly in your name as a registered stockholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of West common stock (that is, if you hold your West common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting—please bring evidence of your stock ownership to the special meeting;

•	by mail—complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible to West; or

•	by telephone or over the Internet—follow the instructions included with your proxy card. The deadline for voting by telephone or over the Internet is 10:00 a.m., Central Time, on October 23, 2006.

The telephone and Internet voting procedures are designed to allow stockholders to submit their proxies and to confirm that their instructions have been properly recorded consistent with applicable law. Stockholders who wish to submit their proxies over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk that a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

If you are a non-registered holder of shares of West common stock (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to submit your proxy by mail and whether you will be able to submit your proxy by telephone or over the Internet.

Q:   What happens if I return my proxy card but I do not indicate how to vote?

A:   If you properly return your proxy card, but do not include instructions on how to vote, your shares of West common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the meeting adjournment proposal. West’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:   What happens if I abstain from voting on a proposal?

A:   If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:   What happens if I do not return a proxy card or otherwise do not vote?

A:   Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:   If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:   Your broker will not be able to vote your shares with regard to the adoption of the merger agreement without instructions from you. You should instruct your broker to vote your shares following the procedures provided by your broker. Without instructions, your shares will be considered present at the special meeting for purposes of determining a quorum, but will have the same effect as being voted “AGAINST” the adoption of the merger agreement.

Q:   May I change my vote after I have mailed my signed proxy card or otherwise submitted my proxy?

A:   Yes. You may change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of West common stock, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of West at the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below;

•	by submitting a new proxy by telephone after previously submitting your proxy card;

•	by submitting a new proxy over the Internet after previously submitting your proxy card; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of West at West’s executive offices located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:   What does it mean if I receive more than one set of materials?

A:   This means you own shares of West common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:   Who will bear the cost of this solicitation?

A:   West will bear the entire cost of this solicitation of proxies. West has engaged the services of MacKenzie Partners, Inc. to solicit proxies. West has agreed to pay a retainer of $15,000 to MacKenzie Partners, Inc., which fee may increase depending on the services provided plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of West common stock beneficially owned by others to forward to these beneficial owners.

West may reimburse persons representing beneficial owners of West common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of West. No additional compensation will be paid for such services.

Q:   When do you expect the merger to be completed?

A:   The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in the fourth quarter of 2006, although there can be no assurance that the parties will be able to do so.

Q:   What are the U.S. federal income tax consequences of the merger to stockholders?

A:   Generally, the merger will be taxable to stockholders for U.S. federal income tax purposes. A holder of West common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the West common stock surrendered. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 82.

The tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:   What happens if I sell my shares of West common stock before the special meeting?

A:   If you transfer your shares of West common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the applicable merger consideration.

Q:   If the merger is completed, how will I receive the cash for my shares?

A:   If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company designated by Newco to act as paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of West common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:   Should I send in my stock certificates now?

A:   No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the applicable merger consideration for each share of West common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:   Are dissenters’ rights available?

A:   Yes. Under Section 262 of the DGCL, our stockholders are entitled to appraisal rights with respect to the proposed merger. Any West stockholder who does not wish to accept the consideration provided in the merger agreement and who does not vote in favor of the adoption of the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, his, her or its shares of West common stock. See “Appraisal Rights” beginning on page 112 for a description of how West stockholders may perfect appraisal rights. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex E.

Q:   Who can help answer my questions?

A:   If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact our investor relations department at 402-963-1500. You may also contact MacKenzie Partners, Inc., our proxy solicitor, at 800-322-2885 with any questions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion and timing of the proposed merger and other information relating to the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and /or similar expressions. These forward-looking statements are based on West’s current estimates and assumptions and, as such, involve uncertainty and risk.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including West’s most recent filings on Form 10-K, 10-Q and 8-K. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder or regulatory approvals;

•	the actual terms and availability of the financing that must be obtained for completion of the merger;

•	substantial indebtedness incurred in connection with the consummation of the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the payment of a termination fee by West;

•	the outcome of any legal proceedings that may be instituted against us and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	the difficulty in retaining employees as a result of the merger agreement;

•	the risk of unforeseen material adverse changes to the business or operations; and

•	the disruption of current plans, operations, and technology and product development efforts caused by the proposed transaction.

Except to the extent required under the federal securities laws, West does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement and amend the related Rule 13e-3 transaction statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary. The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement and Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act” in this proxy statement, do not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

All information contained in this proxy statement concerning Newco, THL and Quadrangle Group and their affiliates and designees has been supplied by Newco, THL and Quadrangle Group and has not been independently verified by West. All information contained in this proxy statement concerning Gary and Mary West has been supplied by Gary and Mary West and has not been independently verified by West. All information contained in this proxy statement concerning Mr. Barker has been supplied by Mr. Barker and has not been independently verified by West.

PARTIES INVOLVED IN THE PROPOSED MERGER

West Corporation

West Corporation, a Delaware corporation, provides business process outsourcing services focused on helping its clients communicate more effectively with their customers. West delivers its services through three segments: communication services, conferencing services and receivables management. Each of West’s services builds upon West’s core competencies of managing technology, telephony and human capital.

Detailed descriptions about West’s business and financial results are contained in its annual report on Form 10-K for the year ended December 31, 2005, which is incorporated into this proxy statement by reference. See “Where You Can Find More Information” beginning on page 116.

West’s corporate headquarters are located 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and its telephone number at that location is (402) 963-1200.

Omaha Acquisition Corp.

Omaha Acquisition Corp., which we refer to as Newco, is a Delaware corporation formed on May 25, 2006 for the sole purpose of completing the merger with West and arranging the related financing transactions. Newco’s owners currently consist of private equity funds sponsored by THL and Quadrangle Group (such funds are referred to collectively as, the “investor group”). The members of the investor group have the right to transfer a portion of their prospective interest in Newco in certain circumstances. As a result, the investor group may ultimately include additional equity participants. Newco has not engaged in any business except in anticipation of the merger. Newco may assign its rights and obligations under the merger agreement to an affiliate prior to the mailing of this proxy statement or otherwise for collateral security purposes, so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations. The principal office address of Newco is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th floor, Boston, MA 02110-2624, and its telephone number is (617) 227-1050.

Thomas H. Lee Equity Fund VI, L.P.

Thomas H. Lee Equity Fund VI, L.P., which we refer to as THL Equity Fund VI, is a Delaware limited partnership. The nature of THL Equity Fund VI’s principal business is making private equity and other types of investments. THL Equity Fund VI is one of the private equity funds that are the current owners of Newco. The principal office address of THL Equity Fund VI is 100 Federal Street, 35th Floor, Boston, Massachusetts 02110, and its telephone number is (617) 227-1050.

Quadrangle Capital Partners II LP

Quadrangle Capital Partners II LP, which we refer to as Quadrangle Capital II, is a Delaware limited partnership. The nature of Quadrangle Capital II’s principal business is making private equity and other types of investments. Quadrangle Capital II is one of the private equity funds that are the current owners of Newco. The principal office address of Quadrangle Capital II is 375 Park Avenue, New York, New York 10152, and its telephone number is (212) 418-1700.

Mary West

In January 1986, Mary West founded West. Mary West serves as Secretary of West and Vice Chair of West’s board. Mary West and Gary West are wife and husband. Currently, Mary West, together with Gary West, holds approximately 56% of the outstanding shares of West common stock.

Gary West

Gary West joined West in July 1987 and has served as the Chairman of West’s board since that time. Gary West and Mary West are husband and wife. Currently, Gary West, together with Mary West, holds approximately 56% of the outstanding shares of West common stock.

Thomas B. Barker

Mr. Barker joined West in 1991 as Executive Vice President of West Interactive Corporation and was subsequently promoted to President. He became Chief Operating Officer of West in March 1995. He was promoted to President and Chief Executive Officer of West in September of 1998 and served as West’s President until January 2004. He is currently West’s Chief Executive Officer and one of the Company’s directors.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board for use at a special meeting of stockholders to be held on October 23, 2006, at 10:00 a.m., local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at West’s offices at 11808 Miracle Hills Drive, Omaha, Nebraska. West intends to mail this proxy statement and the accompanying proxy card on or about September 19, 2006 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	adopt the merger agreement which provides for (i) the merger of Newco with and into West, with West continuing as the surviving corporation in the merger, (ii) the conversion of each outstanding share of West common stock (other than shares held by Gary and Mary West and certain shares held by the management holders and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) into the right to receive $48.75 per share in cash, without interest, (iii) the conversion of approximately 85% of the shares held by Gary and Mary West, or approximately 33.8 million shares, into the right to receive $42.83 per share in cash, (iv) the conversion of the remaining 15% of Gary and Mary West’s holdings, or approximately 5.8 million shares, of West common stock into 2.5 million shares of Class L common stock and 20 million shares of Class A common stock of the surviving corporation, (v) the conversion of a portion of the shares of and options in West held by the management holders into shares of and options in the surviving corporation and (vi) the payment of cash in respect of certain options;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

West does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only holders of record of West common stock at the close of business on September 11, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, 70,760,093 shares of West common stock were outstanding and entitled to vote. A list of stockholders will be available for review at West’s executive offices during regular business hours ten calendar days prior to the special meeting and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of West common stock on the record date will be entitled to one vote for each share held. If you sell or transfer your shares of West common stock after the record date but before the special meeting, you will transfer the right to receive the applicable merger consideration per share if the merger is completed to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the adoption of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Stockholders entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of West common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a stockholder is present or is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting on the ground that the meeting was not lawfully called or convened, such stockholder will be deemed present for purposes of determining whether a quorum exists.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

At the specific request of Newco and as an inducement to Newco’s willingness to enter into the merger agreement, Gary and Mary West have agreed to have the shares of West common stock owned by them be counted as present at the special meeting for the purpose of establishing a quorum during the time the voting agreement is in effect. As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, a quorum is expected to be present at the special meeting.

Required Vote

The affirmative vote of a majority of the outstanding shares of West common stock is required to adopt the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of West common stock present and entitled to vote on the adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against adoption of the merger agreement. In the case of the meeting adjournment proposal, a failure to return a proxy or a broker non-vote will have no effect on the outcome of the voting, whereas a vote to abstain will have the same effect as a vote against the meeting adjournment proposal. If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

At the specific request of Newco, and as an inducement to Newco’s willingness to enter into the merger agreement, Gary and Mary West entered into a voting agreement with Newco. Pursuant to the voting agreement, Gary and Mary West have agreed that during the time the voting agreement is in effect, at every meeting of the stockholders of West or adjournment thereof, to vote any of their shares of West common stock entitled to be voted at such meeting or to cause any such shares to be voted: (i) in favor of adoption of the merger agreement and (ii) against any extraordinary corporate transaction (other than the contemplated merger) and any other takeover proposal (as defined in the merger agreement). As of the record date, Gary and Mary West own approximately 56% of West’s outstanding common stock. Therefore, subject to termination of the voting agreement in accordance with its terms, the merger agreement is expected to be adopted by the required vote of West stockholders. In addition, the other directors and executive officers of West have informed West that they intend to vote all of their shares of West common stock in favor of the adoption of the merger agreement and in favor of the meeting adjournment proposal.

Proxies and Revocation of Proxies

Stockholders of record may submit proxies by mail, by telephone or over the Internet. After carefully reading and considering the information contained in this proxy statement, each holder of West common stock should complete, date and sign its proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those shares of West common stock may be voted at the special meeting, even if holders plan to attend the special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the website designated on your proxy card. If submitting your proxy by telephone, follow the instructions on your proxy card and use the telephone keypad to submit any required information and your vote after the appropriate voice prompts. If submitting your proxy over the Internet, please follow the on-screen instructions and the instructions on your proxy card. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing West stock certificates for the applicable merger consideration.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of West at West’s executive offices located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board. West will bear the entire cost of this solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy and any additional information furnished to stockholders. West has engaged the services of MacKenzie Partners, Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by West, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services to West and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. West has agreed to pay a retainer of $15,000 to MacKenzie Partners, Inc., which fee may increase depending on the services provided, plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of West common stock beneficially owned by others to forward to these beneficial owners. West may reimburse persons representing beneficial owners of West common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of West. No additional compensation will be paid to directors, officers or other regular employees for their services.

Householding

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address will receive only one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials or our annual reports or proxy statements, as applicable, in the future or if you are receiving multiple copies of proxy materials and would like to receive one set, please submit your request either by mail addressed to our Corporate Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 or by telephone at (402) 963-1200.

Adjournment

If the special meeting is adjourned to a different place, date or time, West will provide notice of the new place, date or time to West’s stockholders.

SPECIAL FACTORS

Background of the Merger

Our company regularly reviews its business strategy with the goal of maximizing stockholder value. During 2004, our executive management team and our board of directors continued this process and periodically met to evaluate our alternatives, including, among other matters, our capital structure, financing alternatives, mergers and acquisitions, a leveraged recapitalization, a share repurchase or a special dividend. During this process, we met with representatives of various investment banks, including Goldman Sachs, on several occasions to discuss our business and current financial market conditions.

By the fall of 2004, during the course of its review of our financial performance and business strategy, our board began to focus on potential merger, sale and recapitalization alternatives to maximize stockholder value and retained Sidley Austin LLP as legal counsel in connection with such review. On December 1, 2004, our board met with representatives of Goldman Sachs and Sidley Austin to continue its review of our business and current financial market conditions. Representatives of Sullivan & Cromwell LLP, counsel to Gary and Mary West, also attended this board meeting and generally attended meetings of our board after that date during which a potential strategic transaction with respect to our company was discussed. The representatives of Goldman Sachs reviewed certain strategic alternatives available to our company, in particular the financial considerations regarding a possible merger, sale or recapitalization. Gary and Mary West indicated their view that if the board determined to proceed with its review of strategic alternatives they did not intend to impose any particular constraints on the process or on the type of transaction or consideration which might be obtained from potential merger partners or acquirors of our company. In addition, they indicated that they had not made any determination yet to sell any portion of their interest in our company, but to the extent a favorable transaction presented itself, they wanted all West stockholders, including themselves, to be treated equally in any potential transaction.

Our board met again on December 3, 2004 with our financial and legal advisors to discuss our business strategy. Our board determined that it was in the best interests of our company and our stockholders for us to begin a study of our strategic alternatives, in particular the valuations which might be achieved in a potential strategic merger, sale or recapitalization of our company. Our board discussed with representatives of Goldman Sachs possible strategic and financial merger partners or acquirors which might be interested in pursuing a transaction with us and authorized Goldman Sachs to contact potential strategic partners or acquirors. Following the board meeting, Goldman Sachs was formally retained as our financial advisor and, on December 3, 2004, representatives of Goldman Sachs began contacting potential strategic partners to determine their level of interest in a potential transaction with our company. On December 10, 2004, we retained Potter Anderson & Corroon LLP as independent Delaware counsel to provide Delaware law advice in connection with our review.

Our board met with our financial and legal advisors on December 17 and 23, 2004 to receive an update on the progress of our strategic process. To preserve the confidentiality of the process, our board determined to contact a selected number of potential strategic partners, financial acquirors and high net worth individuals who, in the judgment of Goldman Sachs, were capable of consummating a transaction with our company and were likely to express an interest in doing so. During this process, Goldman Sachs ultimately contacted a total of 23 parties for indications of possible interest in a transaction with our company. Approximately eight of these parties (seven private equity firms and one strategic partner) expressed an interest in participating in our process and entered into confidentiality agreements with us. In particular, on January 4, 2005, representatives of Goldman Sachs contacted Mr. Anthony DiNovi, a Co-President of THL, and Mr. DiNovi expressed interest in a potential transaction and scheduled a meeting to receive additional information.

On January 10, 2005, our board met again with our financial and legal advisors to review the status of the strategic process, including a discussion of the parties which had elected to proceed in our process and those which had declined. The representatives of Goldman Sachs, based upon their discussions with potentially interested parties, noted that, although there was interest among financial acquirors or private equity firms, there appeared to be limited interest among potential strategic merger partners. On January 14, 2005, we entered into a confidentiality agreement with THL.

Our board held a meeting on January 31, 2005 with our financial and legal advisors to receive a further update on the strategic process. After discussion, our board also determined to have the compensation committee of our board (which consists of our three independent directors, Messrs. Fisher, Krauss and Sloma) conduct a review of potential amendments and enhancements to our employee benefit arrangements in light of a possible strategic transaction and concerns that the strategic process could be disruptive and risk the loss of key personnel and thereby impair the ultimate valuation that might be realized in any transaction. The compensation committee began meeting on a regular basis in connection with such review and to consider the possible retention of compensation consultants to advise the compensation committee on any such arrangements.

On February 10, 2005, our board, along with our financial and legal advisors, met to conduct their annual review of our business and strategy and to discuss the status of our strategic process.

After interviewing a number of potential consultants, on February 16, 2005, the compensation committee met and decided to retain Pearl Meyer & Partners as compensation consultants to the committee. The compensation committee requested that Pearl Meyer engage in a study of our company’s employee benefit arrangements, particularly those which were relevant to our executive management, and advise whether any changes would be appropriate to retain management during the strategic process and through the consummation of any transaction and to properly incentivize management to attain the best transaction for the stockholders of our company.

Our board met again on February 23, 2005 with our financial and legal advisors to discuss the strategic process.

During late February and early March 2005, our executive management team made preliminary due diligence presentations regarding our business, strategy and future prospects to seven potential acquirors, all of whom were private equity firms, and sought preliminary indications of interest from such parties. In connection with these presentations, we provided the potential acquirors with financial projections regarding our company. On February 25, 2005, we received informal preliminary indications of interest from four of these parties, including a preliminary indication from THL which valued our common stock at between $40 and $42 per share. THL’s indication of interest was the highest among the four potential bidders.

In early March 2005, we began to provide access to an online data room to the four firms that had submitted preliminary indications of interest and signed confidentiality agreements. From March 14, 2005 through March 21, 2005, including a meeting with THL on March 21, 2005, our management team met with these four firms to provide additional information with respect to our company. At this time, one of the firms declined to proceed with further discussions regarding a potential transaction with our company.

On March 18, 2005, Pearl Meyer delivered to the compensation committee its preliminary recommendations for changes to the employee benefit arrangements for our management team.

On March 24, 2005, the three independent directors of our board met with representatives of Sidley Austin and Potter Anderson. At such meeting, the independent directors and the representatives of Sidley Austin and Potter Anderson discussed the role of the independent directors in connection with our strategic process and, in light of consideration being given to having Goldman Sachs offer to any potential bidders “stapled financing”, the possible retention of a second investment banking firm to render a fairness opinion in connection with the consideration of any transaction. The independent directors determined to begin the process of considering possible additional investment banking firms and subsequently began interviewing firms.

On March 25, 2005, our board met to review the strategic process with our financial and legal advisors. Because of our potential acquisition of the conferencing assets of Sprint Corporation, our board decided to slow down the pace of our strategic process until either a definitive agreement with Sprint was achieved or such negotiations with Sprint were abandoned. On April 7, 2005, the independent directors selected an additional financial advisor to our company (referred to in this section as the Initial Committee Advisor) for the purpose of rendering a fairness opinion if the strategic process yielded a definitive proposal from a bidder.

On April 13, 2005, our board held a meeting with our financial and legal advisors to review the status of its review of strategic alternatives. The representatives of Goldman Sachs updated our board on the due diligence efforts of the three potential acquirors (including THL) that remained interested in participating in the process at that point. The directors also discussed the status of Pearl Meyer’s review of our company’s employee benefit arrangements in light of our strategic process and their suggestions for additional customary arrangements.

On April 28, 2005, our board met with our financial advisors (including Goldman Sachs and the Initial Committee Advisor) and legal advisors to receive an update on our strategic process. At that meeting, representatives of Goldman Sachs also updated our board with respect to the current financing market conditions.

On May 9, 2005, we announced that we had entered into a definitive agreement to acquire the conferencing assets of Sprint and, in early May, we provided an updated financial model to THL and the other two remaining potential acquirors (who are referred to in this section as Bidder A and Bidder B) reflecting increases in projected revenue and earnings as a result of the acquisition of the Sprint conferencing assets. On May 16, 2005, THL indicated that it would like to involve Quadrangle Group as a partner in connection with its proposal with respect to our company (THL and Quadrangle Group together are referred to in this section as the Newco Sponsors). From May 17, 2005 through May 20, 2005 (including, in particular a meeting with the Newco Sponsors on May 20, 2005), our management and representatives of Goldman Sachs met with the Newco Sponsors, Bidder A and Bidder B for updated due diligence sessions, including discussions of the revised financial model. On May 19, 2005, our independent directors met with our legal advisors to discuss the status of our strategic process and the terms of a potential transaction.

On May 23, 2005, representatives of Goldman Sachs delivered to the Newco Sponsors, Bidder A and Bidder B a draft of a merger agreement and a letter providing instructions for submitting updated indications of interest and, in connection with the delivery of the draft, communicated a proposal under which Goldman Sachs would provide “stapled financing” in connection with the transaction.

On May 24, 2005, our board, along with our financial and legal advisors, met to discuss the progress of the strategic process. At the meeting, our board decided to formally establish a special committee consisting of the three independent directors (who, as previously noted, had been meeting separately with respect to the retention of the Initial Committee Advisor) to review, evaluate and, as appropriate, negotiate a transaction with one of the remaining three bidders. The special committee was established in light of potential conflicts of interest that, although not then in existence, might develop depending on the terms proposed by the three private equity firms participating in the process, including that despite Gary and Mary West’s desire to be treated identically to all stockholders, such private equity firms had indicated to Goldman Sachs that they may require that Gary and Mary West retain a portion of the common stock owned by Gary and Mary West to enable such firms to offer a higher per share price for our company. The special committee was delegated the full power and authority by our board to, among other things, (i) review, evaluate and, as appropriate, negotiate the terms and conditions of any possible transaction involving our company, including but not limited to a third party acquisition of our company, (ii) determine whether any possible transaction is fair to, and in the best interests of, our company and our stockholders, and (iii) recommend to our full board what action, if any, should be taken by our company with respect to any possible transaction. Our board further agreed not to recommend any transaction to our stockholders without a prior favorable recommendation by the special committee.

Following our board meeting, the special committee met with representatives of Sidley Austin, Potter Anderson and the Initial Committee Advisor. The committee discussed the independence of the advisors and determined to engage the Initial Committee Advisor and Potter Anderson as financial advisor and legal counsel, respectively, to the special committee. In addition, Mr. Fisher was elected as chairman of the special committee. Following the special committee meeting, the compensation committee met later that day with its legal advisors and Pearl Meyer to review the compensation consultant’s recommended changes to our employee benefit arrangements for management and other employees of our company.

Between May 31 and June 7, 2005, we received comments from Bidder A and Bidder B on the draft merger agreement. The Newco Sponsors did not submit any comments.

On June 1, 2005, the special committee and its advisors met to receive an update on the strategic process. During the meeting, representatives of Potter Anderson reviewed with the members of the special committee their fiduciary duties and other relevant legal issues related to the potential transaction and representatives of the Initial Committee Advisor reviewed the status of discussions with the bidders and their preliminary analysis of our company’s valuation.

Immediately following the meeting of the special committee, our board, along with the financial and legal advisors to our board and to the special committee, met to review the status of the discussions with the Newco Sponsors, Bidder A and Bidder B and comments on the merger agreement that had been received. The directors also discussed with the financial advisors the current financing market conditions, including the impact that certain large private equity transactions that had been announced were having on the financing market. The representatives of Goldman Sachs discussed generally recapitalization accounting treatment in connection with Gary and Mary West’s potentially retaining a portion of the common stock owned by them rather than selling such stock for cash. The representatives discussed with our board the potential positive impact of such share retention on the prices that might be offered by potential private equity purchasers. Gary and Mary West indicated that they would consider retaining a portion of their equity only if the special committee, in determining the best interests of our company and our stockholders, requested that they do so. At the meeting, our board set June 17, 2005 as the deadline for the receipt of any definitive proposals from the bidders.

In early June 2005, we provided updated financial guidance to Bidder A, Bidder B and the Newco Sponsors, and, on June 10, 2005, we distributed a revised draft of the merger agreement to the potential acquirors along with a letter providing instructions for submitting definitive proposals by June 17, 2005.

On June 10 and June 15, 2005, the special committee met to receive updates on the strategic process from the Initial Committee Advisor. The Initial Committee Advisor advised the special committee that it had participated in meetings with potential bidders with Goldman Sachs, and discussed the results of those meetings with the committee members. On June 17, 2005, members of our management team engaged Winston & Strawn LLP to represent them with regard to any proposed modifications to their employment agreements and related employee benefit arrangements in connection with a potential transaction.

The closing price for our common stock on June 17, 2005 was $36.84 per share. On June 17, 2005, we received a written proposal from Bidder A for an acquisition of all of our common stock at $36 per share, subject to further due diligence. Bidder B did not deliver a formal proposal but indicated that it valued our company at a maximum of $35 per share. Bidder B also indicated that it understood a valuation in that range was unlikely to be attractive to our board and were withdrawing from the process. The Newco Sponsors did not submit a written proposal but orally indicated that they were prepared to move forward promptly at a purchase price of $36.50 per share and were open to exploring alternative structures, such as an acquisition of the entire company at a bifurcated price (i.e., Gary and Mary West receiving a lower price per share than the public stockholders) or an acquisition of less than 100% of the outstanding shares of our company.

On June 18, 2005, our board held a meeting with the financial and legal advisors to our board and the special committee to evaluate the proposals which had been received. The directors reviewed our business, our recent financial performance, the price performance of our common stock (including versus comparable companies), the history of Goldman Sachs’ contact with the potential acquirors and the adverse impact on bidders’ valuation of our company resulting from the deterioration in the financing markets since February 2005. At the meeting, in response to the Newco Sponsors’ suggestion of acquiring the entire company at a bifurcated price, Gary and Mary West indicated that they would consider such a structure if the special committee, in determining the best interests of our company and the stockholders, requested that they do so. After a consideration of the alternatives, our board unanimously (including the members of the special committee) determined to reject the $36 proposal from Bidder A and decided that Goldman Sachs should engage Bidder A and the Newco Sponsors in further discussions to elicit more favorable proposals.

The special committee met immediately after our board meeting to discuss the indications of interest received. The special committee considered some of the alternatives discussed at our board meeting, including a bifurcated transaction. After discussion, the special committee determined that it would instruct Goldman Sachs and the Initial Committee Advisor to continue their discussions with the Newco Sponsors and Bidder A to see if those discussions yielded an increased offer price before the special committee determined whether to propose a bifurcated transaction to Gary and Mary West.

From June 19 through June 22, 2005, representatives of Goldman Sachs and our management had additional discussions and meetings with the Newco Sponsors. In these meetings, the Newco Sponsors increased their offer price to an average price of $37 per share and proposed an alternate transaction structure to acquire the company. The proposal involved the acquisition of a majority stake in our company from Gary and Mary West at a price of $37 per share, a special dividend of $25 per share to all stockholders and a tender offer by the Newco Sponsors for the remaining shares at $12 per share. The Newco Sponsors also indicated that they were not prepared to pay as an average purchase price per share more than $37 per share (which, given our outstanding indebtedness at the time, implied an enterprise value for our company of approximately $3.0 billion). Bidder A declined to respond to Goldman Sachs’ efforts to engage in further discussions. On June 21, 2005, the special committee and its advisors met to receive an update from the Initial Committee Advisor regarding the discussions and to receive a financial analysis of our company and the proposals and to discuss a potential bifurcated transaction.

On June 23, 2005, our board, along with the financial and legal advisors, met to discuss the revised proposal from the Newco Sponsors. At the meeting, the directors considered the advantages and disadvantages of the alternate transaction structure relative to other transaction structures, including a one-step acquisition of the entire company at a bifurcated price or an acquisition of less than 100% of the outstanding shares of our company. The representatives of Goldman Sachs then discussed with our board other strategic alternatives that our board could explore, including a special dividend to all stockholders.

The special committee and its advisors met immediately after our board meeting to discuss the transaction structures and proposals and consider whether there was a price in a bifurcated transaction that would be both fair to and in the best interest of our stockholders as well as agreeable to Gary and Mary West in light of, among other things, the current trading price of the common stock. On June 23, 2005, the closing price for our common stock was $36.76 per share. The special committee requested that the Initial Committee Advisor review and analyze the transaction proposals, evaluate the prices and rationale for a bifurcated transaction and provide the special committee with its guidance and advice at a meeting the following day.

On June 24, 2005, the special committee met with its financial and legal advisors. During a recess from the meeting, the chairman of the special committee contacted Gary and Mary West to discuss the potential for a bifurcated transaction and Gary and Mary West indicated that they were not willing to accept bifurcated pricing at the levels being considered at the time. After reviewing and analyzing the revised proposal from the Newco Sponsors and taking into account the indication of Gary and Mary West and the analysis prepared by the Initial Committee Advisor, the special committee resolved to recommend that the proposal be rejected. Later that day, the full board met with our financial and legal advisors. Our board agreed with the recommendation of the special committee and directed Goldman Sachs to communicate such rejection to the Newco Sponsors. Following the termination of discussions with the Newco Sponsors, our company’s strategic process was brought to an end and the special committee determined to no longer meet other than to approve minutes of the special committee meetings.

On August 29, 2005, the closing price for our common stock was $39.89 per share. On August 30, 2005, we filed a shelf registration statement with respect to $150,000,000 of senior convertible notes of our company and 13,000,000 shares of our common stock held by Gary and Mary West. On October 13, 2005, Gary and Mary West sold 5,000,000 shares of our common stock at an offering price of $35 per share (resulting in proceeds to Gary and Mary West of $33.60 per share) through an underwritten public offering lead managed by Goldman Sachs. On that date, the closing price for our common stock was $36.11 per share. On November 29, 2005, in order to diversify a portion of their holdings, Gary and Mary West entered into a 10b5-1 sales plan to sell up to 1,800,000 shares of our common stock over a period of approximately 12 months.

In December 2005, Mr. Barker received a telephone call from Mr. DiNovi of THL seeking to reopen discussions with respect to a potential transaction, recognizing that the price that would need to be offered in order to reach an agreement would need to exceed the price discussed in connection with their earlier proposal. On January 10, 2006, members of our management team met with representatives of THL to determine its level of seriousness in making a potential proposal.

On January 23, 2006, the closing price for our common stock was $39.92 per share. On January 24, 2006, Mr. Barker received a further telephone call from Mr. DiNovi during which Mr. DiNovi indicated a possible willingness to consider pursuing discussions with us with respect to a bifurcated transaction that would result in a price to our public stockholders in the range of $43 to $44 per share and a price to Gary and Mary West of $39 to $40.

We announced our acquisitions of Intrado Inc., a provider of integrated data and telecommunications solutions, and Raindance Communications, Inc., a provider of integrated multimedia conferencing services, on January 29, 2006 and February 6, 2006, respectively. Our board held its regularly scheduled meeting on February 9, 2006 and received an update with respect to discussions between our management team and representatives of THL.

In February 2006, following the announcement of our acquisitions of Intrado and Raindance, Mr. Barker received a further telephone call from Mr. DiNovi during which Mr. DiNovi reiterated his desire to pursue discussions with us at the previously indicated price range, provided that Gary and Mary West were to retain a significant ownership interest, and requested exclusivity for a period of time to negotiate a potential transaction and conduct due diligence. On or about February 19, 2006, Gary West also received a telephone call from Mr. DiNovi in which Mr. DiNovi expressed his desire to pursue a possible transaction with respect to our company.

Our board met on February 22, 2006 with our financial and legal advisors to review the recent conversations between THL and representatives of Goldman Sachs and our management. At the meeting, our board decided to again establish a special committee consisting of the independent directors to review, evaluate and, as appropriate, negotiate a transaction. The special committee’s purpose and its delegated power and authority were the same as those set forth in its 2005 mandate.

At the first meeting of the reconvened special committee on February 23, 2006, the special committee reappointed Mr. Fisher as its chairman and considered the retention of legal and financial advisors. The special committee again retained Potter Anderson as its legal advisor. At the same meeting, with the assistance of its legal advisors, the special committee considered the possibility of retaining the Initial Committee Advisor. The committee and Potter Anderson discussed the Initial Committee Advisor’s participation in the underwriting for the secondary offering by Gary and Mary West made in the fall of 2005 following the termination of the strategic process and the Initial Committee Advisor’s retention by our company in connection with our acquisition of Intrado. The special committee met a second time on February 23, 2006 with its legal advisors and the Initial Committee Advisor to discuss the Initial Committee Advisor’s current and prior relationship with our company and Gary and Mary West and the fees paid and/or due to the Initial Committee Advisor related thereto. After discussion, the special committee determined not to retain the Initial Committee Advisor in connection with the possible transaction and instead to begin to interview other investment banking firms.

On February 22, 2006, we were contacted by representatives of a private equity firm (who is referred to in this section as Bidder C) that had contacted us following the termination of our strategic process in 2005 but who had not submitted any indication of interest.

On February 23, 2006, THL reiterated its valuation ranges and interest in a potential transaction with respect to our company to representatives of Goldman Sachs and updated Goldman Sachs on the status of its financing commitments and due diligence review. During these conversations, THL continued to emphasize it would require retention by Gary and Mary West of a portion of their ownership interest.

On February 24, 2006, the special committee met and discussed issues regarding the process going forward, including THL’s request for an exclusivity agreement and the expression of potential interest by Bidder C. At meetings held on February 27, 2006 and February 28, 2006, the special committee interviewed two investment banking firms as potential financial advisors to the special committee and, on March 1, 2006, determined to engage Morgan Stanley (and subsequently executed an engagement letter with Morgan Stanley on April 10, 2006). Also on March 1, 2006, we entered into a confidentiality agreement with Bidder C.

In early March 2006, we provided updated projections to THL and Bidder C and met with them and their respective advisors to provide further information regarding our company. On March 3, 2006, THL communicated to Goldman Sachs that it was prepared to proceed with discussions, but it was not willing to enter into prolonged negotiations or to participate in a competitive bidding process and reiterated its request for exclusivity for a period of time to finalize its due diligence review and negotiate the terms of a transaction. On March 6, 2006, the special committee and its legal and financial advisors met to review the status of the discussions with THL and Bidder C, as well as negotiating strategies.

Our board, along with the financial and legal advisors to our board and to the special committee, met on March 7, 2006 to receive an update on discussions with THL and Bidder C. The directors also discussed with the financial advisors the current financing market conditions and whether they ought to engage in a more active solicitation of offers. Our board and its advisors also noted that any definitive agreement it might reach with THL or Bidder C could be structured to provide an opportunity for competing bids to emerge. Our board then determined, after taking into account the time, effort and management distraction associated with a broader process, the fact that we had conducted a strategic process in 2005 and actively solicited multiple parties in connection with that process and the feedback received from parties involved in that process, to proceed with discussions with THL, including receiving updated price guidance from THL later that week, to reject THL’s request for exclusivity and to engage Bidder C in further discussions and due diligence, but not to actively search for additional bidders.

The closing price for our common stock on March 10, 2006 was $42.71 per share. On March 10, 2006, THL orally submitted to Goldman Sachs a proposal to acquire all of our outstanding shares at an average price of $43 per share. Goldman Sachs indicated to THL that this price range did not fully reflect the value of our company and would likely not be acceptable to our board. In subsequent discussions, THL increased the proposal to $43.50 per share and then, on March 11, 2006, to $44 per share. THL stated that its proposal was conditioned on Gary and Mary West retaining at least $200 million of equity and also indicated that it intended to raise again its request for exclusivity as the discussions progressed.

On March 11, 2006, Bidder C indicated that it expected to provide an indication of value by March 15, 2006 but that it expected its valuation would approximate the market price for our common stock (which closed at

$42.45 per share on March 14, 2006) and would also be conditioned upon a significant amount of equity held by Gary and Mary West being retained.

On March 14, 2006, the special committee met with its legal and financial advisors and reviewed certain financial analyses with Morgan Stanley and engaged in preliminary discussions regarding a potential bifurcation of price between the public stockholders and Gary and Mary West in view of the proposed average offer price of $44 per share that had been received from THL. The special committee also discussed alternatives to pursuing a sale of our company as well as process and negotiation strategy going forward. The special committee determined that: (1) it could not recommend proceeding with a transaction at THL’s proposed average offer price of $44 per share for the entire company, but might support a higher price, (2) it would not agree to grant exclusivity to THL in light of the proposed offer price and the continuing interest of Bidder C, (3) bifurcation of the purchase price between the public stockholders and Gary and Mary West likely would be necessary to maximize value for our public stockholders, and (4) Goldman Sachs should seek additional insight into Bidder C’s interest (or lack thereof) in consummating a transaction at a price per share above market.

Following the meeting of the special committee, our board held a meeting with the financial and legal advisors to our board and the special committee to discuss the status of negotiations with THL and Bidder C. The directors reviewed our business, our recent financial performance and our announced acquisitions of Intrado and Raindance Communications, the current financing market conditions, the price performance of our common stock (including versus comparable companies) and the history of Goldman Sachs’ contact with potential acquirors, and the special committee reported on its determinations. In response to THL’s indication that its proposal would require Gary and Mary West to retain a portion of the ownership in us, Gary and Mary West indicated that they would consider doing so (but did not want to retain any more equity than was required by THL) and accepting a price below the price offered to our public stockholders if the special committee, in determining the best interests of our company and the stockholders, requested that they do so. Finally, our board determined that Goldman Sachs should continue to engage THL and Bidder C in discussions on a non-exclusive basis and assist them in finalizing their due diligence to be in a position to set forth definitive proposals but indicate that the current proposals would not provide a sufficient premium and would not be accepted.

On March 14, 2006, our board also entered into an amended engagement letter with Goldman Sachs and, based upon the recommendation of the special committee, further determined that Goldman Sachs should not offer “stapled financing” to THL or Bidder C in connection with its review of a possible transaction with us. Also on that date, Bidder C indicated that it had not completed a due diligence review to allow it to submit a proposal but reiterated that its valuation would lead to a proposal at a per share price “at market” (at a time when shares of our common stock were trading between $42.50 and $43 per share). Bidder C also indicated that it would require that Gary and Mary West retain between $300 million and $400 million of their ownership interest and it would require approximately three to five weeks of additional due diligence to enable it to submit a definitive proposal.

Our management team met with representatives of THL and its financing sources on March 16, 2006 to provide additional information regarding our company. Also on March 16, 2006, THL orally submitted a proposal at an average price of $44.25 per share. THL indicated that it would require three weeks of additional due diligence to submit a definitive proposal and would require that Gary and Mary West retain at least $200 million of their holdings in our company and again requested exclusivity during that due diligence period.

On March 17, 2006, the special committee met with its legal and financial advisors and discussed the status of the indications of interest from THL and Bidder C. The special committee discussed possible bifurcated prices and the possible premiums to market that the public stockholders could potentially receive under the proposals. After consideration of the foregoing, the special committee determined to advise our full board and its advisors that it would seek a price of at least $48 per share for our public stockholders in any potential bifurcated transaction. The closing price for our common stock on March 17, 2006 was $43.03 per share.

On March 19, 2006, THL communicated that it would be willing to increase its proposal to an average price of $44.50 per share with a contemplated equity retention by Gary and Mary West of between $200 million and

$250 million and reiterated their request for exclusivity to allow them to finish their due diligence review and negotiate the terms of the transaction.

Discussions between Goldman Sachs, Morgan Stanley and the Newco Sponsors and Bidder C continued and, on March 20, 2006, the special committee received an update on the status of those discussions and determined to recommend that THL be allowed to continue its due diligence on a non-exclusive basis in order to provide a firm proposal that was not subject to further review but that it be communicated that the price was still not acceptable and subject to further negotiation. Following the meeting of the special committee, our board, together with the financial and legal advisors to our board and the special committee, met to further discuss the status of proposals from THL and Bidder C. Our board agreed with the recommendation of the special committee and directed Goldman Sachs to communicate their determination to THL. Our board further directed Goldman Sachs to communicate to Bidder C that their proposal with a per share price “at market” would not be accepted. In response, Bidder C indicated that it was not willing to increase its proposed price and discussions with Bidder C ceased. On or about March 21, 2006, THL reinstated discussions with Quadrangle Group regarding the potential transaction with West.

On March 27 and 28, 2006, members of our management team met with representatives of the Newco Sponsors to provide additional information regarding our company. On March 29, 2006, the special committee and its advisors met and discussed the status of the Newco Sponsors’ due diligence process and the terms of the draft merger agreement to be forwarded to the Newco Sponsors. Potter Anderson reviewed in detail certain provisions of the draft merger agreement. At the conclusion of the discussion, it was determined to include the following provisions in the draft:

•	the solicitation of third party takeover proposals and our board’s fiduciary duties related thereto, which provided that we and our advisors could actively solicit the interest of other potential bidders for our company for a period of 21 business days after the execution of the merger agreement (the “go-shop” provision);
•	the stockholder vote necessary to adopt the merger agreement which as proposed in such draft would require the affirmative vote of (x) a majority of the holders of the outstanding shares of the company as well as (y) the approval of the holders of a majority of the outstanding shares of the company which are not beneficially owned by Gary and Mary West (the “majority of the minority” provision);
•	the ability of our board to change its recommendation of the possible transaction if the special committee determined in good faith that its fiduciary duties so required, even in the absence of a superior proposal (the “change in recommendation” provision);
•	termination fees and expenses related to a change in recommendation, including a termination fee in the event that our board terminated the merger agreement and consummated a superior proposal; and
•	a reverse breakup fee payable to West by the Newco Sponsors in the event that the Newco Sponsors breached the proposed merger agreement or failed to obtain financing for the proposed transaction.

On March 30, 2006, we circulated the draft merger agreement to the Newco Sponsors’ legal advisors and we received comments on that draft and a draft of a voting agreement to be entered into by Gary and Mary West from Ropes & Gray LLP, counsel to the Newco Sponsors, on April 4, 2006.

On April 5, 2006, members of our management team met with representatives of the Newco Sponsors to provide additional information regarding our company and review financial projects. Also on April 5, 2006, the special committee and its advisors met to discuss the proposed revisions to the draft merger agreement that had been submitted by Ropes & Gray. Potter Anderson explained that the proposed revisions included substantially expanded representations and warranties, elimination of the go-shop and majority of minority provisions, inclusion of several additional closing conditions, including a financing condition, a limitation on our board’s ability to change its recommendation, the addition of a provision that would require our board to submit the merger agreement to a vote of our stockholders regardless of whether it changed its recommendation in favor of the deal (a “force the vote” provision) and the inclusion of a right by the Newco Sponsors to match any other takeover proposal (a “match right”). The special committee and its advisors also discussed the Newco Sponsors’

proposals in regard to termination rights and breakup fees, including the Newco Sponsors’ proposal to remove the reverse breakup fee. In addition, counsel advised the special committee that the Newco Sponsors had proposed that Gary and Mary West enter into a voting agreement that would require them to commit to vote all their shares in favor of the transaction with the Newco Sponsors irrespective of a change in the recommendation of our board, and further required that in the event the potential transaction with the Newco Sponsors were not consummated Gary and Mary West would be required to pay the Newco Sponsors a fee equal to one-half of any gain over the deal price from a subsequent transaction (including any sales of stock) occurring within 12 months of termination of the merger agreement (a “topping fee”).

Following the special committee meeting, our board met with the financial and legal advisors to our board and to the special committee to receive an update on the discussions with the Newco Sponsors and review the comments to the draft merger agreement and to review the voting agreement. Gary and Mary West indicated that they would not agree to a topping fee and that they were not willing to enter into a voting agreement unless it terminated upon a change in our board’s recommendation of the transaction. On April 6, 2006, in connection with the announcement of the consummation of our acquisitions of Intrado and Raindance, we publicly updated our 2006 guidance.

On April 7, 2006, at the direction of our board and the special committee, Sidley Austin and Potter Anderson discussed certain significant provisions of the merger agreement with Ropes & Gray and Goldman Sachs discussed certain of the provisions with representatives of the Newco Sponsors. During those discussions, the Newco Sponsors indicated that they would be unwilling to proceed with a transaction that included a majority of the minority provision but expressed willingness to work through other positions expressed in their comments.

At a meeting of the special committee on April 9, 2006, Potter Anderson and Morgan Stanley provided the special committee with an update regarding the proposal from the Newco Sponsors and the negotiations regarding the material terms of the proposed merger agreement and the special committee instructed its advisors with respect to the open points of negotiation.

On April 10, 2006, members of our management team met with representatives of the Newco Sponsors to provide additional information regarding our company and discuss the mechanics for and extent of a retention of equity by our management.

On April 13, 2006, the special committee and its advisors met to discuss the status of the negotiations with the Newco Sponsors. The special committee continued to consider what price and terms it would be willing to consider and discussed the recent trading activity in our common stock (which had closed on April 12, 2006 at $48.44 per share) and recent analyst reports regarding our company. Morgan Stanley also presented its updated preliminary financial analysis of our company, and the special committee reviewed alternatives to the proposed transaction with the Newco Sponsors, including a stock repurchase and remaining independent. After discussion and taking into account, among other things, our recently updated financial guidance and the current trading price of our common stock, the special committee determined that it would seek a purchase price for our public stockholders of $50 per share in a bifurcated transaction. In light of this determination and the Newco Sponsors’ condition that the merger agreement not include a majority of the minority provision or go-shop provision, the special committee further determined that the $44.50 average price per share was insufficient.

Following the meeting of the special committee, our board, together with the financial and legal advisors to our board and to the special committee, met to discuss the current status of negotiations with the Newco Sponsors. Our board agreed with the recommendation of the special committee that Goldman Sachs should communicate to the Newco Sponsors that they would need to increase their offered price in order to proceed.

Following our board meeting, the Newco Sponsors indicated that they had substantially completed their due diligence review of our company and were willing to proceed with negotiation of the final terms of the transaction. Goldman Sachs advised the Newco Sponsors that, in light of the recent increase in the trading price for our common stock (which closed at $48.44 the previous day), their previous offer at an average price of $44.50 per share was not acceptable. The Newco Sponsors indicated that they were not willing to increase their price and discussions regarding a transaction between the parties ceased.

On April 19, 2006, we announced our first quarter 2006 operating results and on April 20, 2006, the closing price in our common stock was $49.52 per share, an all-time high closing price for our common stock. Following April 20, 2006, our common stock began trading down over the next several weeks and on May 22, 2006 closed at $41.55 per share.

On May 23, 2006, a representative of the Newco Sponsors contacted Goldman Sachs and expressed their desire to reopen discussions with West regarding a possible transaction at an increased average purchase price per share of $45.50. On May 24, 2006, the special committee and its advisors met telephonically to discuss the Newco Sponsors’ request to reopen negotiations, and their increased offer at an average price of $45.50 per share. In addition to an increase in price, the revised offer was subject to an equity retention of $250 million by Gary and Mary West. The special committee also discussed whether the Newco Sponsors were likely to increase the price they was offering and noted that the special committee’s previous determination to seek $50 per share for our public stockholders would require Gary and Mary West to accept approximately $41.50 per share held by them based on the average offer price of $45.50 (the closing price for our common stock on May 23, 2006 was $41.57 per share). Morgan Stanley also provided its updated preliminary financial analysis of our company based on, among other things, the recent decline in the trading price of our common stock. After discussion, the special committee determined to advise the full board that it was willing to proceed with further discussions at a price of $49 per share for the public stockholders.

Shortly after the May 24, 2006 meeting of the special committee, Mr. Fisher had discussions with Mr. Barker regarding the special committee’s determination to request $49 per share for our public stockholders. Mr. Barker later called Mr. Fisher to state that Gary and Mary West indicated a willingness to accept a discounted price in order to allow the other stockholders to receive a premium for their shares but indicated they were not willing to accept the discounted price per share that would be required in order to yield $49 for the public stockholders at the aggregate price being offered by the Newco Sponsors. After polling the members of the special committee and consulting with Morgan Stanley, Mr. Fisher and Mr. Barker discussed the possibility of the special committee considering a price to the public stockholders of $48.75 per share but Messrs. Fisher and Barker determined to defer further negotiation of price among the special committee, the Newco Sponsors and Gary and Mary West until negotiations regarding other terms of the transaction had progressed.

Notwithstanding the lack of agreement on price and acknowledging that the price remained open to negotiation, the parties determined that they were sufficiently close to proceed with discussions regarding the transaction details and open points of negotiation and, on May 25, 2006, we circulated a revised merger agreement to Ropes & Gray. From May 25, 2006 through May 31, 2006, the financial and legal advisors to our board and to the special committee and counsel to Gary and Mary West held a series of meetings to continue to negotiate the provisions of the merger agreement, voting agreement and related documents, including debt and equity financing commitment documentation, with the Newco Sponsors’ advisors. In connection with these discussions, the parties exchanged multiple drafts of the principal documents and comments with respect thereto. The special committee met each day from May 27, 2006 through May 31, 2006 with its advisors to receive an update on the status of the negotiations and provide direction and instructions to their advisors. Among other terms discussed between the representatives, topics of significant discussion included:

•	the go-shop provision and the terms of the solicitation period;
•	the majority of the minority voting provision;
•	the extent of the equity retention by Gary and Mary West;
•	the request by the Newco Sponsors that Gary and Mary West enter into a voting agreement and the terms of a voting agreement, including the termination provisions and topping fee;
•	the change in recommendation provision;
•	the match right and other terms of the non-solicitation provision;

•	the extent of the representations and warranties to be provided by us and the exceptions from the material adverse effect qualifiers;
•	the conditions to the consummation of the merger, including the request by the Newco Sponsors that the consummation of the merger be conditioned on their ability to obtain the necessary financing to complete the transaction;
•	the efforts the Newco Sponsors would be required to undertake to obtain financing to consummate the transaction;
•	the amounts of and triggers for termination fees and expense reimbursement by the parties; and
•	the guarantees of Newco’s obligations by the funds sponsored by the Newco Sponsors.

Counsel to our management team also met with the Newco Sponsors’ advisors during this time to discuss the mechanics for the equity retention by our management and the terms of their equity ownership in the surviving corporation following the merger and met with the legal advisors to the compensation committee to discuss the terms of potential changes to our employee benefit arrangements for management and other employees of our company.

On May 30, 2006, the compensation committee met with its legal advisors and Pearl Meyer to further review the compensation consultant’s recommended changes to our employee benefit arrangements for management and other employees of our company.

Following the meeting of the compensation committee, the special committee met with its advisors to review the status of the transaction and Morgan Stanley’s updated preliminary analysis. The special committee also considered Gary and Mary West’s economics in the proposed transaction relative to public stockholders assuming a range of prices per share to be paid for Gary and Mary West’s shares (which range covered the price per share eventually agreed to be paid) and an equity retention of $250 million. Morgan Stanley explained that Gary and Mary West were receiving over $200 million less for their shares being sold for cash in the transaction than they would receive if they had received $48.75 in cash for all those shares. Morgan Stanley also reviewed with the special committee the impact to the discount assuming hypothetically that our company was worth 10% more than the valuation implied by the proposed merger consideration, and observed that even in this scenario Gary and Mary West would still receive substantially less aggregate consideration for all of their shares than they would have received had they received equal treatment in the merger agreement. Morgan Stanley likewise reviewed with the special committee the increased discount to Gary and Mary West that would result assuming hypothetically that our company was worth 10% less than the valuation implied by the proposed merger consideration. The special committee again reviewed alternatives to the transaction, including an analysis of a possible leveraged recapitalization effected through a self-tender offer. The special committee’s advisors then reviewed the remaining open issues on the details of the go-shop and termination fee triggers and amounts and reported that the Newco Sponsors had agreed to the special committee’s last counterproposal on all points other than with respect to termination fees. Morgan Stanley also advised the special committee that, particularly given the previous contact with other potential interested parties, it believed the 21 calendar day go-shop period was a sufficient period to permit a third party bidder to gain enough information to submit a proposal, and noted that potential bidders would still be permitted to submit proposals following the termination of the go-shop period if they met the standards set forth in the merger agreement. Similarly, Morgan Stanley advised the special committee that it did not believe that either the termination fee plus expenses as proposed by the Newco Sponsors or the inclusion of a matching right would unduly discourage any other potential third party bidder from making a bid. After discussion, the special committee determined that the fee triggers and amounts proposed by the Newco Sponsors were acceptable.

At the request of the special committee, representatives of Sidley Austin joined the meeting and discussed the status of negotiations between the Newco Sponsors and Gary and Mary West regarding the terms of the equity retention and the proposed stockholders agreement and the status of discussions that had taken place that day regarding the terms of the management equity investment being required by the Newco Sponsors. Thereafter, the representatives of Sidley Austin left the meeting and Potter Anderson reviewed the major terms of the merger agreement and reviewed with the special committee its fiduciary duties.

Following the meeting of the special committee, our board met with the financial and legal advisors to our board and the special committee to receive an update on the current status of discussions with the Newco Sponsors and review the current drafts of documentation relating to the merger. At the meeting, the representatives of Goldman Sachs reviewed the proposed financial terms and financing aspects of the merger and the representatives of Sidley Austin reviewed the material terms of the merger agreement and related voting agreement and the principal open issues. In addition, Mr. Barker updated our board on the status of discussions between the Newco Sponsors and the management team regarding the proposed terms of their continued employment following the transaction.

Following our board meeting, our advisors, legal counsel to management, legal counsel to Gary and Mary West and our management team and the Newco Sponsors’ advisors continued to negotiate the terms of the merger agreement, voting agreement and related documents, including the terms of the equity retention by Gary and Mary West and our management, through the evening of May 30, 2006 and the morning of May 31, 2006. In connection with these negotiations, the parties exchanged multiple revisions to the drafts of the principal documents and convened numerous conference calls to discuss the revisions and comments with respect thereto.

Our board met with the financial and legal advisors again later in the evening on May 30, 2006. At the meeting, the special committee requested that Gary and Mary West accept a bifurcated pricing structure in order to allow our public stockholders to receive the higher price per share and agree to retain a portion of their holdings in our company. In response, Gary and Mary West agreed to accept a bifurcated pricing structure and retain a portion of their equity (although they did not indicate a price that they would be willing to accept or an amount of equity that they would be willing to retain). In addition, the special committee indicated that the unaffiliated West stockholders would need to receive a price of $48.75 per share in order for the special committee to recommend adoption of the merger agreement.

Following our board meeting, our legal advisors and Ropes & Gray continued to negotiate the definitive merger agreement and related agreements and representatives of Goldman Sachs communicated to the Newco Sponsors that the special committee would not recommend acceptance of a proposal that did not provide for merger consideration of at least $48.75 per share to be paid to the unaffiliated West stockholders. At an average per share price of $45.50 and a structure under which the unaffiliated West stockholders would receive $48.75 per share, Gary and Mary West would have received a price of $42.70 per share for their shares (assuming they retained $250 million of equity), and Gary and Mary West indicated that price would not be acceptable. The Newco Sponsors and Gary and Mary West separately negotiated the bifurcated pricing, the terms of the voting agreement and the terms of Gary and Mary West’s continuing equity ownership in Newco. As a result of such negotiations, the Newco Sponsors agreed they would pay $42.83 per share in cash for the shares held by Gary and Mary West (other than retained shares) and, as a result of the requirement that Gary and Mary West retain $250 million of their West stock, Gary and Mary West would convert approximately 15%, or approximately 5.8 million shares, of the West shares held by them into shares in the surviving corporation. In connection with the voting agreement, the Newco Sponsors and Gary and Mary West agreed that there would be no topping fee and that the voting agreement would terminate upon a change in recommendation of our board or the special committee. The prices of $48.75 per share to be paid to the unaffiliated West stockholders and $42.83 per share to be paid to Gary and Mary West in respect of shares receiving cash resulted in an average price per share of $45.57 to be paid by the Newco Sponsors to our stockholders (which, given our outstanding indebtedness at the time, implied an enterprise value for our company of approximately $4.1 billion). On May 30, 2006, the closing price for our common stock was $43.15 per share.

On the morning of May 31, 2006, the compensation committee of our board met to consider the definitive terms of the compensation consultant’s recommended changes to our employee benefit arrangements for management and other employees of our company. At the meeting, Pearl Meyer issued its oral opinion (confirmed later in writing) as to the reasonableness of the changes to the employee benefits arrangements. After deliberation and based upon the totality of the information presented and considered during its evaluation of the employee benefit arrangements including, without limitation, the recommendation and opinion of Pearl Meyer, the compensation committee unanimously approved the changes to our employee benefit arrangements. The terms of the employee benefit arrangements are detailed below under the caption “—Interests of Officers and Directors in the Merger”.

The special committee, together with its financial and legal advisors, also met on the morning of May 31, 2006 to consider the definitive terms of the merger, the merger agreement and related transactions. At the meeting, Morgan Stanley issued its oral opinion (confirmed later in writing) that, as of May 31, 2006, and based upon and subject to the assumptions made, matters considered and qualifications and limitations to the review undertaken in connection with such opinion, the merger consideration of $48.75 to be received by the West stockholders other than Gary and Mary West pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. After deliberation and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement including, without limitation, the fairness opinion issued by Morgan Stanley, the special committee unanimously determined that the merger was advisable, fair to and in the best interest of our company and stockholders (other than Gary and Mary West) and that it was advisable to enter into the merger agreement and recommended that our board approve the merger agreement and the voting agreement and the transactions contemplated thereby.

Immediately following the meetings of the special committee and the compensation committee, our full board, together with the financial and legal advisors to our board and to the special committee, met to also consider the definitive terms of the merger, the merger agreement and related transactions. At the meeting, Goldman Sachs issued its oral opinion (confirmed later in writing) to the effect that, as of May 31, 2006 and subject to the factors and assumptions set forth in the opinion, the merger consideration of $48.75 to be received by the unaffiliated West stockholders pursuant to the merger was fair, from a financial point of view, to such stockholders, and the special committee communicated its recommendation to our full board. After deliberation and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement including, without limitation, the recommendation of the special committee and the fairness opinion issued by Goldman Sachs, our board determined (with Gary and Mary West abstaining) that the merger is advisable, fair to and in the best interests of our company and our stockholders and the consideration to be paid for each share of common stock held by the unaffiliated West stockholders in connection with the merger is fair to such holder and our board unanimously resolved to (i) approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (ii) recommend that our stockholders adopt the merger agreement and the transactions contemplated by the merger agreement.

Later in the morning on May 31, 2006 before the trading markets opened, the relevant parties executed the merger agreement and related documents, including the voting agreement, and we and the Newco Sponsors issued a joint press release. The terms of the merger agreement are detailed below under the caption “Terms of the Merger Agreement”.

Following the execution of the merger agreement, at the direction of the special committee, each of Goldman Sachs and Morgan Stanley began the process of contacting parties to determine whether they might be interested in exploring a transaction with the company that would be superior to the proposed transaction. Goldman Sachs and Morgan Stanley collectively contacted all of the private equity firms and strategic partners that had been contacted during the 2005 process. The financial advisors also contacted an additional four potential strategic buyers and an additional six potential financial buyers, including Bidder C. Bidder C expressed no interest in exploring a proposal above the price to be paid in connection with the proposed merger. Of the 27 parties the financial advisors contacted, four elected to receive a package of public materials prepared by Goldman Sachs. In addition, at the request of the special committee, Goldman Sachs advised each party that expressed interest in receiving company information that it would stand ready to provide a competitive financing package to any bidder who so desired. Only one party, a potential strategic buyer that had not previously been contacted, signed a confidentiality agreement permitting it to receive additional nonpublic information about our company and businesses and, together with its financial and legal advisors, subsequently met with representatives of our company in order to obtain additional information regarding our company. Shortly following that meeting, the party informed Goldman Sachs that it was no longer interested in pursuing discussions with us regarding a potential sale transaction. Accordingly, on June 21, 2006, we notified Newco that we had not received any proposals from a party that would qualify such party as an “Excluded Party” for purposes of the solicitation provisions of the merger agreement.

Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee

The special committee, acting with the advice and assistance of its own legal and financial advisors as well as those of the company, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Newco. The special committee unanimously determined that the merger is advisable, fair to, and in the best interests of the company and the West stockholders (other than Gary and Mary West and certain members of management with respect to certain shares that they have elected to invest in the surviving corporation) and that it is advisable, fair to, and in the best interests of the company and its stockholders to enter into the merger agreement and the transactions contemplated by such agreement. In addition, the special committee, having all of the power and authority of the board to examine the proposed transaction, recommended that (i) the board approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement; (ii) the board recommend the adoption by the stockholders of West of the merger agreement and the transactions contemplated thereby; and (iii) the board approve the merger agreement, the voting agreement and the letter agreement to be entered into between Newco and Gary and Mary West attached as Schedule 2 to the merger agreement for purposes of Section 203 of the DGCL.

Substantive Factors

In reaching its determination, the special committee considered a number of substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision. All of the material factors considered by the special committee are discussed below.

Current and Historical Market Prices. The current and historical market prices of West’s common stock, including the fact that the cash merger price of $48.75 per share to the public stockholders represents (i) a 13.0% premium over the closing stock price of $43.15 on the last trading prior to announcing the proposed transaction with Newco, (ii) a 8.0% premium over the average stock price of $45.12 over the last 30 trading days prior to announcing the proposed transaction with Newco and (iii) a 19.5% premium over the average stock price of $40.79 over the 12 month period ended May 30, 2006.

Comparative Bid Prices. The fact that the consideration payable in the merger represents a final blended purchase price of $45.57 per share, which is a 23.2% increase from the high offer of $37.00 West received in its 2005 competitive bid process. Furthermore, the special committee also noted that the implied deal multiples paid for the company in this transaction represented an increase over the 2005 proposal.

Increased Bid Price. The Newco Sponsors increased their bid from its original proposed purchase price of $36.50 per share in 2005 and a proposed purchase price of $43 to $44 for public stockholders and $39 to $40 for Gary and Mary West in its February 2006 conversations with the company to $48.75 for the public stockholders and $42.83 for Gary and Mary West, resulting in a blended price of $45.57 per share. It was the conclusion of the special committee that the $45.57 blended price per share represented both the highest price that the Newco Sponsors were willing to pay and the highest aggregate price reasonably available for all of West’s shares.

Reduced Purchase Price Accepted by Gary and Mary West. The special committee considered the fact that, although under no obligation to do so, Gary and Mary West were willing to accept a purchase price less than that to be received by the unaffiliated West stockholders and to retain equity in West, in order to permit the unaffiliated West stockholders to receive a more significant premium for their shares. In this regard, the special committee discussed with Morgan Stanley the valuation of the equity Gary and Mary West will retain in West after the consummation of the merger, including an analysis of the value of Gary and Mary West’s retained equity assuming hypothetical valuations in excess of and lower than the valuation implied by the prices to be received by West stockholders (including Gary and Mary West) in the merger agreement. This analysis suggested that even if, contrary to the special committee’s view, the value of the equity to be retained in the transaction was significantly more than the $42.83 per share value implied by the transaction, the total consideration received by Gary and Mary West for all of their shares sold and equity retained would still be less than they would have received had they also received $48.75 in cash for all of their shares.

Lack of Competing Third Party Offers. During the 2005 competitive bid process only one third party other than THL made an offer for the company despite a marketing effort by Goldman Sachs on behalf of West, during which Goldman Sachs contacted a total of 23 parties for indications of possible interest in a transaction with West. Moreover, in 2006, the only offer that emerged from the discussions with THL and Bidder C was the offer from THL and, after the execution of the merger agreement, none of the financial or strategic buyers contacted in 2005 nor any of the potential buyers contacted during the go-shop period expressed any meaningful interest in making an offer for West.

Current and Historical Financial Condition. West’s current and historical financial condition and results of operations, including the prospects of the company if it were to remain a publicly owned corporation or engage in a recapitalization not involving a merger, and the risks associated with such alternatives, including, among other things, the fact that:

•	West’s Communication Services segment’s business and growth depends in large part on the industry trend toward outsourcing, which trend may not continue, or may continue at a slower pace;

•	West’s Conferencing Services segment faces technological advances and consolidation which have contributed to pricing pressures;

•	West’s Receivables Management segment competes with a wide range of purchasers of charged-off consumer receivables, third-party collection agencies, other financial service companies and credit originators and other owners of debt that fully manage their own charged-off consumer receivables;

•	West’s stock trades at multiples in excess of the multiples that would be implied by a “sum of the parts” analysis applying market multiples to each of our business segments; and

•	a majority of West’s revenue growth in the past 12 months has been attributable to acquisitions.

Gary and Mary West’s Possible Effect on Future Prospects of the Company. The fact that Gary and Mary West hold a majority of the equity ownership of West and could sell their controlling interest in West at any time, possibly without involving the board or the public stockholders in the transaction, and that the possibility of future sales by Gary and Mary West of limited numbers of shares could limit the amount of liquidity in West’s stock and, therefore, the appreciation in the trading price for West stock.

Financial Market Conditions and other Timing Issues. In addition to the matters referred to above in “Current and Historical Financial Condition” and “Gary and Mary West’s Possible Effect on Future Prospects of the Company,” the special committee considered the fact that the conditions in the market for private and public debt were particularly strong and there were no assurances that those conditions would continue in the future, the current and historical trading multiples of the Company’s stock and the likelihood that such trading multiples could be sustained over the long term in light of increasing competition and trends in each of the businesses in which the Company competes.

Opinion of Morgan Stanley. The opinion provided by Morgan Stanley to the special committee, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, as of May 31, 2006, the per share cash consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of the common stock of West (other than Gary and Mary West).

Go-Shop Provision of the Merger Agreement. The fact that the merger agreement permitted West to solicit third party indications of interest for a period of 21 calendar days after execution of the merger agreement, and during that 21 day period none of the prior bidders and no new bidder expressed any meaningful interest in pursing discussions regarding the making of an offer for West.

Ability of the Board to Change Its Recommendation and Terminate the Merger Agreement. The fact that the board of directors, under the terms of the merger agreement, may change its recommendation and terminate the merger agreement if the board of directors determines in good faith that doing so is required by its fiduciary duties under Delaware law (regardless of whether a takeover proposal has been made at any time by a third party), subject to payment to Newco of a termination fee of $93 million (plus up to $15 million of Newco’s documented and reasonable expenses).

The Terms of the Voting Agreement Executed by Gary and Mary West. The voting agreement Gary and Mary West executed in connection with the execution of the merger agreement provides, among other things, that it will terminate upon a change by the special committee of its recommendation in favor of the merger agreement. Accordingly, the special committee will be able to ensure approval of the merger if it continues to recommend that stockholders vote in favor of the adoption of the merger agreement, and Gary and Mary West will not be required to vote in favor of the adoption of the merger agreement (and the board may terminate the merger agreement) if the special committee changes its recommendation.

Ability to Terminate the Merger Agreement and Receive a Fee in the Event of a Newco Breach. The fact that, under the terms of the merger agreement, West may terminate the merger agreement and receive a fee of $93 million in certain circumstances, including an uncured breach of certain closing conditions made by Newco in the merger agreement, and a fee of $67 million if Newco terminates the merger agreement because of the failure to receive the proceeds of one or more debt financings contemplated by its commitment letters.

Merger Agreement Terms. The other terms and conditions of the merger agreement, including the cash price, the ability to consider unsolicited offers, the ability of the company to terminate the merger agreement in certain circumstances, the limited number and scope of representations and warranties by West, and the limited closing conditions.

Size of Termination Fee. The belief of the special committee, based upon advice from its legal and financial advisors, that the termination fee is within the range of termination fees provided for in similar transactions and should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the transactions contemplated by the merger agreement.

Financing Arrangements. The nature of the financing arrangements for the transaction, including limited conditions to such financing, and the guarantees given related to the equity commitment letters.

Cash Consideration. The fact that the merger consideration to be paid to the unaffiliated West stockholders will be all cash, which provides liquidity and certainty of value to West’s public stockholders.

The special committee did not give any weight to the book value or liquidation value of West because it was not meaningful in its analysis of the merger because the value of West as a going concern in a service business is not based on hard assets, but on the operation of such assets.

Procedural Factors

The special committee also considered a number of factors relating to the procedures involved in the negotiation of the merger agreement, including those discussed below, each of which the special committee believed supported its decision.

Formation, Authority and Independence of the Special Committee. The board of directors appointed the special committee:

•	which consisted entirely of directors who are not officers of West or affiliated with Newco or its investors;

•	whose members will not personally benefit from the consummation of the merger in a manner different from the unaffiliated West stockholders except as described in “—Interests of Officers and Directors in the Merger”;

•	which was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger agreement;

•	which had the ultimate authority to decide whether or not to proceed with a transaction, subject to the full board’s approval of the merger agreement; and

•	which retained its own financial and legal advisors who have extensive experience with transactions similar to the merger, assisted the special committee in the negotiations with Newco and took direction exclusively from the special committee.

2005 Competitive Bid Process. The company engaged in a competitive bid process in 2005 aimed at maximizing stockholder value, which included the solicitation of indications of interest from 23 potential acquirers, including possible strategic partners, financial acquirors and high net worth individuals, the delivery of corporate and financial information to eight such potential acquirers that signed a confidentiality agreement with the company, including seven private equity firms and one strategic buyer, the receipt and response to inquiries from these potential acquirers, and the receipt and evaluation of indications of interest as of June 17, 2005 from only one private equity firm other than the Newco Sponsors.

Go-Shop Period. The fact that during the go-shop period following execution of the merger agreement the company solicited indications of interest from each of the potential strategic acquirers and potential private equity firms previously contacted by the company in 2005 and an additional 4 potential strategic buyers and 6 potential financial buyers, the delivery of corporate and financial information to one such potential strategic buyer that signed a confidentiality agreement with the company, the receipt and response to inquiries from that potential acquirer, and that no offer or indication of interest was received at the end of the go-shop period.

Ability to Consider Acquisition Proposals After the Go-Shop Period. Subject to the limitations described below under “—Potential Negative Factors; Limitations on Considering Other Acquisition Proposals”, under the terms of the merger agreement, the board of directors has the ability, to the extent required by its fiduciary duties, to consider other unsolicited acquisition proposals made by third parties following the end of the go-shop period.

No Force the Vote Provision. The fact that the merger agreement does not require the board to submit the Newco proposal to the stockholders of the company for their adoption at a stockholder meeting if the board or the special committee changes its recommendation, nor does the voting agreement require Gary and Mary West to vote in favor of the Newco proposal if the board or the special committee changes its recommendation.

Arm’s-Length Negotiations. The $48.75 per share cash consideration payable to unaffiliated West stockholders resulted from arm’s-length negotiations among the special committee and its representatives, Gary and Mary West and their representatives, and the Newco Sponsors and their representatives. In addition, the other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the special committee and its representatives with the assistance of company counsel, and the Newco Sponsors and their representatives.

Appraisal Rights. West’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law.

Potential Negative Factors

The special committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

No provision for Approval by a Majority of the Minority Stockholders. The merger agreement does not require the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of West’s common stock entitled to vote other than those shares beneficially owned by Gary and Mary West.

Limitations on Considering Other Acquisition Proposals. Certain terms and conditions set forth in the merger agreement, required by Newco as a prerequisite to entering into the merger agreement, prohibit the company and its representatives from soliciting third-party bids and from accepting third-party bids after the go-shop period except in specified circumstances and upon reimbursement of certain documented and reasonable expenses and payment to Newco of specified termination fees, and these terms could have the effect of discouraging a third party from making a bid to acquire West.

Historic Trading Prices. The aggregate cash merger consideration of $45.57 per share is lower than the recent historic trading prices of West’s common stock on the Nasdaq National Market from April 7, 2006 until May 10, 2006, during which time West’s common stock closed at an all time high price of $49.52.

Interests of Certain of West’s Directors and Management in the Merger. The conflict of interest created by the continuing affiliation with West, as the surviving corporation in the merger, of Gary and Mary West and certain executive officers by virtue of their retained equity and their intention to continue as executive officers, as the case may be, of the company after the effective time of the merger, as well as the other factors discussed in “—Interests of Officers and Directors in the Merger.”

Termination Fee and Expense Reimbursement. If the merger is not consummated under circumstances further discussed in “Terms of the Merger Agreement—Fees and Expenses” West may be required to reimburse Newco for documented and reasonable expenses up to $15 million relating to the merger agreement and related transactions and to pay to Newco the specified termination fee.

Limited Recourse to Newco and its Sponsors. If Newco were to breach its obligations under the merger agreement, West’s exclusive remedy would be the payment by Newco (guaranteed by funds sponsored by THL and Quadrangle Group) of $93 million for an uncured breach (other than a breach arising from the failure to obtain the necessary financing not caused by such breach by Newco) or payment by Newco of $67 million if Newco fails to obtain the necessary financing for the transaction (unless Newco’s failure to fulfill its obligations under the merger agreement resulted in the failure to receive financing). The applicable termination fee may not fully compensate West for damages sustained as a result of such breach.

Tax Treatment. The cash consideration to be received by the West stockholders will be taxable to them.

Inability of Public Stockholders to Participate in Future Growth. If West consummates the merger, the unaffiliated West stockholders would not be able to participate in any resulting long-term benefits, including potential market price increases, if West is able to successfully implement its business plan after the merger.

Possibility of Not Completing the Merger. The merger may not be completed even if the merger agreement is adopted by West’s stockholders as a result of a breach of the merger agreement or the failure of a party to satisfy all applicable conditions to complete the merger. This failure to complete the merger could adversely impact West’s stock price.

After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

The West Board of Directors

On May 31, 2006, the special committee, by unanimous vote, determined to recommend that our board approve the proposed merger. At a meeting that occurred immediately after the special committee meeting, our board: (i) approved the merger agreement and the transactions contemplated by such merger agreement, including the merger; (ii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of, holders of West common stock; (iii) determined that the consideration to be received for issued and outstanding shares of West common stock (other than shares held by Gary and Mary West and members of management who have elected to invest in the surviving corporation) is fair to the stockholders of West who will be entitled to receive such consideration; and (iv) recommending that the holders of West common stock vote for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. See “—Background of the Merger” for additional information on the recommendation of our board.

Such approvals, determinations and recommendations were approved by four of the six members of the board. Gary and Mary West, in light of the different treatment of the shares held by them, abstained from voting to approve the merger agreement. Our board believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated West stockholders. In reaching these conclusions, our board considered (i) the financial analysis provided by Goldman Sachs to the board, including its opinion, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, as of May 31, 2006, the per share cash consideration to be received in the proposed transaction with Newco was fair, from a financial point of view, to the unaffiliated West stockholders and (ii) the unanimous recommendation and analysis of the special committee, as described above, including the opinion of Morgan Stanley with respect to the fairness, from a financial point of view, of the cash merger consideration to the holders of West common stock other than Gary and Mary West. Our board expressly adopted the analyses and the opinion of Goldman Sachs and the special committee, including the conclusion of Morgan Stanley, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement.

In light of the factors set forth above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, our board did not consider it necessary to retain an unaffiliated representative (other than the special committee) to act solely on behalf of the unaffiliated West stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive but, we believe, includes all material factors considered by the board. In view of the wide variety of factors considered by the board in evaluating the merger and the complexity of these matters, our board did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its determination. Rather, our board made its judgment based on the total mix of information available to it of the overall effect of the merger on the unaffiliated West stockholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of our board may have given different weight to different factors.

Based on the factors outlined above, including the opinion of Goldman Sachs as to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated West stockholders in the merger, our board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the unaffiliated West stockholders.

Our board recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion (subsequently confirmed in writing as set forth in Annex C) to West’s board to the effect that, as of May 31, 2006 and based upon and subject to the factors and assumptions set forth therein, the $48.75 in cash per share of West common stock to be received by the holders of West common stock (other than shares held by Gary and Mary West and certain shares held by the management holders) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 31, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of West’s board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of West common stock should vote with respect to the merger.

In connection with rendering its opinion and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of West for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of West;

•	press releases and other publicly available communications from West to its stockholders; and

•	certain internal financial analyses and forecasts for West prepared by the management of West, which are referred to as the Forecasts.

Goldman Sachs also held discussions with members of the senior management of West regarding their assessment of the past and current business operations, financial condition and future prospects of West. In addition, Goldman Sachs reviewed the reported price and trading activity for West common stock, compared certain financial and stock market information for West with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with the consent of West that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of West. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of West or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due nor did Goldman Sachs express any opinion regarding merger consideration to be received by Gary and Mary West or the management holders with respect to certain shares. In rendering its opinion, Goldman Sachs took into account the results of the process that began at the end of 2004 and ended in mid-2005 during which a number of strategic and financial third parties were contacted in connection with a potential business combination transaction with West.

The following is a summary of the material financial analyses presented by Goldman Sachs to West’s board in connection with rendering its opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 26, 2006, and is not necessarily indicative of current market conditions.

Implied Transaction Multiples

Goldman Sachs calculated selected implied transaction multiples for West based on the $48.75 to be paid for each share of West common stock (other than shares held by Gary and Mary West and certain shares held by the management holders). Goldman Sachs calculated an implied equity consideration by multiplying $48.75 by the total number of outstanding shares of West common stock on a fully diluted basis. Goldman Sachs then calculated an implied enterprise value based on the implied equity consideration by adding the amount of West’s net debt, as provided by West’s management, to the implied equity consideration. As used in this description of Goldman Sachs’ financial analyses, Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization less minority interest, and Adjusted EBIT means earnings before interest and taxes less minority interest. In addition, as used in this description of Goldman Sachs’ financial analyses, Sales, Adjusted EBITDA and Adjusted EBIT are pro forma for the acquisitions of the Sprint Conferencing, Intrado and Raindance businesses. Estimates of future earnings per share for West used by Goldman Sachs in this analysis were based on median estimates provided by Institutional Brokers Estimate System, referred to as IBES (a data service that compiles estimates issued by securities research analysts), and forecasts prepared by the management of West. Goldman Sachs calculated the following transaction multiples implied by the $48.75 to be paid for each share of West common stock (other than shares held by Gary and Mary West and certain shares held by the management holders):

•	the enterprise value as a multiple of sales for the last 12 months, or LTM, and for estimated calendar year 2006 sales (per estimates of West management);

•	the enterprise value as a multiple of Adjusted EBITDA for LTM and for estimated calendar year 2006 (per estimates of West management);

•	the enterprise value as a multiple of earnings before interest and taxes, or EBIT, for LTM and for estimated calendar year 2006 (per estimates of West management); and

•	the $48.75 per share price as a multiple of earnings per share, or EPS (referred to as P/E ratio), for 2005 and calendar year 2006 (per the estimates of West management and of IBES).

The following table sets forth the multiples referred to above:

	Implied West at $48.75:
Enterprise Value/Sales Multiples
LTM	2.3	x
2006	2.3	x

Enterprise Value/Adjusted EBITDA Multiples
LTM	9.1	x
2006	8.9	x

Enterprise Value/Adjusted EBIT Multiples
LTM	12.7	x
2006	13.0	x

P/E Ratios
2005	23.1	x
2006 (Mgmt.)	20.1	x
2006 (IBES)	21.2	x

Goldman Sachs also calculated that the $48.75 to be paid for each share of West common stock (other than shares held by Gary and Mary West and certain shares held by the management holders) represented a 15.7% premium over $42.14, the closing price for West common stock on May 26, 2006.

Selected Companies Analysis

Business Process Outsourcing Companies Analysis

Goldman Sachs calculated the P/E ratio for West based on West’s May 26, 2006 closing stock price and estimated 2006 EPS and compared it to the corresponding P/E ratios for selected publicly traded small and mid cap companies in the business process outsourcing industry. Although none of the selected companies is directly comparable to West, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of West.

The P/E ratios for West and the selected companies used by Goldman Sachs in this analysis were based on median 2006 EPS estimates provided by IBES. The following table compares the P/E ratios for West and the selected small and mid cap publicly traded companies in the business process outsourcing industry:

Company:	2006E P/E:
BearingPoint, Inc.	26.1	x
Ceridian Corporation	23.9	x
ChoicePoint Inc.	23.4	x
Acxiom Corporation	23.3	x
The Bisys Group, Inc.	21.3	x
DST Systems, Inc.	20.0	x
Alliance Data Systems Corporation	19.9	x
ADVO, Inc.	19.4	x
Harte-Hanks, Inc.	19.2	x
West Corporation	18.4	x
Fiserv, Inc.	17.3	x
Convergys Corporation	17.3	x
Perot Systems Corporation	16.0	x
ACS Holdings Inc.	15.2	x
Median excluding West	19.9	x

Business Segment Analysis

Goldman Sachs calculated the P/E ratio for West based on West’s May 26, 2006 closing stock price and estimated 2006 EPS and compared it to the corresponding P/E ratios for selected publicly traded companies in the communications services, conferencing and accounts receivable management industries. In addition, Goldman Sachs calculated enterprise value as a multiple of estimated 2006 EBITDA for West and compared it to the corresponding multiple for selected publicly traded companies in the communications services, conferencing and accounts receivable management industries. According to information supplied by the management of West, communications services will account for 41% of West’s 2006 operating income and 45% of West’s 2006 EBITDA, conferencing will account for 44% of West’s 2006 operating income and 43% of West’s 2006 EBITDA and accounts receivable management will account for 15% of West’s 2006 operating income and 13% of West’s 2006 EBITDA. Although none of the selected companies is directly comparable to West, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of West.

All multiples for West and the selected companies used by Goldman Sachs in this analysis were based on median 2006 EPS and EBITDA estimates provided by IBES. The following table compares the multiples described above for West and the selected publicly traded companies in the communications services, conferencing and accounts receivable management industries:

Company:	2006E P/E:		2006E EBITDA Multiple
West Corporation	18.4	x	7.9	x

Communications Services
TeleTech Holdings, Inc.	23.4	x	7.8	x
SR Telecom Inc.	18.2	x	7.1	x
Convergys Corporation	17.3	x	7.0	x
Sitel Corporation	17.3	x	5.5	x

Conferencing
Premiere Global Services, Inc.	14.6	x	5.6	x

Accounts Receivables

Management
Portfolio Recovery Associates, Inc.	18.2	x	9.9	x
NCO Group, Inc.	12.7	x	5.9	x
ASTA Funding, Inc.	12.4	x	N/A
Asset Acceptance Capital Corp.	12.1	x	6.5	x
Encore Capital Group, Inc.	10.4	x	5.5	x

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the general business process outsourcing, communication services, conferencing and accounts receivable management industries announced between May 2000 and May 2006. These transactions (listed by acquirer/target and month and year of announcement) included:

General Business Process Outsourcing

•	Deutsche Post / Williams Lea (February 2006)

•	RR Donnelley & Sons Company / The Astron Group (April 2005)

•	Northgate Information Solutions PLC / Sx3 (Viridian Group PLC) (March 2005)

•	Silver Lake, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, KKR, Providence and TPG / SunGard Data Systems Inc. (March 2005)

•	Affiliated Computer Services, Inc. / HR Business of Mellon Financial Corporation (March 2005)

•	Serco Group / ITNET (December 2004)

•	Williams Lea / Bowne Business Solutions (November 2004)

•	Marsh & McLennan Companies, Inc. / Kroll Inc. (May 2004)

•	Convergys Corporation / DigitalThink, Inc. (March 2004)

•	3i / Williams Lea (March 2004)

•	General Atlantic / Liberata (December 2002)

•	Warburg Pincus / WNS (April 2002)

•	TeleTech Holdings, Inc. / Newgen Results Corporation (August 2000)

•	Permira / Hogg Robinson (May 2000)

Communication Services

•	West Corporation / Intrado Inc. (January 2006)

•	GTCR Golder Rauner / Sorenson Communications (September 2005)

•	ABRY / Language Line (May 2005)

•	NCO Group, Inc. / RMH Teleservices, Inc. (November 2003)

•	TeleTech Holdings, Inc. / Contact Center Holdings, S.L. (September 2000)

Conferencing

•	West Corporation / Raindance Communications, Inc. (February 2006)

•	West Corporation / Sprint Communications Company L.P. (May 2005)

•	West Corporation / Intercall (March 2003)

Accounts Receivables Management

•	Michael J. Barrist & One Equity Partners / NCO Group, Inc. (May 2006)

•	West Corporation / Worldwide Asset Management, LLC (July 2004)

•	Affiliated Computer Services / Patient Accounting Service Center (December 2003)

•	West Corporation / Attention LLC (July 2002)

For each of the selected transactions, Goldman Sachs derived the levered value of the target company implied by the transaction, based upon publicly available information. Levered value is defined as the equity value of the target company plus the target’s net debt plus the book value of the target’s preferred stock. Goldman Sachs then calculated each target’s levered value as a multiple of LTM sales and LTM EBITDA (to the extent that information was publicly available), and set forth the median LTM sales and LTM EBITDA multiples calculated for the relevant selected transactions, by industry. Data regarding LTM sales and LTM EBITDA were based on publicly available information. Based on this data, Goldman Sachs derived implied West Weighted Median sales and EBITDA multiples, which represent hypothetical multiples for West, based on the median transaction multiples for the transactions in the communications services, conferencing and accounts receivable management industries listed above and weighted based on West’s estimated distribution of projected forward year 2006 EBITDA among its communication services, conferencing and accounts receivable management segments, as provided by the management of West.

The following table shows the results of this analysis:

	Median
General Business Process Outsourcing
Levered Value as a multiple of LTM Sales	1.5	x
Levered Value as a multiple of LTM EBITDA	10.6	x

Communication Services
Levered Value as a multiple of LTM Sales	1.8	x
Levered Value as a multiple of LTM EBITDA	10.2	x

Conferencing
Levered Value as a multiple of LTM Sales	1.5	x
Levered Value as a multiple of LTM EBITDA	6.0	x

Accounts Receivables Management
Levered Value as a multiple of LTM Sales	1.6	x
Levered Value as a multiple of LTM EBITDA	7.0	x

All Transactions
Levered Value as a multiple of LTM Sales	1.6	x
Levered Value as a multiple of LTM EBITDA	9.5	x

West Weighed Median
Based on Levered Value as a multiple of LTM Sales	1.7	x
Based on Levered Value as a multiple of LTM EBITDA	8.0	x

Discounted Cash Flow Analyses

Goldman Sachs performed illustrative discounted cash flow analyses to determine indications of illustrative implied equity values for West and illustrative implied equity values per share of West common stock based on West management’s forecasts. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 9.0% to 12.0% to the projected cash flows of West for calendar years 2006 through 2010. Goldman Sachs also applied perpetuity growth rates ranging from 2.00% to 4.00%. Based on the foregoing, Goldman Sachs derived illustrative implied equity values for West ranging from $2,363 million to $5,098 million and illustrative implied equity values per share ranging from $32.59 to $68.04 per share with respect to West common stock.

Using the same forecasts and a discount rate of 10.0% and a perpetuity growth rate of 3.0%, Goldman Sachs performed an illustrative sensitivity analysis to determine indications of illustrative implied equity values for West and illustrative implied equity values per share of West common stock based on a range of EBIT margins and a range of revenue growth rates for West. In performing the illustrative sensitivity analysis, Goldman Sachs varied forecasted EBIT margins by (3.0)% to 1.0% for calendar years 2006 through 2010. Goldman Sachs also varied forecasted revenue growth rates by (1.0)% to 1.0%. Based on the foregoing, Goldman Sachs derived illustrative implied equity values for West ranging from $2,762 million to $3,964 million and illustrative implied per share equity values ranging from $37.77 to $53.34.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative leveraged buyout analysis using West’s management forecasts and publicly available historical information. Goldman Sachs assumed, for purposes of this analysis, illustrative implied entry multiples of LTM Adjusted EBITDA ranging from 9.0x to 9.6x, which reflect illustrative implied purchase prices that a hypothetical financial buyer might pay for West. Based upon a range of Adjusted EBITDA exit multiples of 7.0x to 10.0x for the estimated exit year of 2010, which reflect illustrative implied prices at which a hypothetical financial buyer might sell West, this analysis resulted in illustrative equity returns to a hypothetical financial buyer ranging from 10.8% to 31.8% based on illustrative implied purchase prices per share of West common stock ranging from $45.50 to $49.00.

Using the same forecasts, Goldman Sachs also performed a sensitivity analysis on the illustrative leveraged buyout analysis. Goldman Sachs performed its sensitivity analysis on the illustrative leveraged buyout analysis, assuming a 2010 exit year, and varied forecasted EBIT margins by (3.00)% to 1.0%. Based on the foregoing ranges of EBIT margin estimates and a range of Adjusted EBITDA exit multiples of 7.0x to 10.0x for the estimated exit year of 2010, the sensitivity analysis indicated illustrative equity returns to a hypothetical financial buyer ranging from 6.3% to 33.8% based on an illustrative implied purchase price per West share of $45.50.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to West or the contemplated merger.

Goldman Sachs prepared these analyses for the purpose of undertaking a study to enable Goldman Sachs to render its opinion as to the fairness from a financial point of view to the holders of West common stock, other than shares held by Gary and Mary West and certain shares held by the management holders, of the $48.75 per share of West common stock to be received by such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not address the underlying business decision of West to engage in the transaction. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of West, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The $48.75 per share purchase price for unaffiliated West stockholders was determined through arms’-length negotiations among the special committee of West, Gary and Mary West, and the Newco Sponsors and was approved by West’s board. Goldman Sachs provided advice to West during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to West, its special committee or its board or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion to West’s board was one of many factors taken into consideration by West’s board in making its decision to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to West in connection with, and participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs has provided certain investment banking services to West from time to time, including having acted (i) as lead manager of a secondary public offering of common stock for the founders of West in October 2005; (ii) financial advisor to West on its June 2005 acquisition of the conferencing related assets of Sprint Corporation; (iii) and financial advisor to West on its May 2003 acquisition of InterCall Inc. Goldman Sachs is currently providing and has in the past provided certain investment banking services for THL or its affiliates, including having acted (i) as a participant in a bank loan for Simmons Company, a portfolio company of an affiliate of THL, in May 2006, (ii) as financial advisor to Metris Companies Inc., a portfolio company of an affiliate of THL, in its sale to HSBC Holdings plc in December 2005, (iii) as lead underwriter in the sale of common stock of Endurance Specialty Holdings Ltd., a portfolio company of an affiliate of THL, in August 2005, (iv) as joint lead manager of the initial public offering of common stock of Refco Inc., a portfolio company of an affiliate of THL, in August 2005, (v) as financial advisor to TransWestern Holdings, L.P. (“TransWestern”), a portfolio company of an affiliate of THL, in its sale to Yell Group plc in July 2005, (vi) as participant on the bank loan for TransWestern in June 2005, (vii) as joint lead manager of the initial public offering of common stock of Warner Music Group Corp. (“Warner Music Group”), a portfolio company of an affiliate of THL, in May 2005, (viii) as co-manager of a bank loan for FairPoint Communications, Inc. (“FairPoint”), a portfolio company of an affiliate of THL, in February 2005, (ix) as financial advisor to United Industries Corporation, a portfolio company of an affiliate of THL, in its sale to Spectrum Brands, Inc. in February 2005, (x) as manager on the initial public offering of common stock of FairPoint in February 2005, (xi) as co-manager on Simmons Company’s senior notes offering in December 2004, (xii) as joint lead manager on a senior subordinated notes offering for Warner Music Group, a portfolio company of an affiliate of THL, in December 2004 and (xiii) and as a participant in a bank loan for TransWestern in August 2004. In addition, Goldman Sachs has invested, and may invest in the future, together with affiliates of THL, in various enterprises from time to time including having provided mezzanine financing for THL’s investment in National Waterworks Holding, Inc. and Progressive Moulded Products Limited in 2004. In addition, Goldman Sachs or its affiliates have invested funds in partnership interests of affiliates of THL. Goldman Sachs has also invested, and may invest in the future, together with affiliates of Quadrangle Group, in various enterprises. In particular, Goldman Sachs or its affiliates in 2004 invested in Cequel Communications, LLC, in which affiliates of Quadrangle Group subsequently invested. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to West, THL, Quadrangle Group and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of West and affiliates of THL and Quadrangle Group for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

West’s board engaged Goldman Sachs because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. West has agreed to pay Goldman Sachs a fee of approximately $19,000,000 upon consummation of the merger. In addition, West has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including liabilities under the federal securities laws.

Other Written Presentations by Goldman Sachs

In addition to the presentation made to West’s board described under the heading “—Opinion of Goldman, Sachs & Co.” above, Goldman Sachs also made written presentations to West’s board on December 1, 2004, June 1, 2005, June 18, 2005 and March 14, 2006. None of these other written presentations by Goldman Sachs, alone or together, constitute an opinion of Goldman Sachs with respect to the consideration to be paid in the merger.

The December 1, 2004 presentation materials included an overview of West’s business and trading performance, an overview of financing market conditions, selected financial analyses and a brief discussion of possible strategic alternatives. The June 1, 2005 presentation materials included an overview of financing market conditions, a summary of events relating to the strategic process, a summary discussion of recapitalization accounting, an overview of West’s business and trading performance, information with respect to research analyses reports for West and selected financial analyses. The June 18, 2005 presentation materials included an overview of financing market conditions, a summary of events related to the strategic process, an overview of West’s business and trading performance and selected financial analyses. The March 14, 2006 presentation materials included a summary of recent discussions with THL and Bidder C, a review of the earlier strategic process, an overview of West’s business and trading performance, selected financial analyses and information with respect to research reports for West.

The other written presentations made by Goldman Sachs referred to above contained the following financial analyses:

•	implied transaction multiples analyses;

•	selected companies analyses;

•	selected transactions analyses;

•	discounted cash flow analyses; and

•	leveraged buyout analyses.

Not all of the other written presentations contained all of the financial analyses listed above. The financial analyses in the other written presentations were materially equivalent to the financial analyses described above under the heading “—Opinion of Goldman, Sachs & Co.”; however, the financial analyses contained in the other written presentations and the financial analyses described above under the heading “—Opinion of Goldman, Sachs & Co.” were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to comparable companies changed as those companies’ stock prices changed, median selected transactions multiples changed as additional transactions were announced, implied transaction multiples, discounted cash flows analyses and leveraged buyout analyses changed as West continued to make acquisitions and West’s financial results (as well as projections prepared by West’s management) changed accordingly and leveraged buyout analyses changed as conditions in the financing markets changed. In addition, the projections used in connection with Goldman Sachs’ discounted cash flow analysis contained in its March 14, 2006 presentation did not exclude minority interest from projected EBITDA, which resulted in a slightly higher range of illustrative implied equity values. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to West over time.

Goldman Sachs’ December 1, 2004 presentation also included a discounted future stock price analysis. Using projections prepared by West’s management (which were based on conditions as they existed and information that was available at that time), EPS multiples ranging from 16.0x to 22.0x and a discount rate of 10%, Goldman Sachs derived present values of future share prices of the West common stock that ranged from $30.74 to $46.45.

Goldman Sachs’ March 14, 2006 presentation also contained two premiums analyses that were not included in the Goldman Sachs presentations described in “—Opinion of Goldman, Sachs & Co.” above. In the first premiums analysis, Goldman Sachs calculated the average transaction premium (based on stock prices four weeks prior to announcement) for transactions announced in the years 1996 – 2005. The results of this analysis are set forth below.

Year	Average Transaction Premium
1996	45.3%
1997	38.2%
1998	40.2%
1999	51.4%
2000	50.1%
2001	43.2%
2002	46.0%
2003	36.1%
2004	25.8%
2005	26.1%

In the second premiums analysis, Goldman Sachs analyzed the premia paid in going private transactions since 1996, based on stock prices thirty days prior to announcement as well as 52 week highs. Goldman Sachs calculated the percentage of transactions where the premium paid was less than 0%, 0% to 10%, 10% to 20%, 20% to 30%, 30% to 40%, 40% to 50%, 50% to 60%, 60% to 70%, 70% to 80%, 80% to 90%, 90% to 100% and greater than 100%. The results of this analysis are set forth below.

Final Premium to Stock Price 30 Days Prior to Announcement	Percentage of Transactions
Less than 0%	3.2%
0% - 10%	5.4%
10% - 20%	23.7%
20% - 30%	19.4%
30% - 40%	20.4%
40% - 50%	9.7%
50% - 60%	6.5%
60%- 70%	5.4%
70% - 80%	2.2%
80% - 90%	1.1%
90% - 100%	3.2%
Over 100%	0%

Final Premium to 52 Week High	Percentage of Transactions
Less than 0%	18.3%
0% - 10%	50.5%
10% - 20%	15.1%
20% - 30%	7.5%
30% - 40%	3.2%
40% - 50%	3.2%
50% - 60%	2.2%
60%- 70%	0.0%
70% - 80%	0.0%
80% - 90%	0.0%
90% - 100%	0.0%
Over 100%	0.0%

Opinion of Morgan Stanley & Co. Incorporated

The special committee of the board of West retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. The special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of West. At the meeting of the special committee on May 31, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 31, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of West common stock other than Gary and Mary West pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of May 31, 2006, is attached to this proxy statement as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the special committee of West’s board and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of West common stock, other than Gary and Mary West, pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement do not constitute a recommendation to any holder of West common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. None of Morgan Stanley’s opinions or other views or analysis referenced throughout this proxy statement addresses the fairness of the consideration to be received by members of management electing to convert shares of, and options in, West into shares in the surviving corporation. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of West;

•	reviewed certain internal financial statements and other financial and operating data concerning West prepared by the management of West;

•	reviewed certain financial projections of West prepared by the management of West;

•	discussed the past and current operations and financial condition and the prospects of West with senior executives of West;

•	reviewed the reported prices and trading activity for West common stock and other publicly available information regarding West;

•	compared the financial performance of West and the prices and trading activity of West common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of West, Newco and their financial and legal advisors;

•	reviewed the merger agreement, the voting agreement and the letter agreement relating to, among other things, the transfer and voting of certain West common stock held by Gary and Mary West, each between Gary and Mary West and Newco, the financing agreements between Newco and certain lending institutions, substantially in the form of the drafts dated May 31, 2006, and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by West for the purposes of this opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of West. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Newco would obtain financing for the merger in accordance with the terms set forth in the financing agreements and that the transactions contemplated by the agreements between Newco and Gary and Mary West would be consummated in accordance with their terms. Morgan Stanley relied upon, without independent verification, the assessment by the management of West of the validity of, and risks associated with, West’s existing and future technologies, intellectual property, products and services, West’s ability to retain key employees of West and the strategic rationale for the merger. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of West and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley’s opinion did not address the fairness of any consideration to be received by Gary and Mary West pursuant to the merger agreement or the Gary and Mary West agreements. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of West nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 31, 2006. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 31, 2006. The various analyses summarized below were based on closing prices for the common stock of West as of May 26, 2006, the final full trading day prior to the meeting of the special committee of the board of West to consider the merger. Some of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of West common stock. Morgan Stanley reviewed the average closing prices of West common stock for various periods ending on May 26, 2006. Morgan Stanley noted that West had last publicly announced updated financial guidance on April 6, 2006, and Morgan Stanley had last presented a comprehensive valuation analysis to West’s board on April 13, 2006, prior to rendering its opinion to the Special Committee on May 31, 2006. Morgan Stanley observed the following:

Period Ending May 26, 2006	Average Closing Prices	Implied Premium of Offer Price ($48.75)
Last 10 Trading Days	$42.51	14.7%
Last 30 Trading Days	$45.28	7.7%
Since 4/13/06	$45.38	7.4%
Since 4/6/06	$45.60	6.9%
Last 60 Trading Days	$44.84	8.7%
Last 90 Trading Days	$43.82	11.3%
Last 180 Trading Days	$41.64	17.1%
Last 12 Months	$40.74	19.7%

Morgan Stanley noted that the consideration per share of $48.75 to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement reflected a 15.7% premium to West’s closing price as of May 26, 2006 and a 7.7% premium to the average closing price per share of West common stock for the 30 trading days prior to and including May 26, 2006. In addition, Morgan Stanley noted that West’s common stock price declined 13.0% from April 13, 2006 (the date Morgan Stanley last presented a comprehensive valuation analysis to the special committee) up to and including May 26, 2006 as compared to a decline of 0.7% for the S&P 500 for the same time period. Morgan Stanley also estimated that approximately 41.0% of the total volume of West’s common stock traded from January 1, 2006 up to and including May 26, 2006 occurred between $42.00 and $44.00 per share.

Review of Projected Financial Performance. Morgan Stanley reviewed management estimates of West’s projected financial performance through fiscal year 2010 as provided to Morgan Stanley on May 26, 2006 and April 12, 2006, which are referred to in this section as the “Base Case” and “Sensitivity Case,” respectively. Morgan Stanley also reviewed IBES median publicly available equity research estimates, which are referred to in this section as the “Street Case.” A summary of the Base Case, Sensitivity Case and Street Case is set forth in the following table:

Management Cases vs. Street Estimates

$MM

	Mgmt. Base Case		Mgmt. Sensitivity Case		Street Case (5/26/06)
	2006E	2007E	2006E	2007E	2006E	2007E
Revenue	1,884	2,094	1,899	2,062	1,878	2,093
Unadjusted EBITDA	472	524	463	506	447	490
% Margin	25%	25%	24%	25%	24%	23%
Unadjusted EBIT	329	382	322	361	311	373
% Margin	17%	18%	17%	18%	17%	18%
EPS	$2.43	$2.80	$2.27	$2.62	$2.30	$2.65

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of West with publicly available consensus equity research estimates for other companies that shared similar business characteristics of West. Specifically, Morgan Stanley selected companies in the Customer Care, Conferencing, Receivables Management and Business Process Outsourcing (“BPO”) industries. Of those companies, Morgan Stanley then omitted certain companies based on the amount of their revenues, the size of their market capitalization or other characteristics that made them dissimilar to West. Morgan Stanley also omitted certain companies that may offer services similar to West’s services but were not directly comparable to West due to the diversification of such companies’ businesses among other characteristics. The companies used in this comparison are as follows:

Customer Care

•	Sykes Datatronics, Inc.

•	PeopleSupport, Inc.

•	ICT Group, Inc.

•	Teletech Holdings, Inc.

•	SR Telecom, Inc.

•	NCO Group, Inc.

•	Convergys Corporation

•	SITEL Corporation

Conferencing

•	WebEx Communications, Inc.

•	Premiere Global Services, Inc.

Receivables Management

•	Portfolio Recovery Associates, Inc.

•	Asta Funding, Inc.

•	Asset Acceptance Capital Corporation

•	Encore Capital Group, Inc.

Business Process Outsourcing

•	DST Systems, Inc.

•	Fiserv, Inc.

•	Accenture, Ltd.

•	Affiliated Computer Services, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of price to estimated cash earnings per share, defined as net income excluding certain non-cash and non-recurring expenses divided by fully diluted shares outstanding, for calendar year 2006 (based on publicly available equity research estimates); and

•	the ratio of aggregate value to calendar year 2006 EBITDA (based on publicly available equity research estimates), defined as earnings before interest, taxes, depreciation and amortization.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied this range of multiples to the relevant West financial statistic. For purposes of estimated calendar year 2006 EBITDA and earnings per share, Morgan Stanley utilized publicly available equity research estimates as of May 26, 2006. For purposes of calculating the implied value per share based on a range of price to earnings ratios and related growth rates, Morgan Stanley multiplied calendar year 2006 earnings per share by the representative ranges of price to earnings ratios and related growth rates. For purposes of calculating the implied value per share based on a range of aggregate value to EBITDA ratios, Morgan Stanley multiplied calendar year 2006 EBITDA by the representative range of aggregate value to EBITDA ratio, subtracted West’s net debt balance, and divided by West’s fully diluted shares outstanding. Based on West’s outstanding shares and options as provided by West management, Morgan Stanley estimated the implied value per West common share as of May 26, 2006 as follows:

Calendar Year Financial Statistic	West Financial Statistics ($ in millions except EPS)	Comparable Company Multiple Range	Implied Value Per Share for West
Price to Estimated 2006 Earnings Per Share	$2.43	17.0x – 18.0x	$41.31 – $43.74
Aggregate Value to LTM EBITDA	$481	8.0x – 8.5x	$42.32 – $45.46

Morgan Stanley noted that the consideration per share to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement was $48.75.

No company utilized in the comparable company analysis is identical to West. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of West, such as the impact of competition on the businesses of West and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of West or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis. Using the management projections for fiscal years 2006 to 2011 under the Base Case and Sensitivity Case, Morgan Stanley performed an analysis of the present value, as of June 30, 2006, of the free cash flows that West could generate from 2006 and beyond. Morgan Stanley assumed a range of discount rates from 10.0% to 12.0%. The discounted cash flow analysis determined the discounted present value of the unleveraged free cash flow generated over the period covered by the Base Case and the Sensitivity Case financial forecasts and then added a terminal value based on a range of multiples of estimated fiscal year 2011 EBITDA of 7.0x to 8.0x.

Based on the foregoing, Morgan Stanley calculated an implied price per share range for West common stock of $43.01 to $53.29 for the Base Case and an implied price per share range of $39.37 to $48.95 for the Sensitivity Case, as compared to the merger consideration of $48.75 per share to be received by holders of West common stock other than Gary and Mary West.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings multiples. The resulting value is subsequently discounted to arrive at a present value for the company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share for West’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2006 – 2010 forecasts from the Base Case. Morgan Stanley multiplied forecasted calendar year 2006 – 2010 earnings per share from the Base Case by the range of price to earnings ratios obtained from its comparable companies analysis to derive a range of future values per share. Morgan Stanley then discounted this range of future values per share by a discount rate of 12.0% to derive a range of present values per share. Morgan Stanley selected the discount rate based on an estimated cost of equity analysis of West.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year Financial Statistics	West Financial Statement	Forward Price to Earnings Multiple Range	Implied Present Value Per Share of West
Management Case 2006 Earnings Per Share	$2.43	17.0x–18.0x	$41.23–$43.65
Management Case 2007 Earnings Per Share	$2.80	17.0x–18.0x	$42.46–$44.96
Management Case 2008 Earnings Per Share	$3.42	17.0x–18.0x	$46.29–$49.01
Management Case 2009 Earnings Per Share	$3.97	17.0x–18.0x	$47.99–$50.81
Management Case 2010 Earnings Per Share	$4.58	17.0x–18.0x	$49.44–$52.35

Morgan Stanley noted that the consideration per share to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement was $48.75.

Equity Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for West common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of West common stock. The range of discounted analyst price targets for West was $44.64 to $54.46 with a median price target of $49.55. Morgan Stanley noted that the consideration per share to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement was $48.75.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for West common stock and these estimates are subject to uncertainties, including the future financial performance of West and future financial market conditions.

Analysis of Precedent Transactions. Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for twenty-one selected Customer Care / Teleservices, A/R Management and other BPO sector transactions between March 27, 2003 and May 1, 2006 in which the target company was publicly traded and transaction values were between $100 million and $11 billion. Morgan Stanley selected these precedent transactions based on the fact that the target companies were in the BPO sector, the same broad industry as West, and because the precedent transaction values were comparable in size to the merger. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquiror)

Raindance Communications, Inc. / West Corporation

Intrado, Inc. / West Corporation

Sprint Corporation (Conferencing Assets) / West Corporation

Language Line, Inc. / ABRY Partners, LLC

InterCall, Inc. / West Corp.

RMH Teleservices, Inc. / NCO Group, Inc.

NCO Group, Inc. / Management and One Equity Partners, LLC (Offer)

Risk Management Alternatives, Inc. / NCO Group, Inc.

Worldwide Asset Management, LLC / West Corporation

Patient Accounting Services Center, LLC / Affiliated Computer Services, Inc.

Transaction Network Systems, Inc. / Management (Offer)

SOURCECORP, Inc. / Affiliates of Apollo Management, LP

Automatic Data Processing, Inc. (Claims Services Group) / Solera, Inc.

iPayment, Inc. / Management

Sedgwick CMS Holdings, Inc. / Fidelity National Financial, Inc.

Fidelity National Information Services, Inc. / Certegy, Inc.

SS&C Technologies, Inc. / The Carlyle Group

SunGard Data Systems, Inc. / Private Equity Consortium

GE Capital International Services, Ltd. / General Electric Partners, LLC and Oak Hill Capital Partners, LP

National Processing, Inc. / Bank of America Corporation

Concord EFS, Inc. / First Data Corporation

For each transaction listed above Morgan Stanley noted the following financial statistics where available: (i) implied premium to 30 trading day average closing share price prior to announcement; (ii) aggregate value to last twelve months estimated revenues; (iii) aggregate value to next fiscal year or calendar year estimated revenues, as available; (iv) aggregate value to last twelve months estimated EBITDA; (v) equity value to last twelve months estimated net income; and (vi) equity value to estimated net income. Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected representative ranges of financial metrics of the precedent transactions and applied this range of metrics to the relevant West financial statistic. For purposes of estimating West’s last twelve months EBITDA, Morgan Stanley utilized public filings for West, Intrado and Raindance and Base Case estimates for Intrado and Raindance first quarter 2006 estimates. For purposes of calculating the implied value per share based on a range of precedent aggregate value to last twelve months EBITDA, Morgan Stanley multiplied West’s last twelve months EBITDA by the representative range of precedent aggregate value to last twelve months EBITDA, subtracted West’s net debt balance, and divided by the number of West’s fully diluted shares outstanding. Morgan Stanley also applied the representative range of one-day premiums to West’s closing common stock price as of May 26, 2006 and the representative range of premiums to 30-day average closing share prices to the average closing price of West common stock over the 30-day period up to and including May 26, 2006. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistics	Reference Range	Implied Value Per Share

Aggregate Value to Last Twelve Months (LTM) Estimated EBITDA	9.0x–11.0x	$42.41–$53.52
Premium to 1-day prior closing share price	16%–24%	$48.88–$52.25
Premium to 30-day average closing share price	16%–24%	$52.52–$56.15

Morgan Stanley noted that the consideration per share to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement was $48.75.

No company or transaction utilized in the precedent transaction analysis is identical to West or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of West, such as the impact of competition on the business of West or the industry generally, industry growth and the absence of any adverse material change in the financial condition of West or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Premiums Paid Analysis. Morgan Stanley performed a premiums paid analysis based upon the premiums paid in 217 precedent mergers and acquisitions transactions identified that were announced since 1999 involving all cash transaction values greater than $1 billion whereby the acquiror sought more than 50% of outstanding shares. The analysis excludes transactions with premium below negative 10% and those with a premium greater than 100%.

The analysis was based on the one-day and 30-day implied premiums for the transactions indicated. The implied premiums in this analysis were calculated comparing the per share transaction price prior to the announcement of the transaction to the target company’s stock price one day and 30 days prior to the announcement of the transaction. The results of these calculations are as follows:

Year	Market Median Premiums Announced Since 1999
	1-Day	30-Day
2006 YTD	16.1%	23.1%
2005	21.1%	23.5%
2004	24.7%	31.7%
2003	28.0%	32.9%
2002	39.4%	49.9%
2001	40.1%	36.4%
2000	39.4%	51.7%
1999	27.3%	44.6%

Leveraged Buyout Analysis. Morgan Stanley also analyzed West from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of West using a debt capital structure consistent with the merger. Morgan Stanley extrapolated West’s EBITDA, cash balance and debt outstanding through calendar year 2011 from the Base Case and Sensitivity Case. Based on its experience, Morgan Stanley assumed that a financial sponsor would value its West investment in calendar year 2011 at an aggregate value range that represented a multiple of 7.0x-8.0x forecasted calendar year 2011 EBITDA. Morgan Stanley added West’s forecasted calendar year 2011 cash balance and subtracted West’s forecasted 2011 debt outstanding to calculate West’s calendar year 2011 equity value range. Based on West’s assumed calendar year 2011 equity value range and Morgan Stanley’s assumption, based on its experience, that financial sponsors would likely target 5-year internal rates of return of approximately 20% to 30% for both the Base Case and Sensitivity Case, Morgan Stanley derived a range of implied values per share that a financial sponsor might be willing to pay to acquire West. These ranges are detailed below:

Leveraged Buyout Analysis Forecast Case	Internal Rate of Return Range	Implied Value Per Share of West
Base Case	20%–30%	$44.00–$49.00
Sensitivity Case	20%–30%	$42.00–$47.00

Morgan Stanley noted that the consideration per share to be received by holders of West common stock other than Gary and Mary West pursuant to the merger agreement was $48.75.

Recapitalization Analysis. Morgan Stanley described certain hypothetical recapitalization transactions involving West and the value that West’s stockholders could have received in such transactions. This analysis assumed that West used the proceeds of new debt financings to finance a cash tender offer of $44.24 per share

(which represents a 5% premium to West’s share price of $42.14 on May 26, 2006) for approximately $500MM – $1Bn of its outstanding shares. The post-recapitalization trading value of the shares not purchased in the tender offer was based upon estimated price to earnings ratios of 15.0x to 20.0x after giving effect to the additional leverage and Base Case financial projections. The recapitalization analysis indicated a range of blended future equity values of between $37.73 and $52.94 per share of West’s common stock based on estimated 2006 pro forma earnings per share calculations and 15.0x to 20.0x price to earnings ratios.

In connection with the review of the merger by the special committee of West’s board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of West. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of West. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of West common stock other than Gary and Mary West and in connection with the delivery of its opinion dated May 31, 2006 to the special committee of West’s board. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of West might actually trade.

The merger consideration was determined through negotiations between the special committee of the board of West and Newco and was recommended by the special committee for approval by West’s board and approved by West’s board. Morgan Stanley provided advice to the special committee of West’s board during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to West, the special committee of its board or its board or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to the special committee of West’s board was one of many factors taken into consideration by the special committee of West’s board in deciding to approve the merger. Consequently, the analyses as described above, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement should not be viewed as determinative of the opinion of the special committee of West’s board or of West’s board with respect to the consideration or of whether the special committee of West’s board or West’s board would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The special committee of West’s board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of West, affiliates of Newco or any other parties, commodities or currencies involved in the merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with West in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of THL. During the past two years, Morgan Stanley and its affiliates have provided financial advisory and financing services to Quadrangle Group and THL and have received fees in connection with such services. During the past two years, Morgan Stanley has not provided financial advisory or financing services to West or its affiliates other than with respect to the services it rendered to the special committee in connection with the proposed merger.

Under the terms of its engagement letter, Morgan Stanley provided the special committee of West’s board financial advisory services and a financial opinion in connection with the merger, and West has agreed to pay Morgan Stanley a customary fee of $3,500,000, the entire amount of which was payable upon Morgan Stanley’s oral rendering of its financial opinion on May 31, 2006. However, the fee was not contingent upon the outcome of Morgan Stanley’s financial opinion and Morgan Stanley would have been entitled to an advisory fee of up to $1,000,000 if no fairness opinion had been requested. West has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, West has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Other Written Presentations by Morgan Stanley

In addition to the presentation made to the special committee of the board of West described under the heading “—Opinion of Morgan Stanley & Co. Incorporated” above, Morgan Stanley also made written presentations to the special committee of West’s board on March 14, 2006, March 17, 2006, March 20, 2006, April 13, 2006, May 24, 2006 and May 30, 2006. None of these other written presentations by Morgan Stanley, alone or together, constitute an opinion of Morgan Stanley with respect to the consideration to be paid in the merger.

The March 14, 2006 presentation materials included an overview of West’s business and trading performance and preliminary valuations for West based on various selected financial analyses. The March 17, 2006 presentation materials included an analysis of equity value and premium to 30-day share price average based on a range of consideration paid. The March 20, 2006 presentation materials included an analysis of equity value and premium to 30-day share price average based on a range of consideration paid, a comparison of selected financial metrics since June 2005 and as of such date, a summary preliminary valuation based on various selected financial analyses, a valuation of West based on a range of consideration paid as adjusted for recent acquisitions and a share schedule. The April 13, 2006 presentation materials included an overview of West’s business and trading performance and preliminary valuations for West based on various selected financial analyses. The May 24, 2006 presentation materials included an overview of West’s trading performance, an analysis of equity value and premium to selected share price averages based on a range of consideration paid, a summary preliminary valuation based on various selected financial analyses and a valuation of West based on a range of consideration paid as adjusted for recent acquisitions. The May 30, 2006 presentation materials included all of the financial analyses described above under the heading “—Opinion of Morgan Stanley & Co. Incorporated.”

The written presentations made by Morgan Stanley referred to above contained the following financial analyses in its respective summary preliminary valuations:

•	historical share price analyses;

•	analyst price targets;

•	comparable companies analyses;

•	precedent premiums and transactions analyses;

•	leveraged buyout analyses; and

•	discounted cash flow analyses.

The financial analyses in the other written presentations were materially equivalent to the financial analyses described above under the heading “—Opinion of Morgan Stanley & Co. Incorporated”; however, the financial analyses contained in the other written presentations and the financial analyses described above under the heading “—Opinion of Morgan Stanley & Co. Incorporated” were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to comparable companies changed as those companies’ stock prices changed, median selected transactions multiples changed as additional transactions were announced, implied transaction multiples, discounted cash flows analyses and leveraged buyout analyses changed as West continued to make acquisitions and West’s financial results (as well as projections prepared by West’s management) changed accordingly and leveraged buyout analyses changed as conditions in the financing markets changed. In addition, Morgan Stanley continued to refine various aspects of its financial analyses with respect to West over time.

Position of Gary and Mary West as to the Fairness of the Merger

As a result of their receiving different consideration than the consideration payable to unaffiliated West stockholders, Gary and Mary West abstained from voting when the board voted to approve the merger agreement, and therefore, Gary and Mary West’s views as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. The unaffiliated West stockholders, as discussed elsewhere in this proxy statement, were represented by the special committee which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent legal and financial advisors. Accordingly, Gary and Mary West did not undertake a formal evaluation of the fairness of the proposed merger, nor did they engage a financial advisor to perform any valuation analysis for the purposes of assessing the fairness of the proposed merger. Although Gary and Mary West participated in the board meeting during which Goldman Sachs delivered its opinion to the board, no financial advisor provided Gary and Mary West any analysis or opinion with respect to the fairness of the merger consideration to the unaffiliated stockholders of West and no financial advisor provided Gary and Mary West with any analysis or opinion as to the value of their equity participation in Newco.

Gary and Mary West believe that the proposed merger is substantively fair to the unaffiliated West stockholders based on the following factors:

•	the current and historical market prices of West common stock, including the fact that the cash merger price of $48.75 to be received by the West stockholders (other than Gary and Mary West) represents (1) a 13.0% premium over the closing stock price of $43.15 on the last trading prior to announcing the proposed transaction with Newco, (2) a 8.0% premium over the average stock price of $45.12 over the last 30 trading days prior to announcing the proposed transaction with Newco and (3) a 19.5% premium over the average stock price of $40.79 over the 12 month period ended May 30, 2006;

•	the consideration to be paid to West’s stockholders (other than shares to be retained by Gary and Mary West and certain members of management) in the proposed merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such stockholders;

•	the fact that during the 2005 competitive bid process, in which 23 parties were contacted, only one party other than THL made an offer for the company and both offers were rejected as being too low;

•

after execution of the merger agreement, during the go-shop period in which the company solicited indications of interest from the strategic acquirors and private equity firms previously contacted by the company in 2005 and also contacted several additional third parties, no offer or indication of interest was received;

•	the fact that the special committee received an opinion from Morgan Stanley and that the Board received an opinion from Goldman Sachs, in each case stating that as of May 31, 2006, and based upon and subject to the factors, limitations and assumptions set forth in their respective opinions, the $48.75 merger consideration to be received by the holders of West common stock (other than Gary and Mary West) in the proposed merger was fair, from a financial point of view, to such stockholders;

•	Gary and Mary West will receive $42.83 per share for approximately 85% of the shares of West owned by them, or approximately 33.8 million shares, instead of the $48.75 per share to be received by the West stockholders (other than shares held by Gary and Mary West and certain shares held by the management holders) so that such stockholders can receive a higher cash price per share than they would have otherwise received if all West stockholders received the same amount of cash consideration; and

•	the voting agreement Gary and Mary West executed in connection with the execution of the merger agreement provides, among other things, that it will terminate upon a change by the special committee or the board of its recommendation in favor of the merger.

Gary and Mary West did not give any weight to the book value or the liquidation value of West because it was not meaningful in their analysis of the merger because the value of West as a going concern in a service business is not based on hard assets, but on the operation of such assets.

In considering the fact that the board and the special committee received opinions from Goldman Sachs and Morgan Stanley, respectively, Gary and Mary West were aware of the fact that given the nature of the business of the investor group and their affiliates, most, if not all, potential financial advisors with qualifications, expertise and reputations similar to those of Goldman Sachs and Morgan Stanley most likely had in the past provided financial and/or advisory services to the investor group and/or their affiliates similar to the services provided by Goldman Sachs and Morgan Stanley and had received similar fees for rendering such services. Gary and Mary West do not consider Goldman Sachs and Morgan Stanley’s prior relationships with the investor group and/or their affiliates to be material in the context of the proposed merger.

Gary and Mary West believe that the proposed merger is procedurally fair to the unaffiliated West stockholders based on the following factors:

•	the special committee, which consists solely of independent directors, was established, and given authority, to, among other things, review, evaluate and negotiate the terms of the proposed merger and to determine whether or not to recommend to the board that the Company proceed with a transaction;

•	the special committee retained and was advised by independent legal counsel and an independent financial advisor;

•	the board agreed not to recommend any transaction to West’s stockholders without a prior favorable recommendation of the special committee;

•	the merger consideration and other terms and conditions of the merger agreement were the result of arm’s-length, good faith negotiations between Newco and the special committee and their respective financial and legal advisors;

•	the merger agreement was approved unanimously by the special committee, which determined that the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of West and its stockholders (other than Gary and Mary West and the management holders with respect to certain shares held by such management holders);

•	the special committee requested that Gary and Mary West agree to accept a lower cash price per share than the public stockholders of West and to convert into equity of Newco approximately 15% of their shares of West common stock;

•	Gary and Mary West, as controlling stockholders of West, did not impose any constraints on the process or on the type of transaction or consideration which might be obtained from potential merger partners or acquirors and which process included the solicitation of indications of interest in 2005 from 23 potential acquirers and, during the go shop period, the solicitation of indications of interest from 10 potential acquirors in addition to the financial and strategic buyers solicited in 2005;

•	the fact that the terms and conditions of the merger agreement permitted West to solicit third party indications of interest for a period of 21 days following execution of the merger agreement;

•	under the terms of the merger agreement, in certain circumstances prior to obtaining stockholder approval of the merger agreement, West was permitted to furnish information to and participate in discussions or negotiations with persons making company acquisition proposals and the board of West is permitted to withdraw or modify its recommendation of the merger agreement; and

•	stockholders will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

Despite the fact that the merger agreement is not subject to approval by a majority of unaffiliated stockholders, in light of the procedural safeguards above, Gary and Mary West concluded that the merger was procedurally fair to the unaffiliated West stockholders.

The foregoing discussion of the information and factors considered and given weight by Gary and Mary West in connection with the fairness of the proposed merger is not intended to be exhaustive but is believed to include all material factors considered by Gary and Mary West. Gary and Mary West did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Position of Thomas B. Barker as to the Fairness of the Merger

Mr. Barker has interests in the merger different from, and in addition to, the other stockholders of West. These interests are described under “Special Factors—Interests of Officers and Directors in the Merger.”

Mr. Barker did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Mr. Barker believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated West stockholders and expressly adopts the analyses and the opinion of Goldman Sachs and the special committee, including the conclusion of Morgan Stanley, among other factors considered, in reaching his determination as to the fairness of the transactions contemplated by the merger agreement (see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”). Mr. Barker did not give any weight to the book value or the liquidation value of West because it was not meaningful in his analysis of the merger because the value of West as a going concern in a service business is not based on hard assets, but on the operation of such assets. Because the principal terms of the merger were negotiated by the independent special committee and its legal advisors, Mr. Barker does not believe that his interests in the merger influenced the decision of the special committee or the board with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Barker in connection with the fairness of the proposed merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Barker. Mr. Barker did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching his conclusion as to the fairness of the proposed merger. Rather, his fairness determination was made after consideration of all of the foregoing factors as a whole.

Position of Newco, THL Equity Fund VI and Quadrangle Capital II as to the Fairness of the Merger

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, Newco, THL Equity Fund VI and Quadrangle Capital II are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

None of Newco, THL Equity Fund VI, or Quadrangle Capital II participated in the deliberation process of the special committee or the board of directors of West and none of them participated in the conclusions of the special committee or the board of directors of West that the merger was fair to the unaffiliated West stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Newco, THL Equity Fund VI and Quadrangle Capital II found persuasive the conclusions of the board of directors and the special committee of West as to the substantive and procedural fairness of the merger to the unaffiliated West stockholders (see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).

While each of Newco, THL Equity Fund VI and Quadrangle Capital II believes that the merger is substantively and procedurally fair to West’s unaffiliated stockholders, they attempted to negotiate the terms of a transaction that would be most favorable to them, and not to such stockholders and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to such stockholders. None of Newco, THL Equity Fund VI or Quadrangle Capital II believes that it has or had any fiduciary duty to West or its stockholders, including with respect to the merger and its terms. West and its stockholders were, as described elsewhere in this proxy statement, represented by an independent special committee that negotiated on their behalf with the Newco Sponsors with the assistance of independent legal and financial advisors.

The position of Newco, THL Equity Fund VI and Quadrangle Capital II as to the fairness of the merger is not a recommendation to any stockholder as to how such stockholder should vote on the merger. None of Newco, THL Equity Fund VI and Quadrangle Capital II makes any recommendation as to how West’s stockholders should vote their shares relating to the merger or any related transactions.

Purposes, Reasons and Plans for West after the Merger

The purpose of the merger for West is to enable its unaffiliated stockholders to immediately realize the value of their investment in West through the right to receive the all-cash merger consideration of $48.75 per share for each of their shares of West common stock, without interest, without assuming the risks set forth above in “—Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger.”

The West board has determined, based upon the reasons described under “—Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger,” that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of West and the holders of West common stock (other than Gary and Mary West and the management holders with respect to certain shares held by such management holders). The transaction has been structured as a cash merger in order to provide the unaffiliated West stockholders with cash for all of their shares and to provide a prompt and orderly transfer of ownership of West.

The purpose of the merger for Gary and Mary West is to enable them to immediately realize the value of a large portion of their investment in West through the right to receive $42.83 per share in cash for approximately 85% of the shares of West common stock held by them. At the request of the special committee so that the West stockholders (other than Gary and Mary West) could receive a higher cash price per share than the West stockholders (other than Gary and Mary West) would otherwise have received if all West stockholders received the same amount of cash consideration, Gary and Mary West agreed to receive such lower per share cash price. As discussed under “Special Factors—Background of the Merger”, Gary and Mary West only agreed to convert the remaining 15% of their shares of West common stock into shares of the surviving corporation because they were requested to do so by the special committee and THL. The special committee made such request following its negotiations with the equity sponsors in which the sponsors required such conversion to enable the sponsors to offer a higher per share price for West.

For the management holders, including Mr. Barker, the purpose of the merger is to allow them to immediately realize the value of a portion of their respective holdings in West and, through their respective retention of an equity investment, to benefit from any future earnings and growth of West after its common stock ceases to be publicly traded. The management holders believe that public company status imposes a number of limitations on West and its management in conducting West’s operations, including restraints associated with meeting the expectations of market analysts and the costs of being a publicly traded company. Accordingly, one of the purposes of the merger for the management holders is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable West to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

For THL Equity Fund VI and Quadrangle Capital II, the purpose of the merger is to allow them to own equity interests in West and to bear the rewards and risks of such ownership after West’s common stock ceases to be publicly traded. For Newco, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. As described under “Special Factors—Background of the Merger”, THL and/or the Newco Sponsors were in discussions with West periodically since January 2005 regarding the possible acquisition of equity interests in West. The decision to undertake the transaction at this time represents the culmination of such discussions, as more specifically described in such section.

It is expected that, upon the completion of the merger, the operations of West will be conducted substantially as they are currently being conducted, except that West will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. Except as described elsewhere in this proxy statement, Newco has advised West that, other than as may be required to obtain the financing necessary to complete the merger, it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving West’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or purchase, sale or transfer of a material amount of assets. We expect, however, that following the merger, West’s management will continuously evaluate and review West’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of West. As a result, the management of West following the merger expressly reserves the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

Certain Effects of the Merger

Conversion of Outstanding West Common Stock and Cancellation of Stock Options

If the merger agreement is adopted by West’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, Newco will be merged with and into West, with West continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of West common stock (other than shares held by Gary and Mary West, certain shares held by the management holders and shares owned by stockholders who are entitled to and who properly exercise their appraisal rights under Delaware law) will be cancelled and converted into the right to receive $48.75 in cash, without interest. Shares held by Gary and Mary West will be treated as follows: (i) approximately 85% of their current West common stock, or approximately 33.8 million shares, will be cancelled and converted into the right to receive $42.83 per share in cash, without interest and (ii) the remaining 15% of their West common stock, or approximately 5.8 million shares, will be converted into 2.5 million shares of Class L common stock and 20 million shares of Class A common stock of the surviving corporation. The number of West shares being converted into shares of the surviving corporation by Gary and Mary West was determined by dividing $250 million (the agreed upon retained equity amount) by $42.83 (the per share cash price being paid to Gary and Mary West for their remaining shares). The $250 million retained equity amount will be converted into the same classes of shares in the surviving corporation received by, at the same price paid by, the equity investors in Newco. This will result in Gary and Mary West holding both Class A and Class L shares in the surviving corporation. They will hold approximately 24.7% of the Class L shares outstanding on the date of the closing of the merger based on a preliminary estimate of equity investments in Newco of $762.4 million. These Class L shares will be entitled to a priority return preference equal to a $90 per share base amount plus an amount sufficient to generate a 12% internal rate of return on such base amount from the date of the closing of the merger until the liquidation preference is paid in full. Based on the same preliminary estimate of equity investments in Newco and taking into account the approximately 11% of the surviving corporation’s Class A shares (which are not entitled to a priority return preference) that will be allocated to restricted stock and option awards, it is expected that Gary and Mary West will hold approximately 22% of the Class A shares. For a discussion of the special committee’s consideration of Gary and Mary West’s economics in the proposed transaction relative to the public stockholders at its meeting on May 30, 2006, see “Special Factors—Background of the Merger” beginning on page 22. The different treatment of shares held by Gary and Mary West was requested by the special committee of West’s board as a result of its negotiations with Newco in order to deliver a higher cash price per share to West stockholders (other than Gary and Mary West). In addition, pursuant to the merger agreement, certain members of management are granted an opportunity to elect to convert all or a portion of the shares held by such persons into shares of the surviving corporation. Each share which is so converted into shares of the surviving corporation will be converted into 3.90 shares of Class A common stock and 0.4875 shares of Class L common stock.

Except for certain options held by the management holders, each outstanding option to purchase West common stock will be cancelled when the merger takes effect, in consideration for which the holder promptly will be entitled to receive a cash payment in an amount (if any) equal to the product of (x) the number of shares of West common stock subject to such option and (y) the excess, if any, of $48.75 over the exercise price per share of West common stock subject to such option. Payments will be reduced by all applicable federal, state and local taxes required to be withheld.

Subject to Newco’s approval, certain members of management may elect that certain of their outstanding West stock options will not be cancelled in exchange for a cash payment, as described above, but instead will be converted into options to purchase shares of Class A common stock and Class L common stock in the surviving corporation. The conversion of such options would be based on the per share cash consideration being paid to the West stockholders (other than Gary and Mary West) in the merger, and would preserve the spread value of the options.

Effect on Ownership Structure of West; Beneficial and Detrimental Effects

After the merger, West will no longer be a publicly traded company. After the merger, West will be owned by equity funds sponsored by THL and Quadrangle Group, Gary and Mary West and the management holders. The members of the investor group have the right to transfer a portion of their prospective interest in Newco in certain circumstances.

The benefit of the merger to unaffiliated West stockholders (who do not exercise appraisal rights under Delaware law) is the right to receive $48.75, without interest, in cash per share for their shares of West common stock. The stockholders will additionally be able to sell their shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or a decrease in West’s enterprise value. The detriments are that current stockholders, other than Gary and Mary West and the management holders in respect of their retained shares, will cease to have ownership interests in West or rights as stockholders. Therefore, current stockholders, other than Gary and Mary West and the management holders in respect of their retained shares, will no longer benefit from any increases in West’s value, nor will they participate in any earnings or growth of West following the merger. Further, the receipt of the cash merger consideration for West common stock will be a taxable transaction for federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences.”

A benefit of the merger to Newco, THL Equity Fund VI, Quadrangle Capital II, Gary and Mary West, the management holders and the surviving corporation’s other stockholders is that West will be returned to private ownership and operated as a private company. As a privately-held company, information concerning West and its operations, financial results and directors and officers will no longer be generally available to competitors. Future earnings and growth will be solely for the benefit of the surviving corporation’s stockholders, including Gary and Mary West and the management holders, and not for the benefit of other current stockholders. Any anticipated cost savings associated with West becoming a private company will benefit stockholders at that time and not the current unaffiliated West stockholders. Following the merger, West’s management and certain other employees will be able to eliminate the time devoted to matters that relate exclusively to West having publicly traded equity securities and will be able to focus on the business and operations of West. Detriments of the merger to Gary and Mary West, the management holders and the surviving corporation’s other stockholders include the lack of liquidity for West common stock following the merger, the risk that West will decrease in value following the merger, the incurrence of significant additional debt and the payment by West of transaction costs and fees and expenses relating to the merger and financing transactions. See “—Financing” and “—Estimated Fees and Expenses of the Merger.”

Effect on Listing; Registration and Status of West Common Stock

West common stock is registered as a class of equity securities under the Exchange Act and is quoted on the Nasdaq National Market under the symbol “WSTC.” After the merger, West common stock will cease to be traded on the Nasdaq National Market, and price quotations with respect to sales of shares of West common stock in the public market will no longer be available. In addition, registration of West common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act no longer applicable to West. In addition, West will no longer be required to file periodic reports with the SEC on account of its common stock after the effective time of the merger. However, if West, as the entity surviving the merger, completes a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Effect on Organization and Management of West

At the effective time of the merger, the directors of Newco will become the directors of West, the surviving corporation in the merger. In addition, at the effective time of the merger, the officers of West will remain the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

At the effective time of the merger, the certificate of incorporation of West will be amended and restated in its entirety pursuant to the merger agreement in the form attached hereto as Annex F. and as so amended will be the certificate of incorporation of West after the effective time of the merger. In addition, at the effective time of the merger, the bylaws of West shall be the bylaws of the surviving corporation until thereafter changed or amended.

Effects on West if the Merger Is Not Completed

In the event that the merger agreement is not adopted by West’s stockholders or if the merger is not completed for any other reason, West stockholders will not receive any payment for their shares of West common stock. Instead, West will remain a public company, its common stock will continue to be listed and traded on the Nasdaq National Market and West stockholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of West common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your West common stock, including the risk that the market price of West common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board will evaluate and review the business operations, properties, dividend policy and capitalization of West, and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by West’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to West will be offered or that the business, prospects or results of operations of West will not be adversely impacted.

West and Newco may terminate the merger agreement under certain circumstances, including if West’s board changes its recommendation to the stockholders as required by its fiduciary duties under applicable law

(with or without the presence of a superior alternative transaction). In specified circumstances, if the merger agreement is terminated before the effective time of the merger, West has agreed to pay Newco a fee of $93 million and reimburse up to $15 million of Newco’s documented and reasonable expenses. In certain other specified circumstances, if the merger agreement is terminated before the effective time of the merger, West has agreed to pay Newco a fee of $67 million and reimburse up to $15 million of Newco’s documented and reasonable expenses. Newco has agreed to pay West a fee of $67 million if the merger agreement is terminated by Newco because Newco fails to obtain the proceeds of one or more debt financings contemplated by the debt commitment letters (unless Newco’s failure to fulfill its obligations under the merger agreement resulted in the failure to receive such financing). Newco has also agreed to pay West a fee of $93 million if West terminates the merger agreement due to an uncured breach by Newco (other than Newco’s failure to receive the necessary debt financing not caused by such breach by Newco). See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 101. Pursuant to the merger agreement, Thomas H. Lee Equity Fund VI, L.P. and Quadrangle Capital Partners II LP, the private equity funds that currently own Newco, have entered into limited guarantees guaranteeing Newco’s payment obligations to West.

Financing

Debt Financing

Newco has received an amended and restated debt commitment letter, dated as of August 22, 2006, from Lehman Commercial Paper Inc., Lehman Brothers Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holding, LLC and Wachovia Capital Markets, LLC (collectively, the “Debt Financing Sources”) to provide up to $3.4 billion of debt financing.

The committed debt financing includes $2.3 billion of senior secured credit facilities and $1.1 billion of senior subordinated interim loans under a bridge facility to be made available to West for the purpose of financing the merger, refinancing certain existing indebtedness of West and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries.

The documentation governing the senior facilities and the bridge facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the bridge facility are subject to, among other things:

•	the consummation of the merger in accordance with applicable law and the merger agreement no later than December 31, 2006 (and no provision thereof being waived or modified in a manner material and adverse to the lenders without the consent of the Debt Financing Sources);

•	the absence of certain events which are substantially similar to the events constituting a material adverse effect;

•	the receipt by the lenders under the debt financing of a solvency certificate from the chief financial officer of West;

•	payment of required fees and expenses; and

•	other customary conditions.

Senior Secured Credit Facilities

West will be the borrower under the senior secured credit facilities, which will be comprised of a $250 million revolving credit facility with a term of six years and a $2,050 million term loan facility with a term of seven years. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

Loans under the senior secured facilities are expected to bear interest, at the borrower’s option, at (a) a base rate (equal to the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (ii) the federal funds effective rate from time to time plus 0.50%) or (2) a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin, which will be subject to reduction pursuant to a leverage-based pricing grid.

The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and required to make mandatory prepayments of term loans with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) issuances of debt (other than permitted debt), (3) a percentage of the borrower’s excess cash flow (to be defined). The term loans are expected to be repaid in equal quarterly installments of 0.25%, with the balance payable on the final maturity date of the term loans.

All obligations under the senior secured credit facilities will be guaranteed by each of West’s existing and future direct and indirect, wholly-owned domestic restricted subsidiaries other than immaterial subsidiaries, certain specified subsidiaries and subsidiaries prohibited by applicable law.

The obligations of the borrower and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all present and future assets of the borrower and the guarantors. If the security cannot be provided (or perfected) at closing without undue burden or expense, the delivery (or perfection) of the security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date.

The senior secured credit facilities will contain customary representations and warranties, customary affirmative and negative covenants, a maximum total net leverage ratio and a minimum cash interest coverage ratio. The senior secured facilities will also include customary events of defaults, including change of control to be defined.

High Yield Debt Financing - Bridge Facility

West is expected to issue $550 million aggregate principal amount of senior subordinated notes and $550 million aggregate principal amount of senior unsecured notes, in each case under Rule 144A under the Securities Act.

To the extent West does not complete the offering of all or any of the notes on or prior to the closing of the merger, West will borrow up to $1,100 million in senior subordinated increasing rate loans under a bridge facility to be provided by the Debt Financing Sources. An amount of such loans to be agreed may be in the form of senior increasing rate loans. The initial loans under the bridge facility will mature on the first anniversary of the closing of the merger.

The maturity of any bridge loans that are not paid in full on or before the first anniversary of the merger will be automatically extended to the tenth anniversary of the closing of the merger (or the eighth anniversary of the closing of the merger in the case of any senior bridge loans). Subject to certain conditions, the holders of the outstanding extended loans under the bridge facility may elect to exchange such loans for exchange notes issued under an indenture that complies with the Trust Indenture Act of 1939, as amended.

All obligations under the bridge facility will be guaranteed by the same subsidiaries of West that guarantee the senior secured credit facilities. The bridge facility will be unsecured. The bridge facility will contain customary representations and warranties, customary affirmative covenants and negative covenants customary for high yield financings. The bridge facility will also include events of defaults customary for high yield financings.

Equity Financing

Pursuant to an equity commitment letter with each of Thomas H. Lee Equity Fund VI, L.P. and Quadrangle Capital Partners II LP, such investors have severally agreed to contribute an aggregate of up to $762.4 million in cash to Newco, which amount would constitute the equity portion of the merger financing. This amount may be reduced and replaced by equity contributions made by other investors who participate as equity investors in the transaction with the investor group in Newco. The commitment of each member of the investor group pursuant to the equity commitment letters are as follows:

Equity Investor	Commitment
Thomas H. Lee Equity Fund VI, L.P.	$637,400,000
Quadrangle Capital Partners II LP	$125,000,000

Total	$762,400,000

The commitment of each member of the investor group is subject to satisfaction of all conditions precedent to the obligations of Newco to consummate the merger under the merger agreement, and to the substantially contemporaneous consummation of the merger and funding of the debt financing. Each member of the investor group may allocate all or a portion of its investment to affiliates. Neither we nor any other person or entity other than Newco has any rights under the equity commitment letters.

Each member’s equity commitment will terminate upon the earliest of:

•	December 31, 2006, if the merger is not completed by that date;

•	termination of the merger agreement pursuant to its terms; and

•	such time as West or any of its affiliates asserts in any litigation or other proceeding any claim against any limited guarantee of any member of the investor group issued in connection with the merger agreement.

Guarantees; Remedies

In connection with the merger agreement, each of Thomas H. Lee Equity Fund VI, L.P. and Quadrangle Capital Partners II LP agreed to irrevocably and unconditionally guarantee to West the payment by Newco of its obligations to West arising under, or in connection with, the merger agreement, including, without limitation, all damages payable by Newco to West arising from any failure by Newco to comply with the terms of the merger agreement and any fee payable by Newco pursuant to Section 7.5(c) of the merger agreement, which section relates to Newco’s obligation to pay West $93 million in the event of certain breaches or $67 million in the event that Newco fails to receive the proceeds of one or more debt financings contemplated by the debt commitment letters. The maximum aggregate liability of each fund may not exceed its respective pro rata share of $93 million, and West agreed with each fund that the fund shall in no event be required to pay more than such proportionate maximum amount under or in respect of the limited guarantee.

We cannot seek specific performance to require Newco to complete the merger, and our sole and exclusive remedy in respect of any liabilities or obligations arising under or in connection with the merger agreement is recourse against Newco and the fund guarantors for $93 million or $67 million, as the case may be, in the circumstances described above.

Interests of Officers and Directors in the Merger

In considering the recommendations of the special committee and our board with respect to the merger, you should be aware that certain executive officers and directors of West have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The special committee and our board were aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “—Background of the Merger.”

Change in Control Severance Agreements

On May 31, 2006, the board authorized West to enter into change in control severance agreements with certain executive officers and other key employees of West, referred to as the change in control agreements in this proxy statement.

Based on the recommendation of the compensation committee of the board, the board authorized the change in control agreements in recognition of the importance to West and its stockholders of assuring that West has the continued dedication and full attention of certain key employees prior to and after the consummation of the merger.

An employee who enters into a change in control agreement is entitled to the following severance benefits if the employee’s employment with West terminates during the two-year period following the consummation of the merger for any reason other than cause, resignation without good reason, death or disability (as such terms are defined in the change in control agreement) or if the employee’s employment is terminated by West without cause prior to the consummation of the merger at the direction or request of Newco:

•	any unpaid base salary and bonus;

•	a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the year in which the merger is consummated;

•	a lump sum payment equal to (i) the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the merger) if the employee is a Tier 3 or 4 employee, (ii) a lump sum payment equal to two times such sum if the employee is a Tier 2 employee or (iii) a lump sum payment equal to three times such sum if the employee is a Tier 1 employee;

•	continued benefit coverage for the employee and his or her dependents for a period of (i) one year after the date of termination if the employee is a Tier 3 or 4 employee, (ii) two years after the date of termination if the employee is a Tier 2 employee or (iii) three years after the date of termination if the employee is a Tier 1 employee;

•	accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, or other equity-based award) held by the employee, with any applicable performance goals deemed satisfied at the target level; and

•	outplacement assistance for a period of (i) six months if the employee is a Tier 3 or 4 employee or (ii) 12 months if the employee is a Tier 1 or 2 employee, but having a cost not in excess of $15,000 per employee.

Thomas B. Barker is a Tier 1 employee. Nancee R. Berger is a Tier 2 employee. J. Scott Etzler, Paul M. Mendlik, Steven M. Stangl, James F. Richards, Mark V. Lavin, Jon R. Hanson, Michael M. Sturgeon and Michael E. Mazour are Tier 3 and 4 employees.

The severance benefits under the change in control agreement are in lieu of any consulting compensation paid under the employee’s existing employment agreement, but the employment agreement, including the confidentiality, noncompetition and developments covenants therein, remains in effect. If payments to the employee under the change in control agreement or any other plan or agreement would cause the employee to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, either the payments will be reduced, if a reduction constitutes less than 10% of the aggregate after-tax proceeds to the employee absent the reduction, or the employee will receive a gross-up payment in an amount equal to the excise tax and all taxes on the gross-up payment.

The following table shows the amount of potential cash severance payable to the executive officers with whom West expects to enter into a change in control agreement, assuming a July 4, 2006 termination under circumstances entitling the executive officer to severance.

Executive Officers	Position	Amount of Potential Cash Severance Payment(1)
Thomas B. Barker	Chief Executive Officer	$10,078,546

Nancee R. Berger	President and Chief Operating Officer	$4,527,087

J. Scott Etzler	President—InterCall, Inc.	$875,000

Paul M. Mendlik	Executive Vice President—Finance, Chief Financial Officer and Treasurer	$1,338,614

Steven M. Stangl	President—Communication Services	$850,000

James F. Richards	President—West Asset Management, Inc.	$1,688,876

Mark V. Lavin	President—West Telemarketing, LP	$700,000

Jon R. Hanson	Executive Vice President—Administrative Services and Chief Administrative Officer	$538,000

Michael M. Sturgeon	Executive Vice President—Sales and Marketing	$535,000

Michael E. Mazour	President—West Business Services, LP	$525,000

Management participants as a group (13 persons, including those listed above)		$24,417,247

(1)	Excludes the value of certain continued health and other benefits, but includes an estimated gross-up payment relating to excise taxes under Section 4999 of the Internal Revenue Code.

Senior Management Transaction Bonus Plan

On May 31, 2006, based on the recommendation of the compensation committee, the board adopted a Senior Management Transaction Bonus Plan for the benefit of certain executive officers and other key employees of West.

The board adopted the Senior Management Transaction Bonus Plan in recognition of the importance to West and its stockholders of assuring that West has the continued dedication and full attention of certain key employees prior to the consummation of the merger and to reward such key employees for their contributions toward a successful completion of the merger.

If a participant continues in employment through the consummation of the merger or is terminated by West without cause prior to the consummation of the merger at the direction or request of Newco, such participant will be eligible for a transaction incentive bonus consisting of a base and discretionary amount. It is the compensation committee’s current intention to award the maximum discretionary transaction incentive bonuses, as set forth in the following table, provided the participants satisfy the eligibility requirements.

Executive Officers	Amount of Transaction Incentive Bonus
Thomas B. Barker	$770,000
Nancee R. Berger	$568,750
J. Scott Etzler	$250,000
Paul M. Mendlik	$500,000
Steven M. Stangl	$250,000
James F. Richards	$250,000
Management participants as a group (9 persons, including those listed above)	$3,838,750

Senior Management Retention Plan

On May 31, 2006, based on the recommendation of the compensation committee, the board adopted a Senior Management Retention Plan for the benefit of certain executive officers and other key employees of West.

The board adopted the Senior Management Retention Plan in recognition of the importance to West and its stockholders of assuring that West has the continued dedication and full attention of certain key employees after the consummation of the merger and to reward such key employees for their contributions toward a successful completion of the merger.

If a participant continues employment through the one-year anniversary of the consummation of the merger, the participant will be eligible for a retention bonus in an amount generally equal to 100% of the participant’s annual cash compensation (2006 base salary and target bonus). Fifty percent of such retention bonus will be paid within three business days after the six-month anniversary and the remainder will be paid within three business days after the one-year anniversary of the consummation of the merger. If the employee’s employment is terminated by West without cause (as defined in the Senior Management Retention Plan) prior to the payment of the full amount of the retention bonus, then the employee will receive the unpaid portion of the retention bonus in a lump sum cash payment. The following table shows the amount of retention bonuses that would become payable to the executive officers, provided they satisfy the eligibility requirements.

Executive Officers	Amount of Retention Bonus
Thomas B. Barker	$2,200,000
Nancee R. Berger	$1,625,000
J. Scott Etzler	$875,000
Paul M. Mendlik	$765,000
Steven M. Stangl	$850,000
James F. Richards	$750,000
Mark V. Lavin	$700,000
Jon R. Hanson	$538,000
Michael M. Sturgeon	$535,000
Michael E. Mazour	$500,000
Management participants as a group (13 persons, including those listed above)	$11,823,000

West Stock Options and Restricted Stock

Pursuant to the terms of West’s Amended and Restated 1996 Stock Incentive Plan and the 2006 Stock Incentive Plan and the awards granted thereunder, all outstanding stock options will become fully vested and exercisable and all outstanding shares of restricted stock will fully vest in connection with the merger. Except as described below in “—Retention of Management Shares,” each outstanding option to purchase West common stock will be cancelled as of the effective time of the merger, in consideration for which the holder promptly will be entitled to receive a cash payment in an amount (if any) equal to the product of (x) the number of shares of West common stock subject to such option and (y) the excess, if any, of $48.75 over the exercise price per share of West common stock subject to such option. Payments will be reduced by all applicable federal, state and local taxes required to be withheld.

The table below sets forth, as of June 30, 2006, for each director and executive officer, (a) the number of shares subject to vested options for West common stock held by such person, (b) the cash payment the director or executive officer would receive in cancellation of such vested options (without regard to deductions for taxes and without regard to the retention described under “—Retention of Management Shares” below), (c) the number of shares subject to additional options held by such person that will vest upon the effectiveness of the merger, (d) the cash payment the director or executive officer would receive in cancellation of such additional options (without regard to deductions for taxes and without regard to the retention described under “—Retention of Management Shares” below), (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate payment for all such vested options and options that will vest as a result of the merger (without regard to deductions for taxes and without regard to the retention described under “—Retention of Management Shares” below).

Directors and Executive Officers	Vested Options		Options that Will Vest as a Result of the Merger		Total
Name	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Thomas B. Barker	1,179,715	$41,569,941	209,307	$5,122,126	1,389,022	$46,692,067
Nancee R. Berger	515,242	$17,051,667	164,599	$3,999,781	679,841	$21,051,448
Steven M. Stangl	29,285	$694,710	128,922	$3,181,799	158,207	$3,876,509
Paul M. Mendlik	51,469	$1,221,364	87,499	$2,087,374	138,968	$3,308,738
J. Scott Etzler	40,875	$773,850	120,625	$1,533,888	161,500	$2,307,738
William E. Fisher	10,000	$115,750	20,000	$183,030	30,000	$298,780
George H. Krauss	6,000	$46,300	20,000	$183,030	26,000	$229,330
Greg T. Sloma	33,000	$799,840	20,000	$183,030	53,000	$982,870
Gary L. West	—	—	—	—	—	—
Mary E. West	—	—	—	—	—	—
Jon R. Hanson	16,072	$336,946	93,211	$2,240,793	109,283	$2,577,739
Mark V. Lavin	54,298	$1,848,656	72,672	$1,925,737	126,970	$3,774,393
Michael E. Mazour	17,857	$420,118	71,424	$1,882,051	89,281	$2,302,169
James F. Richards	4,688	$68,199	54,684	$839,184	59,372	$907,383
Michael M. Sturgeon	13,392	$320,003	63,836	$1,569,026	77,228	$1,889,029
Management participants as a group (18 persons, including those listed above)	2,170,076	$70,232,926	1,331,966	$27,876,510	3,502,042	$98,109,436

The table below sets forth, as of June 30, 2006, for each director and executive officer (a) the number of shares of restricted stock held by such person that will fully vest and become unrestricted as a result of the merger and (b) the total cash payment to the directors and executive officers with respect to those shares in connection with the merger.

Name	(a) Shares that Will Vest and Become Unrestricted as a Result of the Merger	(b) Payment
Thomas B. Barker	3,925	$191,348
Paul M. Mendlik	32,000	$1,560,000
Management participants as a group (3 persons, including those listed above)	65,878	$3,211,557

Acceleration of Certain Accounts

All accounts under West’s Restated Nonqualified Deferred Compensation Plan, Executive Retirement Savings Plan and Employee 401(k) Retirement Plan will become fully vested in connection with the merger. The table below sets forth, as of June 30, 2006, for each executive officer the unvested amount credited to the account maintained for the benefit of such executive officer under each of these plans which will become vested as a result of the merger.

Name	Restated Nonqualified Deferred Compensation Plan	Executive Retirement Savings Plan	Employee 401(k) Retirement Plan
Thomas B. Barker	$64,010	—	—
Nancee R. Berger	—	—	—
Steven M. Stangl	$56,088	—	—
Paul M. Mendlik	$252,143	$5,302	$1,934
J. Scott Etzler	$24,784	—	—
William E. Fisher	—	—	—
George H. Krauss	$34,518	—	—
Greg T. Sloma	$50,717	—	—
Gary L. West	$44,794	—	—
Mary E. West	$22,404	—	—
Jon R. Hanson	$2,411	—	—
Mark V. Lavin	$61,947	—	—
Michael E. Mazour	$36,233	—	—
James F. Richards	$154,437	—	—
Michael M. Sturgeon	$35,173	—	—
Management participants as a group (24 persons, including those listed above)	997,681	$10,501	$1,934

Retention of Management Shares

In connection with the merger, certain executive officers are permitted to convert shares of West common stock which they own into shares of the surviving corporation following the effectiveness of the merger. The number of shares received pursuant to such conversion would be based on the per share cash consideration being paid to the West stockholders (other than Gary and Mary West) in the merger. Each share of West common stock would convert into 3.90 shares of Class A Common Stock and .4875 shares of Class L Common Stock.

Thomas B. Barker has agreed to convert a number of shares of West common stock into shares of the surviving corporation. The number of such shares, when combined with the number of shares subject to stock options that Mr. Barker has elected to exchange for options to purchase shares of the surviving corporation and the number of share units credited to Mr. Barker’s account under the Nonqualified Deferred Compensation Plan which he has elected to convert into units measured by the shares of the surviving corporation, will have an aggregate value of $15 million. It is currently estimated that Mr. Barker will convert approximately 35,365 shares of West common stock into 137,924 shares of Class A Common Stock and 17,240 shares of Class L Common Stock. Paul M. Mendlik has agreed to convert 6,031 shares of West common stock into 23,521 shares of Class A Common Stock and 2,940 shares of Class L Common Stock.

Newco also has agreed to permit certain executive officers to elect that certain of their outstanding West stock options will not be cancelled in exchange for a cash payment, as described above in “—West Stock Options and Restricted Stock,” but instead will be converted into options to purchase shares of the surviving corporation following the effectiveness of the merger. The election has been limited to options that are vested immediately prior to the effectiveness of the merger and have an expiration date later than December 31, 2008. The conversion of such options is based on the per share cash consideration being paid to the West stockholders (other than Gary and Mary West) in the merger, and would preserve the spread value of the options. The table below sets forth the number of shares of West common stock subject to outstanding options which executive officers have elected to convert into options to purchase shares of the surviving corporation, and the number of shares of the surviving corporation that would be subject to the converted options.

Name	Shares of West Common Stock Subject to Options to be Converted	Shares of Class A Common Stock Subject to Substitute Options	Shares of Class L Common Stock Subject to Substitute Options	Approximate Percentage Ownership of Surviving Corporation
Thomas B. Barker	400,697	1,293,088	161,636	1.61
Nancee R. Berger	123,271	349,456	43,682	0.43
J. Scott Etzler	26,250	42,184	5,273	0.05
Paul M. Mendlik	63,969	178,360	22,295	0.22
Steven M. Stangl	42,679	115,888	14,486	0.14
Mark V. Lavin	30,057	103,504	12,938	0.13
Jon R. Hanson	25,894	63,872	7,984	0.08
Michael M. Sturgeon	20,091	54,656	6,832	0.07
Michael E. Mazour	25,000	68,736	8,592	0.08
James Richards	9,376	15,960	1,995	0.02
Management participants as a group (13 persons, including those listed above)	968,671	2,879,888	359,986	3.58

Newco also has agreed to permit certain executive officers to elect that certain of the units credited to their accounts under West’s Restated Nonqualified Deferred Compensation Plan which are measured by either the value of West common stock or the value of certain mutual fund shares will be converted into units that are measured instead by the estimated value of shares of the surviving corporation. The conversion of stock units would be based on the per share cash consideration being paid to West stockholders (other than Gary and Mary West) in the merger. The table below sets forth the value of the Nonqualified Deferred Compensation Plan account balance amounts which executive officers have elected to convert to stock units measured by the value of shares of the surviving corporation, and the number of shares of the surviving corporation that would be credited to such executive officers’ accounts after the effectiveness of the merger.

Name	Approximate Value of Account Balance to be Converted (based on 8/18/06 account balances)	Approximate Class A Common Stock Units to be Credited to Account	Approximate Class L Common Stock Units to be Credited to Account	Approximate Percentage Ownership of Surviving Corporation
Thomas B. Barker	$2,457,973	196,640	24,580	0.24
Nancee R. Berger	$0	0	0	0
J. Scott Etzler	$137,524	11,000	1,375	0.01
Paul M. Mendlik	$478,190	38,256	4,782	0.04
Steven M. Stangl	$0	0	0	0
Mark V. Lavin	$0	0	0	0
Jon R. Hanson	$0	0	0	0
Michael M. Sturgeon	$58,538	4,680	585	0
Michael E. Mazour	$212,111	16,968	2,121	0.02
James Richards	$0	0	0	0
Management participants as a group (13 persons, including those listed above)	$3,770,731	301,656	37,707	0.37

Newco contemplates the adoption of restricted stock and stock option programs for certain of West’s executive officers and key employees, as described below in “—Additional Agreements—Letter Agreement with Mr. Barker.” It is contemplated that these awards will be made on a discretionary basis in the ordinary course of business. While the maximum number of shares allocated to the restricted stock and option awards will represent approximately 11% of the surviving corporation’s Class A Common Stock outstanding at closing, it is not known at this time how many shares will be awarded to West’s executive officers since such awards will be granted on a discretionary basis.

Other Interests of Directors and Officers

In 2006, non-employee directors will receive an annual retainer of $45,000, a payment of $12,000 for attendance at the company’s annual financial review meeting and $1,000 for each board meeting (other than scheduled board meetings as agreed upon annually by the board) and each special meeting (other than audit committee or compensation committee meetings) attended. In addition, West reimburses directors for all reasonable expenses incurred in connection with their attendance at board meetings. West also maintains a directors’ and officers’ liability insurance policy with respect to its directors and officers. Our independent directors are also granted options to purchase 10,000 shares of our common stock at each annual meeting. Newco has agreed to pay the fees and expenses of management’s counsel incurred in connection with this transaction.

It is contemplated that following the merger, Mr. Barker will serve as a director and Chief Executive Officer of the surviving corporation. For more information on Mr. Barker’s interests in the merger, see “Additional Agreements—Letter Agreement with Mr. Barker.”

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, in general, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses. Newco has agreed to pay the fees and expenses of management’s counsel incurred in connection with this transaction. If the merger agreement is terminated, West or Newco will, in certain circumstances, be liable for certain fees and expenses. See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement.” Fees and expenses incurred or to be incurred by West in connection with the merger are estimated at this time to be as follows:

Amount
Description	(in thousands)
Legal fees and expenses	$3,700
Accounting expenses	250
Financial advisory fees and expenses	22,800
Printing and mailing costs	130
Filing fees	359
Miscellaneous	300

Total	$27,539

These expenses will not reduce the merger consideration to be received by stockholders in the merger.

Additional Agreements

The Voting Agreement

In connection with the merger agreement, at the specific request of Newco, and as an inducement to Newco’s willingness to enter into the merger agreement, Gary and Mary West have entered into a voting agreement with Newco. Pursuant to the voting agreement, Gary and Mary West have agreed during the time the voting agreement is in effect, at every meeting of the stockholders of West or adjournment thereof or in any other circumstances upon which a vote or other approval is sought, to vote any of their shares of West common stock entitled to be voted at such meeting or to cause any such shares to be voted: (i) in favor of adoption of the merger agreement and the transactions contemplated thereby and (ii) against any extraordinary corporate transaction (other than the merger) and any other takeover proposal (as defined in the merger agreement).

The voting agreement and Gary and Mary West’s voting obligations thereunder will terminate upon the earlier to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger, (iii) the time at which the board or a committee thereof withdraws or modifies or proposes publicly to withdraw or modify its approval or recommendation of the merger or other transactions contemplated by the merger agreement in a manner adverse to Newco; approves, adopts or recommends or proposes publicly to approve, adopt, or recommend, any takeover proposal; makes any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer; or resolves or publicly proposes to take any of the actions in this part (iii) or (iv) the time at which Newco gives written notice of termination of the voting agreement to Gary and Mary West.

Further, Gary and Mary West have agreed during the time the voting agreement is in effect, not to, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of, or sell, transfer, assign, pledge, encumber or otherwise dispose of any of, their shares of West common stock or any other securities convertible into or exchangeable for shares of West common stock, or enter into any contract, option or other arrangement or understanding with respect thereto, other than (i) pursuant to the terms of the merger agreement or the voting agreement, (ii) pursuant to the terms of their open market sales plan prior to the termination thereof or (iii) with the prior written consent of Newco. Gary and Mary West agreed with Newco that they would terminate their open market sales plan promptly following, and in any event within five business days of, the date of the voting agreement. The open market sales plan was terminated by Gary and Mary West on June 7, 2006.

The foregoing description of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement, which is attached as Annex B to this proxy statement.

Letter Agreement with Gary and Mary West

In connection with the merger agreement, Newco and Gary and Mary West entered into a letter agreement to memorialize their mutual understanding regarding the terms of Gary and Mary West’s continuing ownership in West. The execution of a definitive agreement reflecting this understanding is a condition to the consummation of the merger.

•	Summary of A/L Structure. The term sheets to the letter agreement contemplate that funds sponsored by THL and Quadrangle Group, the management holders and Gary and Mary West will acquire a combination of Class A and Class L shares in exchange for cash or any Newco or West common stock converted into shares of the surviving corporation. Class L shares will be entitled to a priority return preference equal to a $90 per share base amount plus an amount sufficient to generate a 12% internal rate of return on such base amount from the date of the closing of the merger until the date the liquidation preference is paid in full. After the payment of the Class L preference and any debt obligations, Class A and Class L shares will participate equally with respect to dividends and other distributions. The term sheets further provide that Class A and Class L shares will be entitled to one vote per share. Class L shares will automatically convert to Class A shares in the case of an initial public offering and may be converted, at the election of the board of directors of the surviving corporation, to Class A shares in the case of a transfer of a majority of the common stock of the surviving corporation to a third party (other than THL and affiliates).

•	Summary of Stockholder Agreements. The term sheets to the letter agreement contemplate various agreements among THL funds and related entities (the THL investors), Quadrangle Group funds and related entities (the Quadrangle Group investors), the management holders and Gary and Mary West to govern the relationship between the stockholders of the surviving corporation as described below.

Governance Matters. The term sheets contemplate that the initial board of directors of the surviving corporation will consist of six members with the chief executive officer serving as a director, four directors designated by the THL investors and one director designated by the Quadrangle Group investors. The ability of the THL investors and the Quadrangle Group investors to designate directors will be adjusted to reflect changes in the ownership of the surviving corporation by the THL investors and the Quadrangle Group investors. In addition, prior to an initial public offering, all stockholders (other than Gary and Mary West) shall agree to vote as determined by the holders of a majority of all voting shares held by the THL investors and the Quadrangle Group investors, also referred to as the investor majority, on any change of control transaction, amendment to the certificate of incorporation or any increase in the authorized capital stock required in connection with a conversion of Class L shares into Class A shares.

Limitations on Transfer. The term sheets also contemplate that prior to the earlier of an initial public offering or a change of control transaction and subject to certain exceptions and the consent, depending on the ownership of the parties, of the investor majority or the board of directors of the surviving corporation, no stockholder shall transfer shares in the surviving corporation to another person. In addition, after an initial public offering and until such time when the THL investors and the Quadrangle Group investors hold less than 20% of all of the outstanding shares, except in connection with a registered public offerings or sales pursuant to Rule 144, no stockholder (other than the THL investors in certain circumstances) will be allowed to transfer any shares without first offering to transfer such shares to the THL investors and the Quadrangle Group investors. Prior to an initial public offering and subject to certain exceptions, stockholders will have the right to participate on a pro rata basis, in any transfers by the THL investors or the Quadrangle Group investors to a person who is not a permitted transferee. In addition, subject to certain exceptions, if the investor majority proposes to transfer shares that would result in a change of control at a time when the THL investors and the Quadrangle Group investors hold at least 25% of their initial shares, the investor majority may cause the other stockholders to transfer their shares on the same terms and conditions as those received by the investor majority. In such a transaction, each participating stockholder, including Gary and Mary West, will, among other things, be required to vote in favor and take other actions appropriate to approve such a transaction. The term sheets also contemplate that, following an initial public offering and subject to certain ownership thresholds, the THL investors, the Quadrangle Group investors, the management holders and Gary and Mary West will coordinate their efforts to transfer shares pursuant to Rule 144 in a manner that permits each to sell its pro rata share of any group volume limitation. Finally, the term sheets contemplate that until three years after an initial public offering and subject to certain ownership thresholds, the THL investors and the Quadrangle Group investors must provide at least ten days’ notice to stockholders that own more than 5% of the outstanding shares of any plans to distribute unregistered shares and to coordinate such distribution with the THL investors or the Quadrangle Group investors, as applicable.

Registration Rights. The term sheets contemplate that the investor majority may exercise demand rights to cause an initial public offering. In addition, the term sheets contemplate that if there is a secondary offering of shares in the initial public offering, Gary and Mary West, subject to certain limitations, will be entitled to participate in such offering. After an initial public offering, the investor majority will have, subject to piggy back demand registration rights, three demand registration rights and thereafter unlimited S-3 demand rights. If the investor majority has not initiated three post-initial public offering demand rights within four years after the initial public offering, then the THL investors, the Quadrangle Group investors and/or Gary and Mary West will have the right to exercise demand registration subject to certain exceptions. Following the first three demand registrations after the initial public offering, the THL investors, the Quadrangle Group investors or Gary and Mary West may exercise demand registration rights subject to certain exceptions. In connection with any public offering, each stockholder owning more than 3% of the outstanding shares will be bound by lock-up agreements for a certain period. The registration rights will generally terminate upon the transfer or sale of such shares.

Sponsor Management Agreement. West, as the surviving corporation, will enter into a management agreement with the THL investors’ and the Quadrangle Group investors’ respective management or advisory affiliates. The term sheets contemplate that a transaction fee of $40 million will be paid to and allocated between the THL and Quadrangle Group management companies. In addition, the term sheets contemplate a $4 million annual fee to be shared by the THL and Quadrangle Group management companies. The management agreement is terminable upon an initial public offering, change of control or at the election of the investor majority, subject in each case to a termination fee equal to the net present value of seven years of the annual management fee.

Restrictive Covenants. The term sheets contemplate that Gary and Mary West will enter into confidentiality, non-compete and non-solicitation agreements with respect to the surviving corporation.

Miscellaneous. The term sheets contemplate that prior to an initial public offering or a change of control, the THL investors, the Quadrangle Group investors, the management holders and Gary and Mary West, will be entitled to participate in any equity or debt offerings of the surviving corporation to the THL investors, the Quadrangle Group investors or Gary and Mary West. In addition, the term sheets contemplate that the surviving corporation will also have the right to purchase shares, subject to certain exceptions, from a management holder following the termination of such investor’s employment.

The letter agreement also describes a management equity program for senior executive officers. See “—Letter Agreement with Mr. Barker.” The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the letter agreement, which is attached as Schedule 2 to the merger agreement included as Annex A to this proxy statement.

Letter Agreement with Mr. Barker

Newco and Mr. Barker entered into a letter agreement to memorialize their mutual understanding regarding on-going management equity incentives following the closing. The letter agreement provides that Mr. Barker will invest $15 million in the surviving corporation and certain other senior executives will invest in the surviving corporation a portion of the proceeds they receive under the merger agreement. The letter agreement also sets forth Newco’s intention to adopt a restricted stock program for the senior members of the management team and a stock option program. As a condition to purchasing shares in the surviving corporation and participating in the restricted stock and option programs, management holders will be required to enter into a stockholders agreement. Attached to the letter agreement are term sheets that contemplate the A/L structure and the stockholders agreement. See “Additional Agreements—Letter Agreement with Gary and Mary West” beginning on page 78 for a description of each of the term sheets.

The letter agreement also contemplates the following management equity program:

•	The term sheets to the letter agreement contemplate that the surviving corporation will offer senior executive officers an opportunity to purchase Class A and Class L shares at closing, with an expected subscription by Thomas Barker, the chief executive officer of West, of $15 million. The term sheets also contemplate the adoption of a restricted stock program pursuant to which the surviving corporation will issue restricted stock. Approximately one-third of the restricted stock issuances will be subject to a five year vesting period. The remaining two-thirds of the restricted stock issuances will be subject to performance-based vesting. The surviving corporation will pay cash bonuses to certain of our executive officers and other key employees in connection with elections under Section 83(b) of the Internal Revenue Code with respect to restricted stock grants. It is also expected that the surviving corporation will adopt a stock option program with terms to be determined by the board of directors of the surviving corporation. Shares in the surviving corporation held by any member of management may, in certain circumstances, be repurchased by the surviving corporation in the event of such member’s departure from the surviving corporation. Additionally, any purchased shares (and, if applicable, retained shares) held by any member of management will be repurchased by the surviving corporation, to the extent permitted by the company’s credit agreement, in the event of such member’s death. The surviving corporation will pay reasonable expenses to management’s counsel with respect to the implementation of such management equity programs.

Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder require West and certain investors in Newco file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed on July 20, 2006 with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on August 9, 2006.

At any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The merger is also subject to regulatory filings and clearances in certain non-U.S. jurisdictions.

Certain Legal Proceedings Regarding the Merger

Polygon Litigation. By letter dated June 26, 2006 and addressed to the special committee of West’s board of directors, Polygon Global Opportunity Master Fund (“Polygon”) identified itself as a West stockholder and expressed concerns regarding certain terms of the merger agreement and whether consideration was given to the viability of alternatives to the transactions contemplated by the merger agreement. In that letter, Polygon advised West that it may take certain actions to prevent the consummation of the transactions contemplated by the merger agreement. On June 28, 2006, West received a letter from Polygon demanding inspection and copying of several broad categories of West’s books and records, which purportedly relate to the transactions contemplated by the merger agreement. By letter dated July 6, 2006, West advised Polygon that its demand did not comply with Section 220 of the DGCL (“Section 220”) in a number of respects and failed to involve a proper purpose for the inspection sought. Polygon sent a revised demand to West by letter dated July 11, 2006. By letter dated July 18, 2006, West advised Polygon that although the revised demand corrected certain clear technical deficiencies in the prior demand, it still did not comply with Section 220 and still failed to involve a proper purpose for the inspection sought. Polygon and West exchanged additional correspondence regarding the revised demand by letters dated July 26, 2006 and July 28, 2006, respectively.

On July 31, 2006, Polygon commenced an action against West, captioned Polygon Global Opportunity Master Fund v. West Corporation, in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleges, among other things, that Polygon has complied with the statutory demand requirements of Section 220, and that Polygon’s purposes for the inspection sought include: (i) valuing its West stock, (ii) evaluating whether members of West’s special committee or board have breached their fiduciary duties in approving the merger agreement, and (iii) communicating with other West stockholders regarding the vote on the merger agreement. The complaint seeks an order compelling West to permit the inspection sought and an award of Polygon’s costs and expenses. A trial date of September 21, 2006 has been set. West denies that Polygon’s demand is proper under Section 220 and intends to vigorously defend the litigation.

Nebraska Litigation. On July 20, 2006, a putative class action captioned Lee v. Barker, et al., was filed in the District Court of Douglas County, Nebraska. The complaint names as defendants Thomas B. Barker, Gary L. West, Mary E. West, George H. Krauss, William E. Fisher, Greg T. Sloma and West Corporation. The complaint alleges, among other things, that the defendants have breached fiduciary duties owed to West’s stockholders by negotiating the merger agreement at a price that the plaintiff alleges to be inadequate, by negotiating the merger agreement under which Gary and Mary West and certain members of management retain a portion of their stock in West, and by negotiating a merger agreement that does not contain a “majority of the minority” provision. The complaint seeks, among other things, to enjoin the stockholder vote on the merger agreement. In the alternative, the complaint seeks damages if the merger agreement is approved by West’s stockholders and the transactions contemplated by the merger agreement are completed. The Company has filed a motion to dismiss the complaint that is scheduled for October 26, 2006. West denies any wrongdoing and intends to vigorously defend the litigation.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of West common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of West common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of West common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of West common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of West common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, and this summary does not address the tax consequences of the merger under state, local or foreign tax laws. This summary does not address the U.S. federal income tax consequences of the merger to Gary and Mary West or other holders who, following the merger, continue directly or indirectly to hold stock of West or the surviving corporation.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of West common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the West common stock surrendered. Any such gain or loss generally will be capital gain or loss if the West common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the West common stock for more than one year prior to the effective time of the merger. If the holder has held the West common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, it is possible that all or a portion of the excess of the cash received by a stockholder over the stockholder’s pro rata share of the total consideration in the merger might be treated as an inducement payment to facilitate the merger, taxable as ordinary income, in which case the foregoing rules would apply to the remainder of the cash received by the stockholder. Each stockholder should consult its individual tax advisor.

Dissenting Stockholders

Our stockholders who perfect appraisal rights with respect to the merger, as discussed under the heading “Appraisal Rights” beginning on page 112, and who receive cash in respect of their shares of our common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the West common stock surrendered. Each such stockholder should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of our common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of our common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of our common stock.

Accounting Treatment of Transaction

We expect that, for financial reporting purposes, the merger will be accounted for as a leveraged recapitalization, pursuant to which the historical bases of West’s assets and liabilities will be preserved following the merger. However, we are currently reviewing the accounting treatment with the staff of the Securities and Exchange Commission and it is possible that the merger could be accounted for as a purchase, pursuant to which, following the merger, West’s assets and liabilities would be reflected at their fair market value as of the date of the merger.

Financial Projections

While West generally provides guidance in December of each calendar year for the following fiscal year, West does not, as a matter of course, publicly disclose projections of future financial performance, earnings or other results for periods beyond such period. We include in this proxy statement the following projections only because they were provided by West’s management to Newco and other interested parties who executed confidentiality agreements. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither West’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Newco and Gary and Mary West did not prepare the enclosed projections. Moreover, Newco may have varied some of the assumptions underlying the projections for purposes of its own analysis. Furthermore, the projections:

•	necessarily make numerous assumptions (as discussed below), many of which are beyond the control of West and may not prove to have been, or may no longer be, accurate;

•	except as indicated below, do not necessarily reflect revised prospects for West’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that they will be achieved.

West made a number of assumptions in preparing the financial projections, including the following, which constitutes all of our material assumptions:

Consolidated

•	Revenue growth of 12.1%, 9.3%, 8.7%, and 9.0% for the years 2007, 2008, 2009, 2010 respectively.

•	Operating income margins of 18.2%, 19.2%, 19.8%, and 20.8% for the years 2007, 2008, 2009, 2010 respectively. The increase in operating income margins is due to shifts in product and service offerings, depreciation and amortization runoff, and SG&A leverage. Depreciation and amortization runoff accounts for 81, 30, and 73 basis points of the increase in operating income margin for the years 2008, 2009, and 2010 respectively.

•	Capital expenditures of 4.9%, 4.8%, 4.7%, 4.5% of revenue for the years 2007, 2008, 2009, 2010 respectively. The decrease in capital expenditures as a percentage of revenue is primarily due to Intrado’s capital expenditures decreasing in later years.

Communication Services

•	Revenue growth of 10.1%, 8.0%, 8.2%, and 9.1% for the years 2007, 2008, 2009, 2010 respectively. Revenue growth of the segment is within industry growth rates.

•	Operating income margins of 13.9%, 14.6%, 15.0%, and 15.6% for the years 2007, 2008, 2009, 2010 respectively. The increase in operating income margins is due to a shift in business to high margin products and services including Intrado, depreciation and amortization runoff, and SG&A leverage. Depreciation and amortization runoff accounts for 37, (6), and 13 basis points of the increase in operating income margin for the years 2008, 2009, and 2010 respectively.

•	Capital expenditures of 5.0%, 4.8%, 4.6%, and 4.4% of revenue for the 2007, 2008, 2009, 2010 respectively. The decrease in capital expenditures as a percentage of revenue is primarily due to Intrado’s capital expenditures decreasing in later years.

Conferencing Services

•	Revenue growth of 15.1%, 9.4%, 8.2%, and 8.1% for the years 2007, 2008, 2009, and 2010 respectively.

•	Operating income margins of 24.5%, 25.8%, 27.0%, and 28.9% for the years 2007, 2008, 2009, and 2010 respectively. The increase in operating income margins is primarily due to depreciation and amortization runoff and SG&A leverage. Depreciation and amortization runoff accounts for 173, 84, and 181 basis points of the increase in operating income margin for the years 2008, 2009, and 2010 respectively.

•	Capital expenditures of 4.1%, 4.2%, 4.2%, and 4.2% as a percentage of revenue for the years 2007, 2008, 2009, and 2010 respectively.

Receivables Management

•	Revenue growth of 15.6%, 14.3%, 11.9%, and 10.5% for the years 2007, 2008, 2009, and 2010 respectively. Revenue growth is due to growth in collections.

•	Operating income margins of 20.5%, 20.9%, 21.5%, and 21.9% for the years 2007, 2008, 2009, and 2010 respectively. The increase in operating income margins is primarily due to depreciation and amortization runoff and SG&A leverage. Depreciation and amortization runoff accounts for 29, 37, and 51 basis points of the increase in operating income margin for the years 2008, 2009, and 2010 respectively.

•	Capital expenditures as a percentage of revenue remain constant at 4.5% for the years 2007, 2008, 2009, and 2010.

West believes the assumptions West’s management used as a basis for the projections were reasonable at the time the projections were prepared, given the information West’s management had at the time.

The projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of West may materially differ from those expressed in the projections due to factors that are beyond West’s ability to control or predict. We cannot assure you that the projections will be realized or that West’s future financial results will not materially vary from the projections. We do not intend to update or revise the projections.

The projections are forward-looking statements. For information on factors which may cause West’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 15. Our projections have been prepared using accounting principles consistent with our annual and interim financial statements as well as any changes to those principles that we know will be effective in future periods. The projections do not reflect the effect of any proposed or other changes in accounting principles generally accepted in the United States of America that may be made in the future. Any such changes could have a material impact to the information shown below.

	2007	2008	2009	2010
	(dollars in millions)
Revenue:
Communications Services	$1,140	$1,231	$1,331	$1,453
Conferencing Services	674	737	797	862
Receivables Management	286	327	366	404
Intersegment eliminations	(6)	(6)	(6)	(7)

Total	$2,094	$2,288	$2,488	$2,712

Operating Income:
Communications Services	$158	$180	$200	$226
Conferencing Services	165	190	216	249
Receivables Management	59	68	78	89

Total	$382	$439	$494	$564

Depreciation and Amortization (Included in Operating Income):
Communications Services	$70	$71	$77	$83
Conferencing Services	60	52	50	39
Receivables Management	13	14	14	14

Total	$143	$137	$142	$135

Capital Expenditures:
Communications Services	$57	$60	$61	$64
Conferencing Services	28	31	33	36
Receivables Management	13	15	16	18
Corporate	4	5	5	5

Total	$102	$109	$116	$123

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Newco and West made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, Newco will merge with and into West and the separate corporate existence of Newco will end. West will be the surviving corporation in the merger. The certificate of incorporation of West will be amended and restated in its entirety at the effective time of the merger to read in the form attached hereto in Annex F. The bylaws of West in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation and shall contain indemnification provisions consistent with the provisions contained in the bylaws of West in effect on the date of the merger agreement for a period of six years after the effective time of the merger.

The directors of Newco immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of West immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

When the Merger Becomes Effective

If stockholders adopt the merger agreement, the parties intend to close the merger as soon as practicable (but in no event later than the second business day, unless otherwise agreed to by the parties) after the day on which the last condition to the completion of the merger set forth in the merger agreement is satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction of those conditions).

West will file a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable after the satisfaction or waiver of all the closing conditions to the merger but in no event prior to the closing of the merger. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date and time as West and Newco agree and specify in the certificate of merger.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger:

•	each share of West common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of West common stock owned by West as treasury shares, shares of West common stock owned by Newco or any wholly owned subsidiary of Newco, shares of West common stock owned by a wholly owned subsidiary of West, shares owned by Gary and Mary West or any entity for their benefit, retained shares and shares held by owners that properly dissent from the merger) will be converted into the right to receive $48.75 in cash, without interest;

•	each share of West common stock owned by West as a treasury share or by any wholly owned subsidiary and each share held by Newco or any wholly owned subsidiary of Newco will be cancelled and will cease to exist, and no consideration will be delivered in exchange for it;

•	each share of West common stock owned by Gary and Mary West or held by any entity for their benefit, other than retained shares, will be converted into the right to receive $42.83 in cash, without interest;

•	retained shares (consisting of 5,837,500 shares of West common stock owned by Gary and Mary West and approximately 41,400 shares of West common stock owned by the management holders) shall each be converted into and become the number of validly issued shares of Class A and Class L common stock of the surviving corporation, calculated as follows: (i) retained shares owned by Gary and Mary West will, in the aggregate, be converted into 2.5 million shares of Class L common stock and 20 million shares of Class A common stock of the surviving corporation and (ii) each retained share owned by the management holders will be converted into 3.90 shares of Class A common stock and 0.4875 shares of Class L common stock of the surviving corporation;

•	each share of Newco capital stock will be cancelled and converted into Class A and Class L common stock of the surviving corporation, calculated as follows: (i) first, an aggregate number of shares of Class L common stock equal to the total amount of cash invested in Newco prior to the effective time of the merger divided by 100 and (ii) second, an aggregate number of shares of Class A common stock equal to eight times the number of shares of Class L common stock as calculated in clause (i) above, with the aggregate number of shares allocated on a pro rata basis among the Newco capital stock outstanding immediately prior to the effective time of the merger; and

•	owners of shares of West common stock will have appraisal rights in accordance with the provisions of the DGCL as described elsewhere in this proxy statement.

Except as otherwise provided in the merger agreement, each option to acquire West common stock, which is outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be cancelled in exchange for a single lump sum cash payment (less any applicable tax withholdings) equal to the product of:

•	the number of shares of West common stock subject to such option; and

•	the excess, if any, of $48.75 over the exercise price per share of such option.

Each of the management holders was given the opportunity to elect on or prior to June 21, 2006 (which date was subsequently extended to September 15, 2006) that, subject to Newco’s approval, certain of the West options held by such individual immediately prior to the effective time shall be adjusted to represent options to purchase shares of the Class A and Class L common stock of the surviving corporation in a manner that preserves the spread value of such options.

Payment for West Common Stock in the Merger

At the effective time of the merger, the surviving corporation will deposit with a paying agent selected by Newco (and reasonably satisfactory to West) sufficient cash to pay the West stockholders the amounts they are entitled to receive under the merger agreement.

As soon as practicable after the effective time of the merger, the paying agent will mail to each record holder of West common stock other than the retained shares a letter of transmittal and instructions for use in effecting the surrender of their West common stock certificates in exchange for the applicable merger consideration. You should not send in your West common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Newco, post a bond in a customary amount and upon such terms as Newco may require as indemnity against any claim that may be made against Newco or the surviving corporation with respect to such lost, stolen or destroyed certificate.

The paying agent will pay your merger consideration to you after you have surrendered your certificates for cancellation to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions or as otherwise reasonably required by the paying agent. Interest will not be paid or accrued in respect of cash payments of merger consideration. The surviving corporation, Newco and the paying agent may reduce the amount of any merger consideration paid to you by any applicable taxes.

If payment is to be made to a person other than the person in whose name the West common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate of the amount due under the merger agreement, or that such person establish to the satisfaction of the surviving corporation or the paying agent that such tax has been paid or is not applicable.

Any portion of the payment fund held by the paying agent that remains undistributed to our stockholders nine months after the effective time of the merger will be delivered to the surviving corporation and any stockholders who have not properly surrendered their stock certificates will thereafter look to the surviving corporation (subject to abandoned property, escheat or other similar laws) for payment of the merger consideration in the amount due to them under the merger agreement. None of West, Newco or the paying agent will be liable to any stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

West has made certain customary representations and warranties in the merger agreement to Newco, including as to:

•	corporate organization and valid existence, power to conduct business, qualification and good standing;

•	ownership of our subsidiaries and other investments;

•	capitalization;

•	corporate authority to enter into and carry out the obligations under the merger agreement, enforceability of the merger agreement and the approval of the board;

•	absence of a breach of our certificate of incorporation, bylaws, permits, contracts, or any laws or the creation of any liens or payment obligations as a result of the merger;

•	compliance of documents filed by us with the SEC with applicable requirements and the accuracy and completeness of the information in those documents;

•	absence of certain changes since December 31, 2005;

•	accuracy and completeness of the information supplied for use in this proxy statement, the related Rule 13e-3 transaction statement on Schedule 13E-3 or any related filing;

•	compliance with applicable laws and regulations;

•	tax matters;

•	liabilities;

•	litigation;

•	employee benefit plans;

•	inapplicability of state anti-takeover statutes and rights agreements;

•	intellectual property;

•	material contracts;

•	properties;

•	environmental matters;

•	employment matters;

•	insurance;

•	transactions with affiliates;

•	trust and custodial accounts;

•	government contracts;

•	the opinion of West’s financial advisor and the opinion of the special committee’s financial advisor; and

•	brokers’ and other transaction fees.

Certain aspects of the representations and warranties of West are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on West means any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, is materially adverse to the business, properties, assets, financial condition, operations or results of operations of West and its subsidiaries taken as a whole, or would prevent the timely consummation of the merger or prevent West from performing its obligations under the merger agreement.

Notwithstanding the foregoing, to the extent any change, development, circumstance, event or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on West:

•	the announcement of the merger agreement or the performance of obligations contemplated by the merger agreement;

•	changes affecting the United States economy or financial markets as a whole which do not have a disproportionate effect on West and its subsidiaries taken as a whole as compared to other persons in the industry;

•	changes that are a result of factors generally affecting the industries in which West and its subsidiaries operate which do not have a disproportionate effect on West and its subsidiaries taken as a whole as compared to other persons in the industry;

•	the suspension of trading in securities generally on certain public exchanges;

•	changes in generally accepted accounting principles or their interpretation after the date of the merger agreement; or

•	the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving the United States which do not have a disproportionate effect on West and its subsidiaries taken as a whole as compared to other persons in the industry.

Newco has made certain representations and warranties in the merger agreement to West, including as to:

•	corporate organization, valid existence and good standing and power to conduct business;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	corporate authority to enter into and carry out the obligations under the limited guarantees executed by funds sponsored by THL and Quadrangle Group and enforceability of such limited guarantees;

•	absence of a breach of Newco’s certificate of incorporation, bylaws, permits, contracts, or any laws or the creation of any payment obligations as a result of the merger;

•	accuracy and completeness of the information supplied for use in this proxy statement, the related Rule 13e-3 transaction statement on Schedule 13E-3 or any related filing;

•	litigation;

•	Newco’s operations;

•	financing; and

•	brokers’ and other transaction fees.

Certain aspects of the representations and warranties of Newco are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Newco means any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, would prevent the timely consummation of the merger or prevent Newco from performing its obligations under the merger agreement.

The representations and warranties contained in the merger agreement do not survive the effective time of the merger or the termination of the merger agreement, except such representations and warranties that by their terms contemplate performance after the effective time of the merger.

Agreements Relating to West’s Interim Operations

West has agreed that until the completion of the merger, West and its subsidiaries will in all material respects carry on their businesses in the ordinary course as currently conducted and consistent with past practice and will use commercially reasonable efforts to keep available the services of their present officers and senior employees, to preserve intact their business organization, to preserve their assets and properties in good repair and condition and to preserve their current relationships with customers, suppliers and other persons with which they have material relations.

In addition, West has agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of Newco:

•	declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or equity interests, except for dividends by a direct or indirect wholly-owned subsidiary of West to such subsidiary’s parent;

•	split, combine or reclassify any of its capital stock or equity interests or authorize the issuance of or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests or redeem, purchase or otherwise acquire any of its capital stock or equity interests other than the issuance of shares upon the exercise of West stock options issued prior to May 31, 2006 and the repurchase of shares of restricted stock in accordance with the terms of such restricted stock at a price that does not exceed the market price for such shares at the time of such repurchase;

•

issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or interests, voting securities or convertible securities, other than certain issuances of shares in connection with awards under the West stock plans or deferred compensation plan, or make any other change in the number of shares of its capital stock authorized, issued or outstanding, or grant, modify the exercise price of or accelerate the exercisability of any stock option, warrant or other right to purchase shares of its capital stock, other than, in the case of stock options, as contemplated by the merger agreement;

•	amend its certificate of incorporation or bylaws or the organizational documents of any of its subsidiaries or elect or appoint any new directors of West or its significant subsidiaries;

•	acquire or agree to acquire, including by merger, consolidation or acquisition of stock or assets, in a single transaction or in a series of related transactions, any entity, business or assets having a purchase price in excess of $30 million in the aggregate;

•	make or agree to make any capital expenditures, except for capital expenditures contemplated by the capital budget for fiscal 2006 and previously made available to Newco or, to the extent not contemplated in the capital budget for fiscal 2006, previously made available to Newco, up to an aggregate amount of $5 million;

•	sell, lease, license, encumber or otherwise dispose of, including by merger, consolidation or sale of stock or assets, any entity, business or assets other than the sale of assets in the ordinary course of business, consistent with past practice, having a current value of less than $10 million in the aggregate and other than sales of purchased receivables portfolios;

•	incur, guarantee or modify any indebtedness other than (i) indebtedness existing solely between West and its wholly owned subsidiaries or between such wholly owned subsidiaries, (ii) indebtedness permitted under the Credit Agreement, dated March 30, 2006, among West and Wachovia Bank National Association and the banks named therein, provided that the principal amount of such indebtedness does not exceed $830 million in the aggregate at any time outstanding or (iii) indebtedness relating to any accounts receivable securitization transactions, provided that the principal amount of such indebtedness does not exceed $200 million in the aggregate at any time outstanding;

•	make any loans, advances or capital contributions to or investments in any other person or entity (other than subsidiaries of West) other than (i) in the ordinary course of business consistent with past practice and in an amount that does not exceed $10 million in the aggregate or (ii) in connection with accounts receivable securitization transactions;

•	increase the salary or wages payable or to become payable to or the fringe benefits of any directors, officers or employees, except for increases required under existing employment agreements and increases for employees in the ordinary course of business consistent with past practices;

•	enter into, establish, amend or terminate any employment, change in control, consulting or severance agreement with, or any benefit plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, or enter into, establish or amend or terminate any collective bargaining agreement, except, in each case, in the ordinary course of business consistent with past practice, or as may be required by the terms of any such plan or to comply with applicable law;

•	make any material change in its methods of accounting, except for any such change as may be required by generally accepted accounting principles or change in law;

•	make any material tax election, initiate or enter into any settlement or compromise of any material tax liability, or surrender any right to claim a material tax refund;

•	settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry or other similar proceeding of or against West or any of its subsidiaries, other than payments of amounts not in excess of $5 million in the aggregate that do not entail any admission of liability by West or any subsidiary, or any material non-monetary relief against West or any subsidiary;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of West or any of its subsidiaries;

•	enter into any new, or amend in any material respect any existing, transaction, agreement, arrangement or understanding between West or any of its subsidiaries, on the one hand, and Gary or Mary West, on the other hand;

•	prepare or file any tax return inconsistent with past practice or, on a tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

•	write up, write down or write off the book value of any asset of West or any of its subsidiaries other than as may be required by generally accepted accounting principles or the financial accounting standards board;

•	repurchase or repay any indebtedness or pay, discharge, waive, settle or satisfy any liability or obligation, except (i) as contemplated for the settlement or compromise of any pending or threatened suit, action, claim or similar action as discussed above, (ii) in the ordinary course of business consistent with past practices, (iii) not in excess of $10 million in the aggregate or (iv) made when due in accordance with their terms;

•	enter into, amend or modify in any material respect, cancel or consent to the termination of any material contract, or amend, waive, modify, cancel or consent to the termination of West or any of its subsidiaries’ rights thereunder other than in the ordinary course of business consistent with past practice;

•	take any action to cause the representations and warranties set forth in the “Representations and Warranties of the Company” section of the merger agreement to be untrue in any material respect, or take any action that would have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on West;

•	fail to maintain in full force and effect in all material respects or fail to use reasonable best efforts to replace or renew material insurance policies existing as of the date of the merger agreement;

•	transfer, mortgage, encumber, license or sublicense any material intellectual property, other than in the ordinary course of business consistent with past practice; or

•	enter into any contract or agreement to do any of the foregoing.

Agreements Relating to Newco’s Interim Operations

The merger agreement provides that from May 31, 2006 through the effective time of merger, Newco shall not engage in any activity of any nature except as provided in or contemplated by the merger agreement.

Solicitation Period

The merger agreement provides that beginning on the date of the merger agreement and continuing until 12:01 a.m. Eastern Time on June 21, 2006 (which we refer to as the no shop period start date), West and its subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (which we collectively refer to as West representatives) had the right to:

•	initiate, solicit and encourage takeover proposals from third parties including by providing such third parties access to non-public information provided that (i) such third party enters into a confidentiality agreement with West on terms no more favorable than the confidentiality agreement signed by Newco and (ii) West promptly provides Newco with any material non-public information concerning West or its subsidiaries provided to such third party to the extent it was not previously provided to Newco; and

•	enter into and maintain or continue discussions or negotiations with respect to takeover proposals from third parties or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

On the no shop period start date, West was required to advise Newco of the number (but not identity) of excluded parties (as defined below) and provide to Newco, at West’s election, either a copy of all written materials provided to West or any of its subsidiaries from an excluded party, or a written summary of the material terms and conditions of each takeover proposal received from an excluded party. West had the right to continue to engage in the activities described above with respect to any excluded party, including with respect to any amended proposal submitted by such excluded parties following the no shop period start date.

For purposes of the merger agreement, a takeover proposal means any proposal or offer from any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than Newco or its affiliates relating to:

•	any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of West and its subsidiaries;

•	any direct or indirect acquisition or purchase of 20% or more of West’s outstanding common stock;

•	any tender offer or exchange offer that if consummated would result in any person (other than Gary or Mary West), group of people or entity beneficially owning 20% or more of West’s outstanding common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving West, other than the transaction contemplated by the merger agreement.

For purposes of the merger agreement, an excluded party refers to any person or group of persons from whom West has received after May 31, 2006 and prior to the no shop period start date of June 21, 2006, a bona fide written takeover proposal that the board or a committee thereof believes in good faith after consultation with a financial advisor constitutes or could reasonably be expected to lead to a superior proposal (as defined under “—No Solicitation of Competing Proposals After the Solicitation Period” below).

No Solicitation of Competing Proposals After The Solicitation Period

The merger agreement provides that except as to any excluded party and subject to certain other exceptions described below, from the no shop period start date until the effective time of the merger or the termination of the merger agreement, West will not and shall cause the West representatives not to:

•	solicit, initiate, propose or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to West’s properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a takeover proposal;

•	initiate or participate in any discussions or negotiations regarding a takeover proposal or furnish or disclose to any person (other than Newco or its representatives) any information in connection with, or which would reasonably be expected to result in, any takeover proposal;

•	otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Newco or its representatives) with respect to, or which would reasonably be expected to result in, a takeover proposal; or

•	exempt any person from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply.

In addition, from May 31, 2006, West agreed that it shall and shall cause the West representatives to not modify, waive, amend or release any standstill, confidentiality or similar agreements with an excluded party or any confidentiality agreement entered into by West or any of its subsidiaries in respect of or in contemplation of a takeover proposal. In addition, subject to the following paragraph, and except as may relate to an excluded party, on the no shop period start date, West will and will cause the West representatives to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a takeover proposal and request the prompt return or destruction of all confidential information previously furnished to such parties within the last 18 months.

Notwithstanding the restrictions on solicitation described above, but subject to certain exceptions relating to excluded parties, if at any time following the no-shop period start date and prior to obtaining stockholder adoption of the merger agreement, in response to an unsolicited bona fide written takeover proposal made after the no shop period start date, the board or any committee thereof determines in good faith:

•	after consultation with a financial advisor that such takeover proposal constitutes or could reasonably be expected to lead to a superior proposal; and

•	after consultation with outside counsel, that such actions are required by its fiduciary duties under applicable law,

West may furnish information with respect to West and its subsidiaries to the person who made such takeover proposal, pursuant to a confidentiality agreement with terms no more favorable than the confidentiality agreement signed by Newco, and participate in discussions and negotiations regarding such takeover proposal. In such a case, the merger agreement requires West to advise Newco of the receipt by it or any of the West representatives of any takeover proposal or any inquiry, proposal, offer or request with respect to, or that could reasonably be expected to result in, any takeover proposal within 48 hours of the receipt of such takeover proposal and provide Newco copies of materials supplied to such other party in connection with the takeover proposal and, at West’s election, either a copy of all written materials provided to West or any of its subsidiaries in connection with such takeover proposal or inquiry or a written summary of the material terms and conditions of such takeover proposal or inquiry.

For purposes of the merger agreement, a superior proposal means any bona fide takeover proposal, with all thresholds in the definition of takeover proposal increased to 67%, that is on terms that the board or any committee thereof determines, in its good faith judgment, after consultation with a financial advisor and after taking into account all terms and conditions of the takeover proposal, to be more favorable from a financial point of view to West’s stockholders than the transactions contemplated by the merger agreement and to be reasonably capable of being consummated and reasonably capable of having committed financing at the time West signs a definitive agreement relating to the takeover proposal.

Special Meeting of West Stockholders; Recommendation of Our Board of Directors

The merger agreement provides that West will duly call and hold a meeting of its stockholders as soon as practicable after the proxy statement is cleared by the SEC for the purpose of obtaining the adoption of the merger agreement. The merger agreement further provides that, except in certain limited circumstances described below, our board must recommend adoption of the merger agreement by West’s stockholders. Subject to certain exceptions, the merger agreement prohibits our board or any committee thereof from:

•	withdrawing or modifying, or proposing publicly to withdraw or modify, such recommendation in each case in a manner adverse to Newco;

•	approving, adopting or recommending, or proposing publicly to approve, adopt or recommend, any takeover proposal;

•	making any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer;

•	allowing West or any of its subsidiaries to enter into any letter of intent, acquisition agreement or other similar agreement or understanding (other than a customary confidentiality agreement) (i) constituting or related to, or that is intended to or could reasonably be expected to result in, any takeover proposal or (ii) requiring West to abandon, terminate or fail to consummate the merger or any transactions contemplated by the merger agreement; or

•	effecting any transaction contemplated by any takeover proposal.

The actions described in the first three bullet points are referred to as an adverse recommendation change. However, our board may take any of the actions described in the first bullet point of the prior paragraph, at any time prior to the adoption of the merger agreement by the stockholders, if the board or any committee thereof determines in good faith, after consultation with its outside legal counsel, that doing so is required by its fiduciary duties under applicable law.

Further, at any time prior to obtaining stockholder adoption, if West has received a superior proposal that has not been withdrawn or abandoned, the board or any committee may:

•	make an adverse recommendation change;

•	terminate the merger agreement (and concurrently with such termination, if it so chooses, cause West to enter into an agreement with respect to such superior proposal); and

•	exempt any person from the restrictions contained in any state takeover or similar laws.

The board or a committee of the board may only take the foregoing actions if it has concluded in good faith, after consultation with its outside counsel, that, in light of such superior proposal, the board or any committee thereof is required by its fiduciary duties under applicable law to take such actions. The board shall not effect an adverse recommendation change unless West has provided Newco with written notice of the superior proposal, negotiated in good faith with Newco in the five calendar days following Newco’s receipt of notice of the superior proposal to enable Newco to make a counteroffer to such superior proposal and terminated the merger agreement and complied with the provisions of the merger agreement regarding termination fees. See “—Termination of the Merger Agreement” and “—Effects of Terminating the Merger Agreement.”

Nothing in the “No Solicitation; Change in Recommendation” section of the merger agreement will prohibit West from complying with Rules 14d-9 and 14e-2(a) under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the board, after consultation with outside counsel, such disclosure is required by its fiduciary duties under applicable law or is otherwise required under applicable law.

Financing Covenants

Pursuant to the merger agreement, Newco will use reasonable best efforts to arrange the debt financing set forth in the executed commitment letters from Lehman Brothers Inc., Deutsche Bank Securities Inc. and Bank of America, N.A. and certain of their affiliates, including using reasonable best efforts to (i) maintain in effect the debt financing commitments and (ii) satisfy all conditions applicable to Newco to obtaining the debt financing set forth therein. The merger agreement further provides that, subject to certain limitations, Newco may replace, amend, modify, supplement or restate the commitment letters to add lenders or similar entities so long as the terms would not reasonably be expected to adversely impact the ability of Newco to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

The merger agreement further provides that West and its subsidiaries will provide all cooperation reasonably requested by Newco in connection with the arrangement of the financing. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment letters, Newco shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient, and on terms no less favorable than those described in the commitment letters, to consummate the transactions contemplated in the merger agreement, unless such debt financing has become unavailable due to the uncured failure of West or any of its subsidiaries to provide all cooperation reasonably requested by Newco in connection with the arrangement of the financing.

Indemnification and Insurance of West’s Directors and Officers

The merger agreement provides that for a period of six years after the effective time of the merger, unless otherwise required by applicable law and subject to certain exceptions, the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries shall contain provisions no less favorable with respect to the exculpation of directors and the indemnification of and advancement of expenses to directors or officers, in respect of actions, omissions or events through the effective time, than are set forth in the certificate of incorporation and bylaws of West in effect on the date of the merger agreement. The surviving corporation shall, subject to certain exceptions, indemnify and advance expenses to each present and former director or officer acting in such capacity for actions, omissions or events through the effective time of the merger to the fullest extent provided in the certificate of incorporation or bylaws or under applicable laws, in each case, as in effect on the date of the merger agreement. The surviving corporation shall provide directors’ and officers’ liability insurance coverage for a period of six years after the effective time of the merger with terms no less favorable than the directors’ and officers’ liability insurance in effect on the date of the merger agreement (although the surviving corporation will not be required to expend more than an amount per year equal to 300% of the last annual premium paid by West prior to the date of the merger agreement).

Employee Matters

The merger agreement provides that:

•	for a period of not less than one year after the effective time of the merger, the surviving corporation will provide all persons who are West employees as of the effective time of the merger, while employed by the surviving corporation, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons immediately prior to the effective time of the merger, other than with respect to any equity compensation, equity benefits and nonqualified deferred compensation;

•	the surviving corporation will continue to recognize all unused vacation and sick leave credited to each employee as of the effective time of the merger and shall permit such employees to use vacation and sick leave in accordance with applicable vacation and sick leave policies;

•	the surviving corporation shall take all necessary action so that each employee will be credited for all service recognized by West immediately prior to the effective time of the merger for each employee benefit plan (other than a defined benefit pension plan) maintained by Newco, the surviving corporation or any of their subsidiaries, in which such employee becomes eligible to participate as of or after the effective time of merger;

•	the surviving corporation shall honor or cause to be honored by West, the surviving corporation and their subsidiaries all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with persons who are, immediately prior to the effective time of merger, directors, officers and employees of West;

•	the surviving corporation shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees and former employees under any welfare or fringe benefit plan in which such employees or former employees may be eligible to participate after the effective time of the merger, other than limitations or waiting periods that are in effect with respect to such employees and former employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by West or its subsidiaries prior to the effective time of the merger; and

•	the surviving corporation shall provide each employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the effective time of the merger for any co-payments or deductibles paid by such employee or former employee for the corresponding welfare plans maintained by West prior to the effective time of the merger.

The merger agreement further provides that nothing contained in the employee benefits section of the agreement shall be deemed to grant any employee any right to continued employment after the effective time of the merger, ensure a continued amount of commission-based compensation or interfere with the surviving corporation’s right or obligation to make changes as are necessary to conform to applicable law.

Employee Stock Purchase Plan and Deferred Compensation Plan

The merger agreement provides that, effective as of July 1, 2006, West shall suspend all rights to purchase shares of West common stock under its stock purchase plan. The merger agreement further provides that such plan shall be terminated with all accumulated payroll deductions returned to participants as of the effective time of the merger. Under the merger agreement, West further agrees that immediately following the effective time of the merger, it will ensure that no amounts contributed to or earned under the deferred compensation plan are invested in West common stock and that no participants in such plan have any rights to West common stock under the deferred compensation plan. West may, in the discretion of the board, take such actions as to cause units representing shares of West common stock in the deferred compensation plan’s participant accounts to be converted into units representing shares of mutual funds selected by the affected participant; provided, however, that subject to the approval of Newco and applicable law, on or prior to June 21, 2006 (which date was subsequently extended to September 15, 2006), the management holders may convert some or all of their West common stock units under such plan into units representing shares of the surviving corporation.

Other Agreements

The merger agreement provides that:

•	upon reasonable advance notice and subject to certain limitations, West must:

•	give Newco and its officers, employees, accountants, financing sources, counsel, consultants, agents and other representatives reasonable access, during normal business hours, to West’s officers, employees, assets, operations, properties, offices and other facilities, books, contracts, commitments and records, and

•	make available to Newco (i) a copy of each report, schedule, registration statement or other document filed or received during such period pursuant to the requirements of the federal or state securities laws or the federal tax laws, (ii) within 20 days of the end of each month following the date hereof (or within 30 days in the case of a month that is the last month of any fiscal quarter of the company), an unaudited monthly consolidated balance sheet of West for the month then ended and related statements of earnings, cash flows and stockholders equity and (iii) all other information concerning its business, properties, contracts, personnel and other aspects of West as Newco may reasonably request;

•	subject to the fiduciary responsibilities of the board, West and Newco agree to use their reasonable best efforts to effect the consummation of the merger as soon as practicable;

•	each of West and Newco will use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with all legal requirements that may be imposed with respect to the merger, including with respect to the furnishing of information required under the HSR Act and in connection with approvals of or filings with any other governmental entity, and each agree to promptly cooperate with and furnish information to each other in connection with any such requirements imposed on them or any of their subsidiaries in connection with the merger;

•	West and Newco, and their respective subsidiaries, will use their reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other third person required in connection with the merger;

•	West and Newco shall jointly issue an initial press release containing agreed upon text concerning the merger agreement and the transactions contemplated thereby; thereafter Newco and West shall consult each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the merger agreement and shall not issue any press release or public statement prior to such consultation except as may be required by applicable law or the requirements of the Nasdaq;

•	each of West and Newco will use its reasonable best efforts to grant any required approvals under and take such actions as are necessary to eliminate or minimize the effects of any state anti-takeover statute or regulation that is or may become applicable to the merger;

•	West will promptly notify Newco and Newco will promptly notify West in writing after becoming aware of:

•	the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate in any material respect or otherwise cause any condition to the obligations of any party not to be satisfied, and

•	any failure of West or Newco to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied pursuant to the merger agreement;

•	each of West and Newco shall keep the other apprised of the status of matters relating to the completion of the merger and shall furnish the other party with copies of notices or communications received from any third person and/or governmental entity with respect to the merger and other transactions contemplated by the merger agreement, the response of the recipient party, and all communications to and from the SEC;

•	until the termination of the merger agreement, West shall consult with Newco with respect to the defense of any action, suit, or proceeding instituted against West which relates to the completion of the merger;

•	West shall prepare and deliver to Newco at or prior to the closing of the merger, evidence of the resignation of all directors of West and, as specified by Newco, any officers of West and any directors of its significant subsidiaries; and

•	West and Newco will engage an appraisal firm of national reputation reasonably acceptable to Newco and West to deliver a letter in form (which we refer to in this proxy statement as the solvency letter) reasonably acceptable to the board and addressed to Newco and the board relating to the solvency of West immediately after giving effect to the merger and the other transactions contemplated by the merger agreement.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of West and Newco to complete the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger, of the following conditions:

•	the adoption of the merger agreement by holders of a majority of the shares of West common stock outstanding on the record date;

•	the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, injunction or other order issued by a court or other governmental entity preventing the consummation of the merger;

•	the expiration or termination of any applicable waiting periods under the HSR Act;

•	the approval of any governmental entity or waiting periods under any applicable law or regulation of any governmental entity legally required to consummate the transactions contemplated under the merger agreement shall have been obtained or have expired (other than those approvals which are immaterial and incidental and which do not involve any criminal or individual liability); and

•	each of Newco and the board of West shall have received the solvency letter described in the last bullet point under “—Other Agreements” and such solvency letter shall not have been withdrawn or modified in any material respect.

Additional Closing Conditions for West

West’s obligation to complete the merger is subject to satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	the representations and warranties of Newco set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality, material adverse effect or similar standard or qualification, shall be true and correct as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties expressly speak as of an earlier date, they need only be true and correct in all respects as of such earlier date), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be likely to have a material adverse effect on Newco;

•	Newco shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the merger agreement to be performed and complied with by it under the merger agreement; and

•	West shall have received a certificate signed on behalf of Newco to the effect that the conditions described in the prior bullet point have been satisfied.

Additional Closing Conditions for Newco

Newco’s obligations to complete the merger are subject to satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	the representations and warranties of West set forth in the merger agreement, with respect to capital structure, authority, state takeover statutes, affiliate transactions and brokers and transactions fees, disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality, material adverse effect or similar standard or qualification, shall be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties expressly speak as of an earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of West set forth in the merger agreement (other than the representations and warranties referred to in the immediately preceding bullet point), disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality, material adverse effect or similar standard or qualification, shall be true and correct as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties expressly speak as of an earlier date, they need only be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be likely to have a material adverse effect on West;

•	Newco shall have received a certificate signed on behalf of West to the effect that the conditions described in the two prior bullet points have been satisfied;

•	West shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed and complied with under the merger agreement;

•	Newco shall have received a certificate signed on behalf of West to the effect that the conditions described in the prior bullet point have been satisfied;

•	there has been no material adverse change with respect to West or any event, change, circumstance or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to West;

•	holders of no more than 10% of the outstanding shares of West common stock shall have properly made a demand in writing to West for an appraisal with respect to such holder’s common stock in accordance with the DGCL; and

•	Gary and Mary West shall have entered into a definitive agreement with Newco relating to Gary and Mary West’s continuing ownership in West that contains substantially the terms set forth in the letter agreement with Gary and Mary West included as a schedule to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Newco and West may agree to terminate the merger agreement at any time prior to the effective time of the merger by mutual written consent of Newco and West. Either Newco or West may also terminate the merger agreement at any time prior to the effective time of the merger, if:

•	the merger shall not have occurred on or before December 31, 2006 (but no party may terminate the merger agreement on this basis if its failure to fulfill any obligation or other breach under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before December 31, 2006);

•	any court or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action shall have become final and nonappealable (but no party may terminate the merger agreement on this basis if it has not used its reasonable best efforts to cause such order to be lifted);

•	the adoption of the merger agreement by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment or postponement of such meeting (but no party may terminate the merger agreement on this basis if its breach of a representation or warranty or failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure to obtain such stockholder approval); or

•	our board or any committee thereof shall have made, or resolved to make, an adverse recommendation change or West shall have failed to include in the proxy statement the recommendation of the board in favor of the adoption of the merger agreement and the approval of the merger.

Circumstances Under Which Newco May Terminate the Merger Agreement

Newco may also terminate the merger agreement at any time prior to the effective time of the merger, if:

•	there is a breach by West of any of West’s representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would give rise to West’s failure to satisfy certain closing conditions and which has not been cured, or is not capable of being cured, within the earlier of (i) 30 days after the giving of written notice to West or (ii) December 31, 2006; or

•	Newco fails to receive the proceeds of one or more debt financings contemplated by the commitment letters (but Newco may not terminate the merger agreement on this basis if its failure to fulfill its obligations under the merger agreement has been the cause of or resulted in the failure to receive such proceeds).

Circumstances Under Which West May Terminate the Merger Agreement

West may also terminate the merger agreement at any time prior to the effective time of the merger, if:

•	our board takes the actions specified in the third paragraph of “—Special Meeting of West Stockholders; Recommendation of Our Board of Directors” relating to a superior proposal; or

•

there is a breach by Newco of any of Newco’s representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would give rise to Newco’s failure to satisfy certain closing conditions and which has not been cured, or is not capable of being cured, within the earlier of (i) 30 days after the giving of written notice to Newco, (ii) December 31, 2006 or (iii) with respect to any breach by Newco of its obligations to effect the closing and satisfy certain obligations, the date on which the closing of the merger is scheduled to occur.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement becomes void and there shall be no liability or obligation on the part of West or Newco or their respective officers, directors, stockholders or affiliates except with respect to public announcements, Newco’s obligations to return or destroy all nonpublic information obtained from West, the termination and general provisions of the agreement, and as provided under “—Fees and Expenses.”

West has agreed to make certain payments to Newco, and Newco has agreed to make certain payments to West, under the following circumstances:

First, if

•	Newco terminates the merger agreement because the board or a committee thereof has made, or resolved to make, an adverse recommendation change or West failed to include the recommendation of the board in favor of the adoption and approval of the merger agreement and the approval of the merger in the proxy statement, then West must

•	pay to Newco expenses no later than three business days of receipt after such termination of documentation supporting all documented and reasonable fees and expenses incurred or paid by or on behalf of Newco or its affiliates since January 1, 2005 in connection with the merger or related to the authorization, preparation, negotiation, execution and performance of the merger agreement, the commitment letters, the equity funding letters and the other transactions contemplated thereby, including all documented and reasonable fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Newco up to a maximum amount of $15 million (which expenses are referred to in this proxy statement as the documented expenses), and

•	no later than three business days after such termination pay Newco a $93 million termination fee;

Second, if

•	West terminates the merger agreement because the board or any committee thereof has made, or resolved to make, an adverse recommendation change or West failed to include the recommendation of the board in favor of the adoption and approval of the merger agreement and the approval of the merger in the proxy statement, or

•	West terminates the merger agreement because it has received a superior proposal,

then West must

•	no later than three business days of receipt after such termination of documentation supporting Newco’s expenses reimburse Newco for its documented expenses, and

•	on the date of such termination pay Newco a $93 million termination fee;

Third, if

•	West or Newco terminates the merger agreement because the merger shall not have occurred on or before December 31, 2006 and prior to such termination any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a takeover proposal to West or the stockholders of West or shall have publicly announced an intention to make a takeover proposal and such takeover proposal has not been withdrawn or abandoned prior to such termination, then West must

•	no later than three business days of receipt after such termination of documentation supporting Newco’s expenses reimburse Newco for its documented expenses, and

•	if within 12 months after such termination, West enters into a definitive agreement providing for a takeover proposal (with all percentages in the definition of takeover proposal increased to 50%) or West consummates a takeover proposal (with all percentages in the definition of takeover proposal increased to 50%), pay Newco $67 million concurrently with the earlier of the entering into of such definitive agreement or the consummation of such takeover proposal;

Fourth, if

•	Newco terminates the merger agreement as a result of a breach by West of any of West’s representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would give rise to West’s failure to satisfy certain closing conditions and which has not been cured, or is not capable of being cured, within the earlier of (i) 30 days after the giving of written notice to West or (ii) December 31, 2006, then West must

•	no later than three business days of receipt after such termination of documentation supporting Newco’s expenses reimburse Newco for its documented expenses, and

•	if, prior to such termination any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a takeover proposal to West or the stockholders of West or shall have publicly announced an intention to make a takeover proposal and such takeover proposal has not been withdrawn or abandoned prior to such termination, and, within 12 months after such termination, West enters into a definitive agreement providing for a takeover proposal (with all percentages in the definition of takeover proposal increased to 50%) or West consummates a takeover proposal (with all percentages in the definition of takeover proposal increased to 50%), pay Newco $67 million concurrently with the earlier of the entering into of such definitive agreement or the consummation of such takeover proposal;

Fifth, if

•	there is a breach by Newco of any of Newco’s representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would give rise to Newco’s failure to satisfy certain closing conditions and which has not been cured, or is not capable of being cured, within the earlier of (i) 30 days after the giving of written notice to Newco, (ii) December 31, 2006 or (iii) with respect to any breach by Newco of its obligations to effect the closing and satisfy certain obligations, the date on which the closing of the merger is scheduled to occur, then Newco or the guarantors must

•	no later than three business days after such termination pay West, or as directed by West, $93 million, but if Newco was then entitled to terminate the merger agreement because of its failure to receive the proceeds of one or more debt financings contemplated by the commitment letters, then such amount shall be reduced to $67 million;

Sixth, if

•	Newco terminates the merger agreement because of its failure to receive the proceeds of one or more debt financings contemplated by the commitment letters,

then Newco or the guarantors must

•	pay West, or as directed by West, on the date of such termination $67 million.

Fees and Expenses

Except as otherwise described under “—Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses whether or not the merger is consummated.

Amendment of the Merger Agreement and Extension and Waiver

Any provision of the merger agreement may be amended by West and Newco by written instrument signed by each of West and Newco at any time prior to or after obtaining the stockholder vote, but if the stockholder approval has been obtained, then no amendment may be made that by law requires further approval of West’s stockholders without obtaining such further approval. The merger agreement further provides that no amendment to (i) increase the number of retained shares, (ii) decrease the consideration to Gary and Mary West or (iii) increase the consideration to West’s common stockholders (other than Gary and Mary West) without proportionately increasing the consideration to Gary and Mary West, may be made without the prior written consent of Gary and Mary West.

Prior to the completion of the merger, West and Newco may, by written instrument signed by the applicable party and to the extent permitted under applicable law, (i) extend the time for the performance of any of the obligations or other acts by the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions of the merger agreement. However, Newco may not waive the conditions regarding the letter agreement with Gary and Mary West without the prior written consent of Gary and Mary West. The failure of either Newco or West to assert any of its rights under the merger agreement or otherwise does not constitute a waiver of those rights.

General Provisions

The merger agreement is to be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

The general provisions section of the merger agreement also contains additional provisions regarding the survival of representations and warranties and agreements, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability, enforcement of the merger agreement, obligations of subsidiaries and the surviving corporation and the interpretation and construction of the merger agreement.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than as described below and as set forth in this proxy statement, during the past two years, none of Mr. Barker or Gary and Mary West have been involved in a transaction (i) with West or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of West’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year or (ii) with any executive officer, director or affiliate of West that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000:

•	West leases a building located at 9910 Maple Street, Omaha, Nebraska, which houses a contact center and several administrative support departments. The building has 43,000 square feet of leasable space and sits on approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary and Mary West. This lease commenced on April 1, 1988, and was renewed most recently on December 10, 2003, for a term of ten years. In accordance with the previous arrangement, the rent will be $55,542 per month between September 1, 2004 and August 31, 2009 and $60,917 per month between September 1, 2009 and August 31, 2014. In addition to payment of rent, West is obligated to pay all taxes, insurance and maintenance pertaining to the building.

Except as described below and as described under “Special Factors—Background of the Merger,” there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of West’s securities, election of West’s directors or sale or other transfer of a material amount of West’s assets (i) between West or any of its affiliates, on the one hand, and Mr. Barker or Gary and Mary West, on the other hand, (ii) between any affiliates of West or (iii) between West or any of its affiliates, on the one hand, and any person not affiliated with West who would have a direct interest in such matters, on the other hand:

•	Gary and Mary West have in the past received notional stock units under the company’s Nonqualified Deferred Compensation Plan.

•	Mr. Barker has in the past received notional stock units under the company’s Nonqualified Deferred Compensation Plan and participates in the company’s Employee Stock Purchase Plan and the company’s 1996 Stock Incentive Plan.

Except as described below and as described under “Special Factors,” there are no agreements between Mr. Barker or Gary and Mary West and any other person with respect to West’s securities:

•	Registration Rights Agreement. On November 25, 1996, West entered into a registration rights agreement with Gary and Mary West and certain other stockholders. Under the registration rights agreement, West granted rights to register shares of West common stock owned by them for sale under the Securities Act. Gary and Mary West have the right to demand that West register all or part of their common stock, provided, among other things, that the registration relates to shares having a value of at least $10,000,000. Under the agreement, West is obligated to effect up to four registrations for Gary and Mary West in response to these demand registration rights. However, West is not required to effect any demand registration until a period of 180 days has elapsed from the effective date of the most recent previous demand registration. West must pay all expenses in connection with a demand registration (other than underwriting discounts and commissions, transfer taxes, SEC filing fees and a portion of the fees and expenses of counsel for Gary and Mary West). On August 29, 2005, Gary and Mary West exercised their first registration demand right under the registration rights agreement. In addition to demand registration rights, the registration rights agreement provides that Gary and Mary West have “piggyback” registration rights whenever West proposes to register West common stock under the Securities Act. West must pay all expenses in connection with a piggyback registration (other than underwriting discounts and commissions, transfer taxes, SEC filing fees and a portion of the fees and expenses of counsel for Gary and Mary West). The registration rights agreement also contains reciprocal indemnity and contribution provisions. The registration rights agreement will be terminated at the effective time of the merger.

For more information about West, its executive officers and directors and the relationships among them, see the documents described in “Incorporation by Reference”.

During the past two years, none of Newco, the THL Parties, the Quadrangle Parties or any of their respective executive officers and directors has been involved in a transaction (i) with West or any of its affiliates that are not natural persons where the aggregate value of the transaction was more than 1% of West’s consolidated revenues for the fiscal year in which the transaction occurred, or for the past portion of the current fiscal year, if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of West that is a natural person where the aggregate value of the transaction or series of transactions with such person exceeded $60,000.

Except as described under “Special Factors—Background of the Merger,” during the past two years, none of Newco, the THL Parties, the Quadrangle Parties or any of their respective subsidiaries, executive officers or directors has been involved in any negotiations, transactions or material contacts with West or its affiliates concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of West’s securities, election of West’s directors or sale or other transfer of a material amount of West’s assets.

Except as described under “Special Factors,” none of Newco, the THL Parties, the Quadrangle Parties or any of their respective executive officers and directors is involved in any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of West.

TRANSACTIONS IN WEST COMMON STOCK

Recent Transactions

Except as noted below, none of Mr. Barker, Gary and Mary West, or West’s executive officers, directors, members, controlling persons, associates, majority owned subsidiaries or any pension, profit sharing or similar plans have engaged in any transaction with respect to West common stock during the 60 days prior to the date of this proxy statement.

Pursuant to the company’s Nonqualified Deferred Compensation Plan, certain directors and executive officers have been granted stock units representing the equivalent number of shares of West common stock. In the past 60 days, these directors and officers acquired, in the aggregate, 21,887 stock units representing 21,887 shares of West common stock.

Pursuant to the company’s Restated West Corporation 1996 Stock Incentive Plan, on May 11, 2006, William Fisher, Greg Sloma and George Krauss were each granted 10,000 options to purchase shares of West common stock.

Purchases

Other than pursuant to West’s benefit plans, neither West nor Gary and Mary West nor Mr. Barker have purchased common stock of West during the past two years. Gary and Mary West and Mr. Barker, however, do participate in the company’s Nonqualified Deferred Compensation Plan. Gary and Mary West own, in the aggregate, 21,879 stock units representing 21,879 shares of West common stock under the company’s Nonqualified Deferred Compensation Plan. Mr. Barker owns, in the aggregate, 22,253 stock units representing 22,253 shares of West common stock under the company’s Nonqualified Deferred Compensation Plan.

Except as described under “Special Factors,” none of Newco, the THL Parties, the Quadrangle Parties or any of their respective executive officers and directors (i) beneficially owns any of West’s securities or (ii) has entered into any transaction in West’s securities during the past 60 days.

MARKET PRICE AND DIVIDEND DATA

Shares of West common stock are listed on the Nasdaq National Market under the symbol “WSTC.” As of September 11, 2006, there were 70,760,093 shares of common stock outstanding, held by approximately 513 stockholders of record.

This table shows, for the periods indicated, the high and low per share sales prices of our shares of common stock as reported on the Nasdaq National Market.

	High	Low
Fiscal Year 2004
First Quarter	$26.15	$22.15
Second Quarter	$27.40	$24.03
Third Quarter	$29.95	$23.34
Fourth Quarter	$36.29	$28.12

Fiscal Year 2005
First Quarter	$35.65	$31.18
Second Quarter	$38.81	$30.05
Third Quarter	$41.98	$36.80
Fourth Quarter	$42.49	$34.80

Fiscal Year 2006
First Quarter	$45.09	$39.11
Second Quarter	$49.67	$40.47
Third Quarter (through September 15, 2006)	$48.44	$47.50

On May 30, 2006, the last trading day before West publicly announced the execution of the merger agreement, the high and low sale prices for West common stock as reported on the Nasdaq National Market were $43.96 and $42.97 per share, respectively, and the closing sale price on that date was $43.15. On September 15, 2006, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for West common stock as reported on the Nasdaq National Market were $48.44 and $48.22 per share, respectively, and the closing sale price on that date was $48.44.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR WEST COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

Since West has been a publicly traded company, it has never declared or paid any cash dividend on its common stock. In addition, the payment of cash dividends is restricted by the covenants in West’s credit facility and synthetic lease. West currently intends to retain any future earnings and does not expect to pay any dividends in the foreseeable future. In addition, under the merger agreement, West has agreed not to pay any cash dividends on its common stock before the completion of the merger. After the merger, West will be a private company and it is not anticipated that it will regularly pay dividends.

On October 13, 2005, five million shares of West’s common stock were sold by Gary and Mary West pursuant to a shelf-registration statement on Form S-3, filed with the SEC on September 23, 2005. The initial price to the public was $35.00 per share. West did not receive any proceeds from the sale of the shares sold by Gary and Mary West.

SUMMARY FINANCIAL INFORMATION

The following summary financial information is being provided to assist you in your analysis of the financial aspects of the proposed merger. The statements of income data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 and 2004 set forth below are derived from our audited consolidated financial statements. The statements of income data for the six months ended June 30, 2006 and 2005 and the balance sheet data as of June 30, 2006 and June 30, 2005 are derived from our unaudited interim financial statements, and, in the opinion of West’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim period. The information is only a summary and should be read in conjunction with West’s historical consolidated financial statements and related notes contained in West’s annual report on Form 10-K for the year ended December 31, 2005 and in West’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, which have been incorporated by reference into this proxy statement, as well as other information that West has filed with the SEC. See “Where You Can Find More Information” beginning on page 116 for information on where you can obtain copies of this information.

On April 4, 2006, West completed its acquisition of all of the outstanding shares of Intrado Inc. On June 9, 2006, West filed a current report on Form 8-K/A which includes pro forma financial information giving effect to the acquisition of Intrado Inc. for the quarter ended March 31, 2006 and the year ended December 31, 2005. See “Where You Can Find More Information” beginning on page 116 for information on where you can obtain copies of such report.

The historical results of West included below are not necessarily indicative of West’s future performance. No separate financial information is provided for Newco because Newco is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided because West does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed merger consideration is all cash and (ii) if the merger is completed, West’s common stock will cease to be publicly traded.

The book value per share of West common stock was $14.06 as of June 30, 2006.*

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share data)	2006	2005	2005	2004
	(unaudited)
Statements of Income Data:
Revenue	$886,416	$729,345	$1,523,923	$1,217,383
Cost of services	397,414	331,234	687,381	541,979
Selling, general and administrative expenses	341,110	272,927	569,865	487,513
Operating income	147,892	125,184	266,677	187,891
Net income	78,814	70,998	150,349	113,171

Per Share Data:
Basic net income per common share	1.12	1.04	2.18	1.67
Diluted net income per common share	1.08	1.00	2.11	1.63

Balance Sheet Data:
Current assets	384,820	294,508	316,342	282,060
Non current assets	1,721,009	1,191,203	1,182,320	989,146
Total assets	2,105,829	1,485,711	1,498,662	1,271,206
Current liabilities	272,801	193,033	206,295	157,294
Non current liabilities and minority interest	748,593	424,307	320,499	324,457
Total liabilities	1,021,394	617,340	526,794	481,751
Total stockholders’ equity	1,084,435	868,371	971,868	789,455

Ratio of earnings to fixed charges:	7.2	12.9	11.7	12.3

*	The denominator used to calculate book value per share includes common shares outstanding of 70,686,168 and outstanding stock options, ESPP shares and shares issuable under the Executive Deferred Compensation Plan of 6,463,847 expected to be issued and outstanding as of the closing of the proposal merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes the beneficial ownership of our common stock as of June 30, 2006 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each director and executive officer; and

•	all directors and executive officers as a group.

Name and Address of Beneficial Owners(1)	Amount Beneficially Owned	Percent of Common Shares
Gary L. West(2)	39,362,363	55.7%
Mary E. West(2)	39,362,363	55.7
Thomas B. Barker(3)	1,299,439	1.8
Greg T. Sloma(4)	34,050	*
William E. Fisher(5)	10,500	*
George H. Krauss(6)	6,000	*
Nancee R. Berger(7)	542,214	*
Steven M. Stangl(8)	29,943	*
Paul M. Mendlik(9)	134,566	*
J. Scott Etzler(10)	42,475	*
Jon R. Hanson(11)	16,195	*
Mark V. Lavin(12)	56,349	*
Michael E. Mazour(13)	18,271	*
James F. Richards(14)	6,288	*
Michael M. Sturgeon(15)	13,494	*
All directors and executive officers as a group (15 persons)(16)	41,856,930	59.2%

*	Less than 1%
(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.
(2)	39,162,363 shares are held by Gary and Mary West in joint tenancy with right of survivorship. Voting power of these shares is shared between them. Both Gary and Mary West hold 200,000 shares individually.
(3)	Includes 1,179,715 shares subject to options.
(4)	Includes 50 shares held by Mr. Sloma’s daughter and 1,000 shares held by Mr. Sloma’s son. Also includes 33,000 shares subject to options.
(5)	Includes 10,000 shares subject to options.
(6)	Includes 6,000 shares subject to options.
(7)	Includes 515,235 shares subject to options.
(8)	Includes 29,286 shares subject to options.
(9)	Includes 51,469 shares subject to options.
(10)	Includes 40,875 shares subject to options.
(11)	Includes 16,070 shares subject to options.
(12)	Includes 54,299 shares subject to options.
(13)	Includes 17,857 shares subject to options.
(14)	Includes 4,688 shares subject to options.
(15)	Includes 13,394 shares subject to options.
(16)	Includes 1,978,169 shares subject to options.

The table does not include 264,069 shares notionally granted under our Nonqualified Deferred Compensation Plan at June 30, 2006. These shares have not been granted, do not carry voting rights and cannot be sold until the end of the deferral periods, which begin in 2008 unless there is a change of control of the company.

Except as otherwise noted, each person named in the table above has sole voting and investment power with respect to the shares. Beneficial ownership and percentages are calculated in accordance with SEC rules. Beneficial ownership includes shares subject to options that are currently exercisable or exercisable within 60 days following June 30, 2006.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

West is a Delaware corporation with its principal executive offices at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and its telephone number at that location is (402) 963-1200. West provides business process outsourcing services focused on helping its clients communicate more effectively with their customers. West delivers its services through three segments: communication services, conferencing services and receivables management. Each of West’s services builds upon West’s core competencies of managing technology, telephony and human capital. West’s common stock trades on the Nasdaq National Market under the symbol “WSTC.” West maintains a website at http://www.west.com. West is the issuer of the common stock which is the subject of the going private transaction.

Thomas Barker joined West in 1991 as Executive Vice President of West Interactive Corporation and was subsequently promoted to President. He became Chief Operating Officer of West in March 1995. He was promoted to President and Chief Executive Officer of West in September of 1998 and served as West’s President until January 2004. Mr. Barker serves on West’s board and is currently West’s Chief Executive Officer. The business address for Mr. Barker is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and his business telephone number is (402) 963-1200. Mr. Barker is a U.S. citizen.

In January 1986, Mary West founded West. Mary West has served as Secretary of West and Vice Chair of West’s board since 1994 and 1987, respectively. Mary West and Gary West are wife and husband. Currently, Mary West, together with Gary West, holds approximately 56% of the outstanding shares of West common stock. The business address for Ms. West is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and her business telephone number is (402) 963-1200. Ms. West is a U.S. citizen.

Gary West joined West in July 1987 and has served as West’s Chairman since that time. Gary West also previously served as Chief Executive Officer of West. Gary West and Mary West are husband and wife. Currently, Gary West, together with Mary West, holds approximately 56% of the outstanding shares of West common stock. The business address for Mr. West is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and his business telephone number is (402) 963-1200. Mr. West is a U.S. citizen.

During the last five years, none of West, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of West’s executive officers and directors are U.S. citizens. Their business address is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. For more information about West, its executive officers and directors and the relationships among them, see the documents described in “Incorporation by Reference”.

Newco is a Delaware corporation with its principal executive offices at c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110, and its telephone number is (617) 227-1050. Newco was formed for the sole purposes of completing the merger with West and arranging the related financing transactions. Pursuant to the terms of the merger agreement, Newco plans to merge with and into West.

THL Equity Fund VI is a Delaware limited partnership. The nature of THL Equity Fund VI’s principal business is making private equity and other types of investments. THL Equity Fund VI is one of the private equity funds that is a current owner of Newco.

THL Equity Advisors VI, LLC (“THL Equity Advisors VI”) is the general partner of THL Equity Fund VI. THL Equity Advisors VI is a Delaware limited liability company, the principal business of which is acting as general partner of THL Equity Fund VI.

Thomas H. Lee Partners, L.P. (“THL Partners”) is the sole member of THL Equity Advisors VI. THL Partners is a Delaware limited partnership, the principal business of which is making private equity and other types of investments.

Thomas H. Lee Advisors, LLC (“THL Advisors”) is the sole general partner of THL Partners. THL Advisors is a Delaware limited liability company, the principal business of which is acting as the general partner of entities primarily engaged in the business of making private equity and other types of investments.

The business address of THL Equity Fund VI, THL Equity Advisors VI, THL Partners, THL Advisors, and the managers of THL Advisors (collectively, the “THL Parties”) is 100 Federal Street, 35th Floor, Boston, Massachusetts 02110, and the business telephone number of each is (617) 227-1050.

Quadrangle Capital II is a Delaware limited partnership. The nature of Quadrangle Capital II’s principal business is making private equity and other types of investments. Quadrangle Capital II is one of the private equity funds that is a current owner of Newco.

Quadrangle GP Investors II LP (“Quadrangle GP Investors II”) is the general partner of Quadrangle Capital II. Quadrangle GP Investors II is a Delaware limited partnership, the principal business of which is acting as general partner to several private equity funds.

QCP GP Investors II LLC (“QCP GP Investors II”) is the general partner of Quadrangle GP Investors II. QCP GP Investors II is a Delaware limited liability company, the principal business of which is acting as general partner to Quadrangle GP Investors II.

The business address of Quadrangle Capital II, Quadrangle GP Investors II, QCP GP Investors II, and the managing members of QCP GP Investors II (collectively, the “Quadrangle Parties”) is 375 Park Avenue, New York, New York 10152, and the business telephone number of each is (212) 418-1700.

Soren Oberg is President and a director of Newco. Mr. Oberg’s principal occupation is Managing Director of THL Partners. He joined THL Partners in 1998. The business address for Mr. Oberg is 100 Federal Street, 35th Floor, Boston, MA 02110. Mr. Oberg is a Canadian citizen.

Anthony J. DiNovi is Vice President and a director of Newco, as well as a manager of THL Advisors. Mr. DiNovi’s principal occupation is Co-President of THL Partners. He joined THL Partners in 1988 as a Managing Director and was promoted to Co-President in October 2004. The business address for Mr. DiNovi is 100 Federal Street, 35th Floor, Boston, MA 02110. Mr. DiNovi is a U.S. citizen.

David Crosby is Vice President and Secretary of Newco. Mr. Crosby’s principal occupation is Vice President of Quadrangle Group. He joined Quadrangle Group in April 2005. From 2001 to 2005, Mr. Crosby was Vice President at NBC Universal, located at 50 Rockefeller Plaza, New York, New York 10020, the principal business of which is media. The business address for Mr. Crosby is 375 Park Avenue, New York, New York 10152. Mr. Crosby is a U.S. citizen.

Jeff Swenson is Vice President and Treasurer of Newco. Mr. Swenson’s principal occupation is Vice-President of THL Partners. He joined THL Partners in 2004. From 2000 through 2002, Mr. Swenson was a private equity associate for Bain Capital, located at 111 Huntington Ave., Boston, Massachusetts 02199, the principal business of which is finance. From 2002-2004, Mr. Swenson was an MBA Student at Harvard Business School, located at Soldiers Field Road, Boston, Massachusetts 02163, the principal business of which is education. During the summer of 2003, Mr. Swenson was a private equity associate at DLJ Merchant Banking Partners, New York, New York 10010, the principal business of which is finance. The business address for Mr. Swenson is 100 Federal Street, 35th Floor, Boston, MA 02110. Mr. Swenson is a U.S. citizen.

Joshua Steiner is a director of Newco and a managing member of QCP GP Investors II. Mr. Steiner’s principal occupation is Managing Principal of Quadrangle Group. He joined Quadrangle Group in 2000. The business address for Mr. Steiner is 375 Park Avenue, New York, New York 10152. Mr. Steiner is a U.S. citizen.

Scott A. Schoen is a manager of THL Advisors. Mr. Schoen’s principal occupation is Co-President of THL Partners. He joined THL Partners in 1986 as a Managing Director and was promoted to Co-President in October 2004. The business address for Mr. Schoen is 100 Federal Street, 35th Floor, Boston, MA 02110. Mr. Schoen is a U.S. citizen.

Scott M. Sperling is a manager of THL Advisors. Mr. Sperling’s principal occupation is Co-President of THL Partners. He joined THL Partners in 1994 as a Managing Director and was promoted to Co-President in October 2004. The business address for Mr. Sperling is 100 Federal Street, 35th Floor, Boston, MA 02110. Mr. Sperling is a U.S. citizen.

Thomas M. Hagerty is a manager of THL Advisors. Mr. Hagerty’s principal occupation is Managing Director of THL Partners. He joined THL Partners in 1988. The business address for Mr. Hagerty is 100 Federal Street, 35th Floor, Boston, MA 02110. Mr. Hagerty is a U.S. citizen.

Gordon Holmes is a managing member of QCP GP Investors II. Mr. Holmes’ principal occupation is Managing Principal of Quadrangle Group. He joined Quadrangle Group in 2005. From January 1998 to October 2001, Mr. Holmes was an associate at Forstmann Little & Co., located at 767 5th Avenue, New York, New York 10153, the principal business of which is investment management. From 2001 to 2005, Mr. Holmes was a General Partner at Forstmann Little & Co. The business address for Mr. Holmes is 375 Park Avenue, New York, New York 10152. Mr. Holmes is an Irish citizen.

Steven Rattner is a managing member of QCP GP Investors II. Mr. Rattner’s principal occupation is Managing Principal of Quadrangle Group. He joined Quadrangle Group in 2000. The business address for Mr. Rattner is 375 Park Avenue, New York, New York 10152. Mr. Rattner is a U.S. citizen.

Peter Ezersky is a managing member of QCP GP Investors II. Mr. Ezersky’s principal occupation is Managing Principal of Quadrangle Group. He joined Quadrangle Group in 2000. The business address for Mr. Ezersky is 375 Park Avenue, New York, New York 10152. Mr. Ezersky is a U.S. citizen.

Michael Huber is a managing member of QCP GP Investors II. Mr. Huber’s principal occupation is Managing Principal of Quadrangle Group. He joined Quadrangle Group in 2000. The business address for Mr. Huber is 375 Park Avenue, New York, New York 10152. Mr. Huber is a U.S. citizen.

During the last five years, none of Newco, the THL Parties, the Quadrangle Parties, or any of their respective executive officers and directors, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

APPRAISAL RIGHTS

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex E to this proxy statement and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex E. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex E to this proxy statement, because failure to timely and fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, West stockholders who do not wish to accept the $48.75 per share merger consideration have the right, subject to compliance with the requirements summarized below, to dissent and demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of our common stock and to be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of our shares of common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, and including a fair rate of interest, if any, as determined by that court.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to us a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting. Voting against or obtaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of our common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of West Common Stock. A stockholder must also continuously hold his, her or its shares of our common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•	Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the shares of our common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. We, as the surviving corporation, do not have any intention at this time to file such a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, because we have no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of our common stock is more than, the same as, or less than the merger consideration.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our principal executive offices at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska, 68154, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of our common stock owned by the stockholder and must reasonably inform us that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock. Within ten days after the effective date of the merger, we will provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our common stock outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten days after the stockholders’ request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

Upon the filing of a petition in the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, by a stockholder demanding a determination of the fair value of our common stock, service of a copy of the petition must be made upon us. We must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with us. If we file a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and we must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (i) vote such stockholder’s shares of our common stock for any purpose; (ii) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement.

A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with our written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If any West stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of our common stock will be automatically converted into the right to receive $48.75 per share in cash pursuant to the merger agreement, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of West. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement for our 2007 annual meeting of stockholders, we must receive the proposal at our principal executive offices at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 by January 10, 2007. The proposal must be sent to the attention of our Corporate Secretary.

Under our bylaws, and as permitted by SEC rules, a stockholder must follow specified procedures to nominate persons for election as directors or to introduce a proposal at an annual meeting of stockholders. These procedures provide that such nominations and proposals must be submitted to our Corporate Secretary at our principal executive offices within specified time deadlines. For our 2007 annual meeting we must receive the notice of your intention to introduce a nomination or make a proposal no later than April 11, 2007 and no earlier than March 12, 2007. Any such notice must satisfy the requirements set forth in our bylaws. For further information, you may obtain a copy of our bylaws without charge by sending a written request to West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

The chairman of the meeting of stockholders may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with these procedures.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a “going private” transaction, West, Mr. Barker and Gary and Mary West have filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3, including the fairness opinions of Goldman Sachs and Morgan Stanley included as exhibits (c)(1) and (c)(2) to the Schedule 13E-3, respectively, and these reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	proxy statement for the 2006 annual meeting; and

•	our Current Reports on Form 8-K filed with the SEC on July 21, 2006, June 9, 2006, June 5, 2006, April 20, 2006, April 10, 2006, April 7, 2006, April 5, 2006, March 16, 2006, February 8, 2006, February 2, 2006, February 1, 2006 and January 4, 2006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, delivered by first class mail or other equally prompt means within one business day without charge, by written or telephonic request directed to us at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Attention: Corporate Secretary; telephone (402) 963-1200.

If you would like to request documents, please do so by October 16, 2006, in order to receive them before the special meeting. In addition, these documents may also be obtained through our website located at www.west.com.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated September 18, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

The safe harbor protections afforded to forward-looking statements pursuant to Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 do not apply to forward-looking statements made in connection with a going private transaction. We thus disclaim for purposes of this going private transaction any references to Sections 21E and 27A contained in the documents incorporated by reference into this proxy statement.

Annex A

Execution Copy

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about West Corporation or Omaha Acquisition Corp. Such information can be found elsewhere in this proxy statement and in the public filings West Corporation makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties West Corporation and Omaha Acquisition Corp. made to each other. The assertions embodied in West Corporation’s representations and warranties are qualified by information in a confidential disclosure letter that West Corporation delivered to Omaha Acquisition Corp. in connection with signing the merger agreement. While West Corporation does not believe that the disclosure letter contains information that the securities laws require to be publicly disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to West’s representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure letter. This disclosure letter contains information that has been included in West Corporation’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in West Corporation’s public disclosures.

AGREEMENT AND PLAN OF MERGER

BETWEEN

OMAHA ACQUISITION CORP.

AND

WEST CORPORATION

DATED AS OF MAY 31, 2006

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2006 (this “Agreement”), between Omaha Acquisition Corp., a Delaware corporation (“Newco”), and West Corporation, a Delaware corporation (the “Company”) (Newco and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H :

WHEREAS, the Board of Directors of Newco and, based upon the recommendation of the special committee of its Board of Directors (the “Special Committee”), the Board of Directors of the Company have each approved the merger of Newco with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Founder Shares (as defined herein), Rollover Shares (as defined herein) and Dissenting Shares (as defined herein), will be converted into the right to receive cash in an amount equal to $48.75 per share, (ii) the holders of Rollover Shares shall retain a portion of their equity interest in the Company in connection with the Merger as more fully described herein and (iii) each issued and outstanding Founder Share will be converted into the right to receive cash in an amount equal to $42.83 per share;

WHEREAS, based upon the recommendation of the Special Committee, the Board of Directors of the Company has (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders (other than the holders of Founder Shares and Rollover Shares), (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of Newco has determined that this Agreement and the Merger are advisable and in the best interests of Newco and its stockholders and recommended approval and adoption by its stockholders of this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has heretofore taken the actions referred to in Section 4.14 relating to Section 203 of the DGCL (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Newco’s willingness to enter into this Agreement, each of the Founders and Newco are entering into a voting agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, each such Founder will agree to vote its Shares in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the Company and Newco intend that the Merger qualify as a leveraged recapitalization for financial reporting purposes; and

WHEREAS, each of Newco and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Newco and the Company hereby agrees as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time prior to the date hereof to the extent permitted by the applicable provisions thereof or as required or explicitly permitted by this Agreement.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.2(d).

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, program, agreement or arrangement as to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any material liability, including any ERISA Benefit Plan.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-laws” shall have the meaning set forth in Section 2.5(b).

“Capitalization Date” shall have the meaning set forth in Section 4.3.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Certificates” shall have the meaning set forth in Section 3.2(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment Letters” shall have the meaning set forth in Section 5.7.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Common Stock” shall have the meaning set forth in the first recital of this Agreement.

“Company Intellectual Property” shall have the meaning set forth in Section 4.15.

“Company Letter” means the letter from the Company to Newco dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

“Company Preferred Stock” shall have the meaning set forth in Section 4.3.

“Company SEC Documents” shall have the meaning set forth in Section 4.6.

“Company Stock Incentive Plan” shall have the meaning set forth in Section 4.3.

“Company Stock Options” shall have the meaning set forth in Section 4.3.

“Company Stock Plans” shall have the meaning set forth in Section 4.3.

“Company Stock Purchase Plan” shall have the meaning set forth in Section 4.3.

“Company Stock Units” shall have the meaning set forth in Section 7.2(d).

“Company Stockholder Approval” shall have the meaning set forth in Section 7.3(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.4.

“Constituent Corporations” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Contract” means any note, bond, deed, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, undertaking, arrangement, understanding, instrument or obligation, whether written or oral and whether express or implied.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Current Premium” shall have the meaning set forth in Section 7.9(b).

“D&O Insurance” shall have the meaning set forth in Section 7.9(b).

“Debt Financing” shall have the meaning set forth in Section 5.7.

“Deferred Compensation Plan” means the West Corporation Restated Nonqualified Deferred Compensation Plan, as amended.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(e).

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1(e).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Laws” means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Equity Funding Letters” shall have the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“ERISA Benefit Plan” means a Benefit Plan that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Party” shall have the meaning set forth in Section 6.2(b).

“Expenses” means documented and reasonable fees and expenses incurred or paid by or on behalf of Newco or its Affiliates since January 1, 2005 in connection with the Merger or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Commitment Letters, the Equity Funding Letters and the other transactions contemplated hereby or thereby, including all documented and reasonable fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Newco.

“Financing” shall have the meaning set forth in Section 5.7.

“Financed Transactions” shall have the meaning set forth in Section 5.7.

“Founder Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Founder Shares” means the Shares held by either of the Founders or any entity that holds shares for their benefit as of the Effective Time, other than that number of Shares held by them and designated as Rollover Shares.

“Founders” means each of Mary West and Gary West.

“GAAP” means United States generally accepted accounting principles.

“Goldman Sachs” means Goldman, Sachs & Co.

“Government Contract” means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

“Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, any arbitral body or Nasdaq.

“Guarantees” shall have the meaning set forth in Section 5.2.

“Guarantors” shall have the meaning set forth in Section 5.2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and penalties, fees and premiums with respect thereto), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of its Subsidiaries under capitalized leases or any so called synthetic, off-balance sheet or tax retention leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges, collars or similar arrangements, (v) obligations of any Person in which the Company or any of its Subsidiaries beneficially owns equity interests that are intended to function primarily as a borrowing of funds by the Company or any of its Subsidiaries (such as receivables financing transactions and minority interest transactions) that are not included as a liability on the Company’s consolidated balance sheet in accordance with GAAP and (vi) all obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of its Subsidiaries.

“Indemnified Person” shall have the meaning set forth in Section 7.9(a).

“Initiation Date” means the 10th Business Day after the date the Proxy Statement is first mailed to the Company’s stockholders; provided, however, that such 10 Business Day period shall not commence unless and until the Company has provided the Required Financial Information to Newco.

“Intellectual Property” means United States or foreign intellectual property, including (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, processes, techniques, methods, schematics, technology, technical or other data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including databases and related documentation) and (vi) all other proprietary rights, whether now known or hereafter recognized in any jurisdiction.

“Investments” shall have the meaning set forth in Section 4.2.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the officers of the Company set forth in Item 1.1 of the Company Letter or the senior executive officers of Newco, as the case may be.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Liens” means any pledges, claims, liens, charges, encumbrances, mortgages, options to purchase or lease or otherwise acquire any interest, community or other marital property interests, conditions, equitable interests, licenses, security interests, rights of way, easements, encroachments, servitudes, rights of first offer or first refusal, buy/sell agreements and any other restriction governing the use, construction, voting (in the case of any security or equity interests), transfer, receipt of income or exercise of any other attribute of ownership.

“Management Holder” shall have the meaning set forth in Section 7.2(b).

“Marketing Period” means the first period of twenty-one (21) consecutive calendar days after the Initiation Date (A) throughout which (1) Newco shall have the Required Financial Information and (2) no event has occurred that would cause any of the conditions set forth in Section 8.3 (other than Section 8.3(e)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 21-consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 8.1 shall be satisfied.

“Material Adverse Change” or “Material Adverse Effect” means, (I) when used with reference to the Company, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, (a) is materially adverse to the business, properties, assets, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole, or (b) would prevent the timely consummation of the Merger or prevent the Company from performing its obligations under this Agreement; provided, however, that to the extent any change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect” with respect to the Company: (i) the announcement of the execution of this Agreement or the performance of obligations required by this Agreement, (ii) changes affecting the United States economy or financial markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their business, in each case which do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or Nasdaq, (iv) any change in GAAP or interpretation thereof after the date hereof, and (v) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving the United States of America, in each case which do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business; and (II) when used with reference to Newco, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, would prevent the timely consummation of the Merger or prevent Newco from performing its obligations under this Agreement.

“Material Contract” shall have the meaning set forth in Section 4.16.

“Material Employment Agreement” shall have the meaning set forth in Section 4.19.

“Material Leases” shall have the meaning set forth in Section 4.17(b).

“Materials of Environmental Concern” means any hazardous, acutely hazardous or toxic substance or waste defined or regulated as such under Environmental Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

“Merger” shall have the meaning set forth in the first recital of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Morgan Stanley” means Morgan Stanley & Co.

“Nasdaq” means the Nasdaq National Market.

“Newco” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Newco Letter” means the letter from Newco to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Newco Letter.

“Newco Shares” shall have the meaning set forth in Section 3.1(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.2(e).

“No-Shop Period Start Date” shall have the meaning set forth in Section 6.2(a).

“Other Filings” shall have the meaning set forth in Section 4.8.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permits” shall have the meaning set forth in Section 4.9.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable, (ii) inchoate mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice and (iii) such other liens, encumbrances or imperfections that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” shall have the meaning set forth in Section 4.8.

“Public Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Required Financial Information” shall have the meaning set forth in Section 7.11(b).

“Restated Certificate of Incorporation” shall have the meaning set forth in Section 2.5(a).

“Retained Employee” shall have the meaning set forth in Section 7.1(a).

“Rollover Shares” means those Shares set forth on Schedule 1 attached hereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, together with the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the first recital of this Agreement.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC.

“Solvency Letter” shall have the meaning set forth in Section 7.14.

“Special Committee” shall have the meaning set forth in the first recital of this Agreement.

“Stockholders Meeting” shall have the meaning set forth in Section 7.3(a).

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries.

“Superior Proposal” shall have the meaning set forth in Section 6.2(c).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 3.1(a).

“Surviving Corporation Options” shall have the meaning set forth in Section 7.2(b).

“Takeover Proposal” shall have the meaning set forth in Section 6.2(c).

“Tax” and “Taxes” means any (i)federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, and (ii) any liability for the payment of any amount of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” shall mean any agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company or any of its Subsidiaries.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Transfer Taxes” shall have the meaning set forth in Section 7.7.

“Voting Agreement” shall have the meaning set forth in the fifth recital of this Agreement.

Section 1.2 Interpretation. When a reference is made in this Agreement to an Article, Section or Item, such reference shall be to an Article, Section or Item of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollars” or “$” means United States dollars.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Newco and the Company in accordance with Section 259 of the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern Time on a date mutually agreed to by Newco and the Company, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Newco on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period.

Section 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such later time as Newco and the Company shall agree and is specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII (but in no event on a date prior to the date of the Closing).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and this Agreement.

Section 2.5 Certificate of Incorporation and By-laws; Officers and Directors.

(a) The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit B hereto (the “Restated Certificate of Incorporation”); provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders and subject to the approval of the Company’s Board of Directors (such approval shall not be unreasonably withheld), Newco may substitute the form of the Restated Certificate of Incorporation set forth in Exhibit C with a new form of a certificate of incorporation (so long as the terms of the new form of the certificate of incorporation are consistent with the terms set forth in Schedule 2 hereto) and, as so amended, such Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws of the Company (the “By-laws”) as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided by the Restated Certificate of Incorporation or By-laws of the Surviving Corporation or by applicable law.

(c) The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE

CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Newco, the Company or the holders of any securities of the Constituent Corporations:

(a) Capital Stock of Newco. Each issued and outstanding share of common stock of Newco (the “Newco Shares”) shall be cancelled and converted into and become the number of validly issued, fully paid and nonassessable shares of the Class A and Class L Common Stock of the Surviving Corporation (the “Surviving Corporation Common Stock”) calculated as described in Schedule 1. As of the Effective Time, all such Newco Shares cancelled in accordance with this Section 3.1(a), when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Newco Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Surviving Corporation Common Stock as set forth in this Section 3.1(a).

(b) Treasury Stock and Newco Owned Stock. Each Share that is owned by the Company and held in its treasury or by any wholly owned Subsidiary of the Company and each Share that is owned by Newco or any wholly owned Subsidiary of Newco shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares. Subject to Section 3.1(e), (i) each Share issued and outstanding immediately before the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b), Rollover Shares, Founder Shares and Dissenting Shares) shall be cancelled and be converted into the right to receive in cash, without interest, $48.75 per Share (the “Public Merger Consideration”), and (ii) each Founder Share issued and outstanding immediately before the Effective Time shall be cancelled and be converted into the right to receive in cash, without interest, $42.83 per Share (the “Founder Merger Consideration” and, together with the Public Merger Consideration, the “Merger Consideration”). As of the Effective Time, all Shares converted into the right to receive Merger Consideration shall be cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Public Merger Consideration or Founder Merger Consideration, as applicable, for each such Share, without interest.

(d) Rollover Shares. Each Rollover Share issued and outstanding immediately before the Effective Time shall be cancelled and be converted into and become the number of validly issued, fully paid and nonassessable shares of the Class A and Class L Common Stock of the Surviving Corporation calculated as described in Schedule 1. As of the Effective Time, all such Rollover Shares shall be cancelled in accordance with this Section 3.1(d), and when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Surviving Corporation Common Stock as set forth in this Section 3.1(d).

(e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and the Merger and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration as described in Section 3.1(c), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration for each such Share, without interest. The Company shall give Newco prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Newco the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

(f) Adjustment. If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment; provided, however that this Section 3.1(f) shall not affect the Company’s obligations otherwise under this Agreement, including Section 6.1.

Section 3.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, Newco shall designate a bank or trust company that shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”) and, concurrently with the Effective Time, the Surviving Corporation shall deposit with the Paying Agent a cash amount in immediately available funds equal to (i) the product of the Public Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time

---(exclusive of any Dissenting Shares, Rollover Shares, Founder Shares and Shares to be cancelled pursuant to Section 3.1(b)), plus (ii) the product of the Founder Merger Consideration and the number of Founder Shares issued and outstanding immediately prior to the Effective Time (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Newco or, after the Effective Time, the Surviving Corporation; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to the Surviving Corporation). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Newco shall, or the Surviving Corporation shall, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(b) Exchange Procedure. As soon as practicable after the Effective Time (and in any event within three (3) Business Days thereof), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares other than Rollover Shares (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.1(g) hereof) to the Paying Agent and shall be in a form and have such other provisions as Newco and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the applicable Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered (or affidavits of loss in lieu thereof) is registered, if such Certificate (or affidavits of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or affidavits of loss in lieu thereof) or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or affidavits of loss in lieu thereof). Newco, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be deducted and withheld under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Newco or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Newco or the Paying Agent.

(c) Surrender of Rollover Shares and Newco Shares. At the Closing, each holder of Rollover Shares and each holder of Newco Shares shall surrender the certificates representing such Rollover Shares or Newco Shares held by such holder, and the Surviving Corporation shall issue to each such holder a certificate or certificates representing the number of shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 3.1(a) or 3.1(d), as applicable.

(d) No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, (i) holders of Certificates and certificates representing Rollover Shares shall cease to have any rights as stockholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or certificates representing Rollover Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b), Rollover Shares and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall, after such funds have been delivered to the Surviving Corporation, look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the applicable Merger Consideration to which they are entitled, without interest.

(f) No Liability. None of Newco, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate or certificate representing Rollover Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond in customary amount and upon such terms as may be required by Newco as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, (i) the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the applicable Merger Consideration as provided in Section 3.1(c) represented by such lost, stolen or destroyed certificate or (ii) the Surviving Corporation shall issue a certificate or certificates representing the number of shares of Surviving Corporation Common Stock as provided in Section 3.1(d) represented by such lost, stolen or destroyed certificate representing Rollover Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Letter (and referencing the relevant sections below, except to the extent that the relevance of any given disclosure to particular sections or subsections of the Company Letter is readily apparent on its face), the Company hereby represents and warrants to Newco as follows:

Section 4.1 Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate, partnership, limited liability company or other company (as the case may be) power and authority has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Newco complete and correct copies of its certificate of incorporation and by-laws and has made available to Newco the certificate of incorporation and by-laws (or similar organizational documents) of each of its Significant Subsidiaries. Such certificates of incorporation and by-laws (or similar organizational documents) are in full force and effect. Neither the Company nor any Subsidiary is in material violation of any of the provisions of its certificate of incorporation or by-laws (or similar organizational documents).

Section 4.2 Subsidiaries. Item 4.2 of the Company Letter sets forth the name and jurisdiction of organization of each Subsidiary of the Company as of the date hereof. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of capital stock or equity interests and other ownership interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. Item 4.2 of the Company Letter sets forth the name, jurisdiction of organization and the Company’s percentage ownership of any and all Persons (other than Subsidiaries) of which the Company directly or indirectly owns an equity interest, or an interest convertible into or exchangeable or exercisable for an equity interest, that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the “Investments”). All of the Investments are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. Except for the capital stock and other ownership interests of the Subsidiaries and the Investments listed in Item 4.2 of the Company Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any corporation, partnership, joint venture, limited liability company or other entity that is material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.3 Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on May 25, 2006 (the “Capitalization Date”), (i) 70,659,645 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 4,935,273 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (the “Company Stock Options”) granted under the Company’s Amended and Restated 1996 Stock Incentive Plan and the 2006 Stock Incentive Plan (collectively, the “Company Stock Incentive Plans”), (iv) 1,880,693 shares of Company Common Stock were reserved for issuance in accordance with the Company’s Amended and Restated Employee Stock Purchase Plan (the “Company Stock Purchase Plan” and, together with the Company Stock Incentive Plans, the “Company Stock Plans”), (v) 290,715.6601 units representing shares of Company Common Stock were credited to participant accounts under the Deferred Compensation Plan prior to the date of this Agreement and (vi) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except as set forth above, no shares of capital stock of the Company or options, warrants, convertible or exchangeable securities or other rights to purchase capital stock of the Company are issued, reserved for issuance or outstanding (other than Shares to be issued upon exercise of Company Stock Options in accordance with their terms). Item 4.3 of the Company Letter contains a true and complete list of all Company Stock Options outstanding as of the Capitalization Date, which schedule shows the applicable exercise prices. The Founders do not hold any Company Stock Options. Pursuant to the terms of the Benefit Plans, all options will accelerate at the Effective Time. Since the Capitalization Date and through the date of this Agreement, other than in connection with the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. Since January 1, 2003, all of the outstanding equity securities of the Company have been offered and issued in material compliance with all applicable securities laws, including the Securities Act and “blue sky” laws. No dividends on the Company Common Stock have been declared or have accrued. Except for share units credited under the Deferred Compensation Plan prior to the date of this Agreement, there are no outstanding stock appreciation rights, equity equivalents or phantom stock with respect to the capital stock of the Company or any of its Subsidiaries. Each Share that may be issued pursuant to the Company Stock Plans, when issued upon the receipt of the consideration set forth in the Company

Stock Plans and related agreements, if applicable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders or any Subsidiary’s equityholders may vote. As of the date of this Agreement, except with respect to Company Stock Options outstanding on the date hereof or units representing shares of Company Common Stock credited to participant accounts pursuant to the Deferred Compensation Plan or the Company Stock Purchase Plan, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or relating to the voting of capital stock or equity securities or interests of the Company or any of its Subsidiaries.

As of the date of this Agreement, other than pursuant to this Agreement, there are no outstanding contractual obligations or rights of the Company or any of its Subsidiaries to register or repurchase, redeem or otherwise acquire, vote, dispose of or otherwise transfer, register pursuant to any securities laws, or declare dividends or make other distributions on any shares of capital stock or equity interests of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is a party to any stockholder agreement, voting trust, proxy or other agreement, instrument or undertaking with respect to the capital stock of the Company or any of its Significant Subsidiaries.

Section 4.4 Authority. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption by the Company’s stockholders of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Newco) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company, at a meeting duly called and held and based upon the recommendation of the Special Committee, has (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders (other than the holders of Founder Shares and Rollover Shares), (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend and has recommended adoption by the stockholders of the Company of this Agreement and the transactions contemplated hereby, which resolutions, subject to Section 6.2, have not been subsequently rescinded, modified or withdrawn in any way. Approval of this Agreement by the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement under applicable law.

Section 4.5 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state securities laws and foreign and supranational laws relating to antitrust and anticompetition clearances and (b) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in any breach of any provision of the certificate of incorporation or by-laws or of the similar organizational documents of any of the Company’s Subsidiaries,

(ii) require any filing by the Company or any of its Subsidiaries with, or receipt by the Company or any of its Subsidiaries of any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, (v) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries or (vi) require the Company or any of its Subsidiaries to make any payment to any third Person, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or, in the case of clauses (iii), (iv), (v) or (vi), for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations, Liens or payments that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.6 SEC Documents and Other Reports. (a) The Company has filed with the SEC all forms, reports, statements, schedules, certifications and other documents required to be filed by it since December 31, 2005 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including any documents or information incorporated by reference therein) complied in all material respects, and all documents filed by the Company with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing (other than the Proxy Statement and the Other Filings (which are addressed in Section 4.8)) will comply in all material respects (except, in the latter case, for any failure to comply due to an inaccuracy of the representations and warranties set forth in Section 5.4) with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC, none of the Company SEC Documents (including any documents or information incorporated by reference therein) contained, or, in the case of documents filed on or after the date hereof (other than the Proxy Statement and the Other Filings) will contain, any untrue statement of a material fact or omitted, or, in the case of documents filed on or after the date hereof (other than the Proxy Statement and the Other Filings) will omit, (except, in the case of filings made on and after the date hereof, for any inaccuracy or omission due to an inaccuracy of the representations and warranties set forth in Section 5.4), to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein which, in the aggregate, are not material). No Subsidiary of the Company is, and other than the Subsidiaries listed on Item 4.6(a) of the Company Letter, no Subsidiary has been, required to file any form, report, statement, schedule, certification or other document with the SEC.

(b) The Company has made available to Newco a complete and correct copy of any material amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act and (ii) the Company SEC Documents filed prior to the date hereof. The Company has made available to Newco correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2005 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Newco any such material correspondence sent or received after the date hereof. As of the date hereof, the Company has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

Section 4.7 Absence of Material Adverse Change. Except as is readily apparent in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and proxy statement for the 2006 annual meeting of stockholders, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change with respect to the Company or any event, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or equity interests or any redemption, purchase or other acquisition of any of its capital stock or equity interests, (iii) any split, combination or reclassification of any of its capital stock or equity interests or any issuance or the authorization of any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, (iv) any change in accounting methods, principles or practices used by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (v) any material damage, destruction or loss (whether or not covered by insurance) other than in the ordinary course of business, (vi) any action taken by the Company or any of its Subsidiaries during the period from December 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would have required the consent of Newco under Section 6.1 or (vii) any agreement by the Company or any of its Subsidiaries to do any of the foregoing.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference in the proxy statement relating to the Stockholders Meeting (together with any amendments or supplements thereto and including any related filings required pursuant to the Exchange Act, the “Proxy Statement”) or any other document filed with the SEC in connection with the Merger, including the Schedule 13E-3 (the “Other Filings”), will, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or, in the case of any Other Filing, at the time it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Newco or any of its representatives specifically for inclusion or incorporation by reference therein.

Section 4.9 Compliance with Laws. (a) The businesses of the Company and its Subsidiaries are, and since December 31, 2005 have been, conducted in compliance, in all material respects, with any law, order, writ, injunction, judgment, decree, statute, rule, ordinance or regulation of any Governmental Entity applicable to the Company and its Subsidiaries, including, but not limited to, the Telephone Consumer Protection Act; Federal Telemarketing Consumer Fraud and Abuse Act of 1994; Junk Fax Prevention Act of 2005; Health Insurance Portability and Accountability Act of 1996; Fair Debt Collection Practices Act; Fair Credit Reporting Act; Foreign Corrupt Practices Act; Gramm-Leach-Bliley Act; Communications Act of 1934; Telecommunications Act of 1996; laws governing government contracts, lobbying activities, privacy and data security; state and local laws related to employment, employment practices and conditions of employment; state statutes governing telemarketing activities; and all rules and regulations issued pursuant to the foregoing laws. Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental licenses, authorizations, consents, permits and approvals (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no default has occurred under any such Permit, except for the absence of Permits and for defaults under Permits that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has received written notification from any Governmental Entity threatening to revoke a material Permit.

(b) The Company has been and is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) since the enactment of the Sarbanes-Oxley Act, the applicable provisions of the Sarbanes-Oxley Act at the time that such provisions became effective.

(c) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. Based on management’s evaluation of internal controls as of December 31, 2005, with participation of the Company’s principal executive officer and principal financial officer, the Company has concluded that its disclosure controls and procedures are effective for the purposes set forth in Rule 13a-15 of the Exchange Act.

(d) The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 of the Exchange Act). The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors and Newco (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As a result of such evaluation, (x) no significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information were found to exist, and (y) no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting was found to exist. The Company has made available to Newco a summary of any disclosure made by management to the Company’s auditors and audit committee since the enactment of the Sarbanes-Oxley Act regarding significant deficiencies, material weaknesses and fraud.

(e) To the Knowledge of the Company, the Company has not received any material complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(f) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of the Sarbanes-Oxley Act.

Section 4.10 Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed or caused to be timely filed (after taking into account all applicable extensions) all Federal income Tax Returns and all other material Tax Returns required to be filed by them and all such Tax Returns were complete in all material respects, and disclosed all material Taxes required to be paid by the Company and each Subsidiary for the periods covered thereby.

(b) Each of the Company and its Subsidiaries has timely paid or caused to be paid in full all material Taxes owed by it (whether or not shown on its Tax Return).

(c) No material deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries that have not been paid in full or otherwise finally settled or are not otherwise being challenged in good faith under appropriate procedures with the proper taxing authority.

(d) No written requests for waivers of the time to assess any material Taxes of the Company or its Subsidiaries are pending.

(e) The Tax Returns referred to in clause (a), to the extent related to federal income Taxes and other material income Taxes, have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(f) There are no material pending audits, examinations, investigations or other proceedings, claims or assessments in respect of Taxes of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has been notified in writing.

(g) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due.

(h) All material Taxes which the Company or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and entered on the books of the Company.

(i) None of the Company or any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is a member as of the date hereof.

(j) As a direct or indirect result of the transactions contemplated by this Agreement, whether alone or in combination with any other event, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, and, as a direct or indirect result of the transactions contemplated by this Agreement, whether alone or in combination with any other event, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits will be (or under Section 280G of the Code be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or plan that is reasonably expected by the Company to result in it making payments that would not be deductible under Code sections 162 or 404.

(k) None of the Company or any of its Subsidiaries is a party to or bound by any Tax Sharing Arrangement.

(l) None of the Company or any of its Subsidiaries is required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(m) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).

Section 4.11 Liabilities. Except as is readily apparent in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and proxy statement for the 2006 annual meeting of stockholders, neither the Company nor any of its Subsidiaries has any liabilities or obligations (including Indebtedness) of any nature (whether accrued, absolute, contingent or otherwise and whether known or unknown) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2005 included in the Company SEC Documents (or in the notes thereto), (b) incurred in the ordinary course of business consistent with past practice since December 31, 2005, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (d) that have not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.12 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any of its Subsidiaries, is subject to any outstanding judgment, order, writ, injunction or decree that has had or would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no facts, events or circumstances now in existence that would reasonably be expected to give rise to any claims that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. No officer or director of the Company or any of its Subsidiaries is a defendant in any material suit, claim, action, proceeding, arbitration or investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no material SEC or other governmental inquiries or, to the Knowledge of the Company, investigations or internal investigations regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.13 Benefit Plans. (a) Each material Benefit Plan is listed in Item 4.13(a) of the Company Letter. With respect to each Benefit Plan, the Company has made available to Newco a true and correct copy of (i) each such Benefit Plan that has been reduced to writing and all amendments thereto (or written summaries if not otherwise reduced to writing); (ii) each trust, insurance or administrative agreement relating to each such Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code. Except as required by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since December 31, 2005, other than the approval by the Company’s Board of Directors and stockholders of the 2006 Stock Incentive Plan.

(b) (i) Each Benefit Plan maintained by the Company or any of its Subsidiaries has been maintained in compliance with its terms and, both as to form and in operation, with the requirements of applicable law, in each case, in all material respects, and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Benefit Plan have, in all material respects, been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(c) As of the date of this Agreement there are no pending, or, to the Knowledge of the Company, threatened, disputes, arbitrations, claims, suits or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Material Adverse Effect on the Company. No Benefit Plan is, or within the last three years has been, the subject of a material examination or audit by a Governmental Entity or a participant in a Governmental Entity-sponsored voluntary compliance, amnesty or similar program.

(d) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, the Company has no Knowledge of any reason why any such Benefit Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries has any material liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or the terms of a separation or retention plan or agreement.

(e) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will or may (either alone or in connection with the occurrence of any additional or subsequent events) result in the acceleration or creation of any rights of any person to compensation or benefits under any Benefit Plan or other compensatory arrangement, loan forgiveness or result in an obligation to fund benefits with respect to any Benefit Plan or other compensatory arrangement.

Section 4.14 State Takeover Statutes; Rights Agreement. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the transactions contemplated by this Agreement or the Voting Agreement. The action of the Board of Directors of the Company in approving the Merger, this Agreement, the Voting Agreement, the letter agreement attached as Schedule 2 hereto and the transactions contemplated hereby and thereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Voting Agreement, the letter agreement attached as Schedule 2 hereto and the other transactions contemplated hereby and thereby. The Company does not have in effect any rights agreement or so-called “poison pill”.

Section 4.15 Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the enforceable right to use, in each case free and clear of all Liens except for Permitted Liens, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted that is material to the business of the Company and its Subsidiaries taken as a whole (the “Company Intellectual Property”). Neither the Company nor any of its Subsidiaries has entered into any agreements granting sole or exclusive rights to any material Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all patents and patent applications, trademark registrations and applications for registration and domain names owned by the Company or its Subsidiaries are subsisting and unexpired, and, to the Knowledge of the Company, valid. No claims are pending or, to the Knowledge of the Company, threatened, (a) challenging the ownership, enforceability, validity, or use by the Company or any Subsidiary of any Company Intellectual Property, or (b) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing or otherwise adversely affecting the rights of any Person with regard to any Company Intellectual Property or the use of any Company Intellectual Property (including any claim that the Company or any of its Subsidiaries should license or refrain from using any Intellectual Property of a third party) other than claims that would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) no Person is infringing, violating, or misappropriating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, or infringe the Intellectual Property of any other Person. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve the material Intellectual Property used in the conduct of their business as currently conducted. The Company and its Subsidiaries are in actual possession of or have necessary control over the source code and object code for all material software that they own or purport to own (“Owned Software”). None of the Owned Software is subject to any Contract or other obligation that has or would require the Company or its Subsidiary to divulge to any third party any source code or trade secret that is part of Owned Software, to license Owned Software for the purpose of making derivative works, or to redistribute Owned Software to any third party at no or minimal charge. Except as would not be material to the business of the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all their obligations to their customers and under applicable laws, statutes, standards, ordinances, codes, rules and regulations (“Legal Requirements”). Except as would not be material to the business of the Company and its Subsidiaries taken as a whole, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access or unauthorized use of any data used in the businesses of Company and its Subsidiaries. To the Knowledge of the Company, since January 1, 2003, there have been no events or series of events involving the Company or its Subsidiaries that have or would reasonably be expected to trigger a consumer personal information privacy breach reporting requirement. Except as would not be material to the business of the Company and its Subsidiaries taken as a whole, the use and dissemination of any and all data and information concerning individuals by their businesses is in compliance with all applicable privacy policies, terms of use, customer agreements and Legal Requirements. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, customer agreements or Legal Requirements relating to the use, dissemination, or transfer of any such data or information.

Section 4.16 Contracts.

(a) Item 4.16(a) of the Company Letter lists the following contracts to which, as of the date hereof, the Company or any of its Subsidiaries is a party or by which any them is bound: (i) any Contract that is filed or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) any Contract that purports to limit the rights of the Company or any Subsidiary of the Company to compete with any Person or in any line of business, industry or geographical area or to offer, sell, supply or distribute any service or product, in each case, material to the business of the Company and its Subsidiaries, taken as a whole; (iii) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, or commitments (including revolving commitments) in respect of Indebtedness, providing for borrowings in excess of $15,000,000 (other than Indebtedness owed by the Company to any of its Subsidiaries or any of its Subsidiaries to the Company or another of the Company’s Subsidiaries) and any Contract relating to any conditional sale arrangements, obligations secured by a Lien or interest rate or currency hedging activities, in each case, in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $15,000,000; (iv) other than pursuant to the Company Stock Plans, the Deferred Compensation Plan and other than this Agreement, any Contract for the sale of any of its assets or capital stock or equity interests involving outstanding obligations in excess of $10,000,000; (v) any Contract for the acquisition (directly or indirectly, by merger or otherwise) of any business or business division, capital stock or equity interests of another Person after the date hereof for aggregate consideration in excess of $10,000,000; (vi) other than pursuant to the Company Stock Plans or the Deferred Compensation Plan, any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person; (vii) material customer Contracts with the ten largest customers of the Company and its Subsidiaries, taken as a whole, as measured by revenues during the fiscal year ended December 31, 2005; (viii) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn out” or other contingent payment obligations; and (ix) any material Government Contract. Along with Intellectual Property-related Contracts that are material to the business of the Company and its Subsidiaries and Material Leases, taken as a whole, each such contract described in clauses (i)-(ix) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Subsidiary has received any written notice or claim of default under any Material Contract or any written notice of an intention, and to the Knowledge of the Company, no other party to any Material Contract intends, to terminate, not renew or challenge the validity or enforceability of any Material Contract, (ii) to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract, (iii) each of the Material Contracts is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, of the other parties thereto (except that such enforceability (A) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iv) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder. The Company has made available to Newco true and complete copies of each Material Contract, including all material amendments thereto. Item 4.16(b)(i) of the Company Letter sets forth the fifty largest vendors of the Company and its Subsidiaries, taken as a whole, as measured by expenditures during the fiscal year ended December 31, 2005. Other than with respect to purchases of telecommunications products and services, the

Company has no contractual commitments to purchase in excess of $10,000,000 of products or services from any Person in any single year. Item 4.16(b)(ii) of the Company Letter sets forth the Company’s minimum annual revenue commitment report for long-distance telecommunications services as of March 31, 2006 as kept in the ordinary course of business consistent with past practice.

Section 4.17 Properties.

(a) Item 4.17(a) of the Company Letter contains a true and complete list of all real property owned by the Company or any Subsidiary (collectively, the “Owned Real Property”), including the street address thereof. Copies of title reports or policies obtained by the Company with respect to each parcel of Owned Real Property have been previously made available to Newco.

(b) Item 4.17(b) of the Company Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary in connection with which the Company or such Subsidiary pays for the occupancy of such real property in excess of $250,000 annually (collectively, including the improvements thereon, the “Leased Real Property”), including the street address thereof. True and complete copies of all material agreements related to such Leased Real Property (the “Material Leases”) that have not been terminated or expired as of the date hereof have been made available to Newco.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company or one of its Subsidiaries has good, marketable, insurable and indefeasible fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, free and clear of all Liens except for Permitted Liens. There is no Indebtedness secured by any Lien encumbering Owned Real Property or Leased Real Property other than Liens which are not material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the lease, sublease, license or other applicable form of occupancy agreement for each Leased Real Property (i) is legal, valid, binding and enforceable with respect to the Company and its Subsidiaries, and is in full force and effect, and (ii) will continue to be legal, valid, binding and enforceable with respect to the Company and its Subsidiaries and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except that in each case such enforceability (A) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no party to the lease, sublease, license or other applicable form of occupancy agreement for each Leased Real Property is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder.

(d) There is no pending, or to the Knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting in any material respect any Owned Real Property or Leased Real Property. The property and equipment of the Company and each Subsidiary that are used in the operations of the business are, in all material respects (i) in good operating condition and repair, ordinary wear and tear excepted and (ii) adequate for such operations and business.

Section 4.18 Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no, and there have not been any, Materials of Environmental Concern released at, onto or from any property currently owned or leased by the Company or a Subsidiary, nor, to the Knowledge of the Company, have any Materials of Environmental Concern been released at, onto or from any property or formerly owned or leased by the Company or a Subsidiary under circumstances that have resulted in or are reasonably likely to result in liability of the Company or a Subsidiary under any applicable Environmental Laws; (ii) neither the Company nor any Subsidiary has received any written notification or demand (including, without limitation, a request for information pursuant to Section 104(e) of the Comprehensive Environmental

Response, Compensation and Liability Act or pursuant to similar foreign, state or local law) concerning the Company’s potential responsibility for any release or threatened release of Materials of Environmental Concern at any location, except with respect to any such notification or demand that has been fully resolved; (iii) there is no pending or threatened claim, lawsuit or administrative proceeding against the Company or any of its Subsidiaries under or pursuant to any Environmental Law; and (iv) the Company has provided Newco will full and accurate copies of all “Phase One” reports in the possession of the Company or any Subsidiary relating to the environmental condition of any real property currently or formerly owned, leased or operated in connection with the business of the Company or any Subsidiary, or relating to any liability or responsibility that the Company or any Subsidiary may have arising under Environmental Law.

Section 4.19 Employment Matters. (a) Item 4.19 of the Company Letter lists each current or former, director, officer or employee who as of the date hereof is party to a written employment, consulting, change of control, indemnification or severance agreements with the Company or its Subsidiaries (each, a “Material Employment Agreement”) and whose annual base compensation during the fiscal year ending December 31, 2006 is expected to exceed $100,000. The Company has delivered or made available or will make available upon request to Newco true, correct and complete copies of each such Material Employment Agreement, as amended to date.

(b) Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have properly classified their employees and independent contractors as such, and, to the Knowledge of the Company, the Company and its Subsidiaries have no material direct, indirect or contingent liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(c) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements. Neither the Company nor any of its Subsidiaries is now, and within the last three years has been, the subject of any union organizing effort, strike, work stoppage, lock out or other material labor dispute. None of the Company’s or its Subsidiaries is the subject of a representation petition before the National Labor Relations Board or any state labor board.

(d) Except as set forth in the Company SEC Documents or on Item 4.19 of the Company Letter, the Company and its Subsidiaries are not now, and during the last three years have not been, the subject of any material charge, investigation, audit, suit or other legal process with respect to any of their employees, by any state, federal or local governmental agency, including by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Office of Federal Contract Compliance or any state agency comparable to any of the foregoing.

Section 4.20 Insurance Policies. All material insurance policies owned or held by or on behalf of the Company or any Subsidiary are reasonably believed to be adequate for the businesses engaged in by the Company and its Subsidiaries, and such policies are in material conformity with the requirements of all leases of Leased Real Property and other Material Contracts to which the Company or relevant Subsidiary is a party. Copies of such policies have been made available to Newco. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by law or regulation, and all premiums due and payable thereon have been paid; and (ii) neither the Company nor any Subsidiary is in material breach or default of any of the insurance policies, and neither the Company nor any Subsidiary has taken any action or failed to take any action or is aware of any event which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. The Company has not received any notice of termination or cancellation or denial of coverage with respect to any material insurance policy.

Section 4.21 Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof.

Section 4.22 Trust or Custodial Accounts. Except as has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) all trust or custodial accounts maintained by the Company or any of its Subsidiaries for the benefit of their customers comply with the terms and provisions in any agreement, arrangement and understanding with the respective customer (including, but not limited to, requirements that such account be separate and be maintained with an FDIC insured bank); (ii) all payments of principal and interest or fees that have been received by the Company or its Subsidiaries from any customer’s debtor have been credited to the appropriate trust accounts, subject, however, to contractual rights, if any, of the Company or its Subsidiaries, as the case may be, to deduct its own fees and expenses prior to remitting the appropriate amounts to the trust account; and (iii) the total amount of funds in the trust accounts was and is equal to, at any time, such total amount the Company or its Subsidiaries, as the case may be, was and is obligated to maintain in such trust accounts pursuant to its agreements, arrangements and understandings with its customers.

Section 4.23 Government Contracts.

(a) With respect to each Government Contract, (i) except as has not had and would not reasonably be expected to have a Material Adverse Effect, all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct as of their effective date, and the Company and each of its Subsidiaries have complied with all such representations and certifications; (ii) to the Knowledge of the Company, neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (iii) to the Knowledge of the Company, no termination for convenience, termination for default, cure notice or show cause notice is in effect pertaining to any Government Contract.

(b) To the Knowledge of the Company, since January 1, 2003, (i) neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (ii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (iii) neither the Company nor any of its Subsidiaries nor any of their respective personnel has been suspended or debarred from doing business with the United States Government or is, or at any time has been, the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

Section 4.24 Opinion of Financial Advisor. The Company has received the opinion of Goldman Sachs, and the Special Committee has received the opinion of Morgan Stanley, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinions, the Public Merger Consideration is fair, from a financial point of view, to the stockholders of the Company (other than the holders of Founder Shares and Rollover Shares). The Company shall deliver an executed copy of such opinions to Newco promptly following execution of this Agreement (it being understood that reliance on such opinions shall be limited as set forth therein).

Section 4.25 Brokers; Transaction Fees. No broker, finder, investment banker, financial advisor or other Person, other than Goldman Sachs and Morgan Stanley, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Newco a complete and correct copy of any Contract between the Company and each of Goldman Sachs and Morgan Stanley pursuant to which Goldman Sachs and/or Morgan Stanley, as applicable, could be entitled to any payment from the Company relating to the transactions contemplated by this Agreement. Item 4.25 of the Company Letter sets forth (i) the transaction fees and expenses for benefit consultants, financial advisors, attorneys, accountants and any other consultants retained by the Company and its Subsidiaries that, as of the date hereof, have been incurred but not yet paid by the Company and its Subsidiaries and (ii) a good faith estimate of all other transaction fees and expenses for benefit consultants, financial advisors, attorneys, accountants and any other consultants retained by the Company and its Subsidiaries that the Company and its Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWCO

Except as set forth in the Newco Letter, Newco hereby represents and warrants to the Company as follows:

Section 5.1 Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate, partnership, limited liability company or other company (as the case may be) power and authority has not had and would not reasonably be expected to be have a Material Adverse Effect on Newco.

Section 5.2 Authority. Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The execution, delivery and performance of the limited guarantee agreements in the form attached hereto as Exhibit C (the “Guarantees”) by Thomas H. Lee Equity Fund VI, L.P. and Quadrangle Capital Partners II LP (the “Guarantors”) and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Guarantors. The Guarantees has been duly executed and delivered by the Guarantors and constitutes the valid and binding obligation of such Guarantors enforceable against such Guarantors in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state securities laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and (b) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by Newco or the Guarantees by the Guarantors nor the consummation by Newco or the Guarantors of the transactions contemplated hereby or thereby will (i) result in any breach of any provision of the certificate of incorporation or by-laws of Newco or organizational documents of the Guarantor, (ii) require any filing by Newco or such Guarantors with, or receipt by Newco or any such Guarantors of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings has not had and would not reasonably be expected to have a Material Adverse Effect on Newco), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, any of the terms, conditions or provisions of any Contract to which Newco or any of its Subsidiaries or any such Guarantor is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Newco, any of its Subsidiaries, any of the Guarantors or any of their properties or assets or (v) require Newco, any of its Subsidiaries or the Guarantors to make any payment to any third Person, except in the case of clauses (iii), (iv) or (v) for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations or payments that have not been, and would not reasonably be expected to have a Material Adverse Effect on Newco.

Section 5.4 Information Supplied. None of the information supplied or to be supplied by Newco, the Guarantors or any of their representatives specifically for inclusion or incorporation by reference in the Proxy Statement or any Other Filing will, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or, in the case of any Other Filing, at the time it is first mailed to the Company’s stockholders or on the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Newco with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

Section 5.5 Litigation. There is no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of Newco or any of its Subsidiaries, threatened against Newco, any of its Subsidiaries, the Guarantors or any property or asset of Newco or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Newco. None of Newco, any of its Subsidiaries or the Guarantors, nor any property or asset of Newco, any of its Subsidiaries or the Guarantors, is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on Newco. To the Knowledge of Newco, there are no facts, events or circumstances now in existence that would reasonably be expected to give rise to any claims that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse on Newco.

Section 5.6 Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not engaged in any other business activities other than those contemplated hereby.

Section 5.7 Financing. Newco has delivered to the Company true and complete copies of (a) executed commitment letters from the Guarantors to provide equity financing in an aggregate amount set forth therein (the “Equity Funding Letters”), (b) executed commitment letters (the “Commitment Letters”) from Lehman Brothers Inc., Deutsche Bank Securities Inc. and Bank of America, N.A. and certain of their Affiliates pursuant to which the financing parties have agreed to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (a) being collectively referred to as the “Financing”) and (c) the executed Guarantees. Other than as permitted pursuant to Section 7.11(a) or the terms thereof, none of the Equity Funding Letters, Commitment Letters or Guarantees has been replaced, amended or modified and, as of the date hereof, the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Equity Funding Letters, the Commitment Letters and the Guarantees are in full force and effect. There are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letters or the Commitment Letters. Assuming the funding of the Financing in accordance with the terms of the Equity Funding Letters and the Commitment Letters and the accuracy of the Company’s representations and warranties in Article IV, Newco and the Surviving Corporation will have sufficient funds available to it on the date to Closing to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated in the Equity Funding Letters or the Commitment Letters and to pay all related fees and expenses to be paid by Newco or the Surviving Corporation at Closing (the “Financed Transactions”). As of the date of this Agreement, Newco does not have knowledge of any facts or circumstances that it believes could reasonably expect to result in any of the conditions to the Financing not being satisfied.

Section 5.8 Brokers. Except as set forth in Section 7.5, the Company will not be responsible for any broker’s, finder’s, financial advisor’s or other similar fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by the Company Pending the Merger. Except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly permitted or required by this Agreement or (z) otherwise set forth on Item 6.1 of the Company Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms) the Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to keep available the services of its present officers and senior employees, to preserve intact the business organization of the Company and its Subsidiaries, to preserve the assets and properties of the Company and its Subsidiaries in good repair and condition and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons which the Company or any Subsidiary has material relations, and in all material respects carry on its business in the ordinary course as currently conducted and consistent with past practice. The Company will consult with Newco prior to taking any action or entering into any transaction that may be of strategic importance to the Company or any Subsidiary. Without limiting the generality of the foregoing, and except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly permitted or required by this Agreement or (z) otherwise set forth in Item 6.1 of the Company Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Newco (which consent shall not be unreasonably withheld or delayed, except with respect to clauses (a)(i), (b), (d), (f) and (g), with respect to which consent may be withheld in Newco’s sole discretion):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, or (ii) split, combine or reclassify any of its capital stock or equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests or redeem, purchase or otherwise acquire any of its capital stock or equity interests except for issuance of Shares upon the exercise of Company Stock Options issued prior to the date of this Agreement and the repurchase of shares of restricted stock in accordance with the terms thereof at a price that does not exceed the market price for the Shares at the time of such repurchase;

(b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or interests, voting securities or convertible securities, other than the issuance of Shares in connection with awards under the Company Stock Plans or Deferred Compensation Plan outstanding on the date hereof and scheduled in Item 4.3 of the Company Letter or set forth in Section 4.3, or make any other change in the number of shares of its capital stock authorized, issued or outstanding, or grant, modify the exercise price of or accelerate the exercisability of any Company Stock Option, warrant or other right to purchase shares of its capital stock, other than, in the case of Company Stock Options, acceleration in accordance with the terms of such Company Stock Options in effect as of the date hereof in connection with the transactions contemplated hereby;

(c) amend the certificate of incorporation or by-laws or other similar organizational documents of the Company or any of its Subsidiaries or elect or appoint any new directors of the Company or any of its Significant Subsidiaries;

(d) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire, in a single transaction or in a series of related transactions, any entity or business, or assets having a purchase price in excess of $30,000,000 in the aggregate;

(e) make or agree to make any capital expenditure other than expenditures (i) that are contemplated by the Company’s capital budget for fiscal 2006 and previously made available to Newco or (ii) to the extent not covered in clause (i), up to an aggregate amount of $5,000,000;

(f) sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to sell, lease, license, encumber or otherwise dispose of, any entity, business or assets, other than the sale of assets in the ordinary course of business, consistent with past practice, having a current value less than $10,000,000 in the aggregate and other than sales of purchased receivables portfolios;

(g) incur, guarantee or modify any Indebtedness, other than (i) Indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries, (ii) Indebtedness permitted under the Credit Agreement, dated March 30, 2006 among the Company and Wachovia Bank National Association, as administrative agent, and the banks named therein; provided that the principal amount of such Indebtedness does not exceed $830,000,000 in the aggregate at any time outstanding or (iii) Indebtedness relating to any accounts receivable securitization transaction or transactions; provided that the principal amount of such Indebtedness does not exceed $200,000,000 in the aggregate at any time outstanding;

(h) other than (i) in the ordinary course of business consistent with past practice and in an amount which does not exceed $10,000,000 in the aggregate or (ii) in connection with accounts receivable securitization transactions, make any loans, advances or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company);

(i) (A) increase the salary or wages payable or to become payable to or the fringe benefits of its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and except for increases for employees in the ordinary course of business consistent with past practice; or (B) enter into, establish, amend or terminate any employment, change in control, consulting or severance agreement with, or any Benefit Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, or enter into, establish, amend or terminate any collective bargaining agreement, except, in each case, in the ordinary course of business consistent with past practice, or as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

(j) except as may be required by GAAP or as a result of a change in law, make any material change in its method of accounting; provided however, that any immaterial changes will be in accordance with GAAP;

(k) (i) make any material Tax election, (ii) initiate or enter into any settlement or compromise of any material Tax liability, or (iii) surrender any right to claim a material Tax refund;

(l) settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation of or against the Company or any of its Subsidiaries, other than the payments of amounts not in excess of $5,000,000 in the aggregate that do not entail any admission of liability by the Company or any Subsidiary or any material non-monetary relief against the Company or any Subsidiary;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;

(n) enter into a new, or amend in any material respect any existing, transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiaries, on the one hand, and (ii) either of the Founders, on the other hand;

(o) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(p) write up, write down or write off the book value of any asset of the Company and its Subsidiaries, other than as may be required by GAAP or FASB;

(q) repurchase or repay any Indebtedness, or pay, discharge, waive, settle or satisfy any liability or obligation (other than claims described in Section 6.1(l)), whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction of amounts that are (i) made in the ordinary course of business consistent with past practices, (ii) are not in excess of $10,000,000 in the aggregate or (iii) that are made when due in accordance with the terms of such Indebtedness, liability or obligation;

(r) other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect, cancel or consent to the termination of any Material Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement, or amend, waive, modify, cancel or consent to the termination of the Company’s or any of its Subsidiary’s rights thereunder;

(s) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect, or take any actions that would have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(t) fail to maintain in full force and effect in all material respects or fail to use reasonable best efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company and its Subsidiaries and their respective properties, assets and businesses, taken as a whole;

(u) other than in the ordinary course of business, consistent with past practice, transfer to one or more third parties, mortgage, encumber, license or sublicense any Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole; or

(v) enter into any contract or agreement to do any of the foregoing.

Section 6.2 No Solicitation; Change in Recommendation. (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. Eastern Time on June 21, 2006 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors (including financial advisors), affiliates and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right to: (i) initiate, solicit and encourage Takeover Proposals, including by way of providing access to non-public information to any other Person pursuant to a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement; provided that the Company shall promptly provide to Newco any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Newco; and (ii) enter into and maintain or continue discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 6.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, a bona fide written Takeover Proposal that the Board of Directors or any committee thereof believes in good faith after consultation with a financial advisor of nationally recognized reputation, such as Goldman Sachs or Morgan Stanley, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (any such Person or group of related Persons, an “Excluded Party”), the Company shall, and the Company shall cause the Company Representatives to, (i) from the date hereof, not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into with such parties or any confidentiality agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of a Takeover Proposal; (ii) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal and, if not already so requested, request the prompt return or destruction of all confidential information previously furnished to such parties or their representatives within the last 18 months; and (iii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, (A) solicit, initiate, propose or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (B) initiate or participate in any discussions or negotiations regarding a Takeover Proposal or furnish or disclose to any Person (other than Newco or its representatives) any information in connection with, or which would reasonably be expected to result in, any Takeover Proposal, (C) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Newco or its representatives) with respect to, or which would reasonably be expected to result in, a Takeover Proposal, or (D) exempt any Person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b) but subject to the last sentence of this Section 6.2(c), if, at any time following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Takeover Proposal by any Person, which Takeover Proposal was made after the No-Shop Period Start Date, the Board of Directors of the Company or any committee thereof determines in good faith (i) after consultation with a financial advisor of nationally recognized reputation, such as Goldman Sachs or Morgan Stanley, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal are required by its fiduciary duties under applicable law, the Company may, in response to such Takeover Proposal, (x) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Takeover Proposal, pursuant to a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. On the No-Shop Period Start Date, the Company shall advise Newco orally and in writing of the number (but not identities) of Excluded Parties and provide to Newco (within 48 hours), at the Company’s option, either (x) a copy of all written materials provided to the Company or any of its Subsidiaries in connection with each Takeover Proposal received from an Excluded Party or (y) a written summary of the material terms and conditions of each Takeover Proposal received from an Excluded Party. Following the No-Shop Period Start Date, the Company shall promptly advise Newco orally and in writing of the receipt by it or any Company Representative of any Takeover Proposal or any inquiry, proposal, offer or request with respect to, or that could reasonably be expected to result in, any Takeover Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Newco (within such 48 hour time frame) (i) copies of all written due diligence materials provided by the Company or its Subsidiaries in connection with the Takeover Proposal which was not previously provided to Newco and (ii) at the Company’s option, either (x) a copy of all written materials provided to the Company or any of its Subsidiaries in connection with such Takeover Proposal or inquiry or (y) a written summary of the material terms and conditions of such Takeover Proposal or inquiry. Following the No-Shop Period Start Date, the Company shall keep Newco informed on a prompt basis of the status (including any change to the terms and conditions thereof) of any such Takeover Proposal or inquiry. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Newco. For purposes of this Agreement, “Takeover Proposal” means any proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Newco and its Affiliates, but including any proposal from the Founders in which their ownership interest in the Company following the consummation of such proposal would increase from the interest held by them as of the date hereof) relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the Shares then outstanding, any tender offer or exchange offer that if consummated would result in any Person (other than either of the Founders) beneficially owning 20% or more of the Shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 67%) that is on terms that the Board of Directors of the Company or any committee thereof determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as Goldman Sachs or Morgan Stanley) and after taking into account all the terms and conditions of the Takeover Proposal to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (taking into account any alterations to this Agreement agreed to in writing by Newco in response thereto) and to be reasonably capable of being consummated, taking into account all legal and regulatory aspects of the proposal, and reasonably capable of having committed financing at the time at which the Company executes any definitive agreement relating to such Takeover Proposal. Notwithstanding the foregoing, the parties agree that, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a)(i) and (ii) with respect to any Excluded Parties, including with respect to any amended proposal submitted by such Excluded Parties following the No-Shop Period Start Date.

(d) Except as set forth in Section 6.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Newco, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or the other transactions contemplated hereby; provided, however, that, the Board of Directors or any committee thereof may, at any time prior to obtaining the Company Stockholder Approval, modify or withdraw such recommendation if the Board of Directors or any committee thereof determines in good faith, after consultation with outside counsel, that doing so is required by its fiduciary duties under applicable law (regardless of whether a Takeover Proposal has been made at any time); (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Takeover Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (any of the actions referred to in the foregoing clauses (i), (ii) and (iii), whether taken by the Board of Directors of the Company or a committee thereof, an “Adverse Recommendation Change”); (iv) allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a customary confidentiality agreement) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Takeover Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (v) effect any transaction contemplated by any Takeover Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement and entering into an agreement with respect to such Superior Proposal in accordance with Section 6.2(e).

(e) Notwithstanding anything to the contrary in this Section 6.2, at any time prior to obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal that has not been withdrawn or abandoned, the Board of Directors of the Company or any committee thereof may (x) make an Adverse Recommendation Change, (y) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an agreement with respect to such Superior Proposal) and/or (z) exempt any Person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL; provided that the Board of Directors of the Company or any such committee has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the Board of Directors or such committee is required to make an Adverse Recommendation Change, terminate this Agreement and/or exempt such Person, as the case may be, by its fiduciary duties under applicable law. No Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement; provided, that the Board of Directors of the Company shall not effect an Adverse Recommendation Change pursuant to this Section 6.2(e) unless the Company has (x) provided written notice to Newco (a “Notice of Superior Proposal”) advising Newco that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (y) negotiated during the five calendar day period following Newco’s receipt of the Notice of Superior Proposal in good faith with Newco (to the extent Newco wishes to negotiate) to enable Newco to make a counteroffer so the Superior Proposal is no longer a Superior Proposal and (z) terminated this Agreement pursuant to Section 9.1(e) and complied with the provision regarding termination fees under Section 7.5.

(f) Nothing contained in this Section 6.2 shall prohibit the Company from complying with Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required by its fiduciary duties under applicable law or is otherwise required under applicable law; provided, however, that neither the Company nor the Board of Directors (or any committee thereof) may make an Adverse Recommendation Change without complying with Sections 6.2(d) or (e).

Section 6.3 Conduct of Business of Newco Pending the Merger. During the period from the date of this Agreement through the Effective Time, Newco shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Employee Benefits. (a) For a period of not less than one year after the Effective Time, the Surviving Corporation shall provide all individuals who are employees of the Company or any of its Subsidiaries as of the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence) (the “Retained Employees”), while employed by the Surviving Corporation or its Affiliates, with compensation and benefits (other than those that pertain to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs) that are substantially comparable in the aggregate to the compensation and benefits provided to such Retained Employees immediately prior to the Effective Time. Nothing contained in this Section 7.1 shall be deemed to grant any employee any right to continued employment after the Effective Time, ensure a continued amount of commission-based compensation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to applicable law. The Surviving Corporation shall take all necessary action so that each Retained Employee shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and the Surviving Corporation shall permit or cause its Subsidiaries to permit such employees to use such vacation and sick leave in accordance with such policies. The Surviving Corporation shall take all necessary action so that, for all purposes under each employee benefit plan (other than a defined benefit pension plan) maintained by Newco, the Surviving Corporation or any of their Subsidiaries in which Retained Employees become eligible to participate as of or after the Effective Time, each such person shall be given credit for all service with the Company and its Subsidiaries recognized by the Company immediately prior to the Effective Time.

(b) Except as otherwise provided in this Section 7.1 or in Section 7.2, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to continue (other than as required by its terms) any written employment contract; provided, however, that no such termination or amendment may impair the rights of any person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person.

(c) The Surviving Corporation shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the persons who are, immediately prior to the Effective Time, directors, officers and employees of the Company and its Subsidiaries (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Corporation and their Subsidiaries shall not be required to honor any of their obligations under any such agreement).

(d) The Surviving Corporation shall, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and former employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company or its Subsidiaries for the Retained Employees and former employees prior to the Effective Time, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company or its Subsidiaries prior to the Effective Time.

Section 7.2 Options, Employee Stock Purchase Plan and Deferred Compensation Plan. (a) Except as otherwise provided in Section 7.2(b), the Company shall take all actions (including, to the extent necessary, obtaining the consent of any holder of a Company Stock Option) to ensure that, at the Effective Time, each Company Stock Option then outstanding, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the Public Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.

(b) Subject to the approval of Newco in its sole discretion, on or prior to the close of business on June 21, 2006, each of the individuals listed in Item 7.2 of the Company Letter (the “Management Holders”) may elect that any or all of the Company Stock Options held by such individual immediately prior to the Effective Time shall not be cancelled pursuant to Section 7.2(a), but instead shall be adjusted at the Effective Time, in accordance with Section 409A of the Code in a manner that preserves the intrinsic value of such options, to represent options (“Surviving Corporation Options”) to purchase shares of the Class A and Class L Common Stock of the Surviving Corporation (with the relative rights and preferences described in the Restated Certificate of Incorporation adopted as of the Effective Time as provided in Section 2.4(a)), provided that such adjustment is permitted under applicable law and the terms of the applicable Company Stock Incentive Plan. Except as otherwise provided in this Section 7.2(b), each Surviving Corporation Option shall be exercisable after the Effective Time upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time, after giving effect to the acceleration of the exercisability of such option occurring by operation of the Merger.

(c) Effective as of July 1, 2006, the Company shall suspend all rights to purchase shares of Company Common Stock under the Company Stock Purchase Plan. The Company shall terminate the Company Stock Purchase Plan and return all accumulated payroll deductions to participants in the Company Stock Purchase Plan as of the Effective Time.

(d) The Company shall ensure that, immediately following the Effective Time, (i) no amounts contributed to or earned under the Deferred Compensation Plan are hypothetically invested in or actually invested in Company Common Stock and (ii) no participants in the Deferred Compensation Plan have any rights to Company Common Stock under, or a distribution of Company Common Stock from, the Deferred Compensation Plan. The Company may, in the sole discretion of the Board of Directors of the Company, take such action as it deems necessary to cause the units representing shares of Company Common Stock that are credited to participant accounts under the Deferred Compensation Plan (“Company Stock Units”) to be converted, based on the Public Merger Consideration, into units representing shares of mutual funds selected by the affected participants and to transfer a cash amount of equal value to the grantor trust maintained under the Deferred Compensation Plan; provided, however, that subject to the approval of Newco in its sole discretion and applicable law, on or prior to the close of business on June 21, 2006, each of the Management Holders shall be permitted to elect that some or all of the Company Stock Units credited to his or her Deferred Compensation Account as of the close of business on the day prior to the date of this Agreement be converted into (A) a number of units representing shares of Class A Common Stock determined by multiplying the number of such Company Stock Units by 3.90, and (B) a number of units representing shares of Class L Common Stock determined by multiplying the number of such Company Stock Units by 0.4875. The Company may, in the sole discretion of the Board of Directors of the Company, amend the Deferred Compensation Plan to permit participants to change the date on which their Deferred Compensation Plan account is to be paid, to the extent permitted under Section 409A of the Code.

Section 7.3 Stockholder Approval; Preparation of Proxy Statement. (a) The Company shall as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the adoption of this Agreement by holders of a majority of the outstanding Shares (the “Company Stockholder Approval”). The Company shall, through its Board of Directors (but subject to the right of the Company’s Board of Directors to make an Adverse Recommendation Change pursuant to Sections 6.2(d) and (e)), recommend to its stockholders that the Company Stockholder Approval be given and include such recommendation in the Proxy Statement. Subject to Sections 6.2(d) and (e), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable law to obtain such approvals. The Company shall keep Newco updated with respect to proxy solicitation results as reasonably requested by Newco.

(b) The Company shall use its commercially reasonable efforts to prepare (with the assistance of Newco) and file with the SEC a preliminary Proxy Statement, and each of the Company and Newco shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings, as soon as practicable following the No-Shop Period Start Date and each party shall use its commercially reasonable efforts to respond (with the assistance of the other party) to any comments of the SEC or its staff. To the extent permitted by law, the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company or Newco, as the case may be, shall notify the other party promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Other Filings or for additional information and will supply the other party with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Other Filings or the transactions contemplated by this Agreement. If at any time prior to the Stockholders Meeting there shall occur any event or any information relating to the Company, Newco or any of their respective Affiliates, officers or directors shall be discovered by the Company or Newco that should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which learns of the event or the information shall promptly notify the other party, and the Company or Newco, as appropriate, shall promptly prepare (with the assistance of the other party) and file with the SEC and, to the extent required by applicable law, mail to the Company’s stockholders an appropriate amendment or supplement describing such event or information. Each of the Company and Newco shall cooperate with the other in the preparation of the Proxy Statement, Other Filings and any amendments or supplements thereto and shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or Other Filings or that is customarily included in such filings prepared in connection with transactions of the type contemplated by this Agreement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party with an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

Section 7.4 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated January 14, 2005, between Goldman Sachs (on behalf of the Company) and Thomas H. Lee Partners, L.P., as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries to, afford to Newco and to the officers, employees, accountants, financing sources, counsel, consultants, agents and other representatives of Newco reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective officers, employees, assets, operations, properties, offices and other facilities, books, contracts, commitments and records, and during such period, the Company shall (and shall cause each of its Subsidiaries to) make available to Newco (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws, (b) within 20 days of the end of each month following the date hereof (or within 30 days in the case of a month that is the last month of any fiscal quarter of the Company), an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and stockholders equity and (c) all other information concerning its business, properties, contracts, personnel and other aspects of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that such access and information shall only be provided to the extent that such access or the provision of such information would not violate applicable law; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third Persons or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third Person to such inspection or disclosure and such consent was not obtained or (ii) to disclose any privileged information of the Company or any of its Subsidiaries so long as the Company has taken all reasonable steps to permit inspection of or to disclose information described in this clause (ii) on a basis that does not compromise the Company’s or such Subsidiary’s privilege with respect thereto. The parties shall seek appropriate substitute disclosure arrangements under circumstances in which the proviso to the immediately proceeding sentence applies. Subject to the Confidentiality Agreement, Newco and its representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Debt Financing. All requests for information made pursuant to this Section 7.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. In no event shall the Company be required to supply to Newco, or Newco’s officers, employees, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 6.2. In the event of a termination of this Agreement for any reason, Newco shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Newco. No investigation by Newco shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

Section 7.5 Fees and Expenses. (a) Except as provided below in this Section 7.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay, or cause to be paid, in same day funds to the Guarantors in consideration for the resources expended by Newco and its Affiliates in connection with this Agreement and the transactions contemplated hereby (x) the fees set forth below and/or (y) the Expenses up to a maximum amount not to exceed $15,000,000, under the circumstances and at the times set forth as follows:

(i) if Newco terminates this Agreement under Section 9.1(d), then the Company shall pay (A) the Expenses no later than three Business Days of receipt after such termination of documentation supporting such Expenses and (B) $93,000,000 no later than three Business Days after such termination;

(ii) if the Company terminates this Agreement under Section 9.1(d) or Section 9.1(e), then the Company shall pay (A) the Expenses no later than three Business Days of receipt after such termination of documentation supporting such Expenses and (B) $93,000,000 on the date of such termination;

(iii) if the Company or Newco terminates this Agreement under Section 9.1(b)(i) and prior to such termination any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a Takeover Proposal to the Company or the stockholders of the Company or shall have publicly announced an intention to make a Takeover Proposal and, in each case, such Takeover Proposal shall not have been withdrawn or abandoned prior to such termination, then (A) the Company shall pay the Expenses no later than three Business Days of receipt after such termination of documentation supporting such Expenses and (B) if, within twelve months after such termination, the Company shall enter into a definitive agreement providing for a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) or a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) shall be consummated, the Company shall pay $67,000,000 concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal; and

(iv) if Newco terminates this Agreement under Section 9.1(c), then (A) the Company shall pay the Expenses no later than three Business Days of receipt after such termination of documentation supporting such Expenses and (B) if, prior to such termination any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a Takeover Proposal to the Company or the stockholders of the Company or shall have publicly announced an intention to make a Takeover Proposal, in each case, such Takeover Proposal shall not have been withdrawn or abandoned prior to such termination, and, within twelve months after such termination, the Company shall enter into a definitive agreement providing for a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) or a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) shall be consummated, then the Company shall pay $67,000,000 concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(f), then Newco or the Guarantors shall pay to the Company or as directed by the Company, by wire transfer of same day funds $93,000,000 no later than three Business Days after such termination; provided, that, if Newco was then entitled to terminate this Agreement pursuant to Section 9.1(g), then such amount shall be reduced to $67,000,000. In the event that this Agreement is terminated by Newco pursuant to Section 9.1(g), then Newco or the Guarantors shall pay to the Company or as directed by the Company, by wire transfer of same day funds $67,000,000 on the date of such termination. If Newco is obligated to pay a fee pursuant to this Section 7.5(c), then the right of the Company to receive payment of such fee shall be the sole and exclusive remedy of the Company against Newco, the Guarantors or any of their respective stockholders, partners, members, directors, officers, Affiliates and agents for the failure of the transactions contemplated hereby to be consummated, and upon Newco’s payment of such fee in accordance with this Section 7.5(c), none of Newco, the Guarantors or any of their respective stockholders, partners, members, directors, officers, Affiliates and agents, as the case may be shall have any further liability or obligation (except to the extent that Newco has an obligation under Section 7.5(d), it being understood that no other person including the Guarantors shall have any such liability or obligation with respect to this provision) relating to or arising out of this Agreement.

(d) Each of the Company and Newco acknowledges that the agreements set forth in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Newco, as the case may be, fails to timely pay any amount due pursuant to this Section 7.5, and, in order to obtain the payment, Newco or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 7.5, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit.

Section 7.6 Public Announcements. The initial press release issued by Newco and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, the text of which shall have been agreed upon by both parties, and thereafter Newco and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or the requirements of Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing such release or making such public statement.

Section 7.7 Transfer Taxes. The Company and Newco shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Newco and expressly shall not be a liability of any holder of Shares.

Section 7.8 State Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar antitakeover statute or regulation enacted under state laws in the United States shall become applicable to the transactions contemplated hereby, Newco and the Company and their respective Boards of Directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.9 Indemnification; Directors and Officers Insurance. (a) For a period of six years after the Effective Time, unless otherwise required by applicable law, the certificate of incorporation and by-laws of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the exculpation of directors and indemnification of and advancement of expenses to directors or officers, in respect of actions, omissions or events through the Effective Time, than are set forth in the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claims. The Surviving Corporation shall indemnify and advance expenses to each present and former director or officer, including any director or officer who serves or served as an employee benefit plan fiduciary (each, an “Indemnified Person”) of the Company or any of its Subsidiaries in and to the extent of their capacities as such and not as stockholders and/or optionholders of the Company or its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director or officer of another entity at the request of the Company or any of its Subsidiaries) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the certificate of incorporation or by-laws of the Company or the organizational documents of any Subsidiary, as applicable, any indemnification agreement listed on Item 7.9 of the Company Letter or under applicable laws, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable law, the Restated Certificate of Incorporation or By-laws of the Company or the organizational documents of any Subsidiary, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and the Surviving Corporation; provided, further, that the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of the Surviving Corporation (such consent not to be unreasonably withheld). If any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking (if required by applicable law) to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto. Additionally, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, the Surviving Corporation shall be entitled to, but shall not be obligated to, participate in the defense and settlement of such matter.

(b) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to officers’ and directors’ liability insurance at least as favorable (including in amount and scope) as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable), in each case so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof, which, the Company represents, is as set forth in Item 7.9 of the Company Letter (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period or is at an annual premium in excess of 300% of the Current Premium, the Surviving Corporation will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of the Current Premium.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, shall assume all of the obligations set forth in this Section 7.9.

(d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.

Section 7.10 Reasonable Best Efforts. Subject to fiduciary responsibilities of the Board of Directors of the Company and as further provided in Section 6.2, each of the Company and Newco agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, (a) each of the Company and Newco agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company and Newco shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third Person required to be obtained or made by Newco, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided that without the prior written consent of Newco (which shall not be unreasonably withheld), neither the Company nor any of its Subsidiaries shall pay or commit to pay to any such Person whose consent or approval is being solicited any material cash or other consideration, make any material commitment or incur any material liability or other obligation to such Person. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable.

Section 7.11 Financing. (a) Newco shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letters (provided that, subject to the limitations set forth in Section 7.11(c), Newco may replace, amend, modify, supplement or restate the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letters as of the date hereof, or otherwise so long as the terms would not reasonably be expected to adversely impact the ability of Newco to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing commitments, and (ii) satisfy all conditions applicable to Newco to obtaining the Debt Financing set forth therein (including by consummating the financing pursuant to the terms of the Equity Funding Letters). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Newco shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient (when taken together with the aggregate proceeds contemplated by the Equity Funding Letters and the portion, if any, of the Debt Financing that remains available under the Commitment Letters on the terms and conditions contemplated therein) on terms no less favorable (including cost of capital) than the terms described in the Commitment Letter to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period; provided that Newco shall not be required to arrange to obtain alternative financing if such Debt Financing has become unavailable as a result of the failure of the Company or any of is Subsidiaries to comply in any material respect with Section 7.11(b) which failure has not been cured within ten (10) days following written notice to the Company. Newco shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Newco becomes aware or any termination of the Commitment Letters. Newco shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon the Company’s request, provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(b) Prior to the Closing, the Company shall provide to Newco, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its subsidiaries to, provide to Newco all cooperation reasonably requested by Newco that is necessary in connection with the Financing (including any alternative financing), including using reasonable best efforts to (i) participate on a timely basis in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist with the timely preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) execute and deliver any definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Newco (including consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) furnish Newco and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Newco, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act in a registered offering of securities and otherwise of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of any debt securities contemplated by the Commitment Letters (the “Required Financial Information”) and (v) obtain accountants’ comfort letters and legal opinions, surveys and title insurance as reasonably requested by Newco; provided, however, that in no event shall the Required Financial Information be delivered later than twenty-one (21) days prior to the Closing; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Newco shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

(c) In no event shall Newco or any of its Affiliates (which for purposes of this Section 7.11(c) shall be deemed to include each direct or indirect investor or potential investor in Newco, or any of the Guarantors’, Newco’s or any such investor’s financing sources or potential financing sources or other representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person other than Lehman Brothers Inc., Deutsche Bank Securities Inc. and Bank of America, N.A. and their Affiliates any financial advisory role on an exclusive basis (or until the No-Shop Period Start Date, any additional firm or Person on a non-exclusive basis), or (ii) engage any bank or investment bank or other provider of financing other than the active investment funds affiliated with the Guarantors on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in the case of clauses (i) and (ii) in connection with the Merger or the other transactions contemplated hereby; provided, however, that following the No-Shop Period Start Date, Newco may engage one additional provider of debt financing and one additional financial advisor, in each case, on an exclusive basis. Until the No-Shop Period Start Date, neither Newco nor any of its Affiliates shall seek or obtain any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Newco, or any of Newco’s or any such investor’s financing sources or potential financing sources or other representatives who have not been provided any such information prior to the date hereof, other than as set forth in the Equity Funding Letters, as in effect on the date hereof, and other than limited partners in the active investment funds affiliated with the Guarantors. Notwithstanding the foregoing, Newco and its Affiliates can take any of the actions otherwise prohibited by the preceding sentence with respect to up to an aggregate of $100,000,000 of equity investments or equity financing to entities or persons who (i) are not principally involved in the private equity business or (ii) are not required to file a Schedule 13G or Schedule 13D under the Exchange Act as of the date of this Agreement but without giving effect to the transactions contemplated hereby. Newco shall cause its Affiliates to comply with the foregoing covenant.

Section 7.12 Notification of Certain Matters. The Company shall give prompt written notice to Newco, and Newco shall give prompt written notice to the Company of (a) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made at such time or otherwise cause any condition to the obligations of any party hereunder not to be satisfied, and (b) any failure of the Company or Newco to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, each of the Company and Newco shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including by promptly furnishing the other with copies of notices and other communications received by Newco or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, the response of the recipient party or its representatives thereto, and all communication to and from the SEC.

Section 7.13 Resignations. The Company shall prepare and deliver to Newco at or prior to the Closing (i) evidence reasonably satisfactory to Newco of the resignation of all directors of the Company and, as specified by Newco reasonably in advance of the Closing, any officers of the Company and any directors of the Significant Subsidiaries of the Company, in each case, effective at the Effective Time and (ii) all documents and filings, completed and executed by the appropriate directors, officers and representatives of the Company and its Significant Subsidiaries, that are necessary to record the resignations contemplated by the preceding clause (i).

Section 7.14 Solvency Letter. The parties shall engage an appraisal firm of national reputation reasonably acceptable to Newco and the Company to deliver a letter in a form reasonably acceptable to the Board of Directors of the Company and addressed to Newco and the Board of Directors of the Company relating to the solvency of the Company and its Subsidiaries immediately after giving effect to the Merger, the payment of the Merger Consideration, the repayment or refinancing of any Indebtedness, the Debt Financing (including any alternative financing), the equity financing pursuant to the Equity Funding Letters (the “Solvency Letter”) and the other transactions contemplated hereby or related thereto. Without limiting the generality of the foregoing, each of Newco and the Company shall use their respective reasonable best efforts to (i) make available their respective officers, agents and other representatives as reasonably requested and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company and Newco as may be reasonably requested by such appraisal firm in connection with delivering such Solvency Letter.

Section 7.15 Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 9.1, the Company shall consult with Newco with respect to the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court of Governmental Entity or threatened by any Governmental Entity or any third party, including a Company stockholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 7.10, and to appeal as promptly as possible any injunction or other order that may be entered.

(c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

(d) Other Governmental Approvals. Any other approval of any Governmental Entity of competent jurisdiction or waiting periods under any applicable law or regulation of any Governmental Entity of competent jurisdiction legally required to consummate the transactions contemplated hereby shall have been obtained or have expired (without the imposition of any condition that is reasonably likely to have a Material Adverse Effect), other than those approvals which are immaterial and incidental and which do not involve any criminal or individual liability.

(e) Solvency Letter. Each of Newco and the Board of Directors of the Company shall have received the Solvency Letter and such Solvency Letter shall not have been withdrawn or modified in any material respect.

Section 8.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment as of the Closing and as of the Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Newco set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on Newco.

(b) Performance of Obligations. Newco shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Newco to be performed and complied with by it under this Agreement. The Company shall have received a certificate signed on behalf of Newco by a duly authorized officer of Newco as to the effect of the preceding sentence.

Section 8.3 Conditions to the Obligations of Newco to Effect the Merger. The obligations of Newco to effect the Merger shall be subject to the fulfillment as of the Closing and as of Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties. (i) Other than with respect to Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.14 (State Takeover Statutes), Section 4.21 (Affiliate Transactions), and Section 4.25 (Brokers; Transaction Fees), the representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on the Company; and (ii) the representations and warranties of the Company set forth in Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.14 (State Takeover Statutes), Section 4.21 (Affiliate Transactions), and Section 4.25 (Brokers; Transaction Fees), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualification, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). Newco shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement. Newco shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Change with respect to the Company or any event, change, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company (it being understood, for the avoidance of doubt, that any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any pending action or claim seeking such relief shall not constitute a Material Adverse Effect for purposes of this Section 8.3(c) and shall be addressed under Section 8.1(b)).

(d) Dissenting Shares. Holders of no more than ten percent (10%) of the outstanding Shares shall have properly made a demand in writing to the Company for an appraisal with respect to such holder’s Shares in accordance with the DGCL.

(e) Definitive Agreement with Founders. The Founders shall have entered into a definitive agreement with Newco that contains substantially the terms set forth in the letter agreement attached as Schedule 2 (it being understood that such letter agreement contains all of the material economic terms of such definitive agreement).

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a) by mutual written consent of Newco and the Company;

(b) by either Newco or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(ii) if any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.10; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure to obtain such stockholder approval;

(c) by Newco if the Company shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.3 and (ii) cannot be or has not been cured prior to the earlier to occur of (A) 30 days after the giving of written notice to the Company or (B) the Termination Date;

(d) by either Newco or the Company if (i) the Board of Directors of the Company or any committee thereof shall have made an Adverse Recommendation Change, (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take the foregoing action or (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger;

(e) by the Company pursuant to Section 6.2(e);

(f) by the Company if Newco shall have breached any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (ii) cannot be or has not been cured prior to the earlier to occur of (x) 30 days after the giving of written notice to Newco, (y) the Termination Date, or (z) with respect to any breach by Newco of its obligations to effect the Closing pursuant to Section 2.2 and satisfy its obligations under Article III, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 3.2(b), the date on which the Closing is scheduled to occur under Section 2.2; or

(g) by Newco if it fails to receive the proceeds of one or more debt financings contemplated by the Commitment Letters; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to Newco if its failure to fulfill its obligations under this Agreement, including Section 7.11, has been the cause or resulted in the failure to receive such proceeds.

Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Newco as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers, directors, stockholders or Affiliates except with respect to Section 7.5, Section 7.6, this Section 9.2 and Article X and the penultimate sentence of Section 7.4.

Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made that by law requires further approval by the Company’s stockholders without obtaining such further approval; provided, however, that without the prior written consent of the Founders this Agreement may not be amended (i) to increase the number of Rollover Shares, (ii) to decrease the Founder Merger Consideration or (iii) to increase the Public Merger Consideration without proportionately increasing the Founder Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that Newco may not waive the condition set forth in Section 8.3(e) without the prior written consent of the Founders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmed by telephone or automatic transmission report) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Newco, to:

Omaha Acquisition Corp.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

Attn: Anthony DiNovi and Soren Oberg

Facsimile: (617) 227-3514

with copies to:

Omaha Acquisition Corp.

c/o Quadrangle Group LLC

375 Park Avenue

New York, New York 10152

Attn: Joshua Steiner and David Crosby

Facsimile: (212) 418-1772

and

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: David C. Chapin, Esq. and Shari H. Wolkon, Esq.

Facsimile: (617) 951-7050

(b) if to the Company, to:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attn: David C. Mussman

Facsimile: (402) 963-1211

with copies to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attn: Frederick C. Lowinger and Paul L. Choi

Facsimile: (312) 853-7036

and

Potter Anderson & Corroon LLP

Hercules Plaza

1313 North Market Street

Wilmington, Delaware 19801

Attn: Michael D. Goldman

Facsimile: (302) 658-1192

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: James C. Morphy and Audra D. Cohen

Facsimile: (212) 558-3588

Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement (together with the Company Letter and the Newco Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Newco and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement, except for the provisions of Section 7.9, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein. Notwithstanding the foregoing, the Founders shall be express third-party beneficiaries of this Agreement solely with respect to the proviso to Section 2.5(a), the proviso to the first sentence of Section 9.3, the proviso to the first sentence of Section 9.4 and this last sentence of Section 10.4.

Section 10.5 Governing Law; Venue; Waiver of Jury Trial. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that (x) Newco may assign this Agreement and all of its rights hereunder to its lenders and debt providers for collateral security purposes only and (y) prior to the mailing of the Proxy Statement to the Company’s stockholders, Newco may assign this Agreement (in whole but not in part) to an Affiliate of Newco; provided that such assignment does not release or relieve the assigning party from its obligations hereunder if the assignee fails to perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Enforcement of this Agreement. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Newco for such losses or damages shall be limited to those amounts specified in Section 7.5, (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Newco or the Guarantors or their respective Representatives and affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Newco shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which Newco is entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Newco or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in this Section 10.8 or Section 7.5, as applicable, and under the Guarantees.

Section 10.9 Obligations of Subsidiaries and Surviving Corporation. Whenever this Agreement requires any Subsidiary of the Company or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action or Newco to cause the Surviving Corporation to take such action, as the case may be.

Section 10.10 Interpretation; Construction. (a) The parties have participated jointly in negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) The Company may have set forth information in the Company Letter in a section thereof that corresponds to the section of this Agreement to which it relates and Newco may have set forth information in the Newco Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Letter or the Newco Letter, as the case may be, shall not be construed to mean that such information is required to be disclosed by this Agreement.

IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

OMAHA ACQUISITION CORP.

By:	/s/ Anthony DiNovi
Name: Anthony DiNovi Title: Vice President

WEST CORPORATION

By:	/s/ Thomas B. Barker
Name: Thomas B. Barker Title: Chief Executive Officer

Schedule 1

Rollover Shares

1. Rollover Shares shall consist of: (i) 5,837,500 Shares owned by Gary West and Mary West jointly as co-tenants and (ii) any Shares held by Management Holders with respect to which such individuals have elected, on or before the close of business on June 21, 2006, to be treated as “Rollover Shares.” The Rollover Shares held by Gary West and Mary West will, in the aggregate, be converted into two and a half million (2,500,000) shares of Class L Common Stock of the Surviving Corporation and twenty million (20,000,000) shares of Class A Common Stock of the Surviving Corporation. Each Rollover Share held by a Management Holder will be converted into 3.90 shares of Class A Common Stock and 0.4875 shares of Class L Common Stock.

2. The Newco Shares that are outstanding as of immediately prior to the Effective Time will, in the aggregate, be converted into a combination of Class L Common Stock and Class A Common Stock of the Surviving Corporation as follows: (a) first, an aggregate number of shares of Class L Common Stock equal to (x) the total amount of cash invested in Newco prior to the Effective Time divided by (y) 100; and (b) second, an aggregate number of shares of Class A Common Stock equal to 8 times the number of shares of Class L Common Stock calculated pursuant to clause (a) above. These aggregate numbers will be allocated on a pro rata basis among the Newco Shares outstanding immediately prior to the Effective Time.

Schedule 2

Letter Agreement with Founders

Omaha Acquisition Corp.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

May 31, 2006

Gary L. West

Mary E. West

c/o West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Dear Gary and Mary:

This letter memorializes our recent discussions and mutual understanding regarding equity terms and your continuing ownership interest in West Corporation (the “Company”).

We are negotiating a Merger Agreement that requires a portion of the shares that you own to be rolled over as a continuing ownership interest. This “rollover equity” will be in the form of “strips” of securities of the same classes that the THL and Quadrangle investors will receive at closing as a result of their cash investments and the merger transactions. Your continuing ownership interest will be in the amount of $250 million (structured to be of the same classes as in the same amounts as would apply to new cash investors in this transaction). Attached to this letter is a more detailed description of the proposed capital structure for the recapitalized Company.

Exhibit A describes the economic terms of these Class L and Class A securities. Exhibit B describes the management equity incentive programs (purchased stock, restricted stock and stock options) that we intend to adopt for Tom Barker and his team. Exhibit C is a projected opening capitalization table, as an example of what securities are likely to be issued at closing and our anticipated relative ownership interests. We are also attaching to this letter (as Exhibit D) a summary term sheet regarding the stockholders agreement that you, the new sponsor group investors from THL and Quadrangle and the Company will sign at closing to supersede prior arrangements and provide for coordination in the future.

Finally, you agree that you will enter into a confidentiality, non-competition and non-solicitation agreement as described in Exhibit D.

OMAHA ACQUISITION CORP.

By	/S/ ANTHONY DINOVI

Acknowledged, Confirmed and Agreed:

/S/ GARY L. WEST
Gary L. West

/S/ MARY E. WEST
Mary E. West

Letter from Omaha

Acq. Corp to West

May 31, 2006

Exhibit A

Summary of A/L Structure (Omaha Transaction)

To effect the recapitalization contemplated by the May 31, 2006 Merger Agreement, the Sponsors (i.e., THL /Quadrangle) will establish a transitory merger subsidiary. At closing, the Sponsors will invest up to $762.4 million1 into the transitory merger subsidiary before it is merged with and into Omaha. Omaha will survive the merger and continue as a Delaware corporation. Pursuant to the merger, Omaha’s certificate of incorporation will be amended to provide for two classes of common stock. In general, cash investors (i.e., the Sponsors and, to the extent they invest cash, management) and Founders will acquire a combination of Class L and Class A shares (in strips of eight A Shares and one L share) in exchange for cash or in respect of rollover shares. Supplemental management equity (restricted stock and option programs) is implemented with Class A shares/options only. Attached hereto as Exhibit C is an estimated capitalization table as of closing (after giving effect to the merger, Founder rollover, and senior executive stock purchases). General terms of these securities will be:

Class L Shares:

•	Each L Share is entitled to priority return preference amount equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate 12% IRR on that base amount from date of initial closing until the liquidation preference is paid in full. It is contemplated that at closing the Company will issue 10.1 mm Class L Shares.[2]

•	Each L Share also participates in upside on a per share basis. Because Omaha will issue or reserve approximately 10.1 mm Class L Shares and approximately 91.1 mm Class A Shares[3] this translates to the Class L Shares, as a class, participating in approx. 10% of upside. But that percentage would change over time as a result of future issuances, forfeitures of restricted stock or options that don’t vest, redemptions, etc. See description of distribution rights below.

Class A Shares:

•	Class A Shares behave like standard common stock. Class A Shares participate in upside after all debt and Class L preference amount and priority return is satisfied. Based on initial numbers, Class A Shares (including purchased A Shares, restricted A Shares issued under a new restricted stock program and A Shares issuable upon exercise of options under a new stock option program, looked at as a class) get approximately 90% of that incremental upside if all restricted shares vest and all options vest and are exercised. Again, percentages are not locked in.

1	This amount includes cash subscription amounts from THL and Quadrangle, and any co-investors. A portion of this amount will be subscribed for by T. Barker ($15mm), N. Berger and other senior executive officers at closing.
2	These 10.1 mm Class L Shares include: (i) approx. 7,624,000 L Shares issued as part of "purchased equity" for cash investments (in the case of sponsors, through cash capitalization of transitory merger co and then merger into Omaha; in the case of senior management in the form of cash reinvestment at closing), and (ii) approx. 2,500,000 L Shares to be issued to Founders as part of their rollover consideration and continuing equity interest in Omaha.
3	This 91.1 mm figure includes: (i) approx. 60,991,000 A Shares issued as part of "purchased equity" for cash investments (in the case of sponsors, through cash capitalization of merger co and in the case of senior management in the form of cash reinvestment at closing), (ii) 20,000,000 rollover equity shares to Founders, (iii) approximately 8,099,100 restricted A Shares to be issued to management under a restricted stock program and (iii) approximately 2,024,800 A Shares reserved for option plan.

•	Note that restricted stock program (representing approximately 8% of upside) and stock option program (representing approximately 2% of upside) are both for Class A Shares.

Voting: Each Share (whether Class A or Class L) is entitled to one vote per share on all matters on which stockholders vote, subject to Delaware law regarding class voting rights where charter amendments would affect the relative rights of different classes, etc. Also, a stockholder agreement will include various voting agreements (e.g., board representation and other governance rights to implement exit decisions approved by lead sponsor, etc.).

Distributions. Dividends and other distributions to stockholders in respect of Shares, whether as part of any ordinary distribution of earnings or as a leveraged recap or in the event of an ultimate liquidation and distribution of available corporate assets, are to be paid as follows. First, holders of Class L Shares are entitled to receive an amount equal to the Class L base amount of $90 per share plus an amount sufficient to generate a 12% IRR on that base amount, compounded quarterly from [closing date of merger], 2006 to the date of payment. (Because there will be approximately 10,123,900 Class L Shares issued at or about the time of closing, the aggregate liquidation preference of those shares starts at about $911 million.) Second, after payment of this preference amount and priority return to Class L holders, the holders of Class A Shares and Class L Shares participate together, as a single class, in any and all distributions by the Company.

Conversion of L Shares. Class L Shares automatically convert into Class A Shares immediately prior to an IPO. Also, the Board of Directors may elect to cause all Class L Shares to be converted into Class A Shares in connection with a transfer (by stock sale, merger or otherwise) of a majority of all Common Stock to a 3rd party (other than to THL and affiliates). In the case of any such conversion (whether on IPO or sale), if any unpaid Class L priority amounts (base $90/share plus accrued 12% IRR) remains unpaid at the time of conversion it will be “paid” in additional Class A Shares valued at the deal price (in case of IPO, at the IPO price net of underwriter’s discount); that is each Class L Share converts into a number of Class A Shares equal to (i) one plus (ii) a fraction, the numerator of which is the unpaid priority amount on such Class L Share and the denominator of which is the value of a Class A Share at the time of conversion.

May 31, 2006

Exhibit B

Summary of Management Equity Programs

Purchased Strips. As reflected on Exhibit C (sample capitalization table) and described in Exhibit A (description of A/L structure), Omaha will offer senior executive officers an opportunity to buy strips of Class A and Class L shares at closing. Parties anticipate that Tom Barker will subscribe for $15 mm.

Restricted Shares. Omaha will also adopt a new restricted stock program (representing approximately eight percent (8%)4 of “upside” after all debt and Class L preference amount and priority return is satisfied), pursuant to which it will be authorized to issue restricted stock (Class A shares) subject to vesting, as follows:

•	5-Year Time Vested Restricted Stock. Approximately one-third (33.33%) of all restricted stock grants will be subject to time vesting. These shares will vest at a rate of 20% per year over a period of 5 years from date of grant, subject to continuation of employment. These options will accelerate on Change of Control (as defined in Stockholders Agreement).

•	Performance-Based Restricted Stock. Remaining two-thirds (66.67%) of restricted stock awards will be subject to performance-based vesting calculated by reference to the Sponsors’ return on investment as of Exit Event (that is, Sponsor’s sale of at least 90% of Omaha Stock for cash or marketable securities5), and also subject to continuation of employment through Exit Event or for specified period thereafter, as follows:

(x) one-third of the performance-based restricted stock (i.e., about 22.22% of all awards) become eligible to vest if total return on Sponsor’s investment is greater than 2x and the IRR to Sponsors exceeds 15% (in each case, calculated after giving effect to restricted stock vesting arising as a result of such Exit Event); and

(y) a ratable portion of the remaining two-thirds of the performance-based restricted stock (i.e., about 44.45% of all awards) become eligible to vest if total return on Sponsor’s investment is more than 2x and IRR to Sponsors exceeds 15%, such ratable portion to be calculated on a straight-line method from (A) nothing for 2x return to (B) all for 3x return (all calculated after giving effect to restricted stock vesting arising as a result of such Exit Event);

provided, that (i) upon an Exit Event any unvested portion of performance-based awards will terminate, and (ii) in the event of an Exit Event prior to the 3rd year of grant (i.e., 3rd anniversary of closing under merger agreement), any performance-based awards that become eligible to vest under the foregoing formulae will be subject to a time-vesting requirement that the holder continue employment with Omaha through 3rd anniversary of grant (subject however to partial immediate vesting of those performance-earned portions tied to Sponsor liquidity, to be discussed and set forth in definitive docs.).

It is contemplated that the restricted A Shares issuable under this restricted stock plan will either be purchased by management (at the same FMV-based per share price paid by others at closing in connection with opening capitalization) or granted outright; and that the Company will provide a bonus to cover up-front 83(b) election-triggered tax on restricted stock grants. [To be discussed.]

4	Final 8% (restricted stock) / 2% (option plan) percentages subject to adjustment following further discussions among Sponsors and Tom Barker.
5	Discuss interplay with IPO.

Stock Option Program. Omaha will also adopt a new stock option program (representing approximately two percent (2%)6 of “upside” after all debt and Class L preference amount and priority return is satisfied), terms of which will be determined by its board of directors. It is currently contemplated that all options will be “non-qualified” stock options subject to time vesting over five years (although the board may, with CEO approval) elect to include performance vesting terms in connection with particular grants), that unexercised options will expire upon the earlier of a limited period (equal to period allowed under Company’s current stock option program) following termination of employment or 10th anniversary of grant, and that exercise/strike price of options will be equal to the fair market value of underlying shares on date of grant.

Put Rights. In the event a Management Holder dies, heirs / estate will have a right to put purchased (and, if applicable, rollover) Shares to the Company at FMV, subject to room / no default under credit agreement. Also, in the event a Management Holder has to leave employment under “hardship” situation (as determined by Board upon recommendation of CEO) the Board will cause the Company to use reasonable efforts to exercise its Call rights under the Stockholders Agreement to purchase at FMV all purchased (and, if applicable) rollover Shares held by such Management Holder, subject to room / no default under credit agreement.

Expenses. Company will pay reasonable fees / expense of Winston & Strawn, counsel to management, incurred in connection with implementation of foregoing management equity programs.

6	Final 8% (restricted stock) / 2% (option plan) percentages subject to adjustment following further discussions among Sponsors and Tom Barker.

May 31, 2006

Exhibit C

Projected Opening Capitalization (after Merger, Founder Rollover, Management Purchased Equity)

NB: All numbers subject to confirmation + change. They include assumptions to demonstrate one approach; and also assumes purchase prices of $1.25 per A Share and $90.00 per L Share. Although the $750 million aggregate purchase price for purchased shares should not change materially, the per share purchase prices for A + L Shares (and the allocation of total subscription amounts between L and A Shares) will be based on FMV and therefore may shift. Final allocations will be determined prior to closing.

Holder	Class L Shares	Class L Purchase Price		Class A Shares	Class A Purchase Price		Aggregate Shares (A + L)	Aggregate Purch. Price ($)		% ownership after preferred return
New Cash Investment[7]	7,623,900 L Shares		$686,151,000	60,991,100 A Shares		$76,238,880	68,615,000 total shares		$762,400,000	67.8%
Founder Rollover	2,500,000 L Shares	$	Imputed value 225,000,000	20,000,000 A Shares	$	Imputed value 25,000,000	22,500,000 total shares	$	Imputed value 250,000,000	22.2%
Management Equity Incentive Programs
Restricted Stock	n/a		n/a	8,099,100		Open	8,099,100		Open[8]	8.0%[9]
Option Pool Reserve	n/a		n/a	2,024,800			2,024,800			2.0%[8]
TOTALS	10,123,900 L Shares		$911,151,000	91,114,900 A Shares		$101,238,875	101,238,900 total shares		$1,012,400,000	100.0%

7	These amounts reflect equity commitment amounts from THL and Quadrangle at signing, and reflects understanding that Tom Barker will subscribe for $15 million of this New Cash Investment amount. Actual amounts may vary based on closing date debt amount, working capital shifts, etc.
8	Parties to discuss whether to incorporate restricted stock pool into purchased equity; or whether to grant outright.
9	Final size and allocation as between Restricted Stock Plan and new Stock Options subject to discussion among Sponsors and Tom Barker.

May 31, 2006

Exhibit D

Omaha: Summary of Stockholder Agreements

This term sheet describes proposed terms of agreements to be entered into among West Corporation (“Omaha”) and its stockholders at closing of the recapitalization transactions contemplated by the Agreement and Plan of Merger, dated on or about the date hereof, between Omaha and Omaha Acquisition Corp (the “Recapitalization Transactions”). At that time, Omaha would be the parent of [Omaha Intermediate Holdings, Inc.1 (“Midco”), which, in turn, would be the parent of] the various principal operating subsidiaries (the “Principal Operating Subsidiaries”). This proposal presumes that post-recapitalization equity will be approximately as follows at closing (before management incentive program(s)):

•	THL funds and related entities (collectively, “THL”) and Quadrangle funds and related entities (“Quadrangle” and, together with THL, the “Investors”) will acquire shares representing approximately [ ]%[2] of post-recapitalization equity;

•	Gary and Mary West (together with any family members, related trusts, etc., the “Founders”) will retain shares representing approximately [22]%[3] of post-recapitalization equity; and

•	Tom Barker and other Senior Executives will purchase at closing shares representing approximately [ ]%[4] of post-recapitalization equity.

These terms will be embodied in one or more stockholder, registrations rights or other agreements among Omaha, and its stockholders, including the Investors, the Founders and any employees who own equity in Omaha (the “Management Holders” and, together with the Investors and the Founders, the “Stockholders”).

Governance

Board of Directors:	The board of directors of Omaha will initially have six (6) members consisting of:

•	four (4) directors designated by THL Investors;

•	one (1) director designated by Quadrangle Investors;

•	CEO to serve as director (ex officio)

The Stockholders Agreement or the certificate of incorporation will provide for rights to designate directors, and for the required resignation of directors designated by the Investors in the event of a transfer of shares in accordance with the following.

So long as Quadrangle Investors own at least 25% of the shares initially purchased by them, the Quadrangle Investors will be entitled

1	Use of Midco is open for discussion, but might be helpful to preserve flexibility on financing structures, subject to not creating problems for recap accounting treatment.
2	Will be total equity minus Founder Rollover minus management equity.
3	Founder rollover will be at $250 mm level. Parties to discuss proportionate reduction in rollover, below $250mm level, if the total cash equity provided by new investors (including Investors, Tom Barker and other management investors, etc.) falls below $700mm.
4	Tom Barker to invest $15 million; other senior executives under discussion.

to designate one (1) director and one (1) non-director observer (pursuant to standard observer rights agreement).

So long as THL Investors own at least 5% of the shares initially purchased by them, the THL Investors right to designate directors will be determined as follows:

Ownership (remaining percentage of THL Group’s Initial Investor Shares)	No. of Directors
Greater than 50%	4
Between 30%—50%	3
Between 15%—30%	2
Between 5%—15%	1
Less than 5%	0

The thresholds contained above will automatically be adjusted downward proportionately in the event of any transaction that causes a substantially proportionate reduction in holdings of all of the Investors (e.g., a pro-rata redemption, reverse stock split or recapitalization), provided that no such adjustment will restore or increase the number of director designees to which an Investor is entitled. As the result of resignation of a director due to these sell-down provisions, the size of the board will be reduced or the resigning director will be replaced by an independent director.

For these purposes, an Investor’s holdings will be aggregated with those of its (i) related investment entities (as specified at closing), (ii) affiliated investment funds (including entities investing solely on behalf of the Investor or such funds and entities with common GP or advisor) or (iii) any entity that is directly or indirectly wholly-owned by such Investor or one or more of such funds (each, an “Affiliated Fund”).

Rights to the Investor’s board seats will be transferable by an Investor to any Affiliated Fund that holds shares, but otherwise will be transferable only with the consent of the other Investors.

The Investors will have the right to remove and replace their respective director-designees at any time and for any reason, and to fill any vacancies otherwise resulting in the director positions held by their respective designees; provided that if a Quadrangle designated director is a person other than a principal or employee of Quadrangle, then the election or appointment of such other person as a director will be subject to the approval of THL, which consent will not unreasonably be withheld.

For such time as the Investors own 50% or more of the voting shares of Omaha, all Stockholders will vote as a group to elect the board in accordance with the foregoing.

Information Rights	For so long as the Founders own more than 20% of the Shares retained by them after giving effect to the Recapitalization

Transactions, the Founders will, subject to entering into customary and reasonably satisfactory confidentiality agreement including covenant not to use or disclose confidential information of the Company, have customary information rights including rights to receive quarterly financial statements, annual business plan and budget and annual audited financial statements when available.

Certain Actions:

Prior to an IPO, all Stockholders (other than the Founders) will agree to vote as determined by the Investor Majority for so long as the Investors own Shares in an amount equal to at least 25% of the shares initially issued to them as part of the Recapitalization Transactions (the “Initial Investor Shares”) on the following actions to the extent that they require a vote of Omaha stockholders: (a) any Change of Control transaction; and (b) any amendment of the certificate of incorporation to the extent required to accommodate any of the foregoing transactions or any increase in authorized capital required in connection with conversion or proposed conversion of Class L Shares into Class A Shares. Subject to compliance with drag-along obligations (described below), the Founders would be free to vote shares on all matters in any manner they wish. As used herein, the term “Investor Majority” means the holders of a majority of all voting shares held by the Investors at any relevant time.

Change of Control:

A “Change of Control” will mean (i) any consolidation or merger of Omaha with or into any other entity, or any other corporate reorganization or transaction (including the acquisition of capital stock of Omaha), whether or not Omaha is a party thereto, in which the stockholders of Omaha immediately prior to such consolidation, merger or reorganization and their Affiliated Funds, own capital stock either (x) representing less than 50% of the economic interests in or voting power of Omaha or other surviving entity immediately after such consolidation, merger or reorganization or (y) that does not have the power to elect a majority of the entire board of directors of Omaha or other surviving entity immediately after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions, whether or not Omaha is a party thereto, after giving effect to which in excess of 50% of Omaha’ voting power is owned by any person or group of persons and their respective affiliates, other than the Investors, excluding, in any case referred to in clause (i) or (ii) any IPO or bona fide primary or secondary public offering following the occurrence of an IPO; or (iii) a sale, lease or other disposition of all or substantially all of the assets of Omaha and its Principal Subsidiaries (taken as a whole).

Pari Passu:

The Founder Shares and Investor Shares will be of the same Class(es) and, for each class without regard to whether owned by Founders or Investors, will be entitled to equal treatment in respect of Change of Control Transactions, dividends, distributions (whether by merger or otherwise), issuer repurchases of Shares or similar recapitalization transactions. In addition, Stockholders (including the Founders) will be entitled to the preemptive right, tag-along, drag-along, piggy-back and other registration rights and 144 sale coordination and notice rights described herein.

Limitations on Transfer

Transfer Restrictions:

Prior to the earlier of an IPO or Change of Control, no Stockholder may transfer shares to an entity that competes with Omaha or the Principal Operating Subsidiaries in any material respect without the consent of either (x) at such times as the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, the Investor Majority, and (y) at such times as the Investors own shares in an amount less than 25% of the Initial Investor Shares, the Board of Directors.

Prior to the earlier of an IPO or a Change of Control, no Stockholder may transfer shares without the consent of either (x) at such times as the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, the Investor Majority, and (y) at such times as the Investors own shares in an amount less than 25% of the Initial Investor Shares, the Board of Directors, in either case other than (i) transfers to Permitted Transferees (which may include Omaha), and (ii) transfers approved by the Investor Majority (or, if after the Investors own shares in an amount less than 25% of the Initial Investor Shares, the Board of Directors) and to which tag-along or drag-along provisions (described below) apply.

“Permitted Transferee” means, (i) with respect to an Investor, such Investor’s Affiliated Funds, (ii) with respect to any natural person, members of the immediate family of such person and (upon death) such persons heirs / estate, (iii) a trust or other entity formed for estate planning purposes or (iv) Omaha.

Permitted Transferees will be required to become party to the Stockholders Agreement with respect to those shares transferred. Shares that are transferred by an Investor to one of its Affiliated Funds will retain their character as Investor Shares under the Stockholders Agreement; Shares that are transferred by a Founder to his or her estate, immediate family member, or trust for estate planning purposes will retain their character as Founder Shares under the Stockholders Agreement; and Shares that are transferred by any Management Holder to his or her estate, immediate family member, or trust for estate planning purposes will retain their character as Management Shares under the Stockholders Agreement.

Rights of First Offer:

After an IPO and until such time as the Investors hold less than 20% of all outstanding shares, no Stockholder party to the Stockholder Agreement (other than THL Investors in a transfer to which Tag-Along Rights apply) may transfer shares (other than transfers to Permitted Transferees) without first offering to transfer the shares to the Investors on a pro rata basis (based on ownership at the time of the transfer). Customary ROFO mechanics of notice, offer, and term restrictions.

ROFO will not apply to Shares sold (i) in registered public offerings, which are covered in Registration Rights below or (ii) pursuant to Rule 144.

Tag-Along Rights:

Prior to an IPO, Stockholders will have the right to participate on a pro rata basis, on equivalent terms and conditions, in any transfer or series of related transfers by an Investor to a person who is not a Permitted Transferee.

Following an IPO, Investors and Founders will have the right to participate on a pro rata basis, on equivalent terms and conditions, in any block sale or other private transfer or series of related private transfers by an Investor or Founder to any person(s) who are not Permitted Transferees of the transferor, but not in any sales effected in broker transactions or directly with a market maker (as to which the 144 Sales Coordination and Notice provisions described below will apply) or any registered offering (as to which the Registration Rights provisions described below will apply).

All tag-along provisions will expire upon a Change of Control.

Drag-Along Rights:

If the Investor Majority proposes to transfer shares in a single transfer or series of related transfers that would (together with all shares being dragged along) result in a Change of Control at a time when the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, then the Investor Majority may cause all other Stockholders to transfer shares on the same terms and conditions as those received by the Investor Majority, provided that in the case of a sale to an Affiliate of any Investor the exercise of such Drag-Along rights will be subject to approval of the transaction by holders of a majority of shares held by unaffiliated Investors. Drag-Along rights will expire upon an IPO.

Tag and Drag Mechanics:

If at the time of a sale subject to tag-along or drag-along rights and obligations the Company has issued and outstanding shares of more than one class, then tag-along or drag-along percentages (as applicable) will be class-based (e.g., common shares on common shares, preferred shares on preferred shares, etc.) and will include any convertible securities on all relevant classes.

Each participating seller in a tag- or drag-along sale will (a) enter into such agreements as reasonably requested by the initiating seller to which the initiating seller is also party, including agreements to (i) make individual representations, warranties and covenants as to unencumbered title to the shares and the power to transfer such shares, (ii) be liable as to such representations, warranties and covenants, in each case to the same extent, but with respect to its own shares, as the initiating seller and (iii) vote in favor of or take other actions appropriate to approve the transaction; and (b) be liable to the same extent (on a pro rata basis) as the initiating seller in respect of other representations, warranties, covenants and agreements in respect of Omaha and its subsidiaries, provided that the aggregate amount of liability described in this clause (b) will not exceed the lesser of

(x) such seller’s pro rata portion of any such liability or (y) the proceeds to such seller in connection with the sale. In addition, in the case of a drag-along sale in which any Founder is required to sell by the Drag-Along rights described in the preceding section, Founder’s liability described in clause (b) (i.e., in respect of such other representations, warranties, covenants and agreements in respect of Omaha and its subsidiaries) will not exceed the lesser of (x) such Founder’s pro rata portion of any such liability or (y) one-third (33-1/3%) of the proceeds to such Founder in connection with the sale.

The Stockholders Agreement will contain other customary mechanics (e.g., exception from tag in stock-for-stock deal if inclusion of any unaccredited investor would violate law, require delivery of additional information, etc.).

144 Sales (Coordination and Notice):

Following an IPO, the Investors, the senior Management Holders and the Founders will use reasonable efforts to coordinate efforts to transfer shares pursuant to Rule 144 in a fashion that permits each to sell its pro rata share of any group volume limitation.

These coordination provisions may be suspended from time to time or terminated at the election of either (x) at any time when the Investors own shares in an amount not less than 25% of the Initial Investor Shares, at the election of the Investor Majority or (y) at any time after the Investors own less than 25% of the Initial Investor Shares, at the election of the holders of a majority of the Shares then subject to these coordination and notice provisions. During any suspension period, the Investor Majority (or, if applicable holders of a majority of the Shares then subject to these coordination and notice provisions) may elect to require the Investors, the senior Management Holders and the Founders to provide one another with advance notice of proposed transfers of shares pursuant to Rule 144, but no coordination of sales would be required.

Distributions to LPs:

Until the earlier of three years after an IPO and the time at which an Investor owns less than 5% of the outstanding shares, such Investor must provide at least 10 days’ prior notice to each other stockholders that then owns (individually or together with its Affiliated Funds or other affiliates) more than 5% of outstanding shares of any plans to distribute unregistered shares and use reasonable efforts to coordinate the timing of any such distribution with other Investors choosing to distribute unregistered shares at such time.

Miscellaneous

Participation Rights:

Prior to an IPO or a Change of Control, each Investor, Founder and (subject to customary exceptions for unaccredited investors, etc) Management Holder will be entitled to participate pro rata (based on shares owned) in primary offerings of equity or convertible debt of Omaha or any of its subsidiaries to any Investor or Founder, or any of their respective affiliates (it being agreed that Founders will be able to participate in such offerings on the same basis as Investors whether or not the offering is not primarily directed toward Investors).

Call Rights:

Prior to an IPO, the Company will have the right to purchase vested Shares held by Management Holders following termination of employment as follows: (x) In the event of a termination for cause, the Company will have a call right at the lower of cost or FMV with respect to incentive equity but not rolled over or purchased equity (for which only call right in (y) will apply); and (y) In the event of a termination of employment for any other reason (e.g., death, disability, voluntary resignation, involuntary termination without cause), the Company will have a call right all equity (including purchased, rollover equity, if any, or vested restricted stock or other incentive equity) at FMV.

All stock options or restricted securities that have not vested at the time of termination shall be forfeited to the Company.

Amendment & Waiver:

Amendments or waivers require the approval of holders of a majority of all shares held by parties to the stockholder agreements, with customary provisions for special approval requirements for amendments and waivers that discriminate by share designation or against particular Stockholders. The following shall require the approval of any Investor or Founder who would be adversely affected in any material respect thereby: (a) amending provisions related to transfer restrictions; (b) amending drag-along and tag-along provisions; (c) amending provisions affecting rights to demand or to participate in registered offerings or in other offerings by Omaha; and (d) reducing (pre-IPO) the number of directors that a Stockholder (or group) is entitled to designate or elect.

VCOC Rights:	Each Investor may enter into a standard VCOC management rights letter with Omaha[, Midco] and the Principal Operating Subsidiaries.

Registration Rights

Registration Rights:

The Investor Majority may exercise demand rights to cause an IPO. If there is a secondary offering of Shares in the IPO, the Founders will be able to also sell Shares in the IPO, in an amount equal to the greater of (x) the Founder’s pro rata share based on relative ownership and (y) $75 million of Shares (at IPO price). After the IPO, the Investor Majority will have (subject to piggyback registration rights described below) the first 3 demand registration rights post-IPO, and thereafter unlimited S-3 demand rights. Following the first 3 post-IPO registrations, any Investor or Founder may exercise demand registration rights, subject to the following: (i) not more than one demand in any 180 day period without consent of the Investor Majority; and (ii) each demand must be for at least $75 million unless otherwise consented to by Investor Majority. In addition, if within the first four years after an IPO the Investor Majority has not initiated 3 post-IPO demands, as described above, then notwithstanding the foregoing limitations any Investor and/or the Founders will have a right to exercise demand registrations, subject to the following: (i) not more than one demand in any 180 day period without consent of the Investor Majority; and (ii) each demand must be for at least $75 million unless otherwise consented to by Investor Majority. In addition, at such time after the IPO as the Investors no longer hold more than 25% of the Initial Investor Shares and have recouped in cash (from sale proceeds, dividends or other distributions paid in respect of Shares) 100% of their cost basis for all Shares (whether or not 3 post-IPO demands by the Investors have been made and whether or not any particular period of time has expired after the IPO), then any Investor or Founder may exercise demand registration rights, subject to the following: (i) not more than one demand in any 180 day period; and (ii) each demand must be for at least $75 million. All Stockholders (Investors, Founders and Management Holders) will be entitled to customary pro rata piggyback registration rights on public offerings of Omaha’ stock. All underwriter’s cutbacks will be on a pro rata basis for all selling Stockholders (based on relative ownership percentages), subject to underwriter determinations regarding marketability / pricing. In addition, after the fourth anniversary of the IPO, the Investors and Founders (or any subset or group thereof) may cause the Company to use reasonable efforts to file and cause to become effective a shelf registration statement on Form S-3 in respect of shares pursuant to which they may sell Shares in an underwritten shelf takedown or by other means, subject to standard blackout provisions (but in no event will the number of un-blacked-out days per year be less than 240 days), and only if and for so long as such shelf registration covers not less than $75 million worth of Shares

Omaha will pay reasonable expenses of Investors and Founders in connection with registrations and sale (other than underwriters’ discount and commissions).

Definitive agreement will include customary provision regarding cooperation in connection with public offerings, including agreements regarding entering into customary underwriting agreements, and providing reasonable assistance with respect to due diligence and road show presentations.

The foregoing terms, which will be embodied in a new registration rights agreement, will replace any pre-existing registration rights agreements (and prior registration rights agreements with Founders will be terminated).

Market Standoff:

Each Stockholder owning more than three percent (3%) of outstanding Shares will be bound by any lock-up agreement in connection with a public offering in the form and for the period entered into: (i) in the case of an IPO, by the Investor Majority, and (ii) otherwise, by the holders of a majority of the shares participating in the offering. The lock-up agreement will cover a period of no more than 90 days (180 days in the case of an IPO) plus such additional time (not to exceed 20 days) as may be required to permit the managing underwriters’ analyst to publish research updates; provided, that no holder will be obligated to be bound by a lock-up agreement unless the Investors that hold a majority of shares held by all Investors approve such lock-up agreement.

Termination of Rights:

Registration rights expire as to any share: (i) when the share ceases to be subject to the Stockholders Agreement, (ii) when the share is sold under an effective registration statement, (iii) when the share is sold under Rule 144 or 145, (iv) when disposition of such share is permitted under Rule 144 or 145 and the holder, together with its affiliates, holds no more than 1% of the applicable class or (v) when the share has been otherwise transferred, an unlegended certificate for the share has been issued and the share can thereafter be sold without registration.

Sponsor Management Agreement

General:

Omaha and the Principal Operating Subsidiaries will enter into a management agreement with the Investors’ respective management or advisory affiliates, with terms and conditions customary for transactions of this type.

Transaction Fees:

$40 million transaction fee in connection with the recapitalization transaction, split between THL management company and Quadrangle management company pro rata in proportion to the Investors’ share ownership at closing. Subsequent transaction fee of 1% of gross transaction value, shared between the Investors management companies in proportion to the Investors’ share ownership at the time the fee is paid.

Management Fee:

$4 million annual fee which will be paid quarterly in advance, shared between THL and Quadrangle management companies in proportion to the Investors’ share ownership at the time the fee is paid. Ten year evergreen term on management contract, terminable upon IPO, change of control or at election of Investor Majority, subject in each case to termination fee equal to net present value (based on ten-year treasury rate at time) of 7-years’ of annual management fees.

Founder Restrictive Covenants Agreement

General:

Founders will enter into a confidentiality, non-competition and non-solicitation agreement pursuant to they: (i) agree to maintain confidentiality of proprietary information and (ii) until the later of 3 years from closing or such time as the Founders no longer own more than 10% of outstanding Shares, (x) agree not to directly or indirectly compete with the Company or its subsidiaries or advise or otherwise assist their competitors, and (y) agree not to solicit or hire current or former employees (other than the Founders’ personal assistant and subject to a right to hire former employees who have not been employed by the Company or any of its subsidiaries for a period of more than 12 months), solicit customers or encourage customers to terminate or change their relationship with the Company and its subsidiaries.

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of May 31, 2006, is made by and among Gary L. West and Mary E. West (each individually, a “Stockholder” and, collectively, the “Stockholders”), and Omaha Acquisition Corp., a Delaware corporation (“Newco”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Newco and West Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Newco with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholders beneficially own, or have, individually or together, complete investment authority over, and have, individually or together (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite their name on Schedule A attached hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which such Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, but excluding any securities sold under the terms of the Sales Plan (as defined in Section 4.2) prior to termination thereof in accordance with the provisions of such Section, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Newco to enter into the Merger Agreement, Newco has required that the Stockholders agree, and in order to induce Newco to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending co be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

VOTING AGREEMENT

Section 1.1 Voting Agreement. The Stockholders hereby agree that during the Voting Period (as defined below), at any meeting of the stockholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, the Stockholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its subsidiaries (other than pursuant to the Merger) or any other Takeover Proposal. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof. The Stockholders agree that, during the Voting Period, they will not, in their capacity as stockholders of the Company, act by written consent on any matter.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to each Stockholder as follows:

Section 2.1 Valid Existence. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to This Agreement. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Newco and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3 No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Newco for the execution and delivery of this Agreement by Newco and the consummation by Newco of the transaction contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Newco as follows:

Section 3.1 Authority Relative To This Agreement. Such Stockholder has the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto and, subject to any applicable provisions of state law, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 No Conflict.

(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which such Stockholder is a party; except for violations, breaches or defaults that would not impair the ability of such Stockholder to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements of the Securities and Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not impair the ability of such Stockholder to perform its obligations hereunder.

Section 3.3 Ownership Of Shares. As of the date hereof, except as set forth in Schedule A hereto, such Stockholder has good and marketable title to and is the record or beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Schedule A hereto free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Covered Shares.

Section 3.4 Stockholder Has Adequate Information. Such Stockholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Newco and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Newco has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.5 No Setoff. To the knowledge of such Stockholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

Section 3.6 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, such Stockholder makes no express or implied representation or warranty with respect to such Stockholder, the Covered Shares, or otherwise.

ARTICLE IV.

COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as follows:

Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Newco or as otherwise provided in this Agreement, during the term of this Agreement, such Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law), any Covered Shares. Promptly following the date hereof, Stockholder and Newco shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Newco or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by a Stockholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares. Notwithstanding anything to the contrary in this Section 4.1, the parties hereby agree that any sales of securities pursuant to the Sales Plan the Stockholders entered into with Goldman, Sachs & Co. on November 29, 2005 (the “Sales Plan”) prior to the termination of such Sales Plan in accordance with the terms of Section 4.2 shall be permissible under the terms hereof.

Section 4.2 Termination of Sales Plan. The Selling Stockholders hereby agree to terminate the Sales Plan promptly after the date hereof, and in any event within five (5) business days following the date hereof.

Section 4.3 Public Announcement. Each Stockholder shall consult with Newco before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, in its capacity as a stockholder of the Company, except as may be required by law.

Section 4.4 Additional Shares. Stockholder shall as promptly as practicable notify Newco of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

Section 4.5 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, Newco hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict any Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of the Company. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her duties as a director or officer of the Company or any subsidiary thereof. Each Stockholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares and no action taken by such Stockholder in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Board of Directors of the Company or a committee thereof making an Adverse Recommendation Change (as such term is defined in the Merger Agreement) or resolving or publicly proposing to make any such change, or (iv) written notice of termination of this Agreement by Newco to Stockholders (such date of termination, the “Termination Date”); except that the provisions of Article V shall survive any such termination.

Section 5.2 Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Newco contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

Section 5.3 Fees And Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

if to Newco:

Omaha Acquisition Corp.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Telephone:

Facsimile:

Attn:

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Telephone: (617) 951-7000

Facsimile: (617) 951-7050

Attn: David C. Chapin, Esq.

 Shari H. Wolkon, Esq.

if to the Stockholders:

Gary L. West and Mary E. West

c/o West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

with copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Attn: James C. Morphy, Esq.

 Audra D. Cohen, Esq.

Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attn: Thomas B. Barker

with copies to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Attn: Frederick C. Lowinger, Esq.

 Paul L. Choi, Esq.

and

Potter Anderson & Corroon LLP

Hercules Plaza

1313 North Market Street

Wilmington, Delaware 19801

Telephone: (302) 984-6000

Facsimile: (302) 658-1192

Attn: Michael D. Goldman, Esq.

Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Newco may assign all or any of its rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. However, if after the execution hereof and before the Termination Date the Stockholders should die or become incapacitated, this Agreement shall be binding on the Stockholders’ estate or other legal representative.

Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.11 Specific Performance; Submission To Jurisdiction. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which the parties are entitled at law or in equity under this Agreement.

(b) The parties hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).

Section 5.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.14 Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Newco and the Stockholders have caused this Agreement to be duly executed on the date hereof.

OMAHA ACQUISITION CORP.

By:	/S/ ANTHONY DINOVI
Name: Anthony DiNovi
Title: Vice President

STOCKHOLDERS:

GARY L. WEST

/s/ Gary L. West

MARY E. WEST

/s/ Mary E. West

Schedule A

Stockholder	Shares of Common Stock	Options to Purchase Common Stock	Warrant to Purchase (x) Shares of Common Stock
GARY L. WEST AND MARY E. WEST	39,312,363[1]	—	—
GARY L. WEST	200,000	—	—
MARY E. WEST	200,000	—	—

[1]	Shares held in joint tenancy with right of survivorship. Includes 4,800,000 shares registered to Goldman, Sachs & Co. under the terms of a pledge, and 1,725,000 shares pledged to Wells Fargo, in each case, in which the Stockholders retain the voting rights of such shares. Gary L. West and Mary E. West also own 20,756.77 Stock Units.

Annex C

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

May 31, 2006

The Board of Directors

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of West Corporation (the “Company”), other than holders of Rollover Shares and Founders Shares, of the $48.75 per Share in cash to be received by such holders (the “Public Merger Consideration”) pursuant to the Agreement and Plan of Merger, dated as of May 31, 2006 (the “Agreement”), between Omaha Acquisition Corp. (“Newco”), a corporation newly formed by affiliates of Thomas H. Lee Partners, L.P. (“THL”) and Quadrangle Group LLC (“Quadrangle”), and the Company. Pursuant to the Agreement, at the Effective Time, each Founders Share will be converted into the right to receive $42.83 in cash (the “Founder Merger Consideration”) and each Rollover Share will be converted into shares of the common stock of the Surviving Corporation. Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead manager of a secondary public offering of common stock for the founders of the Company in October 2005; financial advisor to the Company on its June 2005 acquisition of the conferencing related assets of Sprint Corporation; and financial advisor to the Company on its May 2003 acquisition of InterCall Inc. We are currently providing and have in the past provided certain investment banking services for THL or its affiliates including having acted (i) as a participant in a bank loan for Simmons Company, a portfolio company of an affiliate of THL, in May 2006, (ii) as financial advisor to Metris Companies Inc., a portfolio company of an affiliate of THL, in its sale to HSBC Holdings plc in December 2005, (iii) as lead underwriter in the sale of common stock of Endurance Specialty Holdings Ltd., a portfolio company of an affiliate of THL, in August 2005, (iv) as joint lead manager of the initial public offering of common stock of Refco Inc., a portfolio company of an affiliate of THL, in August 2005, (v) as financial advisor to TransWestern Holdings, L.P. (“TransWestern”), a portfolio company of an affiliate of THL, in its sale to Yell Group plc in July 2005, (vi) as participant on the bank loan for TransWestern in June 2005, (vii) as joint lead manager of the initial public offering of common stock of Warner Music Group Corp. (“Warner Music Group”), a portfolio company of an affiliate of THL, in May 2005, (viii) as co-manager of a bank loan for FairPoint Communications, Inc. (“FairPoint”), a portfolio company of an affiliate of THL, in February 2005, (ix) as financial advisor to United Industries Corporation, a portfolio company of an affiliate of THL, in its sale to Spectrum Brands, Inc. in February 2005, (x) as manager on the initial public offering of common stock of FairPoint in February 2005, (xi) as co-manager on Simmons Company’s senior notes offering in December 2004, (xii) as joint lead manager on a senior subordinated notes offering for Warner Music Group, in December 2004, and (xiii) and as a participant in a bank loan for TransWestern in August 2004. In addition, we have invested, and may invest in the future, together with affiliates of THL, in various enterprises from time to time including having provided mezzanine financing for THL’s investment in National Waterworks Holding, Inc. and Progressive Moulded

C-1

Products Limited in 2004. In addition, Goldman Sachs or its affiliates have invested funds in partnership interests of affiliates of THL. We have also invested, and may invest in the future, together with affiliates of Quadrangle, in various enterprises, including having invested in Cequel Communications, LLC in 2004. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, THL, Quadrangle and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates of THL and Quadrangle for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communication services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due nor are we expressing any opinion regarding the Founder Merger Consideration or the exchange ratio with respect to the Rollover Shares. In rendering our opinion, we have taken into account the results of the process that began at the end of 2004 and ended in mid-2005 during which a number of strategic and financial third parties were contacted in connection with a potential business combination transaction with the Company.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Public Merger Consideration to be received by the holders of Shares (other than holders of Rollover Shares and Founders Shares) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
GOLDMAN, SACHS & CO.

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Annex D

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

May 31, 2006

Special Committee of the Board of Directors

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Members of the Special Committee:

We understand that West Corporation (the “Company”) and an affiliate (the “Buyer”) of Thomas H. Lee Partners propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 31, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Buyer with and into the Company. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than those shares owned by Gary and Mary West (the “Rollover Investors”), including those of the Rollover Investors’ shares that are exchanged for shares of the stock of the Buyer (the “Rollover Shares”), shares held in treasury, or held by the Buyer or any wholly-owned subsidiaries of the Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive $48.75 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 5.8 million of the outstanding shares of the Company Common Stock held by the Rollover Investors will be exchanged for shares of common stock of the Buyer. We note that the Rollover Investors and the Buyer intend to enter into a voting agreement and a separate definitive agreement relating to, among other things, the transfer and voting of the Rollover Shares together, (the “Rollover Investors Agreements”) in connection with the Merger.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock other than the Rollover Investors pursuant to the Merger Agreement is fair from a financial point of view to such holders other than the Rollover Investors.

For purposes of the opinion set forth herein, we have:

i.	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii.	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii.	reviewed certain financial projections of the Company prepared by the management of the Company;

iv.	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v.	reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

vi.	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii.	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii.	participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;

ix.	reviewed the Merger Agreement, the Rollover Investors Agreements, the financing agreements between the Buyer and certain lending institutions, substantially in the form of the drafts dated May 31, 2006 (the “Financing Agreements”) and certain related documents; and

x.	performed such other analyses and considered such other factors as we have deemed appropriate.

D-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the Buyer will obtain financing for the Merger in accordance with the terms set forth in the Financing Agreements and that the transactions contemplated by the Rollover Investors Agreements will be consummated in accordance with their terms. We have relied upon, without independent verification, the assessment by the management of the Company of (i) the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products and services, (ii) the Company’s ability to retain key employees of the Company and (iii) the strategic rationale for the Merger. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. This opinion does not address the fairness of any consideration to be received by the Rollover Investors pursuant to the Merger Agreement or the Rollover Investors Agreements. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, which is contingent upon rendering of this financial opinion. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of the Buyer. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of the Buyer or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock other than the Rollover Investors pursuant to the Merger Agreement is fair from a financial point of view to such holders other than the Rollover Investors.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ James M. Head

James M. Head

Managing Director

D-2

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Sec. 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WEST CORPORATION

West Corporation, a Delaware corporation (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and that:

A. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 22, 1994. Under that original Certificate of Incorporation, the name of the Corporation was “West InfoServices, Inc” and such name was subsequently changed to West TeleServices Corporation. A restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 2000, changing the name of the Corporation to West Corporation.

B. The Corporation, by the following resolutions duly adopted by its Board of Directors by unanimous written consent on the [            ] day of [            ], 2006, determined to merge Omaha Acquisition Corp. with and into the Corporation upon the terms and conditions therein set forth:

RESOLVED: That pursuant to Section 251 of the General Corporation Law of the State of Delaware, Omaha Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, merge with and into the Corporation, with the Corporation being the surviving corporation in such merger (the “Merger”); and further

RESOLVED: That the Merger be effective upon filing of the related Certificate of Merger with the Secretary of State of Delaware; and further

RESOLVED: That upon the effectiveness of the Merger, the Amended and Restated Certificate of Incorporation of the Corporation shall read as follows:

1. Name. The name of this Corporation is West Corporation.

2. Registered Office. The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is five hundred million (500,000,000) shares, consisting of:

(a) Four Hundred Million (400,000,000) shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); and

(b) One Hundred Million (100,000,000) shares of Class L Common Stock, par value $0.001 per share (“Class L Common Stock”).

The Class A Common Stock and the Class L Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, powers, preferences, privileges, qualifications, limitations and restrictions set forth below.

4.2. Definitions. As used in this Section 4, the following terms have the following definitions:

4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

4.2.2 “Applicable Price per Share” shall mean, (a) at or immediately prior to the Public Offering Time, the Public Offering Price and (b) otherwise, a fraction the numerator of which is the excess, if any, of (i) the aggregate value of all Common Stock of the Corporation over (ii) the aggregate Remaining Class L Minimum Payment Amount with respect to all shares of Class L Common Stock outstanding and the denominator of which is the aggregate number of shares (on a fully diluted basis) of Class A Common Stock and Class L Common Stock (treating each share of Class A Common Stock as one share and each share of Class L Common Stock as a number of shares equal to the Class L Conversion Constant). For the purpose of clause (b)(i) above, (x) if all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid by the Corporation and its subsidiaries in connection with such Realization Event and (y) if some but less than all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be extrapolated based on the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid by the Corporation and its subsidiaries in connection with such Realization Event, with a proportionate adjustment as determined by the Board of Directors in good faith.

4.2.3 “Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.4 “Class L Base Amount” shall mean $90.00.

4.2.5 “Class L Conversion Constant” shall mean, at any time as of which it is to be determined, one, adjusted as provided in Section 4.7 below.

4.2.6 “Class L Conversion Factor” shall mean, at any time as of which it is to be determined, the sum of

(i) the Class L Conversion Constant

plus

(ii) the quotient obtained by dividing

(a) the Remaining Class L Minimum Payment Amount

by

(b) Applicable Price per Share,

all determined at such time.

4.2.7 “Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including without limitation any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock, (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (d) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the board of directors of the surviving corporation or its parent corporation.

4.2.8 “Initial Public Offering” shall mean the initial public offering and sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation for cash pursuant to an underwritten initial public offering of such shares registered on Form S-1 (or any successor form under the Securities Act of 1933) with the Securities and Exchange Commission.

4.2.9 “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

4.2.10 “Public Offering Price” shall mean the price per share to be received by the Corporation or selling stockholders in connection with the sale of shares of Class A Common Stock to the public in the Initial Public Offering (taking into account any subdivision, increase or combination of the Corporation’s common stock in connection with the public offering), net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

4.2.11 “Public Offering Time” shall mean the time immediately prior to the determination of the Public Offering Price by the Corporation in respect of the initial sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation pursuant to the Initial Public Offering and prior to any transfer of beneficial ownership of such shares in such offering.

4.2.12 “Qualified Institutional Investor” shall mean Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, Quadrangle Capital Partners II LP, Quadrangle Capital Partners II-A LP, Quadrangle Select Partners II LP, and any of their respective Affiliates.

4.2.13 “Realization Event” shall mean a Transfer of a majority of the outstanding Common Stock other than a Transfer to a Qualified Institutional Investor.

4.2.14 “Remaining Class L Minimum Payment Amount” shall mean, with respect to any share of Class L Common Stock at any time the amount that would then be required to be distributed with respect to such share pursuant to Section 4.6.1 in order for no further Distributions to be payable with respect to such share pursuant to Section 4.6.1.

4.2.15 “Transfer” shall mean a sale, transfer or other disposition for value.

4.3. Shares Identical. Except as otherwise provided in this Section 4, for purposes of this Section 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

4.4. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share of Common Stock being entitled to one vote on all matters to be voted on by the stockholders.

4.4.1 Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.

4.4.2 Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, the number of authorized shares of any class or series of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote by class.

4.5. Directors. The number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be six or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in Section 4.5.2.

4.5.1 Each director shall be entitled to one vote on all matters to be voted on by the directors. The directors shall vote together as a single class on all matters to be voted on by the directors.

4.5.2 Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the outstanding shares of the Common Stock. The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors or otherwise. Any such vacancy shall automatically reduce the Number of Directors pro tanto, until such time as the holders of Common Stock shall have elected a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.

4.6. Distributions. All Distributions shall be made to the holders of Common Stock in the following order of priority:

4.6.1 First, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section 4.6.1 an amount equal to the Class L Base Amount plus an amount sufficient to generate an internal rate of return thereon equal to twelve percent (12%) per annum, compounded quarterly. Such internal rate of return shall be calculated in accordance with accepted financial practices, treating the Class L Base Amount of each share as having been paid for such share on [            ], 20061 and each Distribution with respect to the Class L Common Stock as having been made on the date it is actually paid by the Corporation. The Board of Directors will have the authority to make, in good faith, any determinations required in connection with such calculations.

4.6.2 Second, after the full required amount of Distributions have been made pursuant to Section 4.6.1 above, all holders of the shares of Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Common Stock; provided that for purposes of this Section 4.6.2, each share of Class L Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class L Conversion Constant.

All Distributions pursuant to Sections 4.6.1 and 4.6.2 shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held by such holders.

1	Insert actual Closing Date.

4.7. Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class L Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, any outstanding Class A Common Stock unless a proportional adjustment is made to the Class L Conversion Constant. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

4.8. Mandatory Conversion of Class L Common Stock.

4.8.1 Conversion in Connection with Public Offering. Immediately prior to the Public Offering Time, without any action by the Board of Directors or any stockholder of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion.

4.8.2 Conversion in Connection with a Realization Event. At any time, in connection with a Realization Event, upon a vote of the Board of Directors approving conversion of the Class L Common Stock, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion; and such vote may be taken prior to such Realization Event provided that the effectiveness thereof and the conversion of shares effected thereby are conditioned and made effective upon the occurrence of such Realization Event.

4.8.3 Fractional Shares, etc. Upon conversion under Section 4.8.1 or 4.8.2 above, fractional shares shall be converted into equivalent fractional shares of Class A Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors). No Distributions shall be or become payable on any shares of Class L Common Stock pursuant to Section 4.6 at or following such conversion. From and after such conversion, such shares of Class L Common Stock shall be retired and shall not be reissued, and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class L Common Stock shall be eliminated.

4.9. Effect of Conversion. Upon conversion of any share of Class L Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class L Common Stock, the rights of the holder thereof as such shall cease, other than the right to receive, when and if payable, any Distributions declared in respect of Class L Common Stock and unpaid as of the time of conversion (excluding any such Distribution pursuant to Section 4.6.1 solely to the extent the Remaining Class L Minimum Payment Amount shall not have been reduced at or prior to the time of conversion in respect of such Distribution); the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of the Class A Common Stock.

4.10. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph (or any executive officer of the Corporation), its (or his or her) own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.11. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

4.12. Prohibition on Distributions Constituting Taxable Events. Notwithstanding anything to the contrary in this Section 4, the Corporation shall not, without the written approval of the holders of a majority of the shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock, pay any dividend or make any other distribution on any share of capital stock or other security or interest in the Corporation other than Class L Common Stock, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (a) an increase of the Remaining Class L Minimum Payment Amount, (b) a conversion of the Class L Common Stock into Class A Common Stock or (c) an adjustment of the Class L Conversion Factor a taxable event to the holders of the Class L Common Stock. No amendment to the provisions of this Section 4.12 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock.

5. Election of Directors. The election of directors need not be by written ballot unless the Bylaws shall so require.

6. Authority of Directors to Change Bylaws. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7. Liability of Directors. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. Indemnification. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 8 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

9. Records. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

10. Meeting of Stockholders of Certain Classes. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

11. Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this Section 11 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

12. Opt Out of DGCL 203. This Corporation shall not be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by                 , its                 , this         day of             , 2006.

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Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

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A Issues

The Board of Directors recommends a vote FOR the following proposals.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha Acquisition Corp. and West (we refer to this agreement as it may be amended from time to time as the merger agreement), which provides for the merger of Omaha Acquisition Corp. with and into West, with West continuing as the surviving corporation, and the conversion of each outstanding share of common stock of West (other than shares held by Gary and Mary West, certain shares held by certain members of management who have elected to invest in the surviving corporation and any shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) into the right to receive $48.75 per share in case, without interest. Pursuant to the merger agreement, Gary and Mary West, directors of West and holders of approximately 56% of the outstanding West common stock, will convert approximately 85% of their West common stock, or approximately 33.8 million shares, into the right to receive $42.83 per share in cash, without interest, and their remaining 15%, or approximately 5.8 million shares, will be converted into shares of the surviving corporation.

2. To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

In accordance with their discretion, the proxies are authorized to vote upon all other matters that may properly come before said Special Meeting and any adjournment or postponement thereof.

Mark this box with an X if you have made comments below.

B Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign as name appears here. Joint owners should each sign the proxy card.

Date (mm/dd/yyyy) Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box

Title and authorization Title and authorization

0 1 0 6 2 5 1 3 U P X C O Y +

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For Against Abstain

For Against Abstain

Proxy—West Corporation

THIS PROXY IS SOLICITED BY WEST CORPORATION’S BOARD OF DIRECTORS FOR THE OCTOBER 23, 2006 SPECIAL MEETING.

The undersigned stockholder appoints each of Thomas B. Barker and David C. Mussman attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of common stock of West Corporation that the undersigned would be entitled to vote at the above Special Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors of West Corporation.

The Board of Directors recommends a vote FOR Proposal 1, 2 and 3.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

To vote using the Internet

• Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 10:00 a.m., Central Time, on October 23, 2006. THANK YOU FOR VOTING